Filed Pursuant to Rule 424(b)(3)
Registration No. 333-55392

          Dear Vialog stockholder:

          On October 1, 2000, Genesys S.A. and Vialog Corporation signed a merger agreement and related agreements providing for the acquisition of Vialog by Genesys. The combination of Genesys and Vialog will create the world’s largest specialist provider of conferencing services, based on 1999 revenues, and will provide a platform for the development of the data conferencing and Internet conferencing activities of the combined companies.

          We are asking you to vote on the proposed merger. Vialog’s board of directors has approved the merger agreement and unanimously recommends that you vote in favor of the merger.

If the merger is approved, for each Vialog share you own, you will receive:
0.5126 Genesys American Depositary Shares, subject to adjustment as described below. You will not receive fractional Genesys ADSs, but will instead receive a cash payment. Each Genesys ADS represents one-half of one Genesys ordinary share.

The number of Genesys ADSs you will receive can be adjusted based on:
The average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris during the ten trading days ending two trading days before the Vialog stockholders meeting. Depending on the average Genesys share price, you will receive the number of Genesys ADSs per Vialog share indicated below:

U.S.$ Equivalent of Average Genesys Share Price	Genesys ADSs Delivered per Vialog Share
Over U.S.$ 69.8587	0.4366
Over U.S.$ 59.5092, up to U.S.$ 69.8587	U.S.$ 30.5017/Average Genesys Share Price
Over U.S.$ 43.9851, up to U.S.$ 59.5092	0.5126
Over U.S.$ 33.6356, up to U.S.$ 43.9851	U.S.$ 22.5447/Average Genesys Share Price
Less than U.S.$ 33.6356	0.6703

The average Genesys share price on February 8, 2001 was:	€ 46.04 (U.S.$ 43.22) per Genesys ordinary share, on the Nouveau Marché of Euronext Paris.
If the exchange ratio were based on this average Genesys share price, you would receive, for each Vialog share, 0.5216 Genesys ADSs, worth U.S.$ 11.27 on the basis of this average
Genesys share price. On February 8, 2001, the Vialog closing price was U.S.$ 9.65 per
Vialog share on the American Stock Exchange

The Genesys ADSs will be listed on:	The Nasdaq Stock Market under the symbol “GNSY.” The Genesys ordinary shares underlying the Genesys ADSs will be listed on the Nouveau Marché of Euronext Paris.

The Vialog stockholders meeting will take place:	On March 23, 2001 at 10:00 a.m. local time, at the Renaissance Bedford Hotel, 44 Middlesex
Turnpike, Bedford, Massachusetts. You must be a stockholder on the record date of February
9, 2001 in order to vote at the meeting. You may either attend the meeting or vote by proxy using the procedures outlined in this document.

If you want more information, you can call:	Corporate Investor Communications, Inc., at (800) 809-5942. You can also call Vialog or Genesys at the numbers set forth on page 4.

          This proxy statement / prospectus provides you with detailed information concerning Genesys, Vialog and the merger. We encourage you to read this document carefully, including the section entitled “Risk Factors” that begins on page 18.

          We encourage you to complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person. Your vote is very important.

          /s/    François Legros
          President and CEO
          Genesys S.A.
/s/ Kim A. Mayyasi
President and CEO
Vialog Corporation

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this proxy statement / prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This proxy statement / prospectus is dated February 12, 2001 and is first being mailed to Vialog stockholders on or about February 14, 2001.

Notice of Special Meeting of Stockholders
to be held on March 23, 2001

          Notice is hereby given that a special meeting of stockholders of Vialog Corporation, a Massachusetts corporation, will be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts on March 23, 2001, at 10:00 a.m., local time, for the following purposes:

1.
To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization by and among Vialog Corporation, Genesys S.A. and ABCD Merger Corp., dated as of October 1, 2000, and the merger described in the combined Vialog/Genesys proxy statement and prospectus, as declared effective by the Securities and Exchange Commission.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/ prospectus.

2.
To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including any adjournments or postponements of the special meeting to solicit additional proxies to approve and adopt the Agreement and Plan of Merger and Reorganization and the merger.

          Only holders of Vialog common stock at the close of business on February 9, 2001 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

          The affirmative vote of the holders of two-thirds of the outstanding shares of Vialog common stock entitled to vote at the meeting is required to approve the merger agreement and the merger. Stockholders who owned of record approximately 7.44% in the aggregate of the outstanding shares of Vialog common stock as of February 1, 2001 have agreed to vote to approve the merger agreement and the merger.

          The accompanying proxy statement / prospectus and its annexes contain information regarding the merger, the merger agreement, Vialog, Genesys and related matters. That information is incorporated by reference in and forms a part of this notice.

          Massachusetts law provides stockholders entitled to vote on the merger “dissenter’s” or “ appraisal” rights. These rights allow a stockholder who objects to the merger, and who has complied with the specific procedures outlined in chapter 156B of the General Laws of Massachusetts, to receive a judicially determined value for his or her stock in lieu of the consideration provided for in the merger agreement between Vialog and Genesys. To exercise these rights:

•	a stockholder must file with Vialog a written objection to the approval of the merger and the merger agreement before the stockholders’ vote on the approval of the merger and the merger agreement;

•	the stockholder’s shares must not be voted in favor of the merger and the merger agreement; and

•
within 20 days after the date a notice has been mailed to the stockholder informing him or her that the merger is effective, the stockholder must demand in writing from Vialog payment for his or her stock.

          Stockholders are encouraged to read sections 88 to 98 of chapter 156B of the General Laws of Massachusetts for a more detailed description of their appraisal rights and the procedures required to preserve those rights.

/s/ David L. Lougee

David L. Lougee
Clerk
February 12, 2001
Bedford, Massachusetts

QUESTIONS AND ANSWERS
ABOUT THE MERGER

Q.	When and where is the special meeting?

A.	The Vialog special meeting is scheduled to take place on March 23, 2001 at 10:00 a.m., local time, at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts.

Q.	Has the Vialog Board approved the merger?

A.	Yes. The board of directors of Vialog has unanimously approved the merger.

Q.	How do I vote?

A.
After you have carefully read this proxy statement / prospectus, mail your signed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Vialog special meeting. You may also vote in person at the Vialog special meeting. If your shares are held in “street name” through a broker, bank or other financial institution, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.

Q.	May I change my vote?

A.
Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed written notice of revocation or proxy card before the Vialog special meeting or by voting in person at the Vialog special meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me without my instructions?

A.
No. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares in favor of the merger will be the equivalent of voting against the merger.

Q.	What if I plan to attend the meeting in person?

A.	Genesys and Vialog recommend that you cast your vote in advance in any event by sending in your proxy.

Q.	When do you expect the merger to be completed?

A.
Genesys and Vialog expect to complete the merger promptly after receiving the Vialog stockholder approval at the Vialog special meeting. Genesys and Vialog expect the merger to occur during the first calendar quarter of 2001.

Q.	Should I send in my stock certificates now?

A.
No. After the merger is completed, The Bank of New York, acting as exchange agent, will send you instructions that will explain how to exchange your Vialog stock certificates for Genesys ADSs and cash for any fractional Genesys ADS you would otherwise receive.

Q.	Can I call anyone if I have further questions?

A.	If you have more questions about the merger, you should contact:

          Corporate Investor Communications, Inc.
          Tel: (800) 809-5942

You may also contact the following persons at Vialog or Genesys:

          Vialog Corporation
          Michael E. Savage
          Chief Financial Officer
          32 Crosby Drive
          Bedford, MA 01730
          Tel: (781) 761-6200

          Genesys S.A.
          Pierre Schwich
          Chief Financial Officer
          Le Régent, 4 rue Jules Ferry
          BP 1145
          34008 Montpellier Cedex 1
          France
          Tel: +33-4-67-06-27-55

SUMMARY

The Companies

Genesys S.A.
Le Régent, 4 rue Jules Ferry
BP 1145
34008 Montpellier Cedex 1
France
+33-4-67-06-27-67

          Genesys is one of the world’s leading independent specialist providers of interactive group communications services and applications, based on 1999 revenues. Founded in 1986 to develop automated audio conferencing services, Genesys today provides enhanced audio conferencing, video conferencing, data collaboration, and Web-based services and applications. Genesys believes it has the broadest global presence among all full-service independent group communications specialists, providing service to more than 10,000 businesses in 14 countries in Europe, North America, Australia and Asia. Genesys’ global presence, comprehensive product offering and commitment to innovation have allowed it to attract the business of some of the world’s largest users of group communications services. In the first half of 2000, Genesys generated revenues of € 41.8 million, earnings before interest, taxes, depreciation and amortization (EBITDA) of € 6.9 million and a net loss of € 2.4 million, after generating revenues of € 48.0 million, EBITDA of € 6.8 million and a net loss of € 3.8 million for the full year in 1999. Genesys incurred net losses in each of the three years ended December 31, 1999 and in the first half of 2000.

          Genesys is a French société anonyme. Its shares are listed on the Nouveau Marché of Euronext Paris, and it has applied for quotation of its ADSs on the Nasdaq Stock Market under the symbol “GNSY.”

Vialog Corporation
32 Crosby Drive
Bedford, MA 01730
(781) 761-6200

          Vialog Corporation is a leading independent provider of value-added conferencing services in the United States, including audio, video and Internet conferencing services. Vialog believes it is the largest company in North America focused solely on conferencing services, with four operating centers, state-of-the-art digital conferencing technology, an Internet portal site (www.webconferencing.com) and an experienced national sales force. Vialog believes it differentiates itself from its competitors by providing innovative products, superior customer service and an extensive range of enhanced and customized conferencing solutions. It has built a large, stable customer base ranging from Fortune 500 companies to small institutions. Customers also include several major long distance telecommunications providers that have outsourced their conferencing services. During 1999, Vialog provided services to more than 6,000 customers representing over 32,000 accounts.

          Vialog has a limited operating history. Since its founding on January 1, 1996, Vialog has grown substantially, primarily through acquisitions. In the first nine months of 2000, Vialog generated revenues of U.S.$ 57.8 million, EBITDA of U.S.$ 12.2 million and a net loss of U.S.$ 6.0 million, after generating revenues of U.S.$ 68.6 million, EBITDA of U.S.$ 9.8 million and a net loss of U.S.$ 12.1 million for the full year in 1999. Vialog incurred net losses in each of the four fiscal years ended December 31, 1999, and in the first nine months of 2000. On November 12, 1997, Vialog acquired six private conference service bureaus. On February 10, 1999, Vialog completed an initial public offering of its common stock and acquired three additional private conference service bureaus. Vialog is a Massachusetts corporation. Its shares are quoted on the American Stock Exchange under the symbol “VX.”

The Merger

General

          If the merger is approved by the stockholders of Vialog and the other conditions described below are met, Vialog will become a wholly-owned subsidiary of Genesys. A copy of the merger agreement is attached as Annex A. You should read it completely.

Merger Consideration (page 53)

          Vialog stockholders will receive Genesys ADSs in exchange for their shares of Vialog common stock in the merger. Each Genesys ADS represents one-half of a Genesys ordinary share. The ratio of Genesys ADSs per share of Vialog common stock is referred to throughout this proxy statement / prospectus as the “exchange ratio.”

          The exchange ratio will be 0.5126 Genesys ADSs for each share of Vialog common stock. This ratio is subject to adjustment if the average closing price of Genesys’ ordinary shares during the ten trading days ending two days before the Vialog stockholders meeting is less than U.S.$ 43.9851 or more than U.S.$ 59.5092. The adjustment formula is described beginning on page 53 of this proxy statement / prospectus.

          The following table summarizes the number and approximate value of the ADSs you will receive for each share of Vialog common stock you own, based on a range of values for the average closing price for the Genesys shares.

Average Genesys Share Price (U.S.$ equivalent)	Genesys ADSs Delivered per share of Vialog common stock	Approximate value of the Genesys ADSs delivered per share of Vialog common stock(1)
$25	0.6703	$ 8.38
$30	0.6703	$10.06
$35	0.6441	$11.27
$40	0.5636	$11.27
$45	0.5126	$11.53
$50	0.5126	$12.82
$55	0.5126	$14.10
$60	0.5084	$15.25
$65	0.4693	$15.25
$70	0.4366	$15.28
$75	0.4366	$16.37

(1)	Calculated based on the average Genesys share price set forth in the first column.

          Based on U.S.$ 43.22, the U.S. dollar equivalent of the average Genesys share price calculated as of February 8, 2001, the value of the merger consideration is estimated to be approximately U.S.$ 11.27 per share of Vialog common stock. This corresponds to a total of approximately U.S.$ 111.6 million, based on the 9,902,496 shares of Vialog common stock outstanding as of February 1, 2001. In addition, in connection with the merger, Genesys will arrange financing to enable Vialog to refinance approximately U.S.$ 90 million of its indebtedness, giving the merger a total transaction value of approximately U.S.$ 201.6 million as of February 8, 2001.

           As a result of the merger, former stockholders of Vialog will hold, directly or through Genesys ADSs, approximately 21.5% of Genesys’ outstanding shares on a fully-diluted basis, assuming that the exchange ratio is not adjusted to take into account variations in the Genesys share price and without giving effect to the Genesys shares to be issued in connection with the acquisition of Astound Incorporated, which Genesys expects to complete in March 2001. The Astound acquisition is described in greater detail beginning on page 115 of this proxy statement / prospectus. After giving effect to the merger and the 1.0 million Genesys shares to be issued in connection with the acquisition of Astound, former stockholders of Vialog will hold, directly or through Genesys ADSs, approximately 20.2% of Genesys’ outstanding shares on a fully-diluted basis, again assuming no adjustment in the exchange ratio. If the exchange ratio is adjusted, former Vialog stockholders will hold between 18.9% and 26.4% of Genesys outstanding shares, without giving effect to the acquisition of Astound, and between 17.7% and 24.8% of Genesys outstanding shares, after giving effect to the acquisition of Astound.

          Genesys will not issue fractional Genesys ADSs in the merger. Instead, all fractional Genesys ADSs you would otherwise receive will be aggregated and you will receive a cash payment for the fractional share amount remaining after aggregation. You will be paid cash, without interest, equal to the product obtained by multiplying that remaining fractional share amount by the average Genesys share price used to determine the exchange ratio.

Recommendation of Vialog Board (page 38)

          The Vialog board of directors believes that the merger and the merger agreement are advisable, fair to and in the best interests of Vialog and its stockholders and recommends that Vialog’s stockholders vote for the approval of the merger agreement and the merger.

          In reaching its determination, the Vialog board of directors consulted with Vialog’s management, as well as its financial advisor and legal counsel, and gave significant consideration to a number of factors bearing on its decision.

          The Vialog board believes that the proposed merger would afford Vialog and its stockholders the following benefits:

•
As of September 29, 2000, the date Vialog’s board approved the Genesys transaction, the purchase price per Vialog share to be paid by Genesys represented a 50.5% premium over the closing price of Vialog shares on that date. This premium compared favorably to the 32.7% mean premium previously paid in transactions reviewed by Vialog’s investment bankers which involved companies in related industries.

•	Vialog stockholders will have an ongoing equity interest in a much larger company with approximately 16,000 customers and operations in 14 countries in Europe, North America, Australia, and Asia.

•	The synergies of Vialog and Genesys resulting from the merger are expected to have a beneficial effect on profitability.

•	Vialog’s board believes that Genesys’ much larger trading float gives Genesys greater exposure in, and access to, the global equity and debt markets.

•
Vialog’s investment bankers estimated that Genesys’ revenues and net income would grow at a compound annual rate that is greater than the estimated compound annual growth rate of revenues and net income for Vialog.

•
As part of the transaction, Genesys will arrange financing to enable Vialog to refinance on more favorable terms its U.S.$ 75 million 12 3 /4% Series B Senior Notes due November 15, 2001 and Vialog’s U.S.$ 15 million loan facility with Coast Business Credit.

Opinion of Vialog Financial Advisor (page 39)

          In June 2000, the Vialog board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a sale of Vialog. On September 29, 2000, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Vialog board of directors that as of such date, and based upon and subject to the assumptions stated therein, the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders.

Genesys’ Strategy After the Merger (page 48)

          The acquisition of Vialog is a key part of Genesys’ strategy to become the world’s leading provider of group communications services and applications in terms of both market share and technology. Acquiring Vialog will allow Genesys to significantly expand its customer base in the United States and to market its broad line of services and global presence to Vialog’s large portfolio of clients, which includes some of the world’s largest users of group communications services. Genesys expects that the merger will bring the combined company significant opportunities to reach goals that neither Genesys nor Vialog could have achieved on its own. After the merger, Genesys intends to exploit these opportunities by doing the following:

•	offering global services to Vialog’s customer base;

•	continuing to encourage Vialog customers to migrate to automated audio conferencing;

•	taking advantage of Vialog’s existing customer relationships and U.S. sales force to introduce Genesys’ new services;

•	increasing its research and development expenditures; and

•	exploiting the combined company’s size to improve margins.

Management After the Merger (page 52)

          After the merger, Kim A. Mayyasi, currently President and Chief Executive Officer of Vialog, will remain as Chief Executive Officer of Vialog. The board of directors of Vialog will be reconstituted to consist of persons designated by Genesys, and Genesys executives will be named to the management team of Vialog. The management of Genesys will not be changed by the merger. After the merger, Genesys will nominate an individual designated by Vialog and acceptable to Genesys for election as a director of Genesys.

Tax Treatment (page 81)

          It is the opinion of Cadwalader, Wickersham and Taft, counsel to Vialog, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

          Generally, if the merger qualifies as a reorganization for U.S. federal income tax purposes and you are a U.S. person, you will not recognize gain or loss with respect to the Vialog common stock you exchange for Genesys ADSs in the merger. You generally will recognize gain or loss with respect to cash received in lieu of fractional interests. The aggregate tax basis of the Vialog common stock you surrender will become the aggregate tax basis of the Genesys ADSs you receive, adjusted to take into account any cash paid in lieu of fractional interests in Genesys ADSs.

          If the merger does not qualify as a reorganization for U.S. federal income tax purposes, you will be treated as having sold your Vialog common stock in a taxable sale. In this case, you will recognize capital gain or loss attributable to the sale equal to the difference between any cash and the fair market value of the Genesys ADSs received and your tax basis in the Vialog common stock surrendered.

           For more information concerning the U.S. and French tax consequences of the merger, see “Material Tax Considerations” beginning on page 81 of this proxy statement / prospectus.

Accounting Treatment (page 91)

          The acquisition of Vialog by Genesys is being accounted for by Genesys under the “purchase” method of accounting under accounting principles generally accepted in both the United States and France. Under the purchase method, the purchase price of Vialog will be allocated to the assets and liabilities acquired from Vialog. The excess of the purchase price over the fair value of Vialog’s net tangible assets is required to be recorded as goodwill and identifiable intangible assets (including assembled workforce and customer relationships) that Genesys will have to amortize. The total amount of goodwill and identifiable intangible assets relating to the merger is estimated to be approximately € 223.9 million, which will be amortized on a straight line basis over four to five years for assembled workforce, five to 10 years for customer relationships and 20 years for goodwill, resulting in annual amortization charges of approximately € 16.7 million. These amortization charges will reduce the net income of Genesys and may extend the time needed for Genesys to reach profitability. The recently-announced acquisition of Astound, if completed, will give rise to an additional amount of goodwill and identifiable intangible assets estimated at approximately € 69.8 million. This amount will be amortized on a straight line basis for periods ranging from 3 to 5 years depending on the nature of the intangible assets, resulting in an additional annual amortization expense of approximately € 15.7 million. Taken together with the amortization charges resulting from the merger with Vialog, these charges will significantly increase Genesys’ net loss, and may further extend the time needed for Genesys to reach profitability.

No Solicitation of Competing Transactions (page 59)

          Vialog has agreed not to:

•	solicit, initiate, encourage or facilitate any inquiry, offer or proposal with any third party regarding an acquisition or business combination of Vialog; or

•
engage in discussions or negotiations with, or disclose any non-public information to, a third party seeking to engage in such a transaction unless the Vialog board of directors determines in good faith that an unsolicited proposal would be reasonably likely to result in a transaction more favorable to Vialog’s stockholders than the merger with Genesys.

          Vialog must inform Genesys of any acquisition proposal from a third party and promptly furnish to Genesys copies of any written acquisition proposal or a written statement with respect to any non-written acquisition proposal. Vialog must also notify Genesys within one calendar day if the Vialog board decides that Vialog should provide non-public information to a potential acquiror.

          Vialog may terminate the merger agreement if its board of directors concludes in good faith, on the advice of its outside legal counsel and financial advisor, that a pending acquisition proposal is reasonably likely to result in a transaction more favorable to Vialog’s stockholders than the merger with Genesys.

Termination Fee (page 61)

          Vialog will be required to pay to Genesys a termination fee of U.S.$ 5.25 million if an alternative acquisition proposal is made and not publicly withdrawn and:

•	Vialog terminates the merger agreement to accept the alternative acquisition proposal;

•	Genesys terminates the merger agreement because the Vialog board of directors withdraws or adversely modifies its recommendation in favor of the merger; or

•	Vialog signs an alternative acquisition agreement within 12 months of a termination of the merger agreement that is due to:

•	lack of Vialog shareholder approval; or

•	failure of the transaction to close prior to May 15, 2001, subject to limited exceptions.

Comparative Rights Of Shareholders Of Genesys And Vialog (page 69)

          As a result of the merger, your Vialog common stock will be converted into the right to receive Genesys ADSs. Genesys is a société anonyme organized under the laws of the Republic of France, and there are differences between the rights of Vialog stockholders and the rights of holders of Genesys ADSs and Genesys ordinary shares. These differences are discussed in greater detail in the section of this proxy statement / prospectus entitled “Comparison of Shareholders Rights” beginning on page 69 of this proxy statement / prospectus. In addition, as a foreign private issuer under the U.S. securities laws, Genesys will not be subject to the SEC’s proxy rules under Section 14 of the Securities Exchange Act of 1934 or to the short-swing public disclosure rules of Section 16 of that Act, unlike domestic U.S. issuers such as Vialog. Once it becomes a reporting company under the Exchange Act, Genesys intends to comply with its periodic reporting requirements under the Exchange Act by filing annual reports on SEC Form 20-F and by submitting interim reports on SEC Form 6-K as required.

SUMMARY FINANCIAL DATA

Summary Financial Data of Genesys

          The following summary financial data for each year in the three year period ended December 31, 1999 are derived from consolidated financial statements of Genesys which have been prepared in accordance with accounting principles generally accepted in the United States and have been audited by Ernst & Young Audit, independent auditors. The selected financial data for the years ended December 31, 1995 and 1996 are derived from unaudited financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The selected financial data for the six month periods ended June 30, 1999 and 2000 have been derived from the unaudited interim consolidated financial statements of Genesys that are included elsewhere in this proxy statement / prospectus. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements, related notes, and other financial information included in this proxy statement / prospectus. Genesys derived the amounts shown below from the consolidated financial statements, which have been translated into euros using the exchange rate fixed for French francs and euros on January 1, 1999. Note 2 to the consolidated financial statements explains how the amounts were translated. In the table below, U.S. dollar amounts have been translated for your convenience at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	Year ended December 31,						Six months ended June 30,
	1995	1996	1997	1998	1999	1999	1999	2000	2000
	(in thousands, except share and per share data)
Consolidated statement of operations data:
Revenue:
Services	€ 3,757	€ 4,963	€ 8,205	€ 18,311	€ 47,159	$ 44,273	€ 15,548	€ 41,306	$ 38,778
Products	179	74	726	910	836	785	353	449	421

Total revenues	3,936	5,037	8,931	19,221	47,995	45,058	15,901	41,755	39,199
Cost of revenue:
Services	887	1,000	2,196	7,517	20,606	19,345	6,068	18,829	17,677
Products	120	45	471	656	596	559	273	430	404

Total cost of revenue	1,007	1,045	2,667	8,173	21,202	19,904	6,341	19,259	18,081

Gross profit	2,929	3,992	6,264	11,048	26,793	25,154	9,560	22,496	21,118
Operating expenses:
Research and development	659	894	1,043	910	1,629	1,529	734	1,320	1,239
Sales and marketing	1,255	1,596	2,903	5,747	10,344	9,711	3,641	7,646	7,178
General and administrative	981	917	2,603	4,004	12,091	11,351	3,402	10,150	9,528
Amortization of goodwill and other intangibles	—	—	300	1,396	3,216	3,019	1,018	2,484	2,332

Total operating expenses	2,895	3,407	6,849	12,057	27,280	25,610	8,795	21,600	20,277

Operating income (loss)	34	585	(585)	(1,009)	(487)	(456)	765	896	841
Interest and other income (expense), net	(43)	(58)	(251)	(335)	(2,083)	(1,956)	25	(1,990)	(1,869)

Income (loss) before income taxes and minority interest	(9)	527	(836)	(1,344)	(2,585)	(2,426)	790	(1,162)	(1,092)
Income tax expense	(13)	(399)	(349)	(293)	(1,253)	(1,177)	(686)	(1,214)	(1,139)
Minority interest	125	64	(40)	—	—	—	—	—	—

Net income (loss)	€ 103	€ 192	€ (1,225)	€ (1,637)	€ (3,838)	$ (3,603)	€ 104	€ (2,376)	$ (2,231)

Basic and diluted net income (loss) per share	€ 0.06	€ 0.10	€ (0.51)	€ (0.39)	€ (0.60)	$ (0.57)	€ 0.02	€ (0.35)	$ (0.33)
Weighted average number of ordinary shares outstanding	1,838,322	1,839,672	2,388,504	4,209,669	6,374,278	6,374,278	6,117,702	6,789,214	6,789,214

	December 31,						June 30,
	1995	1996	1997	1998	1999	1999	2000	2000
	(in thousands)
Consolidated balance sheet data:
Total current assets	€ 1,808	€ 2,610	€ 11,242	€ 25,408	€ 32,194	$ 30,223	€ 89,387	$ 83,918
Total assets	3,366	4,238	34,777	51,620	122,890	115,369	188,662	177,117
Total current liabilities	1,757	1,964	6,754	8,172	19,500	18,306	29,874	28,047
Total long-term liabilities	242	550	12,665	7,382	62,056	58,259	57,717	54,185
Total shareholders’ equity	1,250	1,376	15,358	36,066	41,334	38,804	101,071	94,885

Summary Financial Data of Vialog

          The following table presents summary historical consolidated financial data of Vialog that are derived from Vialog’s historical consolidated financial statements for the periods indicated. Vialog’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The financial statements for the years ended December 31, 1997, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000, are included in documents that are incorporated by reference into this proxy statement / prospectus. The data for the year ended December 31, 1996 have been derived from audited Vialog financial statements which are not incorporated by reference in this proxy statement / prospectus. See “Where You Can Find More Information” beginning on page 177 of this proxy statement / prospectus.

          In November 1997, Vialog consummated agreements to acquire six private conference service bureaus, all of which became wholly-owned subsidiaries of Vialog. Prior to November 12, 1997, Vialog did not conduct any operations, and all activities conducted by it related to the acquisitions and the completion of financing transactions to fund the acquisitions.

	Year ended December 31,				Nine months ended September 30,
	1996	1997	1998	1999	1999	2000
					(unaudited)
	(in thousands of dollars, except share and per share data)
Consolidated Statement of Operations Data
Net revenues:	$ —	$ 4,816	$ 46,820	$ 68,629	$ 50,915	$ 57,787
Cost of revenues, excluding depreciations	—	2,492	24,321	32,387	24,190	25,144
Selling, general and administrative expenses	1,308	7,178	15,196	23,442	17,111	20,406
Depreciation expense	0	273	2,835	4,190	3,006	3,963
Amortization of goodwill and intangibles	0	306	2,490	4,060	2,828	3,158
Non-recurring charges	0	8,000	1,200	2,982	2,982	—
Operating income (loss)	(1,308)	(13,433)	778	1,568	798	5,116
Interest income (expense), net	1	(1,866)	(12,629)	(13,524)	(10,101)	(10,600)
Loss before income taxes	(1,307)	(15,299)	(11,851)	(11,956)	(9,303)	(5,484)
Income tax benefit (expenses)	522	(522)	(26)	(164)	(100)	(525)
Net loss	$ (785)	$ (15,821)	$ (11,877)	$ (12,120)	$ (9,403)	$ (6,009)

Net loss per share — basic and diluted	$ (0.38)	$ (5.48)	$ (3.27)	$ (1.53)	$ (1.23)	$ (0.64)

Weighted average shares outstanding	2,088,146	2,889,005	3,632,311	7,947,333	7,627,620	9,341,200

	December 31,				September 30,
	1996	1997	1998	1999	2000
					(unaudited)
	(in thousands of dollars)
Consolidated Balance Sheet Data
Cash and cash equivalents	$ 337	$ 9,567	$ 232	$ 547	$ 1,709
Working Capital (deficit)	(249)	7,259	(2,378)	(3,923)	(7,202)
Total Assets	1,263	75,083	69,266	99,221	105,585
Total long-term debt, including current portion (1)	—	71,936	75,654	78,159	79,838
Stockholders’ equity (deficit)	287	(4,882)	(16,592)	5,043	(384)

(1)	Net of unamortized original issue discount of U.S.$ 4.2 million, U.S.$ 3.1 million, U.S.$ 2.0 million and U.S. $ 1.2 million at December 31, 1997, 1998, and 1999, and September 30, 2000 respectively.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

          The following summary unaudited pro forma condensed consolidated financial information, prepared in accordance with accounting principles generally accepted in the United States is intended to provide Vialog stockholders with an idea of what the results of operations and financial position of the combined business of Genesys and Vialog might have looked like if the merger and other significant acquisitions of Genesys had occurred on an earlier date. For more detailed information, you should read “Unaudited Pro Forma Financial Information.”

          The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not show what the results of operations and the financial position of the combined business of Genesys and Vialog would have been if the merger with Vialog and other significant acquisitions had actually occurred on the dates assumed. This information also does not indicate what the future operating results or consolidated financial position of the combined business of Genesys and Vialog will be. In the table below, U.S. dollar amounts have been translated for your convenience at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	Year ended December 31, 1999		Six months ended June 30, 2000
	(in thousands, except share and per share data)
Statements of operations data:
Net revenue	€ 133,766	$ 125,580	€ 84,201	$ 79,048
Cost of revenue	62,069	58,270	39,679	37,251

Gross profit	71,697	67,310	44,522	41,797
Operating expenses:
Research and development	3,626	3,404	2,200	2,065
Selling, general and administrative	67,238	63,123	33,920	31,844
Amortization of goodwill and other intangibles	37,305	35,022	19,212	18,036
Non recurring charges	2,798	2,627	—	—

Total operating expenses	110,967	104,176	55,332	51,945

Operating loss	(39,270)	(36,866)	(10,810)	(10,148)
Interest and other income (expense), net	(11,804)	(11,082)	(6,720)	(6,309)
Equity in loss of affiliated company	(15)	(14)	(68)	(64)

Loss before income taxes and minority interest	(51,089)	(47,962)	(17,598)	(16,521)
Income tax expense	(1,716)	(1,611)	(1,556)	(1,461)

Net loss	€ (52,805)	$ (49,573)	€ (19,154)	$ (17,982)

Basic and diluted net loss per share	€ (5.04)	$ (4.73)	€ (1.76)	$ (1.65)
Weighted average number of ordinary shares outstanding	10,472,718	10,472,718	10,887,654	10,887,654

	June 30, 2000
	(in thousands)
Balance sheet data:
Total current assets	€ 83,238	$ 78,144
Total assets	505,830	474,873
Total current liabilities	57,414	53,899
Total long-term liabilities	145,034	136,159
Total shareholders’ equity	303,382	284,815

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

          The following table sets forth historical per share data for Genesys and Vialog for the year ended December 31, 1999 and the six months ended June 30, 2000 and the equivalent pro forma per share information on an unaudited pro forma basis after giving effect to the merger. Book value per share is computed by dividing shareholders’ equity by the number of shares outstanding at the end of each period. The equivalent pro forma per share data was calculated by multiplying the pro forma data including Vialog by an exchange ratio of 0.5216 Genesys ADS for each share of Vialog common stock. You should read this information together with Genesys’ and Vialog’s consolidated financial statements and the unaudited pro forma condensed consolidated financial information included in this proxy statement / prospectus. The equivalent pro forma per share information does not necessarily indicate the operating results or financial position that would have been achieved if the merger had occurred on the first day of the period presented, nor does it necessarily indicate the future operating results or financial position of Genesys or Vialog. In the table below, U.S. dollar amounts have been translated for your convenience at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	Genesys historical	Genesys pro forma		Vialog historical	Vialog Equivalent pro forma
Year ended December 31, 1999
Net loss per share
Basic and diluted	€ (0.60)	€ (5.04)	$(4.73)	€ (1.76)	€ (2.63)	$(2.47)

Six months ended June 30, 2000
Book value per share	12.28	24.60	23.10	0.32	12.83	12.05
Net loss per share
Basic and diluted	(0.35)	(1.76)	(1.65)	(0.27)	(0.92)	(0.86)

COMPARATIVE MARKET PRICE INFORMATION

Genesys

          Genesys’ share capital consists of one class of shares. The principal trading market for the Genesys ordinary shares is the Nouveau Marché of Euronext Paris (Sicovam code: 3955) Genesys has applied for the Genesys ADSs to be quoted on the Nasdaq Stock Market under the symbol “GNSY” effective at the date of the merger.

          The table below shows, for the calendar quarters indicated, the high and low closing prices per Genesys ordinary share and the average daily trading price of the Genesys ordinary shares, all as reported on the Nouveau Marché of Euronext Paris. In the table below, U.S. dollar amounts have been translated for your convenience at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	High		Low
	€	$	€	$
2001
First Quarter (through February 8, 2001)	51.50	48.35	44.50	41.77

2000
Fourth Quarter	56.10	52.67	48.50	45.53
Third Quarter	62.70	58.86	40.20	37.74
Second Quarter	63.60	59.71	32.00	30.04
First Quarter	79.50	74.64	30.00	28.16

1999
Fourth Quarter	37.00	34.74	15.70	14.74
Third Quarter	19.78	18.57	13.01	12.21
Second Quarter	14.50	13.61	9.90	9.29
First Quarter	14.45	13.57	9.99	9.37

1998
Fourth Quarter	12.04	11.30	8.54	8.02

          As of February 7, 2001, Genesys had 9,536,492 shares outstanding. There were 9,018 shareholders of record on October 24, 2000.

Vialog

          Vialog’s outstanding share capital consists only of common stock, par value U.S.$ 0.01 per share. Vialog is authorized to issue preferred stock, but none is outstanding. On February 10, 1999, Vialog completed an initial public offering of its common stock. From February 8, 1999 to December 9, 1999, its common stock was quoted on the Nasdaq Stock Market’s National Market under the symbol “VLOG.” Since December 10, 1999, Vialog’s common stock has been quoted on the American Stock Exchange under the symbol “VX.” Prior to the initial public offering, there was no established public trading market for Vialog’s common stock.

           The table below shows the quarterly high and low closing prices per share of Vialog’s common stock for the period from February 8, 1999, the date Vialog’s common stock was first quoted on the Nasdaq Stock Market, through February 8, 2001.

	High	Low
2001
First Quarter (through February 8, 2001)	$ 9.90	$ 8.875

2000
Fourth Quarter	10.9375	9.375
Third Quarter	8.8125	3.8125
Second Quarter	6.0625	2.875
First Quarter	7.75	3.00

1999
Fourth Quarter	4.125	2.8125
Third Quarter	4.50	2.625
Second Quarter	6.00	3.50
First Quarter (from February 8)	6.1875	3.75

          As of February 1, 2001, Vialog had 9,902,496 shares of common stock outstanding. There were 140 stockholders of record on February 1, 2001.

Implied Equivalent Per Share Value

          The following table shows:

•	the last reported sale price of one share of Vialog common stock, as reported on the American Stock Exchange,

•	the last reported sale price of one Genesys ordinary share, as reported on the Nouveau Marché of Euronext Paris in euros and converted into dollars, and

•	the implied equivalent per share value for one share of Vialog common stock determined as if the merger had been completed,

in each case, on September 29, 2000, the last full trading day prior to the public announcement of the merger, and on February 8, 2001, the most recent practicable trading day prior to the date of this proxy statement / prospectus. The implied equivalent per share values have been determined based upon the prices for Genesys ordinary shares on such dates and the exchange ratio for each share of Vialog common stock corresponding to the average Genesys share price calculated on those dates.

          In the table below, U.S. dollar amounts have been translated for your convenience at the rate of $0.9388 per euro, the Noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	Last reported sale price Vialog	Last reported sale price Genesys	Implied equivalent per share value of one share of Vialog common stock
September 29, 2000	$ 8.8125	$ 56.85	$ 13.71
February 8, 2001	9.65	42.25	11.27

          Vialog stockholders should obtain current market quotations for Genesys ordinary shares and shares of Vialog common stock before making a decision with respect to the merger.

RISK FACTORS

          By voting in favor of the merger, you will be choosing to invest in Genesys ADSs. An investment in these securities involves risk. In addition to the other information contained in this proxy statement / prospectus, in deciding how to vote, you should consider carefully the risks associated with owning Genesys ADSs following the merger.

Risks Relating to the Merger

Genesys and Vialog may not successfully integrate their operations, which could result in a failure of the combined company to realize the potential benefits of the merger.

          In order for the merger to be successful, Genesys and Vialog must integrate the operations and technologies of the two companies and manage geographically dispersed operations. Among the challenges involved in this integration will be demonstrating to Genesys and Vialog customers that the merger will not result in an adverse change in customer service standards or business focus and persuading Genesys’ and Vialog’s personnel that the Genesys and Vialog business cultures are compatible. The integration process will be expensive and time-consuming and may strain the combined company’s management and other resources. The integration of Genesys’ and Vialog’s operations will require, among other things:

•	educating the employees of each company about the technologies and products of the other company;

•	integrating the two companies’ product offerings;

•	integrating the two companies’ customer databases and their billing, management and information systems;

•	coordinating or combining Genesys’ and Vialog’s product development efforts and their sales and marketing organizations; and

•	aligning the strategic plans of two previously independent management teams.

          The difficulties of this integration may be increased by the geographical separation of Genesys and Vialog and their respective employees. Integration will require the dedication of management resources that may distract management’s attention from the day-to-day business of the combined company. If Genesys and Vialog fail to integrate their businesses quickly and efficiently, they may not realize the benefits they expect from the merger.

The merger may result in a loss of Genesys or Vialog customers or strategic alliances and have a negative impact on the combined company’s business.

          Although Genesys and Vialog are not currently aware of any loss of customers or strategic partners due to the proposed merger, it is common following mergers for customers and partners to reconsider their relationships. As a result of the merger, some customers, potential customers or strategic partners may not continue to, or may decide not to, do business with Genesys or Vialog. Customers who do not believe that the transaction will be favorable to their relationship with Genesys or Vialog in terms of the future quality of products and services or otherwise may decide to terminate or diminish in some way their relationship with Genesys or Vialog. Potential customers or strategic partners of Genesys or Vialog may delay entering into, or decide not to enter into, business relationships with the combined company. Any loss of business from these customers or potential customers or strategic partners may result in a material adverse effect on the combined company’s business and results of operations, as the combined company may lose significant revenue that Genesys or Vialog might otherwise have received if the merger had not occurred.

If Genesys and Vialog do not integrate their technology quickly and effectively, many of the potential benefits of the merger may not be realized.

          The business of both Genesys and Vialog depends on the smooth functioning of the technology used by the two companies to provide audio conferencing, video conferencing, data conferencing and Web-based services. Part of the rationale for the merger is to allow the combined company to provide integrated, global services to multinational customers. In order to obtain the benefits of this strategy, Genesys must make Vialog’s technology, products, services and billing, management and information systems operate together with Genesys’ technology, products, services and billing, management and information systems. Genesys and Vialog cannot assure you that they will be able to do this quickly or effectively. Genesys may be required to spend additional time or money on technology integration that would otherwise be spent on developing its business and services or other matters. If Genesys does not integrate the technology effectively or if management spends too much time on integration issues, it may not realize the benefits it expects from the merger.

The merger may result in a loss of important Genesys or Vialog employees.

          Genesys may lose some of Vialog’s or its own important employees following the merger. Competition for qualified management, engineering and technical employees in the interactive group communications industry is intense. Genesys and Vialog have different corporate cultures, and Vialog employees may not want to work for a non-U.S. based company. In addition, competitors may recruit employees prior to the merger and during integration. As a result, employees of Genesys, Vialog or the combined company could leave with little or no prior notice. Genesys and Vialog cannot assure you that the combined company will be able to attract, retain and integrate employees following the merger. If the combined company cannot attract, retain and integrate employees following the merger, it will be more difficult to provide quality service, to grow the business and to realize the expected benefits of the merger.

Merger related accounting charges may delay and reduce Genesys’ profitability.

          The acquisition of Vialog by Genesys is being accounted for by Genesys under the “purchase” method of accounting under accounting principles generally accepted in both France and the United States. Under the purchase method, the purchase price of Vialog will be allocated to the assets and liabilities acquired from Vialog. The excess of the purchase price over the fair value of Vialog’s net tangible assets is required to be recorded as goodwill and identifiable intangible assets (including assembled workforce and customer relationships) that Genesys will have to amortize. The total amount of goodwill and identifiable intangible assets relating to the merger is estimated to be approximately € 223.9 million, which will be amortized on a straight line basis over four to five years for assembled workforce, five to 10 years for customer relationships and 20 years for goodwill, resulting in annual amortization charges of approximately € 16.7 million. These amortization charges will reduce the net income of Genesys and may extend the time needed for Genesys to reach profitability. The recently-announced acquisition of Astound, if completed, will give rise to an additional amount of goodwill and identifiable intangible assets estimated at approximately € 69.8 million. This amount will be amortized on a straight-line basis for periods ranging from 3 to 5 years depending on the nature of the intangible assets, resulting in an additional annual amortization expense of approximately € 15.7 million. Taken together with the amortization charges resulting from the merger with Vialog, these charges will significantly increase Genesys’ net loss, and may further extend the time needed for Genesys to reach profitability.

The number of Genesys ADSs you will receive will not change to reflect changes in the market price of Genesys ordinary shares, unless the price varies by more than approximately 15% from its average daily price as calculated on September 29, 2000.

          Under the merger agreement, the exchange ratio used to determine the number of Genesys ADSs that Vialog stockholders will receive will not be affected by the share price of Genesys ordinary shares unless the Genesys share price (expressed in dollars), calculated during a specified period prior to the Vialog stockholders meeting, varies by more than 15% from the volume-weighted average share price (expressed in dollars) of U.S.$ 51.75 per Genesys ordinary share (equivalent to U.S.$ 25.87 per Genesys ADS) as calculated on September 29, 2000. Increases in the value of Genesys ordinary shares up to this 15% level will result in a higher price being paid by Genesys for Vialog and more value received by Vialog stockholders in the merger. Decreases in the value of Genesys ordinary shares up to this 15% level will result in a lower price being paid by Genesys for Vialog and less value received by Vialog stockholders in the merger. It is likely that you will not know the value of Genesys ordinary shares to be issued in the merger until the day before the special meeting. Vialog will not have the right to terminate or renegotiate the merger agreement or resolicit proxies as a result of any increase or decrease in the value of Genesys ordinary shares unless the average share price of Genesys ordinary shares declines by more than 35% from the average share price as calculated on September 29, 2000. If this happens, Vialog may terminate the merger agreement unless Genesys agrees to issue more shares to protect Vialog stockholders from the decrease in value below the 35% level.

          The market price of Genesys ordinary shares has been and may continue to be volatile, and this volatility may have an impact on the exchange ratio used to determine the number of Genesys ADSs delivered to Vialog stockholders.

Risks Relating to Genesys’ Business

Genesys may not grow as quickly as it hopes because the markets for data conferencing and Web conferencing, which Genesys targets for a substantial part of its future growth, are in very early stages of development and may not develop as expected.

          A significant part of Genesys’ growth strategy relies on expansion in the data conferencing and Web conferencing businesses. While Genesys believes these markets have tremendous potential, they are currently very small, and Genesys cannot assure you that they will develop significantly or at all. If these markets do not develop, or if they develop more slowly than Genesys anticipates, then Genesys will not grow as quickly or profitably as it hopes.

Web conferencing services will compete with Genesys’ traditional audio and video services, which may cause Genesys to lose market share and to experience lower margins.

          Web conferencing services will compete with Genesys’ traditional audio and video conferencing services, and if they are perceived as an equal quality but lower-cost alternative to Genesys’ traditional audio and video conferencing services, Genesys may lose market share or experience lower margins. If high quality Internet-based services are offered for free or at significantly lower cost than Genesys’ traditional audio and video conferencing services, any positive effect on Genesys’ results of operations resulting from its newer Internet-based services may be outweighed by negative effects on Genesys’ traditional business. If Genesys is unable to successfully respond to changes in Web conferencing technology and pricing models, it may lose customers or experience declining margins.

If Genesys is unable to keep up with rapid changes in technology, its existing products and services could become obsolete.

          The market for the products and services of Genesys is marked by rapid technological change, frequent new product introductions and technology enhancements, changes in client demands and evolving industry standards. New products and services based on new or improved technologies or new industry standards can render existing products and services obsolete and unmarketable. To succeed, Genesys will need to enhance its current products and service offerings and develop new products and services on a timely basis to keep pace with developments related to interactive communication technology and to satisfy the increasingly sophisticated requirements of its clients. If Genesys fails to do so, its existing products and services could become unmarketable, which would adversely affect its business, financial condition and results of operations.

          The process of developing Genesys’ products and services is extremely complex and requires significant continuing development efforts. Genesys’ investments in research and development are significant and are likely to increase. Any delays in developing and releasing enhanced or new products and services or in keeping pace with continuous technological change could harm Genesys’ business, financial condition and results of operations.

If Genesys is unable to manage its growth effectively, it may have difficulty running its business or realizing the expected benefits of the merger.

          If Genesys continues to grow at the same pace as it has recently, or at a faster pace, this growth may place a significant strain on its management and operations. If its rate of growth accelerates, the strain on management and operations could be even greater. A substantial part of the growth of Genesys has resulted from acquisitions, and Genesys anticipates that this will continue to be the case. The future operating results of Genesys depend in part on the ability of Genesys’ officers and key employees to continue to implement and improve its operational and financial control systems, to hire, expand, train and manage employees and to integrate and consolidate operations from companies acquired by it. If Genesys is unable to manage its growth effectively, it may have difficulty running its business or realizing the expected benefits of the merger.

Genesys’ growth strategy anticipates further acquisitions, which could lead to a dilution of your interest in Genesys or lead to additional indebtedness or amortization expense and may involve integration or similar problems.

          Genesys’ strategy to achieve growth anticipates significant acquisitions of businesses that are complementary to its own. Genesys has made a number of recent acquisitions, and might announce future potential acquisitions at any time. Future acquisitions may require Genesys to use significant financial resources, to make potentially dilutive issuances of equity securities, to incur or assume debt and to incur amortization expenses related to goodwill and other intangible assets. Genesys’ recent agreement with Astound requires the issuance by Genesys affiliates of securities exchangeable for 1 million Genesys shares. This issuance will result in a dilution in the value of the ADSs you receive in the merger. Acquisitions involve numerous other risks, including difficulties in integrating the operations, technologies and products acquired and the employees of the acquired businesses, the diversion of management’s attention from other business concerns, the risk of entering geographic markets in which Genesys has no prior experience and the potential loss of key employees.

Genesys’ services may be interrupted by technological problems, which may cause it to lose customers.

          Genesys depends on the performance of its sophisticated information systems to deliver services to its customers. This dependence will increase as Genesys offers more complex data and Web-based services. Heavy usage of the systems or technological failures could cause delays or could cause the system to break down for a period of time. In October 2000, for example, Genesys’ Denver, Colorado TeleMeeting bridge, which services all of Genesys’ North American TeleMeeting customers, experienced a technical failure that lasted approximately 45 minutes. The cause for this outage has been ascertained and remedied. Although Genesys has backup systems and performs regular maintenance with a view to minimizing the occurrences of technical failures, Genesys cannot eliminate all risk of technical problems, which are likely to occur from time to time. If such problems occur with regularity or disrupt a significant number of customer communications, or if Genesys experiences technical problems with greater frequency than its competitors, then Genesys might lose customers.

Genesys depends on the continued services of a few key executives, and only a limited number of those key executives have service contracts.

          The future success of Genesys depends upon the continued service of its executive officers and other key personnel, including its President and Chief Executive Officer, François Legros. Although Genesys has employment agreements and non-competition arrangements with all of its executive officers, including Mr. Legros, only four executives currently employed by Vialog, including Mr. Mayyasi, will be bound by employment agreements after the merger. If Genesys loses the services of one or more of its executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with Genesys, Genesys may lose business to competitors or may have difficulty implementing its strategy.

Because Genesys has made several significant acquisitions in recent years, its historical consolidated financial statements are not comparable from period to period, which may make it more difficult for you to evaluate Genesys’ business.

          Since the beginning of 1997, Genesys has made a number of significant acquisitions. Companies acquired during 1999 accounted for 66.8% of Genesys’ revenue growth in 1999, and companies acquired during 1998 accounted for 9.2% of Genesys’ revenue growth in 1998. Genesys’ acquisitions have changed the nature of Genesys’ business by substantially increasing the proportion of its revenues earned in the United States and the share of its revenues derived from lower margin, operator assisted services. As a result of these acquisitions, the historical consolidated financial statements of Genesys included in this proxy statement / prospectus are not comparable from period to period, and do not show trends that could be useful in analyzing the historical operations of Genesys or forecasting future trends. With the Vialog acquisition and acquisitions such as Astound, the non-comparability of Genesys’ financial statements will continue into 2000 and 2001. Although Genesys has prepared and has included in this proxy statement / prospectus pro forma financial statements that show the combined results of operations of Genesys and the acquired companies for whom separate financial statements are included elsewhere in this proxy statement / prospectus as if they had occurred at the beginning of the applicable fiscal years, the pro forma results of operations do not necessarily reflect the results that would have been achieved had the acquisitions actually occurred on the dates assumed in the preparation of the pro forma financial statements.

Genesys has historically incurred and may continue to incur net losses, which may adversely affect the trading price of the Genesys ADSs you receive.

          In the year ended December 31, 1999, Genesys incurred a net loss of € 3.8 million. As of December 31, 1999, Genesys had an accumulated deficit of € 6.8 million. To date, Genesys has funded its operations and acquisitions primarily from the sale of equity securities, convertible bonds and bank borrowings. Genesys expects to continue to incur significant acquisition-related amortization charges and development, sales and marketing and administrative expenses and, as a result, will need to generate significant revenues to achieve and maintain profitability. Genesys cannot be certain that it will be able to achieve revenue growth sufficient to allow it to achieve profitability. Even if Genesys does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Fluctuations in currency exchange rates could adversely affect Genesys’ revenues and results of operations.

          Because Genesys conducts its business in 14 different countries, the results of operations of Genesys can be adversely affected by fluctuations in currency exchange rates. Genesys’ results of operations are particularly sensitive to movements in exchange rates between the euro and the U.S. dollar, as its revenues in the United States represented approximately 37.8% of its total 1999 historical revenues, and approximately 75% of its 1999 revenues on a pro-forma basis, taking into account the Vialog acquisition and other significant acquisitions of Genesys. Genesys’ results of operations are also sensitive to movements in exchange rates of the euro against the British pound. Since the introduction of the euro in January 1999, its value has declined substantially against the dollar and the British pound. As a result of this decline, Genesys’ historical revenues stated in euros have been greater than they would have otherwise been. If the euro strengthens against the dollar or the pound, Genesys’ revenues stated in euros will be lower than they would have otherwise been. Although the impact of exchange rate movements on Genesys’ results of operations is somewhat mitigated by the fact that it incurs costs and borrows in the currencies of a number of countries in which it operates, currency exchange rate movements can nonetheless have a considerable impact on Genesys’ results of operations. When deemed appropriate, Genesys enters into transactions to hedge its exposure to foreign exchange risks incurred in connection with borrowings. These efforts, when undertaken, may fail to offset the effect of adverse currency exchange rate fluctuations on Genesys’ results of operations. For more information concerning Genesys’ exchange rate exposure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Genesys—Quantitative and Qualitative Disclosures About Market Risk” beginning on page 125 of this proxy statement / prospectus.

Challenges to Genesys’ intellectual property rights could cause it to incur costly litigation and, if Genesys is not successful, could result in its losing a valuable asset and market share.

          The success of Genesys depends, in part, upon its technology and other intellectual property rights. To date, Genesys has relied primarily on a combination of copyright, trade secret and nondisclosure and other contractual restrictions on copying and distribution to protect its proprietary technology. Litigation to enforce intellectual property rights or protect Genesys’ trade secrets could result in substantial costs and may not be successful. If Genesys is unable to protect its intellectual property rights, its business, financial condition and results of operations may suffer. The means available to protect Genesys’ intellectual property rights in France, the United States or any other country in which Genesys operates may not be adequate to fully protect its intellectual property rights. In addition, not all foreign countries protect intellectual property rights to the same extent as do the laws of France or the United States. Similarly, if third parties claim that Genesys infringes on their intellectual property rights, Genesys might be required to incur significant costs and to devote substantial resources to the defense of such claims. If Genesys is not able to defend such claims successfully, it might lose rights to technology that it needs to develop its business, which may cause it to lose market share, or it might be required to pay significant license fees for the use of such technology.

If third parties using or claiming prior rights to the name “Genesys” were to successfully prevent Genesys from using the name “Genesys” or “ Genesys Conferencing” in some markets, Genesys might be required to establish new or alternative brand names in those markets.

          Genesys does not hold a registered trademark for the name “Genesys” or “Genesys Conferencing” in all jurisdictions where it operates, and in several jurisdictions, including France, third parties have filed objections to Genesys’ applications for trademarks on “Genesys Conferencing.” In particular, in June 2000, following a trademark application by Genesys to register the trademark “Genesys Conferencing” in France, Alcatel filed an objection to the claim alleging a risk of confusion with a prior trademark registered in the name of a company acquired by Alcatel in 2000, for the name “Genesys.” Alcatel has also filed claims opposing Genesys’ European Union and German trademark applications for “Genesys Conferencing.” If Alcatel or other third parties using or owning prior registered trademarks for the name “Genesys” not only were successful in objecting to Genesys’ applications but were to successfully prevent Genesys from using the name “Genesys” or “Genesys Conferencing” in some of its markets, this would impair Genesys’ ability to build a worldwide brand and could require Genesys to spend substantial resources to establish new or alternative brand names in markets where it is unable to use its name.

Genesys uses third-party technology in providing its products and services, and its business would be harmed if it were not able to continue using this third-party technology.

          In providing its products and services, Genesys uses third-party technology that it licenses or otherwise obtains the right to use, including teleconferencing platforms, software packages and software development tools. There are inherent limitations in the use and capabilities of the technology that Genesys licenses from third parties. Genesys’ business would be seriously harmed if the providers from whom it licenses software and technology ceased to deliver and to support reliable products, to enhance their current products in a timely fashion or to respond to emerging industry standards. In addition, third-party technology may not continue to be available to Genesys on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain, this technology could result in significant delays or reductions in services provided by Genesys. Furthermore, Genesys might be forced to limit the features available in its current or future product and service offerings.

          In addition, Genesys relies on external service providers for a number of important services, including data conferencing, billing and Web streaming. Some of the companies Genesys uses for data conferencing and Web streaming services are small and have not yet reached profitability, and they may be unable to keep pace with the rapid pace of technological change that characterizes these sectors of the industry. If Genesys’ third party service suppliers are unable to continue to provide quality services to Genesys, Genesys may be required to find alternative suppliers, which may lead to service interruptions or entail additional cost.

Risks Related to the Conferencing Industry

Genesys may not be able to compete effectively with its competitors, which include some of the largest telecommunications companies in each country in which it operates.

          The market for conferencing services is rapidly changing and intensely competitive. Genesys expects competition to increase as the industry grows. Genesys may not be able to compete successfully against current or future competitors.

           Genesys’ principal competitors include major telecommunications companies, including France Telecom in France, British Telecom in the United Kingdom and operators such as AT&T, Worldcom and Sprint in the United States. These companies are much larger than Genesys, and have substantially greater financial and other resources than Genesys. Many of the voice and data communications customers of the major telecommunications companies use the conferencing services of those companies without considering alternative service providers. In order to compete with these larger companies, Genesys must offer better service, lower prices or both. While Genesys believes that it successfully does so today, Genesys cannot assure you that it will continue to be able to do so, particularly if substantial financial investments are required to maintain the highest quality standards.

          Genesys also faces significant competition from new and existing local and regional telecommunications companies. Such companies often view conferencing, data transmission and Web-based services as essential components of their future growth, and as a result they invest heavily in developing and promoting such services. Unlike Genesys, these companies offer a broad range of telecommunications services in addition to conferencing. Customers might prefer to use companies that provide multiple services, rather than specialist providers. If so, then Genesys might lose customers to multiple service providers, and its results of operations might be harmed.

          There are also numerous other teleconferencing specialists, and the relatively low barriers to entry in the teleconferencing market means that there might be additional teleconferencing specialists in the future. The presence of other specialists in the market and low barriers to entry mean that Genesys must provide superior service to differentiate itself from its competitors, expand internationally to win contracts with customers seeking international services, and ensure that its prices are competitive. All of these pressures could reduce Genesys’ operating margins and harm its results of operations.

If the Internet and other communications networks do not continue to grow as expected, Genesys may have difficulty recovering the amounts it has invested to develop Web conferencing services.

          If demand for Web conferencing services does not grow as quickly as expected, Genesys may have difficulty recovering the amounts it has invested in research and development of these services and in acquisitions of companies that develop technology for these services. The development of this market depends upon the widespread acceptance and use of the Internet as an effective media for business-to-business communications. The acceptance and use of the Internet for such communications could be limited by a number of factors, including:

•	inadequate development of network infrastructure;

•	inconsistent quality of service;

•	lack of cost-effective, high-speed service;

•	inability to integrate business applications on the network;

•	concerns about transaction security and fraud or theft of stored data and information communicated on the Internet;

•	increased governmental regulation and taxation of transactions conducted over the Internet; and

•	delays in development or adoption of new standards or protocols to handle increased levels of activity.

          In addition, companies and government agencies that have already invested substantial resources in other methods of communications may be reluctant to adopt new Internet-based methods. The failure of the Internet to continue to develop as a business medium could limit demand for the combined company’s products and services.

Risks Relating to Holding Genesys ADSs and Genesys Ordinary Shares

The market price of Genesys ordinary shares has been volatile, and may continue to be volatile in the future.

          Since Genesys’ initial public offering in October 1998 through February 8, 2001, the closing price of the Genesys ordinary shares has ranged from a high of € 79.50 per share (U.S.$ 74.64 per share) to a low of € 8.54 per share (U.S.$ 8.02 per share). Recently, the stock market in general and the shares of technology and te lecommunications companies in particular have experienced significant price fluctuations. The market price of Genesys ordinary shares may continue to fluctuate significantly in response to various factors, including:

•	quarterly variations in operating results or growth rates;

•	the announcement of technological innovations;

•	the introduction of new products by Genesys and its competitors;

•	changes in estimates by securities analysts;

•	market conditions in the industry;

•	announcements and actions by competitors;

•	regulatory and judicial actions; and

•	general economic conditions.

Genesys ordinary shares and Genesys ADSs have never been publicly traded in the United States and an active U.S. trading market for the Genesys ADSs may not develop.

          There has not been a public market for the Genesys ordinary shares or Genesys ADSs in the United States prior to the merger. While the Genesys ordinary shares are listed on the Nouveau Marché of Euronext Paris, Genesys cannot predict the extent to which a trading market in the United States will develop or how liquid that market might become. Further, the market price of Genesys shares or Genesys ADSs may decline below the price implied by the exchange ratio in the merger.

Genesys’ stock option plan includes provisions that could have anti-takeover effects.

          Under the Genesys stock option plan, if any shareholder or group of shareholders acquires ownership of more than 25% of Genesys’ outstanding share capital, the Genesys board of directors will have the right to accelerate the vesting of employee stock options granted under Genesys’ 1998, 1999 and 2000 stock option plans. As of February 7, 2001, options on up to 891,352 shares, representing approximately 9.35% of the share capital of Genesys (assuming completion of the merger with Vialog and the acquisition of Astound), are subject to potential accelerated vesting. The ability of the board of directors to accelerate the vesting of stock options could have the effect of deterring a potential bidder from making an offer to take over Genesys without the approval of the Genesys board.

Exchange rate fluctuations may adversely affect the dollar value of the Genesys ADSs and Genesys dividends (if any).

          As a holder of Genesys ADSs, you may face some exchange rate risk. The Genesys ADSs will trade in U.S. dollars and the Genesys ordinary shares trade in euros. The value of the Genesys ADSs and the Genesys ordinary shares could fluctuate as the exchange rates between these currencies fluctuate. Although Genesys has no current plans to pay dividends, if and when it does pay dividends, they would be denominated in euros. Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the dollar amounts received by owners of Genesys ADSs upon conversion by the Depositary of cash dividends, if any. Moreover, these fluctuations may affect the dollar price of the Genesys ADSs on the Nasdaq Stock Market, whether or not Genesys pays dividends in addition to the amounts, if any, that you would receive upon a liquidation of Genesys or upon the sale of assets, merger, tender offer or similar transactions denominated in euros or any other foreign currency other than U.S. dollars.

If you hold Genesys ADSs rather than Genesys ordinary shares it may be difficult for you to exercise some of your rights as a shareholder.

          As a holder of Genesys ADSs, it may be more difficult for you to exercise your rights as a shareholder than it would be if you directly held Genesys ordinary shares. For example, if Genesys offers new Genesys ordinary shares and you have the right to subscribe for a portion of them, the Depositary is allowed, in its own discretion, to sell for your benefit that right to subscribe for new Genesys ordinary shares instead of making it available to you. Also, to exercise your voting rights, Genesys ADS holders must instruct the Depositary how to vote their shares. Because of this extra procedural step involving the Depositary, the process for exercising voting rights will take longer for you, as a holder of Genesys ADSs than for holders of Genesys ordinary shares. Genesys ADSs for which the Depositary does not receive timely voting instructions will not be voted at any meeting. For a detailed description of your rights as a holder of Genesys ADSs, you should read “Description of Genesys American Depositary Shares.”

Genesys has not yet distributed any dividends to its shareholders, and does not anticipate doing so in the near future.

          Genesys currently intends to use all of its operating cash flow to finance its business for the foreseeable future. Genesys has never distributed dividends to its shareholders, and it does not anticipate distributing dividends in the near term. Although Genesys may in the future distribute a portion of its earnings as dividends to shareholders, the determination of whether to declare dividends and, if so, the amount of such dividends will be based on facts and circumstances existing at the time of determination. In addition, Genesys’ credit agreement with Fortis Bank S.A. restricts Genesys’ ability to declare dividends unless Genesys achieves the minimum earnings targets set forth in that agreement. Accordingly, Genesys cannot assure you that any dividends will be paid for the foreseeable future.

Genesys ordinary shares that will be eligible for sale in the near future may cause the market price of the Genesys ordinary shares or Genesys ADSs to decline.

          Genesys ordinary shares will be available for sale in the public market following this offering, which could adversely affect the market price for Genesys ordinary shares and Genesys ADSs. See “Shares Eligible for Future Sale” beginning on page 171 of this proxy statement / prospectus for a more detailed description of the eligibility of Genesys ordinary shares for future sale.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          The U.S. Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement / prospectus contains such “forward-looking statements.” These include statements regarding the period following completion of the merger.

          Words such as “anticipate,” “estimate,” “expects,” “projects,” “ intends,” “plans,” “believes,” “hopes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger, identify forward-looking statements. All forward-looking statements are based on Genesys’ or Vialog’s management present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Genesys and Vialog and the factors relating to the merger discussed under “Risk Factors,” beginning on page 18 of this proxy statement/ prospectus, factors which could cause actual results to differ materially from those described in the forward-looking statements include:

•	difficulties that might arise as Genesys and Vialog attempt to integrate their operations;

•	the ability of the combined company to adequately address competition;

•	effects of technological change;

•	trends in growth of the Internet;

•	trends in growth of Web conferencing and data collaboration services, and the pricing for these services;

•	fluctuations in the value of Genesys and Vialog shares; and

•	the effect of the merger on Genesys’ business.

          All of these forward-looking statements speak only as of the date of this proxy statement / prospectus. Neither Genesys nor Vialog is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except to the extent that as a result of fulfilling its disclosure obligations under the U.S. Securities laws and regulations, Genesys or Vialog determines that such an update is necessary.

          For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see Vialog’s annual report on Form 10-K/A with respect to the year ended December 31. 1999 filed on January 12, 2001, and its quarterly reports on Form 10-Q filed on May 15, 2000, August 14, 2000 and November 15, 2000 .

          All forward-looking statements attributable to Genesys or Vialog or any person acting on behalf of either or both of them are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

DIVIDEND POLICY

          Neither Genesys nor Vialog has ever declared or paid any cash dividends on its capital stock. Following the merger, Genesys expects to retain its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

          The combined company’s ability to pay dividends will also be affected by restrictions in existing credit agreements. Genesys’ credit facility with Fortis Bank S.A. restricts Genesys’ ability to declare dividends unless it achieves minimum earnings targets specified in the agreement. Vialog’s Continuing Guaranty relating to the senior credit facility Vialog and its subsidiaries currently maintain with Coast Business Credit restricts the payment of cash dividends until the indebtedness of Vialog’s subsidiaries to Coast Business Credit has been paid in full. If the senior credit facility with Coast Business Credit is repaid at the closing of the merger, the Continuing Guaranty will terminate.

EXCHANGE RATE INFORMATION

          Genesys publishes its financial statements in euros. Prior to January 1, 2000, Genesys published its financial statements in French francs. If Genesys pays any dividends on its Genesys ordinary shares, those dividends will be paid in euros. The Depositary will convert the euro dividends received in respect of the Genesys ADSs to U.S. dollars, and will distribute the resulting U.S. dollar amounts to holders of the Genesys ADSs. As a result, currency exchange rate fluctuations between the euro and the U.S. dollar will have an impact on investors in the Genesys ADSs.

The European Monetary System

          The French franc is a constituent currency of the euro. Its rate of exchange against the euro has been fixed at € 1 = FF 6.55957. Against currencies other than its constituent currencies, the euro (and therefore the French franc) has free-floating exchange rates, although central banks sometimes try to confine short-term exchange rate fluctuations by intervening in foreign exchange markets.

          The French franc was previously part of the European Monetary System exchange rate mechanism. Within the European Monetary System, exchange rates fluctuated within permitted margins, fixed by central bank intervention. Under the Treaty on European Union negotiated at Maastricht, The Netherlands, in 1991 and signed by the then twelve European Union Member States in early 1992, the European Monetary Union, with a single European currency under the monetary control of the European Central Bank, superseded the European Monetary System. On January 1, 1999, the last stage of the European Monetary Union came into effect, with the adoption of fixed exchange rates between national currencies and the euro. The currencies of the following eleven member states are initially constituents of the euro: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Genesys has adopted the euro as its reporting currency.

Exchange Rates

          The following table sets forth, for the periods and dates indicated, information concerning the exchange rates for the French franc from 1996 through 1998, expressed in French francs per U.S. dollar, and for the euro since 1999 and through February 8, 2001, expressed in euros per U.S. dollar. The information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York at February 8, 2001. The exchange rates below are provided solely for your convenience. Genesys does not represent that French francs or euros were, could have been, or could be, converted into U.S. dollars at these rates or at any other rate. The Federal Reserve Bank of New York stopped publishing noon buying rates for the French franc on January 15, 1999. Accordingly, in the table below, noon buying rates for French francs for periods subsequent to January 15, 1999 have been calculated by applying the fixed exchange rate of FF 6.55957 per € 1.00 to the noon buying rate for euros.

	French francs				Euros
	Period -end Rate	Average Rate(1)	High	Low	Period -end Rate	Average Rate(1)	High	Low
1996	5.19	5.12	5.29	4.90	—	—	—	—
1997	6.02	5.85	6.35	5.19	—	—	—	—
1998	5.59	5.90	6.21	5.39	—	—	—	—
1999	6.51	6.16	6.56	5.49	1.00	0.94	1.00	0.84
2000	6.95	7.15	7.94	6.37	1.06	1.09	1.21	0.97
2001 (through February 8, 2001)	7.13	7.05	7.13	6.90	0.92	0.93	0.95	0.92

(1)
The average of the noon buying rates on the last business day of each month (or portion thereof) during the relevant period. On February 8, 2001, the noon buying rate was U.S.$ 1.00  = € 1.09 (U.S.$ 0.9184 per € 1.00).

THE SPECIAL MEETING

General

          This proxy statement / prospectus is being furnished in connection with the solicitation by the board of directors of Vialog of proxies from the holders of Vialog common stock for use at the Vialog special meeting. At the special meeting, the holders of Vialog common stock will be asked to approve the merger agreement and the merger pursuant to which Vialog will become a wholly-owned subsidiary of Genesys. The special meeting will be held on March 23, 2001, at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, commencing at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting

          The purpose of the special meeting is to consider and vote upon the approval of an agreement and plan of merger and reorganization, dated October 1, 2000, among Vialog, Genesys and the merger subsidiary, and a merger in which Vialog will become a wholly-owned subsidiary of Genesys. In addition, Vialog stockholders will transact any other business that is properly brought before the special meeting.

Dissenters’ Rights to Appraisal

          Under Massachusetts law, you will have dissenters’ rights to appraisal in connection with the merger. To use the appraisal remedy, you must:

•	file a written objection with Vialog before the vote is taken;

•	vote against the merger or abstain from voting; and

•	file a written demand with Vialog for the fair value of your shares within 20 days after notice that the merger has become effective .

          A vote against, or directing a proxy to vote against, the merger will not satisfy the written objection or the written demand requirements.

Record Date; Quorum; Required Vote; Shares Outstanding and Entitled to Vote

          The board of directors of Vialog has fixed February 9, 2001 as the record date for the special meeting. Accordingly, only holders of shares of Vialog common stock at the close of business on February 9, 2001 are entitled to notice of and to vote at the special meeting. Each holder of Vialog common stock on the record date is entitled to cast one vote per share, in person or by a properly executed proxy, at the special meeting. As of February 1, 2001, there were 9,902,496 shares of Vialog common stock outstanding. They were held by approximately 140 holders of record.

          Under the Vialog bylaws, the holders of a majority in interest of Vialog common stock issued and outstanding, present in person or represented by proxy, will constitute a quorum. The affirmative vote of the holders of two-thirds of the outstanding shares of Vialog common stock entitled to vote at the special meeting is required to approve the merger agreement and the merger.

          Shares of Vialog common stock held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the special meeting in the absence of instructions from the beneficial owners, then such shares will be considered “broker non-votes” and will not be entitled to vote on such matters. Broker non-votes and abstaining votes will not be counted in favor of approving the merger agreement and the merger. Since approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the outstanding shares of Vialog common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against the approval of the merger and the merger agreement.

Security Ownership of Management

          As of February 1, 2001, the directors and executive officers of Vialog and their affiliates owned of record approximately 64,375 of the outstanding shares of Vialog common stock. Accordingly, if the record date for the special meeting of stockholders had been set at February 1, 2001, Vialog directors, executive officers and their affiliates would hold shares representing approximately 0.98% of the total number of shares of Vialog common stock required for the approval of the merger agreement and the merger.

Voting Agreements

          Kim A. Mayyasi, Robert F. Saur, Michael E. Savage, Joanna M. Jacobson, Edward M. Philip, Richard G. Hamermesh, David L. Lougee, and John J. Hassett, who held of record in the aggregate as of February 1, 2001 approximately 665,375 shares of Vialog common stock, have each entered into voting agreements with Genesys in which they agreed, among other things, to vote all of their shares of Vialog common stock in favor of the approval of the merger agreement and the merger. If the record date had been set at February 1, 2001, shares held by these persons and subject to the voting agreements would represent approximately 7.44% of the shares entitled to vote at the special meeting and approximately 10.08% of the total number of shares of Vialog common stock required for the approval of the merger agreement and the merger.

Voting of Proxies

          Properly executed proxies that have not been revoked will be voted at the meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, such proxies will be voted for approval of the merger and the merger agreement.

          Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Vialog in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

          If any other matters are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment. Vialog is not aware of any matters that will be presented at the special meeting other than approval of the merger and the merger agreement.

          To vote a proxy, you must sign, date and mail your proxy card and return it in the enclosed, prepaid envelope marked “Proxy” to Equiserve Trust Company, Proxy Services, P.O. Box 9375, Boston, MA 02205, prior to the special meeting.

Revocation of Proxies

          Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with the clerk of Vialog (including by facsimile) a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the special meeting;

•	submitting a later-dated proxy relating to the same shares; or

•	attending the special meeting and voting in person.

          In order to vote in person at the special meeting, Vialog stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the special meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. Any written notice of revocation either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting, to:

Vialog Corporation
32 Crosby Drive
Bedford, MA 01730
(781) 761-6200
Attention:    David L. Lougee, Clerk

Solicitation of Proxies

          Vialog will bear the cost of the solicitation of proxies from its stockholders and will share the cost of printing and mailing this proxy statement / prospectus. In addition to the solicitation by mail, Vialog’s directors, officers and employees may solicit proxies from its stockholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not be additionally compensated for that solicitation but may be reimbursed for out-of-pocket expenses in connection with that solicitation. Vialog has also retained a proxy solicitation firm, Corporate Investor Services, Inc., to aid it in the solicitation process. Vialog will pay that firm a fee that is not expected to exceed U.S.$ 7,000, plus reasonable out of pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons. Vialog will pay those custodians, nominees and fiduciaries a customary fee based upon the number of shares of Vialog common stock held by such person and reimburse them for their reasonable out-of-pocket expenses in connection with that solicitation.

BACKGROUND AND REASONS FOR THE MERGER

Background of the Merger

          As part of its strategy to expand its global presence, particularly in the United States, which is the world’ s largest market for group communications services, since 1998, Genesys has regularly reviewed public and private companies that it might acquire.

          Through its market research, Genesys identified Vialog as one of the largest independent providers of conferencing services in the United States. Beginning in 1998, representatives of Genesys and Vialog discussed the possible combination of their businesses on several occasions. However, these discussions terminated shortly before Vialog’s initial public offering in February 1999. Throughout 1998 and 1999, Vialog’s strategy was to integrate the operations of its six conferencing subsidiaries it acquired in November 1997, complete its initial public offering and to consider additional strategic acquisitions in the group communications industry. Accordingly, Vialog was not seeking to merge with, or be acquired by, Genesys, or any other entity, throughout 1998, 1999, and the beginning of 2000.

          On May 4, 2000, François Legros, chairman and chief executive officer of Genesys, and a representative of Mille Capital, a financial advisor to Genesys, met with Kim A. Mayyasi, president and chief executive officer of Vialog, and John Hassett, a shareholder of Vialog who arranged the meeting, in Vialog’s offices to discuss the strategies of the two companies and the possible synergies of their working together or combining their activities. As a result of that meeting, on May 5, 2000, Genesys and Vialog signed a reciprocal confidentiality agreement. Genesys and Vialog then provided each other with financial information concerning their respective companies.

          In June 2000, Genesys requested Breslow & Walker, LLP, New York, to act as its U.S. legal counsel and Cleary, Gottlieb, Steen & Hamilton to act as its French legal counsel in connection with a possible transaction with Vialog.

          On June 9, 2000, Mr. Mayyasi met with Mr. Legros and representatives of Mille Capital in the office of Mille Capital and discussed a number of possible transactions between Vialog and Genesys.

          On June 28, 2000, Genesys’ financial advisor provided Mr. Mayyasi with the general terms of a non-binding acquisition proposal that Genesys intended to make to Vialog.

          On June 29, 2000, Mr. Mayyasi summarized his meeting with Mr. Legros and the general terms of the proposal received from Mille Capital at a meeting of Vialog’s board of directors. After a discussion about the Genesys proposal, Vialog’s board of directors directed Mr. Mayyasi to engage Lehman Brothers to assist Vialog with the evaluation of strategic alternatives.

          On June 30, 2000, Mr. Mayyasi advised Mille Capital that the Vialog board of directors had decided to retain Lehman Brothers to advise Vialog on strategic alternatives.

          On July 5, 2000, Genesys delivered to Vialog its initial draft of a non-binding proposal regarding a proposed acquisition of Vialog by Genesys.

          On July 6, 2000, Vialog’s board of directors met and discussed the terms of the non-binding proposal by Genesys as well as Genesys’ financial performance. Vialog’s board of directors ratified the engagement of Lehman Brothers. The Vialog board of directors also authorized the engagement of special outside legal counsel.

          On July 7, 2000, Genesys agreed to extend the deadline for Vialog to respond to Genesys until the end of business on Tuesday, July 11, 2000. In return for the extension, Vialog agreed that it would not meet with any other potential acquirors or solicit any other parties regarding the acquisition through Wednesday, July 12, 2000. Vialog also retained Hale and Dorr LLP to act as special legal counsel.

          On July 8, 2000, Vialog’s board met with representatives from Lehman Brothers and Hale and Dorr. Hale and Dorr reviewed generally the duties of the board in connection with the proposed Genesys transaction and advised the board to establish a special committee consisting of three outside directors for the purpose of independently evaluating and determining the appropriate response to the Genesys’ non-binding proposal. Acting on Hale and Dorr’s recommendation, the board appointed a special committee of the board of directors consisting of Richard G. Hamermesh, Joanna M. Jacobson and Edward M. Philip, three of Vialog’s outside directors. It was further determined that Hale and Dorr would act as legal counsel to the special committee.

          Immediately following the July 8, 2000 meeting of Vialog’s board, the special committee met with Hale and Dorr. Hale and Dorr reviewed the duties of the special committee in evaluating and negotiating the terms of the non-binding proposal with Genesys and the possible engagement of Lehman Brothers as a financial advisor to the special committee. After a discussion with a representative of Lehman Brothers who subsequently joined the meeting, the special committee voted to retain Lehman Brothers as financial advisor to the special committee.

          On July 9, 2000, Mr. Mayyasi advised Mr. Legros that the Vialog board of directors had formed a special committee to independently evaluate the Genesys non-binding proposal and determine the appropriate response to Genesys, and that the special committee had retained Lehman Brothers as financial advisor and Hale and Dorr as legal counsel. Mr. Mayyasi also advised Mr. Legros that Vialog would not solicit or negotiate with potential acquirors other than Genesys prior to July 12, 2000.

          On July 11, 2000, and again on July 16, 2000, the special committee met with Lehman Brothers and Hale and Dorr. At both meetings, Lehman Brothers and Hale and Dorr advised the special committee on the status of negotiations with Genesys and indicated that the July 11, 2000 response deadline would likely be extended to permit continued negotiations. At both meetings, the special committee directed Lehman Brothers and Hale and Dorr to continue negotiations with Genesys.

          On July 18, 2000, Mr. Legros and a representative of Mille Capital met with Mr. Mayyasi, a representative of the special committee of the Vialog board of directors and a representative of Lehman Brothers in Boston, Massachusetts to discuss the non-binding proposal and their views of various matters in connection with the proposed transaction.

          From July 6, 2000 to July 27, 2000, representatives of Vialog and Genesys exchanged revisions and comments on the non-binding proposal.

          On July 28, 2000, the special committee met with Lehman Brothers and Hale and Dorr. Lehman Brothers and Hale and Dorr advised the special committee on the status of negotiations with Genesys and reviewed the terms of the revised non-binding proposal. Based upon the recommendation of Lehman Brothers and Hale and Dorr, the special committee approved the non-binding proposal and authorized Mr. Mayyasi to execute the non-binding proposal and to negotiate directly with Genesys regarding the terms of a potential merger agreement between Vialog and Genesys.

          On July 28, 2000, Vialog and Genesys signed a non-binding proposal dated July 27, 2000 with respect to the proposed merger. The letter of intent contemplated negotiation of definitive agreements and a period of due diligence reviews by both parties. The letter of intent also contemplated that the merger consideration would consist of a fixed number of Genesys ordinary shares, based on an average of the price of Genesys ordinary shares during the 10-day period prior to the signing of a definitive agreement or the first public announcement regarding the merger, for each share of Vialog common stock.

           On August 8, 2000, Vialog retained Cadwalader, Wickersham & Taft to act as special legal counsel to Vialog with respect to negotiation of a definitive merger agreement and, if a merger agreement were executed, the closing of the merger.

          On August 11, 2000, Vialog retained KPMG LLP to assist Vialog’s management and board of directors in performing financial due diligence on Genesys.

          Beginning in mid-August 2000, and continuing through September 28, 2000, Genesys conducted legal, financial, accounting and business due diligence on Vialog. Beginning August 16, 2000 and continuing through September 28, 2000, Vialog conducted similar due diligence on Genesys. Each party’s due diligence included a review of the other party’s business plans, budgets and capital requirements.

          On August 18, 2000, Genesys delivered a first draft of the merger agreement to Vialog. In the following weeks, the parties exchanged drafts and comments on the various transaction documents, and they and their advisors participated in meetings and telephone conferences to negotiate the terms of the transaction documents.

          On September 8, 2000, Vialog’s board of directors met with Lehman Brothers and Cadwalader, Wickersham & Taft. Lehman Brothers updated the board on the status of negotiations with Genesys. Lehman Brothers and Cadwalader, Wickersham & Taft stressed the importance of incorporating price protection into the merger agreement, particularly given the increase in Genesys’ stock price since the parties began negotiations. Lehman Brothers also reviewed its fairness opinion, pooling issues, the tax free nature of the exchange and retention plan issues. Cadwalader, Wickersham & Taft advised the board regarding the status of the due diligence review on Genesys. The board discussed its concern about whether the transaction could be completed within a reasonable time.

          On September 12, 2000, Mr. Mayyasi met with representatives of Genesys at the offices of Mille Capital to get acquainted and discuss methods of operation.

          On September 18, 2000, Vialog and Genesys entered into a standstill agreement pursuant to which each party agreed not to take certain actions with respect to the other for a period terminating on the earliest of:

•	the date of consummation of the merger;

•	May 31, 2001; or

•	the date on which Genesys or Vialog might release to the public its financial statements for the year ended December 31, 2000.

          On September 19, 2000, Mr. Legros and representatives of Genesys’ financial advisors met in New York City with Mr. Mayyasi and representatives of Lehman Brothers to discuss open business points including Vialog’s request that the merger terms include protection for Vialog stockholders against a change in Genesys’ stock price between the time of signing of a definitive agreement and the closing of the transaction.

          On September 25, 2000, after further negotiations, Mr. Legros and Mr. Mayyasi preliminarily agreed, subject to the approval of their respective boards of directors and the execution of definitive agreements, that the exchange ratio would be subject to a collar and would consist of a fixed number of shares within a specified range and a floating number of shares beyond the range, with a fixed limit at the outer ends of the collar, based on a valuation of Vialog shares and the market price of Genesys ordinary shares during a period of 10 trading days ending two days before the special meeting of Vialog stockholders to approve the transaction.

          On September 29, 2000, Genesys’ board of directors unanimously approved the merger agreement.

          On September 29, 2000, Vialog’s board of directors met with Cadwalader, Wickersham & Taft, KPMG LLP and Lehman Brothers to review the status and terms of the Genesys transaction. Lehman Brothers presented a comprehensive review of its analysis of the Genesys transaction. Based on its analysis, Lehman Brothers gave the board its oral opinion (subsequently confirmed in writing) that the Genesys offer was fair from a financial point of view to Vialog’s stockholders. KPMG LLP then presented a report on various accounting and due diligence issues identified in the course of assisting Vialog with its due diligence relating to the Genesys transaction. Cadwalader, Wickersham & Taft updated the board on various legal due diligence issues and reviewed the duties of the board in connection with the Genesys transaction. Cadwalader, Wickersham & Taft then summarized the various negotiated terms of the Genesys transaction including the price protection that was agreed to by Genesys subsequent to the September 19, 2000 meeting between the parties. The board unanimously approved the merger agreement, resolved that the merger was in the best interests of Vialog and its shareholders and recommended that Vialog’s shareholders approve the merger agreement.

          On Saturday, September 30 and Sunday, October 1, 2000, legal counsel for Genesys and Vialog exchanged comments on and negotiated the final version of the merger agreement and related agreements. On the evening of October 1, 2000, the definitive merger agreement was executed by all parties.

          In the early morning of Monday, October 2, 2000, Genesys and Vialog issued press releases in France and the United States announcing the signing of the merger agreement, and later that day Genesys and Vialog held a joint press conference in Paris for the same purpose. On the same day, staff meetings were held at each company to announce the transaction to employees and answer their questions.

Vialog’s Reasons for the Merger; Recommendation of the Vialog Board of Directors

          The board of directors of Vialog has unanimously approved the merger. In reaching its determination, the Vialog board consulted with Vialog’s management, as well as its financial advisor, legal counsel and outside accountants and gave significant consideration to a number of factors bearing on its decision.

          The Vialog board believes that the proposed merger would afford Vialog and its stockholders the following benefits:

•
As of September 29, 2000, the date Vialog’s board approved the Genesys transaction, the purchase price per Vialog share to be paid by Genesys represented a 50.5% premium over the closing price of Vialog shares on that date. The 50.5% premium compared favorably to the 32.7% mean premium previously paid in transactions reviewed by Vialog’s investment bankers which involved companies in related industries.

•
Vialog stockholders will have an ongoing equity interest in a much larger company with approximately 16,000 customers and operations in 14 countries in Europe, North America, Australia, and Asia. Genesys’ global operations:

•	allow it to compete more effectively than Vialog for large multinational customers and other customers who require group communication services outside the U.S.;

•	increase its long-term growth potential through its penetration into markets that are growing faster and are less competitive than the U.S. market; and

•	enable it to spread its business risk globally.

•
The synergies of Vialog and Genesys resulting from the merger are expected to have a beneficial effect on profitability. For example, Vialog and Genesys estimate that the integration of Vialog and Genesys’ current U.S. operations will result in a pre-tax savings of U.S.$ 2 million per year due to:

•	reduced selling, general and administrative expenses achieved by eliminating duplicative business functions;

•	lower long-distance and other business expenses resulting from the increased bargaining power of the integrated U.S. operations; and

•	the elimination of duplicate hardware and software costs.
•
As of September 29, 2000, Genesys public trading float was U.S. $549.3 million as compared to Vialog’s public trading float of U.S. $85.6 million. Vialog’s board believes that Genesys’ much larger float gives it greater exposure in, and access to, the global equity and debt markets.

•
As of September 29, 2000, Vialog’s investment bankers estimated that Genesys’ revenues and net income would grow at a compound annual rate that was greater than the estimated compound annual growth rate of revenues and net income for Vialog.

•
As part of the transaction, Genesys will arrange financing to enable Vialog to refinance on more favorable terms its U.S. $75 million 12 3 /4% Series B Senior Notes due November 15, 2001 and Vialog’s U.S. $15 million loan facility with Coast Business Credit.

          In the course of its deliberations, the Vialog board also considered a number of additional factors relevant to the merger. These factors included:

•
historical information concerning the business operations, financial position and results of operations, technology and management style, competitive position, industry trends and prospects of Vialog and Genesys;

•
current and historical market prices, volatility and trading data for the two companies on their respective markets. In particular, the board noted that during the one year period prior to the September 29, 2000 Vialog board meeting, Genesys’ stock price increased substantially as compared to Vialog’s stock price, and had outperformed both the Nasdaq Composite Index and the Nouveau Marché of Euronext Paris;

•
information and advice based on due diligence investigations by members of Vialog’s board of directors and management and Vialog’s legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Genesys, trends in Genesys’ business and financial results and capabilities of Genesys’ management team;

•
the oral and written opinion of Lehman Brothers that as of September 29, 2000 and October 1, 2000, and based upon and subject to various qualifications and assumptions described in their opinion, a copy of which is attached as Annex B to this proxy statement / prospectus, the consideration to be received in the merger was fair, from a financial point of view, to the Vialog stockholders;

•	the exchange ratio, price, collar, break-up fees and other terms of the merger agreement;

•	the expectation that the merger will qualify as a tax-free reorganization; and

•	the fact that the merger will be accounted for as a purchase transaction rather than a pooling transaction.

          The Vialog board of directors also considered the following potentially negative factors in its deliberations concerning the transaction:

•	Genesys’ ordinary shares do not trade in the U.S. equity markets;

•	Genesys ordinary shares have traded on the Nouveau Marché of Euronext Paris since October 1998, so the shares have a limited trading history;

•	the Genesys ADSs to be issued in exchange for the outstanding Vialog capital stock had not yet been qualified for listing on the Nasdaq Stock Market;

•
the potential disruption of existing and prospective relationships with Vialog’s partners and customers that could result from the announcement or consummation of the merger. For example, certain of Vialog’s partners or customers may move their business to other group communications providers based on their prior experiences with Genesys or their preconceived perception that the combination of Genesys and Vialog will result in a deterioration in customer service;

•	Vialog’s management, which would be controlled by Genesys, would no longer have ultimate control over Vialog’s future operations;

•	the potential disruption and loss of Vialog’s management team and key employees that could result from the announcement or consummation of the merger;

•	the general risk that the anticipated benefits of the merger listed above might not be realized;

•	that Genesys’ financial performance or value could decline during the four to six months it would likely take to close the transaction as a result of:

•	a deterioration in general economic or market conditions; or

•	specific problems related to Genesys’ business which arise prior to the closing of the transaction;

•	that the transaction would require Vialog to terminate its efforts to refinance its debt between the signing of the merger agreement and the closing of the transaction;

•	further acquisitions by Genesys prior to the merger closing could dilute the equity received by Vialog stockholders in the transaction;

•	Genesys had a relatively small U.S. presence with only two sales/operations centers in Denver, Colorado and Honolulu, Hawaii, and a sales office in Atlanta, Georgia;

•	Genesys had made numerous recent acquisitions and had not yet integrated the acquired companies into a centralized and unified enterprise; and

•	Genesys had limited experience with U.S. securities laws compliance and the demands of U.S. equity markets.

          As a result of the foregoing considerations, Vialog’s board of directors determined that the potential advantages of the merger outweighed the benefits of remaining an independent company. Vialog’s board of directors expects that the combined company will have a far greater opportunity than Vialog alone to compete in the group communications industry.

          In view of the variety of factors considered in connection with its evaluation of the merger, Vialog’s board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so. In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, Vialog’s board of directors, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the proposed merger. Consequently, individual members of Vialog’s board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Recommendation of Vialog’s Board of Directors

          After careful consideration, Vialog’s board of directors unanimously determined the merger to be fair to you and in your best interest and declared the transaction advisable. Vialog’s board of directors unanimously approved the merger agreement and recommends your approval of the merger and the merger agreement.

          In considering the recommendation of Vialog’s board of directors with respect to the merger agreement and the merger, you should be aware that some directors and officers of Vialog have interests in the merger that may be different from, or are in addition to, the interests of Vialog stockholders generally. For a discussion of these interests, please see the disclosure under “— Interests of Vialog’s Executive Officers and Directors in the Merger” beginning on page 46 of this proxy statement / prospectus.

Fairness Opinion of Vialog’s Financial Advisor

          In June 2000, the Vialog board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a sale of Vialog. On September 29, 2000, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Vialog board of directors that as of such date, and based upon and subject to the assumptions stated therein, the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders.

          The full text of Lehman Brothers’ written opinion, dated October 1, 2000 is attached as Annex B to this proxy statement / prospectus. Stockholders may read Annex B for a discussion of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the opinion rendered by Lehman Brothers.

          Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Vialog board of directors in connection with its consideration of the merger. The opinion of Lehman Brothers is not intended to be and does not constitute a recommendation to any stockholder of Vialog as to how such stockholder should vote on the proposed merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers did not address, Vialog’s underlying business decision to proceed with or effect the merger.

          In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•
the Agreement and Plan of Merger dated October 1, 2000 by and among Vialog, Genesys and ABCD Merger Corp., and the specific terms of the proposed transaction, including without limitation the collar structure applicable to the exchange ratio:

•
publicly available information concerning Vialog that Lehman Brothers considered relevant to its analysis, including annual reports on Form 10-K for the fiscal year ended December 31, 1999 and quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

•
financial and operating information with respect to the business, operations and prospects of Vialog furnished to Lehman Brothers by Vialog, including projections prepared by management of Vialog for the period through December 31, 2005;

•
a trading history of Vialog’s common stock from its initial public offering to September 22, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Vialog with those of other companies that Lehman Brothers deemed relevant;

•	publicly available information concerning Genesys that Lehman Brothers deemed to be relevant to its analysis;

•
financial and operating information with respect to the business, operations and prospects of Genesys furnished to Lehman Brothers by Genesys, including projections prepared by management of Genesys for the period from June 30, 2000 through December 31, 2004;

•
a trading history of Genesys’ common stock from its initial public offering to September 22, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Genesys with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of other transactions that Lehman Brothers deemed relevant;

•
the potential pro forma effect of the proposed transaction on the future financial performance of Genesys, including the cost savings, operating synergies and strategic benefits which management of Vialog has estimated will result from a combination of the businesses of Vialog and Genesys;

•	the relative contribution of Vialog and Genesys to the future financial performance of the combined company on a pro forma basis; an d

•
the current and projected financing needs of Vialog to fund its operating and capital requirements (both to meet short-term liquidity requirements and in connection with the long-term execution of its business plan) and Vialog’s current cash flow forecast and limited cash position and the potential alternatives available to Vialog to fund its operating and capital requirements.

          In addition, Lehman Brothers had discussions with the managements of Vialog and Genesys concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

          In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of Vialog that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Vialog, upon advice of Vialog, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Vialog as to the future financial performance of Vialog. Accordingly, Lehman Brothers relied upon such projections in performing its analysis.

          In addition, for purposes of its analysis, based on the historical performance of Vialog and the competitive environment of the industry, Lehman Brothers also considered more conservative assumptions and estimates. This resulted in adjustments to the projections of Vialog. Lehman Brothers discussed these adjusted projections with Vialog’s management, and they agreed with the appropriateness of the use of such adjusted projections by Lehman Brothers in performing its analysis. With respect to the financial projections of Genesys, upon advice of Genesys, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genesys as to the future financial performance of Genesys. Accordingly, Lehman Brothers relied upon such projections in performing its analysis. In addition, based on the competitive environment of the industry in the United States, Lehman Brothers also considered more conservative assumptions and estimates. This resulted in adjustments to the projections of Genesys used by Lehman Brothers in performing its analysis. With respect to synergies that could be expected from the merger, upon Vialog’s advice, Lehman Brothers assumed that such synergies will be realized substantially in accordance with such estimates.

          In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of Vialog. Lehman Brothers conducted only a limited physical inspection of Vialog’s properties and facilities. In addition, Vialog did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Vialog’s business or an equity investment in Vialog. The opinion of Lehman Brothers was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

          In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Vialog or Genesys, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered by Genesys to Vialog’s stockholders in the proposed transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vialog and Genesys. None of Vialog, Genesys, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

          The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Vialog board. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of Vialog, Genesys and the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vialog and Genesys. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

          For purposes of Lehman Brothers’ analyses, equity value is calculated as the sum of:

•   the value of all shares of common stock, assuming the exercise of all options which have an exercise price less than the current market value, warrants, and convertible securities, less the proceeds from such exercise.

          Enterprise value is calculated as the sum of:

• equity value; plus

• long-term and short-term indebtedness; minus

• cash and cash equivalents.

Purchase Price Ratio Analysis

          The purchase price ratio analysis calculates the equity values and enterprise values that would result for a given per share purchase price of Vialog common stock. These equity values and enterprise values were then compared as a ratio to certain measures of financial performance including revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), derived from Vialog’s financial projections. Such analysis gives an overview of what different per share purchase prices for Vialog common stock would equate to in terms of financial ratios described above. While not offering a valuation range, this analysis merely translates the offer price into more complete financial terms.

          Specifically, Lehman Brothers looked at the financial ratios that the proposed transaction would result in. Using the average closing stock price for Genesys’ ordinary shares for the 10 trading days ending on September 27, 2000, the value of Genesys’ shares to be received by holders of Vialog common stock would have been U.S.$ 13.2616, or U.S.$ 13.26, per share. Assuming that each share of Vialog common stock were exchanged for $13.26 worth of Genesys shares, Lehman Brothers calculated the ratio of equity value of Vialog to Vialog’s net income. Lehman Brothers also calculated the ratio of enterprise value of Vialog to Vialog’s revenue, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) derived from Vialog’s financial projections. Assuming that each share of Vialog was exchanged for $13.26 worth of Genesys’ shares, the following table presents the ratios of implied equity value to 1999, last twelve months, and projected 2000 net income and the ratios of enterprise value to 1999, last twelve months, and projected 2000 revenue, and EBITDA.

Equity Value Multiples
1999 Net Income	NM
Last Twelve Months Net Income	NM
2000E Net Income	NM

Enterprise Value Multiples
1999 Revenue	3.4x
Last Twelve Months Revenue	3.2x
2000E Revenue	2.9x

1999 EBITDA	18.4x
Last Twelve Months EBITDA	14.7x
2000E EBITDA	11.4x

Note: NM means “Not meaningful.” NM appears under the equity value multiples because Vialog’s net income for 1999 and 2000E are negative. 2000E means estimated for the fiscal year 2000.

Comparable Company Trading Analysis

          Lehman Brothers reviewed and compared financial and stock market information relating to Vialog to corresponding financial and stock market information of selected and comparable companies. Lehman Brothers selected a group of comparable companies from the universe of possible companies based on its views as to the comparability of the financial and operating characteristics of conferencing companies to Vialog. With respect to each such analysis, Lehman Brothers made such comparisons with the following companies: Act Teleconferencing, Inc., Latitude Communication, Inc., PTEK Holding, Inc., Gentner Telecommunications, Evoke Communications, Inc., and Webex, Inc. Using publicly available information, Lehman Brothers calculated and analyzed:

•   the ratio of the market price of the common stock of comparable companies to certain of their respective historical and projected financial information (namely net income and price to earnings growth ratio); and

• the enterprise value ratios of comparable companies to certain historical financial criteria (namely revenues, EBITDA, and EBIT) as of September 29, 2000.

          Price to earnings growth ratios are calculated by dividing the net income multiple by the projected earnings growth, for the selected comparable companies. The project earnings growth was based on research analysts’ estimates published by First Call and I/B/E/S services reporting equity analyst estimates.

           The results of this analysis are summarized in the following table for the comparable companies that were selected by Lehman Brothers.

Equity Value Multiples	Average Ratio for the Comparable Companies
2000E Net Income	38.8x
2001E Net Income	20.3x
2000E Price to Earnings Growth	0.9x

Enterprise Value Multiples
2000E Revenue	1.9x
2000E EBITDA	14.6x
2000E EBIT	25.3x

          Lehman Brothers believed that the above analysis resulted in an appropriate valuation of Vialog common stock on a per share basis of U.S.$ 7.30 to U.S.$ 10.95. This range was compared with a purchase price of U.S.$ 13.26 as calculated at the time of announcement. This range was also compared to Vialog’s closing price of U.S.$ 8.81, with a 52 week high and low for Vialog’s common stock of U.S.$ 8.81 and U.S.$ 2.81, respectively, as of September 29, 2000, the last trading day prior to announcement. Lehman Brothers felt that this supported its conclusion that the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders. However, there are inherent differences between the businesses, operations, financial conditions and prospects of Vialog and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group. Accordingly Lehman Brothers considered that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics of Vialog and companies in the comparable company group that would affect the public trading values of Vialog and such comparable companies.

Comparable Company Transaction Analysis.

          The comparable transaction analysis looks at the price that was paid in selected comparable transactions. This information was used to help establish a valuation of Vialog based on similar transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices paid in transactions it identified that were publicly announced since December 31, 1994. These transactions were all in the conferencing industry involving target companies which, Lehman concluded, were similar to Vialog in terms of business mix, product portfolio, and/or markets served.

          Lehman Brothers calculated the enterprise value of the relevant comparable company transactions and calculated the ratio of the enterprise value to selected financial information of the acquired business for the last twelve month period. The following table presents the last twelve month enterprise value to EBITDA ratios for the selected transactions over such period.

Enterprise Value Multiples	Average Ratio for the Comparable Companies
Last Twelve Months EBITDA	7.9x

          Lehman Brothers believed that the above analysis resulted in an appropriate valuation of Vialog common stock on a per share basis of U.S.$ 4.03 to U.S.$ 14.40. This range was compared with a purchase price of U.S.$ 13.26 as calculated at the time of announcement. This range was also compared with Vialog’s closing price of U.S.$ 8.81, with a 52 week high and low for Vialog’s common stock of U.S.$ 8.81 and U.S.$ 2.81, respectively, as of September 29, 2000, the last trading day prior to announcement. Lehman Brothers felt that this supported its conclusion that the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders. However, the reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the businesses, operations, financial conditions and prospects of Vialog and the businesses, operations, and financial conditions of the companies included in the comparable transactions group. Accordingly, Lehman Brothers considered that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments. These qualitative judgments would concern differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Vialog.

Premium Paid Analysis.

          The premium paid analysis compares premiums paid for companies in related industries. The premiums were calculated by comparing the announced purchase price to the stock price of the acquired company at given points in time. Lehman Brothers compared the premium to be paid in the proposed transaction of 50.6%, 75.5% and 62.0%, with premiums paid for companies in related industries over the last four years. These percentages are based on the closing stock price for Vialog’s common stock the day, one week, and one month before announcement of the proposed transaction, respectively.

	1 Day	1 Week	1 Month
Vialog	50.6%	75.5%	62.0%
Mean	32.7%	39.0%	50.0%

          The above analysis, when applied to Vialog, results in a valuation of Vialog common stock of U.S.$ 10.65 to U.S.$ 12.29. This range was compared with a purchase price of U.S.$ 13.26 as calculated at the time of announcement. This range was also compared to Vialog’s closing price of U.S.$ 8.81, with a 52 week high and low for Vialog’s common stock of U.S.$ 8.81 and U.S.$ 2.81, respectively, as of September 29, 2000, the last trading day prior to announcement. Lehman Brothers felt that this supported its conclusion that the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders.

Discounted Cash Flow Analysis.

          The discounted cash flow analysis provides a net present value of management projections of the estimated future free cash flows for both Vialog on a stand alone basis and the combined company. In performing the discounted cash flow analysis, Lehman Brothers also considered the estimated operating synergies and strategic benefits expected by Vialog management to result from the merger. Free cash flow represents operating cash flow available after working capital, capital spending, tax and other operating requirements. Utilizing these financial forecasts, Lehman Brothers calculated a range of present values for Vialog common stock on a stand-alone basis. Lehman Brothers also calculated a range of present values for the combined pro forma company common stock. Lehman Brothers compared the present value of the Vialog common stock to that of the equivalent amount of common stock of the combined company. In calculating the present value of such future cash flows, Lehman Brothers used a range of after-tax discount rates from 13% to 15%. Lehman Brothers also calculated terminal values based upon a range of ratios of estimated EBITDA in 2005 from 10x to 12x for Vialog stand alone and 11.0x to 13.0x for the combined company. The discounted cash flow analysis resulted in a per share equity value, with expected synergies, of a pro forma share of the combined company’ s common stock of U.S.$20.33 to U.S.$ 30.24. This range was compared to the stand alone per share equity value of Vialog common stock of U.S.$ 21.58 to U.S.$ 25.89 based on the results of the discounted cash flow analysis. This range was also compared to Vialog’s closing price of U.S.$ 8.81, with a 52 week high and low of U.S.$ 8.81 and U.S.$ 2.81, respectively, as of September 29, 2000, the last trading day prior to announcement. Lehman Brothers felt that this supported its conclusion that the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders. However, there is subjectivity inherent in the assignment of discount rates to projected cash flows. Because of this subjectivity, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the discounted cash flow analysis.

Discounted Share Value Analysis.

          The discounted share value analysis provides the present value of future stock prices for both Vialog and the combined company based on the financial projections and estimated synergies of both Vialog and Genesys. Lehman Brothers used the financial projections to estimate future stock prices by applying predicted price to earnings ratios to future projected net income. The present value of the projected future stock prices was calculated by discounting such values back to the present using a range of discount values. Using the financial forecasts, Lehman Brothers calculated a range of present values for Vialog common stock on a stand alone basis. This range was compared to the present value of the common stock of the combined company on a pro forma basis. For these calculations, Lehman Brothers used a range of equity discount rates from 15% to 20% and future predicted price to earnings ratios of 17.5x to 22.5x for Vialog stand alone. Additionally, Lehman Brothers used a range of equity discount rates from 15% to 20% and future predicted price to earnings ratios of 20x to 30x for the combined company. The discounted share value analysis resulted in a per share equity value, with expected synergies, of the combined company common stock of U.S.$ 17.34 to U.S.$ 29.15. This range was compared to the stand alone per share equity value of Vialog common stock of U.S.$ 15.45 to U.S.$ 19.86 based on the results of the discounted share value analysis. This range was also compared to Vialog’s closing price of U.S.$ 8.81, with a 52 week high and low of U.S.$ 8.81 and U.S.$ 2.81, respectively, as of September 29, 2000, the last trading day prior to announcement. Lehman Brothers felt that this supported its conclusion that the exchange ratio to be offered to Vialog’s stockholders in the merger was fair from a financial point of view to Vialog’s stockholders. However, there is subjectivity inherent in the assignment of discount rates to projected stock prices. Accordingly, Lehman Brothers believed that it was inappropriate to and therefore did not, rely solely on the quantitative results of the discounted share value analysis.

Contribution Analysis.

          The contribution analysis measures the relative contribution of Vialog to the combined company for various financial measures such as EBITDA, EBIT and net income. Lehman Brothers analyzed the respective financial contributions of Vialog and Genesys to the combined company’s estimated future results for calendar years 2001, 2002 and 2003. Lehman Brothers’ analysis was based on Vialog’s financial projections and Genesys’ financial projections. Stockholders of Vialog would own approximately 21.6% of the combined company after the merger (not accounting for the Astound Incorporated acquisition).

          The following table presents the relative contribution of Vialog to the combined company’s estimated 2001, 2002, 2003 revenue, EBITDA, EBIT, and net income.

Relative Contribution	2001	2002	2003
Revenue	44.7%	40.7%	36.7%
EBITDA	47.7%	42.0%	37.0%
EBIT	47.0%	39.6%	33.7%
Net Income	33.8%	37.8%	26.5%

          The contribution analysis illustrates that the ownership stake Vialog stockholders will have in the pro forma company is in-line with the expected financial contribution Vialog should make to the pro forma company.

          Lehman Brothers is an internationally recognized investment banking firm. As part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Vialog board selected Lehman Brothers because of its expertise, reputation and familiarity with the conferencing industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

           As compensation for its services in connection with the merger, Vialog has agreed to pay Lehman Brothers a fee of U.S.$ 2.0 million, payable upon the closing of the transaction. A portion of the fee accrued upon the delivery of the Lehman Brothers’ opinion. In addition, Vialog has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Vialog and the rendering of the Lehman Brothers opinion.

          In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Vialog and Genesys for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Vialog’s Executive Officers and Directors in the Merger

          In considering the recommendation of the Vialog board of directors, you should be aware that some of the officers and directors of Vialog may have interests in the merger that are different from or in addition to yours. As a result of these interests, the directors and officers of Vialog may be more likely to vote to approve the merger agreement than if they did not hold these interests. Vialog’s stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. These interests include the following:

Options held by Vialog’s Executive Officers and Directors

          As of February 1, 2000, Vialog’s executive officers and directors held vested options to purchase an aggregate of 384,507 shares of Vialog common stock and unvested options to purchase an aggregate of 699,761 shares of Vialog common stock. Except for the options granted to the four Vialog executives that are described below, a change of control of Vialog, including Vialog’s merger with Genesys, will result in the immediate vesting of all of the unvested portion of those stock options held by Vialog’s executive officers and directors.

          In order to induce the four Vialog executives identified below to continue their employment with Vialog through the merger with Genesys, on October 2, 2000, after the public announcement of the merger, Vialog’s board of directors, at the request of Genesys, issued additional stock options to purchase at fair market value as of October 2, 2000 the number of shares of Vialog common stock listed opposite their respective names:

Name	Option Shares
Kim A. Mayyasi	196,850
Michael E. Savage	78,740
Robert F. Saur	78,740
John J. Dion	39,370

          These options vest quarterly in varying amounts over approximately three years, beginning on April 2, 2001. Unlike the other options held by Vialog’s officers, the vesting of these options does not accelerate in the event of a change of control of Vialog.

New Employment Agreements for Four Vialog Executives

          In connection with the merger, each of Kim A. Mayyasi, Michael E. Savage, Robert F. Saur, and John J. Dion has signed employment agreements which will take effect on the date of the merger and which supersede the current employment arrangements between Vialog and these executives. These new employment arrangements will result in increased compensation for each of those executives, beginning on the date of the merger.

Legal Services provided by Mirick, O’Connell, DeMallie & Lougee, LLP

          David L. Lougee, one of Vialog’s directors, is the managing partner of Vialog’s outside general counsel, Mirick, O’Connell, DeMallie & Lougee, LLP. Mr. Lougee’s firm estimates that the legal fees for legal services provided by the firm in connection with the merger will be between U.S.$ 300,000 and U.S.$ 500,000. Mr. Lougee also owns 64,000 shares of Vialog common stock and options to purchase an additional 50,000 shares of Vialog common stock.

GENESYS AFTER THE MERGER

          The merger of Genesys and Vialog will create the world’s leading specialist provider of interactive group communications services, based on revenues. The combined company will have a strong global presence, with strong positions in the United States, Europe and the Asia-Pacific region. The combined company will benefit from strong positions in traditional audio and video conferencing, a base of more than 16,000 customers worldwide, and a portfolio of innovative data collaboration and Web-based services. Based on their knowledge of the global conferencing market, Genesys and Vialog believe that this will put the combined company in a strong position to win major international contracts and to be a major force in the growth of the worldwide group communications market.

Strategy of Genesys after the Merger

          The acquisition of Vialog is a key part of Genesys’ strategy to become the world’s leading independent provider of group communications services and applications in terms of both market share and technology. Acquiring Vialog will allow Genesys to significantly expand its customer base in the United States, and will allow Genesys to market its broad line of services and global presence to Vialog’s large portfolio of clients, which includes some of the world’s largest users of group communications services. For a more detailed description of the strategy of Genesys, see “Business of Genesys — Business Strategy.”

          Genesys expects that the merger will bring the combined company significant opportunities to reach goals that neither Genesys nor Vialog could achieve on its own. After the merger, Genesys intends to exploit these opportunities by doing the following:

•
Offering global services to Vialog’s customer base.    Genesys will market its strong presence in Europe and Asia and its global service capabilities to Vialog’s existing base of multinational companies, all of whom currently use Vialog’s services only in the United States.

•
Encouraging Vialog customers to migrate to automated audio conferencing.     Genesys will take advantage of its experience in implementing and marketing automated audio conferencing to migrate increasing numbers of Vialog’s customers, almost all of which currently use operator-assisted services, to automated services, which involve lower costs for the customer, generate higher margins for Genesys and stimulate customer usage.

•
Taking advantage of Vialog’s existing customer relationships and U.S. sales force to introduce Genesys’ new services.    The acquisition will significantly increase the size of Genesys’ sales force, and give it access to the strong customer relationships Vialog has established with customers in the United States. After the merger, Genesys will use its sales force to actively promote its new, sophisticated services to Vialog’s existing base of clients.

•
Increasing research and development.    The increased size of the combined company will create a larger revenue base that will permit Genesys to increase its total research and development spending and realize greater returns from successful research and development. Genesys intends to use this opportunity to ensure that it remains at the leading edge of group communication technology.

•
Exploiting increased size to improve margins.    The combined company will be a larger purchaser of essential services, such as long distance telephone services, than either of the two companies separately. Genesys intends to negotiate volume-based discounts with suppliers that should improve the margins of the combined company. Genesys will also seek other opportunities to improve margins by reducing overhead and enhancing efficiency.

Financial Impact of the Merger

Strong Revenue Base

          The merger will create a company with a much stronger revenue base than either of Genesys and Vialog alone. The new company’s increased scale will give it a broader base over which to spread fixed costs such as research and development expenses. The charts below illustrate the pro forma revenues of the new group, as compared with Genesys and Vialog prior to the merger, in each case for the first six months of 2000. Vialog revenues were translated into euros at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

          If completed, the Astound acquisition will contribute additional revenues. The net effect of the Astound acquisition would be to increase Genesys’ pro forma revenues for the first half of 2000 by an additional € 1.0 million.

          The pro forma impact of the merger on revenues for the year ended December 31, 1999 is similar in nature, except that the impact of other Genesys acquisitions was greater. For a discussion of the impact of those acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Genesys” beginning on page 111 of this proxy statement / prospectus.

Global Scope

          The combined company’s significant presence in the North American and European markets, together with its presence in the Asia Pacific region, should enhance its ability to win global contracts from the multinational corporations that are the largest users of interactive group communications services. The following charts illustrate the composition of revenues for the first half of 2000 for Genesys and Vialog on a historical basis, and on a pro forma basis after giving effect to the merger.

Effect of the Merger on Geographic Composition of Revenues

Vialog 1H 2000
U.S.
100%
Genesys 1H 2000
U.S.
49%
Asia-
Pacific
4%
Europe
47%
Pro Forma 1H 2000
Asia-Pacific
2%
U.S.
74%
Europe
24%

Goodwill Amortization and Pro Forma Net Loss

          The acquisition of Vialog by Genesys is being accounted for by Genesys under the “purchase” method of accounting under accounting principles generally accepted in both the United States and France. Under the purchase method, the purchase price of Vialog will be allocated to the assets and liabilities acquired from Vialog. The excess of the purchase price over the fair value of Vialog’s net tangible assets is required to be recorded as goodwill and identifiable intangible assets (including assembled workforce and customer relationships) that Genesys will have to amortize. The total amount of goodwill and identifiable intangible assets relating to the merger is estimated to be approximately € 223.9 million, which will be amortized on a straight line basis over four to five years for assembled workforce, five to 10 years for customer relationships and 20 years for goodwill, resulting in annual amortization charges of approximately € 16.7 million. These amortization charges will increase the net loss of Genesys and may extend the time needed for Genesys to reach profitability.

           These merger-related accounting charges will have a significant impact on the net loss of the combined company. The chart below illustrates the net loss of Genesys and Vialog on a historical basis for the first half of 2000 and the corresponding pro forma figure after giving effect to the merger and to Genesys’ other acquisitions during 2000. Taken together, the net effect of the Vialog merger, together with Genesys’ other acquisitions during 2000, will be to increase Genesys’ net loss from € 2.4 million on a historical basis to € 8.9 million on a pro forma basis. The majority of the increase in net loss is due to increased goodwill amortization charges resulting from the acquisition of Vialog, which more than offsets the reduced financing charges resulting from the refinancing of Vialog debt.

          The acquisition of Astound, if completed, will give rise to an additional amount of goodwill and identifiable intangible assets estimated at approximately € 69.8 million, which will be amortized on a straight-line basis over four years for completed technology, three years for assembled workforce and 5 years for goodwill. This will result in estimated annual amortization charges of €  15.7 million. These amortization charges will further increase the net loss of Genesys and may further extend the time needed for Genesys to reach profitability. For the six months ended June 30, 2000, the net effect of the acquisition of Astound is to increase the pro forma net loss of Genesys by an additional € 10.3 million, to a total of € 19.2 million.

Improved Cost Position Through Synergies

          The discussion of net loss above does not take into account the potential operating synergies that Genesys and Vialog estimate can be achieved as a result of the merger. Genesys and Vialog have formed an integration committee to coordinate the integration process and to explore opportunities for cost reduction resulting from the merger. Based on a preliminary analysis, Genesys and Vialog estimate that pre-tax cost savings of U.S.$ 2 million (€ 2.1 million) per year are achievable for the combined company beginning in the first full year following the merger via the integration of Vialog and Genesys Conferencing, Inc., Genesys’ existing U.S. subsidiary. Genesys and Vialog have jointly estimated these synergies by considering the current resources and activities of Genesys Conferencing, Inc. and Vialog to identify overlapping or redundant functions and other opportunities for cost savings. Genesys and Vialog believe the combined company can achieve these cost savings principally due to:

•	reduced selling, general and administrative expenses achieved by eliminating duplicative business functions;

•	lower long-distance and other business expenses resulting from the increased bargaining power of the integrated U.S. operations; and

•	the elimination of duplicate hardware and software costs.

           The statements above regarding potential synergies are forward-looking statements. Actual results may differ materially from those projected above. For the principal foreseeable factors which may cause actual results to differ, see the section “Risk Factors” which begins on page 18 of this proxy statement / prospectus.

Management after the Merger

          After the consummation of the merger, Kim A. Mayyasi, currently president and chief executive officer of Vialog, will continue to be the chief executive officer of Vialog. In addition, Margie Medalle, currently executive vice president for North America of Genesys and chief executive officer of Genesys’ current U.S. operations, will become president and chief operating officer of Vialog. Kevin Fletcher, currently chief financial officer of Genesys Conferencing, Inc., a U.S. subsidiary of Genesys, will become clerk of Vialog.

          Following the merger, the board of directors of ABCD Merger Corp., a subsidiary of Genesys formed for the sole purpose of accommodating the transactions described in the merger agreement, will become the board of directors of Vialog. The board of directors of ABCD Merger Corp. consists of François Legros, chairman and chief executive officer of Genesys, and Pierre Schwich, executive vice president for finance of Genesys.

          Genesys has agreed that, after the consummation of the merger, it will nominate one person designated by Vialog before the special meeting of Vialog stockholders for election to the board of directors of Genesys at its next ordinary general shareholders meeting. That meeting is expected to take place in June, 2001.

THE MERGER AND THE MERGER AGREEMENT

Merger Structure

          The merger agreement provides that, following the approval of the merger agreement by Vialog stockholders and the satisfaction or waiver of the other conditions to the merger, ABCD Merger Corp. will be merged with and into Vialog and Vialog will be the surviving corporation.

          Except for shares of Vialog common stock held by any stockholder who has demanded and perfected dissenters’ rights for such shares, each share of issued and outstanding Vialog common stock will be automatically converted at the effective time of the merger into the right to receive a fraction of a Genesys ADS as determined under the merger agreement. Promptly following the merger, Genesys will deposit with the exchange agent the Genesys shares underlying the American depositary receipts, or ADRs, representing the Genesys ADSs to be issued in exchange for the shares of Vialog common stock held by former Vialog stockholders prior to the merger. Upon receipt from these stockholders of their certificates representing shares of Vialog common stock held prior to the merger, the exchange agent will distribute to former Vialog stockholders the merger consideration in the form of Genesys ADRs which represent Genesys ADSs, along with cash in lieu of any fractional Genesys ADSs. As a result, former Vialog stockholders will become holders of Genesys ADSs. However, persons who are affiliates of Vialog or Genesys will not be eligible to hold Genesys ADSs and will instead be entitled to receive Genesys ordinary shares in the merger.

Merger Notification

          Genesys and Vialog filed a notification of the proposed merger with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on October 25, 2000. The applicable waiting period expired on November 24, 2000. Genesys and Vialog are not required to file a merger notification with the European Commission under applicable law.

The Merger Agreement

          The merger agreement contemplates the merger of ABCD Merger Corp. with and into Vialog, with Vialog surviving the merger as a wholly-owned subsidiary of Genesys. This section of the document describes selected provisions of the merger agreement. This description of the merger agreement is a summary and may not contain all the information that is important to you. You should carefully read the entire copy of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement / prospectus.

Merger Consideration

General

          Upon consummation of the merger, all Vialog common stock held by Vialog as treasury stock will be canceled and no consideration will be paid for that stock. All other shares of Vialog common stock issued and outstanding immediately prior to the consummation of the merger, except for dissenting shares, will automatically be converted into the right to receive Genesys ADSs upon consummation of the merger. (Each Genesys ADS is equivalent to one-half of a Genesys ordinary share, so that two Genesys ADSs are equivalent to one ordinary share).

          The number of Genesys ADSs you will receive for each share of Vialog common stock will depend on the U.S. dollar equivalent of the volume-weighted average closing price of a Genesys ordinary share on the Nouveau Marché of Euronext Paris during the period of 10 trading days ending two trading days prior to the special meeting of Vialog stockholders. That U.S. dollar equivalent price is sometimes referred to as the “volume-weighted average closing price” in this proxy statement / prospectus. If the volume-weighted average closing price of a Genesys ordinary share is:

•
not more than U.S.$ 59.5092 and not less than U.S.$ 43.9851, each share of Vialog common stock will be converted into the right to receive 0.5126 of a Genesys ADS (equivalent to 0.2563 of a Genesys ordinary share);

•
greater than U.S.$ 59.5092, each share of Vialog common stock will be converted into the right to receive the number of Genesys ADSs equal to 1.15 times the quotient (calculated to four decimal places) obtained by dividing U.S.$ 13.2616 by the volume-weighted average closing price, and then multiplying the result by two; or

•
less than U.S.$ 43.9851, each share of Vialog common stock will be converted into the right to receive the number of Genesys ADSs equal to 0.85 times the quotient (calculated to four decimal places) obtained by dividing U.S.$ 13.2616 by the volume-weighted average closing price, and then multiplying the result by two;

          except that:

•	if the volume-weighted average closing price is less than U.S.$ 33.6356, each share of Vialog common stock will be converted into the right to receive 0.6703 of a Genesys ADS; and

•	if the volume-weighted average closing price is more than U.S.$ 69.8587, each share of Vialog common stock will be converted into the right to receive 0.4366 of a Genesys ADS.

If, however, the volume-weighted average closing price is less than U.S.$ 33.6356, the board of directors of Vialog may terminate the merger agreement by notice to Genesys on the second trading day prior to the date of the Vialog special meeting unless Genesys agrees to adjust the exchange ratio to an amount determined by dividing U.S.$ 11.2723 by the average share price, and then multiplying the result by two.

          The ratio ultimately used to determine what each share of Vialog common stock will be converted into upon consummation of the merger is referred to throughout this proxy statement / prospectus as the “exchange ratio.” The consideration ultimately paid to Vialog stockholders is referred to in the document as the “merger consideration.”

          The following table summarizes the number and approximate value of the ADSs you will receive for each share of Vialog common stock you own, based on a range of values for the average closing price for the Genesys shares.

Average Genesys Share Price (U.S.$ equivalent)	Genesys ADSs Delivered per share of Vialog common stock	Approximate value of the Genesys ADSs delivered per share of Vialog common stock(1)
$25	0.6703	$ 8.38
$30	0.6703	$10.06
$35	0.6441	$11.27
$40	0.5636	$11.27
$45	0.5126	$11.53
$50	0.5126	$12.82
$55	0.5126	$14.10
$60	0.5084	$15.25
$65	0.4693	$15.25
$70	0.4366	$15.28
$75	0.4366	$16.37

(1)	Calculated based on the average Genesys share price set forth in the first column.

Fractional Shares

          Genesys will not issue fractional Genesys ADSs in the merger. Instead, each Vialog stockholder entitled to any fraction of a Genesys ADS after aggregating all of his or her Vialog shares will be paid cash (without interest) in an amount equal to the same fraction of one-half of the volume-weighted average closing price as the fraction of a Genesys ADS to which he or she otherwise would be entitled.

Dissenting Shares

          Holders of Vialog common stock who have demanded dissenters’ rights in accordance with the Massachusetts Business Corporation Law will not have their shares converted into the merger consideration. Those holders will only be entitled to those rights granted by the Massachusetts Business Corporation Law until they withdraw or lose their dissenters’ rights. Any Vialog stockholder may vote against the merger and dissent. If the proposed merger is approved, dissenting stockholders may avail themselves of the appraisal remedy. To use the appraisal remedy, a dissenting stockholder must:

•	file a written objection with Vialog before the vote is taken;

•	vote against the merger or abstain from voting; and

•	file a written demand with Vialog for the fair value of the shares within 20 days after notice that the merger has become effective.

          A vote against, or directing a proxy to vote against, the merger will not satisfy the written objection or the written demand requirements. Fair value is normally determined by applying the so-called “Delaware block approach,” which takes into consideration the net asset, earnings value and the market value of the stock. Use of the Delaware block approach is not mandatory, however, and in the event of a dispute, a court will attempt to establish what a willing buyer would realistically pay for the enterprise as a whole on the day preceding the favorable vote of the stockholders.

Stock Options, Warrants and Employee Benefit Matters

Stock Options

          The merger agreement provides that each Vialog stock option outstanding at the time of the consummation of the merger will remain outstanding and continue to be effective in accordance with its terms. Upon exercise of any option following the merger, the person exercising the option will be deemed to automatically offer to exchange the shares of Vialog common stock to which that person is entitled for a number of Genesys ADSs, determined by multiplying the number of shares of Vialog common stock to be received upon such exercise by the exchange ratio, then rounding the result down to the nearest whole Genesys ADS. The aggregate exercise price of any option will be equal to the exercise price as in effect immediately prior to the consummation of the merger divided by the exchange ratio, less the U.S. dollar value (based on the volume-weighted average closing price) of any fractional Genesys ADS eliminated in rounding. However, persons who are affiliates of Vialog or Genesys will not be eligible to hold Genesys ADSs and will instead be entitled to receive Genesys ordinary shares in exchange for their Vialog stock options.

          As soon as practicable, but not more than five business days following consummation of the merger, Genesys will file a registration statement with the SEC to the extent registration is required to allow the Genesys ADSs issued in exchange for Vialog common stock issued pursuant to the Vialog stock options to be freely tradable in the United States. Genesys will use commercially reasonable efforts to maintain the effectiveness of the registration statement for so long as Vialog stock options remain outstanding.

Warrants

          Genesys will enter into a supplemental warrant agreement with Vialog and State Street Bank and Trust Company, the warrant agent for Vialog’s outstanding common stock purchase warrants, immediately prior to the consummation of the merger. The supplemental warrant agreement will entitle holders of these warrants, when they exercise them, to acquire the same number of Genesys ADSs and cash in lieu of fractional shares as they would have been entitled to receive if they had exercised their warrants immediately prior to the merger. Genesys will file a registration statement with the Securities and Exchange Commission to the extent registration is required to allow the Genesys ADSs subject to warrants to be freely tradable in the United States. However, persons who are affiliates of Vialog or Genesys will not be eligible to hold Genseys ADSs and will instead be entitled to receive Genesys ordinary shares in exchange for their Vialog warrants.

Employee Benefit Matters

          The merger agreement provides that for a period of one year following the consummation of the merger, Genesys will provide Vialog employees who are actively employed as of the consummation of the merger with employee benefit plans and arrangements that are, in the aggregate, substantially equivalent to those generally provided by Genesys to the employees of its U.S. subsidiaries immediately prior to the merger. Genesys will also take all steps necessary to ensure (to the extent permitted by law and by the terms of the plans and arrangements) that these continuing employees will receive credit under the Genesys plans and arrangements for their past service with Vialog.

          Further, the merger agreement provides that Genesys will honor all employment related agreements, contracts, arrangements, commitments and understandings as disclosed to Genesys in a specified disclosure schedule to the merger agreement, except as those agreements, contracts, arrangements, commitments and understandings are amended or waived with the consent of the applicable employee.

Closing and Effective Time of the Merger

Closing

          Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived. The closing is expected to take place shortly after the approval of the merger by the Vialog stockholders.

Effective Time

          The merger will be effective upon the filing of the merger agreement or articles of merger with the Secretary of the Commonwealth of Massachusetts. The filing of the merger agreement or articles of merger will be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the merger agreement.

Exchange of Share Certificates

          As soon as practicable after the consummation of the merger, transmittal forms and exchange instructions will be mailed to Vialog stockholders to enable them to surrender and exchange the certificates formerly evidencing shares of Vialog common stock for the merger consideration to which they have become entitled. After receipt of the transmittal forms, each holder of certificates formerly representing Vialog common stock will be able to surrender those certificates to The Bank of New York, as exchange agent, and receive in exchange the following, as applicable:

•	the number of whole Genesys ADSs to which the holder is entitled;

•	any cash payable in lieu of a fractional Genesys ADS;

•
their proportionate amount of any Genesys dividends or other distributions with a record date after the consummation of the merger and paid prior to the Vialog stockholder’s surrender of their certificates; and

•
on the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of any Genesys’ dividends or other distributions with a record date after the consummation of the merger and prior to the Vialog stockholder’s surrender of their certificates, and a payment date after the date the certificates were surrendered.

           Vialog stockholders should not send in their certificates until they receive a transmittal form and instructions from The Bank of New York.

          After the consummation of the merger, each certificate formerly representing Vialog common stock, until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the merger consideration discussed above. Holders of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by Genesys or cash (paid in lieu of any fractional Genesys ADS or otherwise) until their certificates have been exchanged. Subject to applicable laws, following surrender of certificates, dividends and distributions and any cash payments (in lieu of any fractional Genesys ADS or otherwise) will be paid to former Vialog stockholders without interest.

          If a Vialog stockholder transfers ownership of shares of Vialog common stock but the transfer is not registered in the transfer records of Vialog as of the consummation of the merger, the merger consideration may be paid to a transferee if the certificate evidencing those shares of Vialog common stock is presented to The Bank of New York, accompanied by all documents required to evidence and effect the transfer and by evidence that any applicable stock transfer taxes have been paid. The Bank of New York also will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of the certificates signs an affidavit of loss, theft or destruction, as appropriate. Genesys may also, in its discretion, require the holder of lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Genesys or The Bank of New York with respect to any allegedly lost, stolen or destroyed certificates.

          No dividend or other distribution, stock split or interest relating to the Genesys ADSs generally will be made to any fractional Genesys ADS. Fractional Genesys ADSs will not have voting or any other rights.

Conditions to the Consummation of the Merger

Conditions to the Obligation of each Party to Effect the Merger

          The obligations of each of Genesys, ABCD Merger Corp. and Vialog to complete the merger are subject to the satisfaction or waiver of the following conditions:

•
Vialog Stockholder Approval.    The stockholders of Vialog, by affirmative vote of at least two-thirds of the outstanding shares of Vialog common stock, shall have approved the merger agreement and the merger;

•
Genesys Shareholder Approval.    The shareholders of Genesys shall have authorized the issuance of the shares underlying the Genesys ADSs to be issued in the merger in accordance with applicable law and Genesys’ bylaws;

•	Antitrust. Any waiting periods under the Hart-Scott-Rodino Act and the European Union antitrust laws relating to the merger shall have expired or been terminated (this condition has been satisfied);

•	Illegality. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger;

•
Effectiveness of the Registration Statement.    The registration statement on Form F-4 shall have become effective under the Securities Act of 1933 and shall not be subject to any stop order or proceedings seeking a stop order, and any material “Blue Sky” and other state securities laws applicable to the registration and qualification of the Genesys ADSs shall have been complied with (including the visa of the Commission des Opérations de Bourse, the regulatory authority responsible for overseeing the French securities markets);

•
Accountants Letters.    Vialog’s and Genesys’ respective independent auditors shall have furnished the parties with “comfort letters” in accordance with the Financial Accounting Standards Board’s Statement of Accounting Standards No. 72; and

•	Nasdaq Listing. The Genesys ADSs issuable in accordance with the merger shall have been approved for listing on the Nasdaq Stock Market.

The conditions regarding the effectiveness of a registration statement, the listing of the Genesys ADSs on the Nasdaq Stock Market, and the receipt of accountants letters are for the benefit of all parties and may be waived only if they all agree to do so. The other conditions are matters required by law and may not be waived by the parties.

Additional Conditions to the Obligation of Vialog

          The obligation of Vialog to complete the merger is also subject to the satisfaction (or waiver by Vialog) of the following additional conditions:

•
Agreements and Covenants.    Each of Genesys and ABCD Merger Corp. shall have performed in all material respects its respective agreements and covenants as required by the merger agreement, and Vialog shall have received a certificate to that effect signed by the president or a senior executive vice president of Genesys;

•
Representations and Warranties.    Except as would not reasonably be expected to have a material adverse effect on Genesys or as otherwise contemplated by the merger agreement, the representations and warranties of Genesys and ABCD Merger Corp. shall be true and correct in all respects as of the consummation of the merger, and Vialog shall have received a certificate to that effect signed by the president or a senior executive vice president of Genesys;

•
Tax Opinion.    Vialog shall have received a tax opinion from Cadwalader, Wickersham & Taft, special counsel to Vialog, in form and substance reasonably satisfactory to Vialog, to the effect that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that Genesys and Vialog will each be parties to the reorganization;

•
Repayment of High Yield Notes.    Genesys shall have arranged for Vialog to secure financing to enable Vialog, concurrently with the closing of the merger, to repay its outstanding 12 3 /4% Series B Senior Notes due November 15, 2001, in the outstanding principal amount of U.S.$ 75 million at the price specified in the indenture under which such notes were issued (which will be 105% of their principal amount plus accrued interest, unless Vialog can satisfy a debt-incurrence test under the indenture, which test Vialog will likely not satisfy);

•
Repayment of Senior Debt.    Genesys shall have arranged financing to enable Vialog, concurrently with the closing of the merger, to repay and terminate its obligations under its agreement with Coast Business Credit, or Coast Business Credit shall have consented to the terms of the merger and Coast’s consent is acceptable to Genesys in its sole discretion; and

•
Legal Opinions.    Vialog shall have received legal opinions from Marie Capela-Laborde, Genesys’ in-house Group Legal Counsel, and the firm of Cleary, Gottlieb, Steen & Hamilton, outside counsel to Genesys, as to specified matters relating to the merger.

Additional Conditions to Obligation of Genesys and ABCD Merger Corp.

          The obligations of Genesys and ABCD Merger Corp. to complete the merger are also subject to the satisfaction (or waiver by Genesys) of the following additional conditions:

•
Agreements and Covenants.    Vialog shall have performed in all material respects its agreements and covenants as required by the merger agreement, and Genesys shall have received a certificate to that effect signed by the president and chief executive officer of Vialog;

•
Representations and Warranties.    Except as would not reasonably be expected to have a material adverse effect on Vialog or as otherwise contemplated by the merger agreement, the representations and warranties of Vialog shall be true and correct in all respects as of the consummation of the merger, and Genesys shall have received a certificate to that effect signed by the president and chief executive officer of Vialog;

•
Compliance with Foreign Laws.    All foreign laws regulating competition, antitrust, investment or exchange control shall have been complied with, and all approvals required under those foreign laws have been received;

•	Legal Opinion. Genesys shall have received a legal opinion from the firm of Cadwalader, Wickersham & Taft, special counsel to Vialog, as to specified matters relating to the merger; and

•
Employment Agreements.    Each of the following individuals shall have executed an employment agreement and each employment agreement is in full force and effect immediately prior to the consummation of the merger:

•	Kim A. Mayyasi;

•	Robert F. Saur;

•	Michael E. Savage;

•	John J. Dion; and

•	Shelly Robertson.

No Solicitation

          In the merger agreement, Vialog agreed not to solicit, initiate, encourage or facilitate any other acquisition proposal or engage in discussions or negotiations with any person that has made an acquisition proposal. Vialog also agreed not to disclose any nonpublic information relating to itself or any of its subsidiaries or afford access to its or its subsidiaries’ properties, books or records to any person that has made an acquisition proposal or has advised that it is interested in making one.

          For the purposes of these undertakings, an acquisition proposal means any:

•	offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving Vialog;

•	offer or proposal for the acquisition or purchase of 25% or more of any class of Vialog’s equity securities;

•
tender offer (including a self tender) or exchange offer that, if consummated, would result in any party owning 25% or more of any class of equity securities of Vialog or 25% or more of Vialog’s and its subsidiaries’ assets, taken as a whole; or

•	solicitation in opposition to approval of the merger agreement by Vialog’s stockholders.

          Notwithstanding the foregoing, until the consummation of the merger, if Vialog’s board of directors determines in good faith that another party has made a superior proposal and that failure to engage in negotiations or discussions or provide information is likely to result in a breach of its fiduciary duties, then if the proposal did not arise or result from a breach of its nonsolicitation obligations, Vialog may furnish information with respect to itself and its subsidiaries and may participate in negotiations regarding the acquisition proposal. In order to do so, however, Vialog must:

•	enter into a confidentiality agreement with terms no less favorable to Vialog than the terms of the confidentiality agreement between Vialog and Genesys; and

•	provide 24 hours prior notice to Genesys of Vialog’s intention to provide such information.

           For the purpose of the exception described in the preceding paragraph, a superior proposal is an acquisition proposal which, in the reasonable judgment of Vialog’s board of directors, based on such matters as the board deems relevant, including the advice of Vialog’s financial advisor, is:

•	reasonably likely to result in a transaction more favorable to Vialog’s stockholders than the merger with Genesys; and

•	reasonably capable of being financed by the person making the proposal on a timely basis.

          Additionally, Vialog agreed to cease any discussions and negotiations regarding any acquisition proposal with any third parties which may have been ongoing at the time of the execution of the merger agreement. Finally, Vialog agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement unless the third party has made a superior proposal.

Termination of the Merger Agreement

          The merger agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the consummation of the merger, whether before or after Vialog has obtained shareholder approval:

•	by the mutual written consent of Vialog and Genesys;

•
by either Vialog or Genesys, if the merger is not consummated by May 15, 2001, provided the party seeking to terminate has not by its failure to fulfill its obligations been the cause of the delay in consummating the merger agreement by that date;

•
by either Vialog or Genesys, if the Vialog stockholders do not approve the merger or if the Genesys shareholders fail to approve the issuance of the shares underlying the Genesys ADSs to be issued in the merger;

•
by either Vialog or Genesys, if any law or regulation makes consummation of the merger illegal or any judgment, injunction, order or decree permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and nonappealable;

•
by Genesys, if Vialog’s board of directors withholds, withdraws, modifies or amends in any respect adverse to Genesys or ABCD Merger Corp., its approval or recommendation of the merger, or resolves to do so;

•
by Genesys, if Vialog’s board of directors enters into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal or recommends any acquisition proposal to the Vialog stockholders or resolves or announces an intention to do so;

•
by Genesys, if a tender offer or exchange offer for 25% or more of the outstanding shares of Vialog common stock is announced or commenced, and either Vialog’s board of directors recommends the offer be accepted or, within ten business days of commencement of the offer, but at least three business days prior to the special meeting, does not recommend against acceptance or takes no position with respect to the offer;

•	by Genesys, if Vialog fails to include in its proxy statement the recommendation of Vialog’s board of directors in favor of the merger or the merger agreement;

•
by Genesys, if Vialog’s board of directors fails to reaffirm its recommendation in favor of the merger within ten business days after the announcement of an acquisition proposal and Genesys’ written request for reaffirmation in connection therewith (or as soon as practicable if the announcement occurs less than ten business days prior to the special meeting of Vialog stockholders);

•	by Genesys, if Vialog breaches its obligations not to solicit other transactions (as described in “— No Solicitation” above);

•	by Vialog, if the registration statement is not declared effective by the SEC on or before April 1, 2001;

•
by Vialog, if prior to approval of the merger by Vialog stockholders, the board of directors of Vialog approves a superior proposal (as described in “— No Solicitation” above), provided that Vialog may not terminate the merger agreement under these circumstances unless Vialog:

•	gives Genesys at least three business days prior notice of the terms of the superior proposal and the identity of the party proposing it,

•	negotiates in good faith with Genesys during this three day period to permit Genesys to make an equivalent proposal,

•	enters into a definitive agreement with respect to, or consummates, the superior proposal, and

•	at the same time as it does so, it pays Genesys the termination fee described below under “— Fees and Expenses;”

•	By Vialog, if the average share price on the second trading day prior to the special meeting is less than U.S.$ 33.6356 (except as described above under “— Merger Consideration”);

•
by Genesys, if Vialog breaches any representation or warranty, or if any representation or warranty becomes untrue, incomplete or incorrect, except as otherwise contemplated by the merger agreement and except for failures of representations or warranties to be true, complete and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Vialog. However, if Vialog can cure the breach through exercise of commercially reasonable efforts by the closing date or, in the case of any breach that is reasonably capable of being remedied within 30 days, for so long as Vialog exercises those reasonable efforts during the 30-day period, Genesys cannot terminate the merger agreement based on that breach;

•
by Vialog, if Genesys breaches any representation or warranty, or if any representation or warranty becomes untrue, incomplete or incorrect, except as otherwise contemplated by the merger agreement and except for failures of representations or warranties to be true, complete and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Genesys. However, if Genesys can cure the breach through exercise of commercially reasonable efforts by the closing date or, in the case of any breach that is reasonably capable of being remedied within 30 days, for so long as Genesys exercises those reasonable efforts during the 30-day period, Vialog cannot terminate the merger agreement based on that breach;

•
by Vialog, if Genesys materially breaches any covenant or agreement, unless Genesys can cure the breach through exercise of commercially reasonable efforts within 30 days, in which case, for so long as Genesys exercises those reasonable efforts during the 30-day period, Vialog cannot terminate the merger agreement based on that breach; or

•
by Genesys, if Vialog materially breaches any covenant or agreement, unless Vialog can cure the breach through exercise of commercially reasonable efforts within 30 days, in which case, for so long as Vialog exercises those reasonable efforts during the 30-day period, Genesys cannot terminate the merger agreement based on that breach.

          Any party terminating the merger agreement must give written notice of the termination to the other party.

Fees and Expenses

Fees

          Vialog agreed to pay Genesys a U.S.$ 5.25 million fee if:

•
an acquisition proposal (as defined above) has been made and has not been publicly and irrevocably withdrawn and Genesys terminates the merger agreement because Vialog’s board of directors withholds, withdraws or modifies or amends in any respect adverse to Genesys or ABCD Merger Corp. its approval or recommendation of the merger or resolves to do so; or

•	Vialog terminates the merger agreement to enter into an agreement with respect to an acquisition proposal; or

•
Genesys or Vialog terminates the merger agreement because the Vialog stockholders have not approved the merger and the merger agreement or because the merger has not been consummated on or before May 15, 2001 and:

•	an acquisition proposal has been made and has not been publicly and irrevocably withdrawn at the time the merger agreement is terminated; and

•
within 12 months of the termination, Vialog enters into a definitive agreement with respect to any sale of substantially all of its assets, or any merger, consolidation, recapitalization, liquidation, tender offer, exchange offer or other business combination involving the acquisition, purchase or change of control of 50% or more of any class of Vialog’s equity securities;

except that no fees will be payable by Vialog to Genesys if Vialog terminates the merger agreement because the merger has not been consummated on or before May 15, 2001 and:

•	after there has been a material adverse change in the financial condition, business, assets, prospects or results of operations of Genesys and its subsidiaries, taken as a whole; or

•
in the event Genesys or ABCD Merger Corp. breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or a representation or warranty of Genesys has become untrue, incomplete or incorrect, in either case so as to give Vialog the right to terminate the merger agreement, and Genesys has failed to cure the breach; or

•	the shareholders of Genesys have failed to approve the issuance of the shares underlying Genesys ADSs to be issued in the merger.

Expenses

          Except as discussed above, each party has agreed to pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby.

Conduct of Businesses Prior to the Merger

          Each of Vialog and Genesys has agreed that, prior to the consummation of the merger, it will conduct its business, and that of its subsidiaries, in the ordinary course of business consistent with past practice. In this regard, each of Vialog and Genesys will use reasonable efforts to:

•	preserve intact its business organization and business relationships with third parties; and

•	keep available the services of its present officers and employees.

          In particular, each of Vialog and Genesys has agreed that it will not, and its subsidiaries will not, take any action that makes any of their respective representations and warranties untrue unless the merger agreement provides otherwise or unless the action would not reasonably be expected to result in a material adverse effect on Vialog or Genesys, as the case may be.

          Furthermore, Vialog has agreed that neither it nor any of its subsidiaries, without the prior written consent of Genesys, will:

•
declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, or repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or other equity securities or ownership interests;

•	amend any provision of its articles of incorporation or by-laws or any material term of any of its outstanding securities (other than securities of a wholly-owned subsidiary);

•
incur, assume or guarantee any indebtedness for borrowed money other than borrowings reflected on Vialog’s balance sheet as of June 30, 2000 included in its report on Form 10-Q for the six months ended on such date and borrowings under its existing credit agreement with Coast Business Credit; provided that the aggregate principal amount of Vialog borrowings may not exceed U.S.$ 15 million at any time;

•	change any accounting method or accounting practice, except for changes required because of changes in accounting principles generally accepted in the United States;

•	grant any severance or termination pay to any director, officer or employee, except under agreements entered into before October 1, 2000;

•	enter into any employment, deferred compensation or other similar agreement (or amend any existing agreement) with any director, officer or employee;

•	increase the benefits payable under any employee benefit plan, severance or termination pay policy or employment agreement;

•
increase compensation, bonuses or other benefits payable to directors, officers or employees, other than in the ordinary course of business and consistent with past practices, or accrue bonuses for any officers or employees beyond the amounts specified in their employment agreements;

•
issue securities other than pursuant to the exercise of options or warrants outstanding as of December 31, 1999 and other than the issuance of options after December 31, 1999 pursuant to any stock option plan in effect on that date and the issuance of securities pursuant to such stock options;

•	acquire, dispose of or exclusively license any of its material assets;

•
enter into any agreement that limits its ability to compete in any line of business or with any person or in any geographical area or which involves exclusivity arrangements or exclusive dealings to which it is a party, except for sales in the ordinary course of business consistent with past practice;

•	acquire or dispose of capital stock of any third party;

•	merge or consolidate with any third party;

•	enter into any consulting, financial advisory or similar agreement involving a commitment in excess of U.S.$ 15,000;

•	enter into any other contract or agreement involving a commitment in the aggregate of U.S.$ 100,000 or more, other than in the ordinary course of business;

•	make any capital expenditure, except for not more than a total of U.S.$ 6 million of capital expenditures permitted for the period from October 1, 2000 to March 29, 2001;

•	settle, compromise or dispose of any claim, action or proceeding seeking monetary damages in excess of U.S.$ 100,000 or otherwise material to Vialog;

•	enter into any joint venture, partnership or similar agreement with any person other than a wholly-owned subsidiary; or

•	authorize, commit to or agree to take any of the foregoing actions, except as otherwise permitted by the merger agreement.

          In addition, Genesys has agreed that neither it not any of its subsidiaries, without the prior consent of Vialog, will:

•
declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, or repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or other equity securities or ownership interests;

•
amend any provision of the organizational documents or by-laws (statuts) or amend any material term of any of its outstanding securities (other than securities of a wholly-owned subsidiary) that would have a material adverse effect on Genesys or would impair its ability to consummate the merger;

•
incur, assume or guarantee any indebtedness for borrowed money other than indebtedness of up to U.S.$ 15 million for a potential acquisition and other borrowings up to an aggregate principal amount of U.S.$ 10 million (or the equivalent in euros);

•	change any accounting method or accounting practice, except for changes required because of changes in accounting principles generally accepted in either the United States or France;

•	acquire, dispose of or exclusively license any of its, or any of its subsidiaries’, material assets;

•
enter into any agreement that limits its ability to compete in any line of business or with any person in any geographical area or involves exclusivity arrangements or exclusive dealings to which it is a party, except for sales in the ordinary course of business consistent with past practice;

•	acquire or dispose of capital stock of any third party;

•
merge or consolidate with any third party that would be material to Genesys and its subsidiaries taken as a whole, except that Genesys may proceed with one identified potential acquisition (Astound) for which Genesys may issue up to 1,200,000 Genesys ordinary shares and other mergers and acquisitions that do not involve the issuance of more than a total of 1,500,000 Genesys ordinary shares;

•	issue securities other than pursuant to:

•	the exercise of options or warrants or the conversion of Genesys convertible debentures outstanding as of June 30, 2000; or

•
the issuance of options after June 30, 2000 pursuant to any stock option plan of Genesys in effect on that date or the stock option plan adopted by Genesys on September 8, 2000, and the issuance of securities pursuant to such stock options;

•	enter into any joint venture, partnership or similar agreement with any person other than a wholly-owned subsidiary; or

•	authorize, commit to or agree to take any of the foregoing actions, except as otherwise permitted by the merger agreement.

          As required under the merger agreement, Vialog has terminated its exchange offer for its outstanding 12  3 /4% Series B Senior Notes due November 15, 2001.

Approval by Genesys Shareholders

          Under French law, the shareholders of Genesys are required to authorize the company’s issuance of the shares underlying the Genesys ADSs that will be issued in the merger in exchange for Vialog common stock, although they are not required to vote on approval of the merger itself. Genesys has agreed to convene a shareholders meeting for this purpose as soon as practicable after the date of this proxy statement / prospectus and to use all reasonable efforts to obtain favorable action by its shareholders. The Genesys shareholders meeting has been scheduled for March 23, 2001. As required by the merger agreement, the board of directors of Genesys has recommended approval of the share issuance to its shareholders and has prepared a report to be submitted to the shareholders meeting as required by French law. Although Genesys expects that its shareholders will approve the issuance of the shares underlying the Genesys ADSs, there can be no assurance that they will do so. If they do not, both Genesys and Vialog have the right to terminate the merger agreement.

Representations and Warranties

          The merger agreement contains various customary representations and warranties by Vialog, on the one hand, and by Genesys and ABCD Merger Corp., on the other hand, relating to, among other things:

•	proper organization and good standing;

•	capitalization;

•	authority relating to the merger agreement;

•	consents and approvals and the absence of any violation of laws or other agreements;

•	the filing of reports with public agencies and the preparation and fair presentation of financial statements;

•	the absence of any undisclosed liabilities;

•	the absence of material adverse changes or events;

•	taxes;

•	litigation and compliance with laws;

•	material contracts;

•	employee benefit matters;

•	labor controversies;

•
the accuracy of information supplied by each party for inclusion or incorporation by reference in this proxy statement / prospectus, in the registration statement of which this proxy statement / prospectus is a part and in the listing prospectus to be filed by Genesys with the stock exchange regulatory authority in France;

•	significant customers;

•	intellectual property matters;

•	affiliate transactions;

•	tax treatment of the merger;

•	environmental matters; and

•	brokers and finders.

          In addition, the merger agreement contains additional customary representations and warranties of Vialog relating to:

•	the required shareholder vote for the approval of the merger;

•	the opinion of Lehman Brothers, Vialog’s financial advisor;

•	the Vialog board of directors’ recommendations regarding the merger;

•	accounts receivable and accounts payable; and

•	insurance.

          The merger agreement also contains additional customary representations and warranties of Genesys relating to:

•	its status under U.S. federal securities laws;

•	its ability to list the Genesys ADSs on the Nasdaq Stock Market and the Nouveau Marché of Euronext Paris; and

•	the operations of ABCD Merger Corp.

Amendments, Modifications and Waiver

          Until the merger agreement has been approved by the Vialog stockholders, it may be amended, modified or waived by the parties to it if the amendment, modification or waiver is in writing and signed, in the case of an amendment, by each of Vialog, Genesys and ABCD Merger Corp. or, in the case of a waiver, by the party against whom the waiver is to be effective. After the merger agreement has been approved by the Vialog stockholders, it may not be amended except as allowed under applicable law.

Indemnification

          Genesys will, and after the merger will cause Vialog to, provide indemnification to individuals who have served as officers, directors, employees and agents of Vialog, for three years after the merger, as set forth in Vialog’s articles of organization and by-laws, or in any agreement, according to the terms in effect on October 1, 2000. For three years after the consummation of the merger, Genesys will cause Vialog to provide officers’ and directors’ liability insurance covering acts and omissions which occurred prior to the consummation of the merger to officers and directors of Vialog covered by insurance at the time of the consummation of the merger, on terms no less favorable than those provided by Vialog prior to the merger. In no event, however, will Genesys or Vialog be required to expend more than 150% of the annual premiums paid by Vialog at the time of the merger.

Miscellaneous

          Genesys and Vialog have agreed to cooperate with each other:

•	in connection with the preparation of the registration statement on Form F-4;

•	in determining whether any other governmental filings must be made, or other actions taken or consents or approvals of parties to any material contracts must be obtained; and

•	in obtaining all actions, consents, approvals or waivers from any governmental agencies or any parties to any material contracts.

          Vialog has agreed to obtain the consent of any third party whose consent is required in connection with the merger to avoid the termination, cancellation or acceleration of any contract or license if the failure to obtain this consent would have a material adverse effect on Vialog. Vialog will need to obtain the consent of the following entities in connection with the merger:

•	Coast Business Credit (unless the loan with Coast is paid off at closing);

•	the landlords of four properties that Vialog or one of its subsidiaries is currently leasing; and

•	Sprint Communications Company L.P.

THE VOTING AGREEMENT

          As a condition to the willingness of Genesys to enter into the merger agreement Kim A. Mayyasi, Michael E. Savage, Robert F. Saur, Joanna M. Jacobson, David L. Lougee, Richard G. Hamermesh, Edward M. Philip and John J. Hassett entered into a voting agreement with Genesys, dated as of October 1, 2000. The following is a summary of the voting agreement, and may not contain all of the information that is important to you. You should read the entire voting agreement, a copy of which is attached to this proxy statement / prospectus as Annex C. Kim A. Mayyasi, Michael E. Savage, Robert F. Saur, Joanna M. Jacobson, David L. Lougee, Richard G. Hamermesh, Edward M. Philip and John J. Hassett are collectively referred to below in this proxy statement / prospectus as the “individual stockholders.”

Agreement to Vote in Favor of the Merger

          Unless Vialog’s board of directors has withdrawn, modified or changed its recommendation for approval of the merger agreement or the merger, each of the individual stockholders has agreed to vote all of the shares of Vialog common stock which that person owned on October 1, 2000 or acquired thereafter:

•	in favor of the approval, consent, ratification and adoption of the merger agreement and the merger;

•	against any action that would materially impede, interfere with or discourage the merger; and

•	against any:

•	merger, consolidation or other business combination involving Vialog;

•	recapitalization, reorganization, dissolution or liquidation of Vialog;

•	extraordinary corporate transaction involving a disposition of 50% or more of Vialog’s assets; and

•
any action that would result in any material breach of representations, warranties, covenants or agreements Vialog made or agreed to in the merger agreement, other than the merger and related transactions with Genesys.

          Additionally, each individual stockholder has appointed Genesys, or any nominee of Genesys, with full power of substitution, as that individual stockholder’s irrevocable proxy and attorney-in-fact to vote and otherwise act (by written consent or otherwise) with respect to the individual stockholder’s shares of Vialog common stock in the event that the individual shareholder does not comply with its obligations under the voting agreement.

Representations and Warranties of the Individual Stockholder

          Each individual stockholder made representations and warranties to Genesys relating to:

•	the number of shares owned;

•	the nature of ownership;

•
the absence of any other voting agreement, voting trust, shareholder agreement, proxy or other agreement or understanding with respect to the voting or transfer of any shares of Vialog common stock in connection with the merger;

•	his or her capacity to enter into the voting agreement and the legality, validity and binding nature of the voting agreement;

•	the lack of conflicts with laws and rights of third parties;

•	consents and approvals; and

•	the absence of litigation that could materially impede the individual stockholder’s ability to perform its obligations under the agreement.

Representations and Warranties of Genesys

          Genesys made representations and warranties to the individual stockholders relating to:

•	its authority to enter into the voting agreement and the validity and binding nature of the voting agreement with respect to it;

•	the lack of any conflict with the organizational documents of Genesys, with any law or with Genesys’ agreements with third parties; and

•	required filings and consents.

COMPARISON OF SHAREHOLDERS RIGHTS

          The rights of Vialog stockholders are governed by the Massachusetts Business Corporation Law and the provisions of Vialog’s articles of organization and by-laws. The rights of Genesys shareholders are governed by the French Commercial Code and by the provisions of Genesys’ by-laws. The following is a summary of the material differences between the rights of Vialog and Genesys shareholders. For more complete information, you should read Vialog’s articles of organization and by-laws, the Genesys by-laws, the Massachusetts Business Corporation Law and the French Commercial Code.

          Furthermore, the rights of holders of Genesys ADSs differ from those of Genesys shareholders. The rights of holders of Genesys ADSs are described under “Description of Genesys American Depositary Shares, beginning on page 163 of this proxy statement / prospectus”.

Size and Qualification of the Board of Directors

Vialog

          The Vialog articles of organization provide that the board is divided into three classes, as nearly as equal in number as possible, with the term of office of the directors of each class to expire at the third succeeding annual meeting after their election. A Massachusetts corporation must have at least three directors where the number of stockholders is at least three. The Vialog bylaws provide that the Vialog board of directors must consist of at least three members as fixed by the stockholders at the annual meeting. The number of directors may be changed by amending Vialog’s bylaws, or by amending Vialog’s articles of organization.

Genesys

          Genesys’ by-laws provide that the board of directors shall consist of not less than three directors, nor more than 24 directors, each of whom shall be elected by the shareholders at an ordinary shareholders’ meeting. Under the French Commercial Code, directors may be natural persons or legal entities.

          Under the terms of the merger agreement, Genesys has agreed that, after the consummation of the merger, it will nominate one person designated by Vialog before the special meeting of Vialog stockholders for election to the board of directors of Genesys at its next ordinary general shareholders meeting. That meeting is expected to take place in June, 2001. See “ The Merger and the Merger Agreement — Management after the Merger” beginning on page 51 of this proxy statement / prospectus.

          Under the French Commercial Code, each director must be a shareholder of the corporation. Genesys’ by-laws provide that a director must own at least one share of the company for as long as he or she serves as a director. As of the date of this proxy statement / prospectus, Genesys’ board of directors consisted of four members.

          The French Commercial Code provides that each director is eligible for reappointment upon the expiration of his or her term of office, which is and will remain fixed at six years under the by-laws of Genesys.

          The chairman of the board of directors of Genesys is elected by the directors and must be a natural person. The chairman will serve for the term determined by the board when the chairman is elected. Under the French Commercial Code, the chairman’s term is automatically terminated upon the expiration of his or her term as a director.

Election and Removal of Directors

Vialog

          The stockholders of Vialog may remove any director only for cause and may fill the vacancy created by the removal, by an affirmative vote of the majority of the shares entitled to vote at such meeting, provided that a quorum is present. Any other vacancy in the Vialog board, including any vacancy resulting from an increase in the number of directors, may be filled by the vote of a majority, although less than a quorum, of the directors in office at the time the increase becomes effective. Directors so elected hold office until the next annual meeting of the stockholders or until a successor has been elected. The number of directors may be increased by the stockholders or the directors.

Genesys

          The members of Genesys’ board of directors may be removed prior to the expiration of their terms by a majority vote of the shareholders. Under the French Commercial Code law, removal of members of the board of directors will not subject the company to liability unless the removed director shows that his or her removal was done in an injurious and/or vexatious manner.

          As required by French company law and Genesys’ by-laws, in the case of a vacancy resulting from the resignation or death of a member of the board of directors, the remaining members may fill the vacancy by appointing a new member of the board, subject to ratification by the shareholders at the next ordinary general meeting.

Shareholder Nominations

Vialog

          Neither the Massachusetts Business Corporation Law, Vialog’s articles of organization nor Vialog’s by-laws specifically provides to stockholders the right to nominate individuals for election to Vialog’s board of directors, but such nominations are permitted. In addition, Vialog’s by-laws provide that a special meeting of stockholders must be called by Vialog’s clerk upon written application of one or more stockholders who hold at least thirty-five percent of Vialog’s outstanding capital stock. The written application may include the nomination of one or more individuals to serve as directors. Assuming a quorum is present, the presiding officer of the special meeting would then be obligated to bring the nomination to a vote of the stockholders present at the meeting.

Genesys

          Under the French Commercial Code, shareholders can nominate individuals for election to a company’s board of directors at a shareholders’ meeting. If the nomination is part of the agenda of the shareholders’ meeting, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, as well as the number of the company’s shares owned by such candidate, if any. This information must be made available to shareholders by the company’s board of directors no less than 15 days before the meeting. In addition, if the agenda for the shareholders’ meeting includes the election of members of the board of directors, any shareholder may nominate a candidate for election to the board at the shareholders’ meeting, even if the shareholder has not followed established nomination procedures. Under the French Commercial Code, shareholders cannot elect a new director at a general shareholders’ meeting if the agenda for the meeting does not include the election of directors, unless such nomination is necessary to fill a vacancy due to the previous removal of a director.

Shareholders’ Meetings and Quorum

Vialog

          Under the Vialog bylaws, the annual stockholders meeting is scheduled to be held each year on the second Monday in May. If the annual meeting for the election of directors is not held on the designated date, a special meeting of stockholders may be held in lieu of the annual meeting within six months of the end of Vialog’s fiscal year.

          A special meeting of stockholders of Vialog may be called by the directors or Vialog’s president. A special meeting must be called by the clerk upon the written application of at least 35% in interest of the outstanding shares of Vialog entitled to vote.

           A quorum for a meeting of the stockholders of Vialog consists of the holders of shares constituting a majority of the voting power of the outstanding shares of Vialog entitled to vote. If two or more classes of stock are outstanding and entitled to vote as separate classes, then in the case of each class, a quorum consists of a majority in interest of the stock of that class issued, outstanding and entitled to vote. A majority of the stock having voting power present in person or by proxy is required for an action by the stockholders of Vialog unless otherwise required by the Massachusetts Business Corporation Law or Vialog’s articles of organization.

Genesys

          As required by the French Commercial Code, an annual ordinary general meeting of the shareholders is to be held in order to, among other things, ratify transactions between the company and any member of its board of directors and/or any managing director, if any, and to receive the board of directors’ annual report and the statutory auditor’s reports on the operations of, and the financial statements for, the company for the past fiscal year. The company must hold the meeting within six months of the end of its fiscal year.

          All shareholder meetings are held pursuant to an announcement notice published in the Bulletin of Obligatory Legal Announcements at least 30 days before the meeting takes place. This legal requirement will apply to Genesys as long as it remains listed on the Nouveau Marché of Euronext Paris. In addition, a notice of the meeting must be further published in the Bulletin of Obligatory Legal Announcements and in a newspaper authorized to publish legal announcements and the period of time between the announcement and the date of the meeting shall be no fewer than 15 days for the first notice and six days for notice of the resumption of any adjourned meeting. The same notice must be sent to each shareholder holding shares in the shareholder’s name in registered form for at least one month prior to the date of the meeting and to the auditors of the company. If the board of directors fails to publish such notice or call a required meeting, a meeting may be convened by the company’s statutory auditor or a court appointed agent. A court may be requested to appoint an agent by:

•	one or more shareholders holding in the aggregate at least 10% of the company’s capital in the case of a general meeting or 10% of a specific category of shares in the case of special meetings;

•	any interested party in cases of emergency; or

•	so long as the company remains listed on the Nouveau Marché of Euronext Paris, duly qualified associations of shareholders.

          A quorum for an ordinary general shareholders’ meeting consists of the holders of shares constituting 25% of the voting power of the company’s outstanding shares entitled to vote at the ordinary meeting taking place. If no quorum exists, no quorum is required with respect to the meeting that takes place with the same agenda following an adjournment. A quorum for an extraordinary shareholders’ meeting consists of the holders of shares constituting one-third of the voting power of the company’s outstanding shares entitled to vote at the extraordinary meeting. If no quorum exists, the required quorum at the meeting following an adjournment is 25% of the voting power of the company’s outstanding shares entitled to vote at the extraordinary meeting. A quorum for a special shareholders’ meeting consists of the holders of shares constituting 50% of the voting power of the company’s outstanding shares entitled to vote at the special meeting. If no quorum exists, the required quorum is 25% of the voting power of outstanding shares entitled to vote at the special meeting following an adjournment.

          A majority of the votes cast are required to approve actions taken at an ordinary shareholder meeting and a two-thirds majority is required to approve actions taken at an extraordinary shareholder meeting, except that unanimity is required to increase liabilities of shareholders. A two-thirds majority of the vote cast is required for actions taken by a special shareholder meeting.

          According to Genesys’ by-laws, the number of voting rights held by each shareholder at a general meeting shall be equal to the number of the voting rights attached to the shares owned by that holder.

Approval of Extraordinary Actions

Vialog

          Under the Massachusetts Business Corporation Law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation’s assets and dissolutions) require the approval of the holders of two-thirds of the shares outstanding and entitled to vote. The Massachusetts Business Corporation Law permits a corporation to decrease the minimum percentage vote required. Vialog’s articles of organization do not provide for such a decrease.

          Under the Massachusetts Business Corporation Law, amendment of the articles of organization requires the approval of the holders of a majority or of two-thirds of each class of shares entitled to vote, depending on the action being taken. The corporation’s by-laws may also be amended by the affirmative vote of a majority of the members of the board of directors, or by the affirmative vote of the holders of a majority of the shares of Vialog, except for the provisions relating to the stockholders’ meetings, the stockholders’ written consents, and the appointment, removal and indemnification of directors. In such cases, the affirmative vote of the holders of at least two-thirds of the shares of Vialog will be required, except as otherwise set forth in Vialog’s articles of organization.

Genesys

          Under the French Commercial Code, the following fundamental transactions require the approval of at least two-thirds of the shares entitled to vote:

•	amendments to the by-laws;

•	transfers of the company’s registered office to a non-neighboring local administrative region (département);

•	increases or decreases of the company’s registered capital;

•	eliminations of shareholders’ preemptive rights with respect to any transaction that either immediately or with the passage of time would result in an increase in the registered capital;

•	authorizations of employee stock option and/or purchase plans; and

•
authorizations of mergers, spin-offs, partial contributions of assets, dissolutions and dispositions of all or substantially all of the company’s assets if the disposition would entail a modification of the company’s corporate purpose.

          In addition, the transformation of a corporation into another type of legal entity requires, depending on the type of entity the company seeks to become, a unanimous vote, a three-fourths majority vote or a two-thirds majority vote of the shareholders.

Shareholder Action by Written Consent

Vialog

          Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting only if all stockholders entitled to vote consent to the action in writing, and the written consents are filed with records of the meetings of the stockholders.

Genesys

          The French Commercial Code does not permit shareholders to act by written consent outside a general shareholders’ meeting.

Payment of Dividends

Vialog

          There are no Massachusetts statutes defining precisely the sources from which a dividend may be declared. For a payment of a dividend to be legal, it must meet two tests:

•	the corporation must be solvent; and

•	payment must not violate any provisions in the articles of organization or a debt contract.

Genesys

          Net income in each fiscal year, after deductions for depreciation and provisions, as increased or reduced, as the case may be, for profit or loss carried forward from prior years, less any contributions to legal reserves, constitutes the distributable profits (benefice distributable) available for distribution to the shareholders of a French company as dividends, subject to requirements of French law and the company’s by-laws.

          Under the French Commercial Code, a company is required to allocate five percent of its net profits in each fiscal year to a legal fund until the amount in such reserve is equal to 10% of the nominal amount of the outstanding share capital. The legal reserve is distributable only upon the liquidation of the company.

          Except in the case of a decrease in share capital, no distribution may be made to shareholders if as a result of such distribution, the shareholders’ equity would fall below the amount of the share capital increased by those reserves that may not be distributed according to applicable legal provisions or the company’s by-laws. The amount of dividends is fixed at the ordinary general meeting of shareholders at which the annual accounts are approved, following the recommendation of the board of directors. The methods of payment of dividends are determined by the general shareholders’ meeting or by the board of directors in the absence of a decision by the shareholders.

          If the company has earned a profit since the end of the preceding fiscal year, as shown on an interim balance sheet certified by the company’s auditors, the board of directors has the authority, subject to the French Commercial Code and regulations, to distribute interim dividends to the extent of such profit prior to the approval of the annual financial statements by the shareholders.

Shareholders’ Proposals

Vialog

          Because Vialog is a U.S. domestic company with a class of voting stock registered under the Securities Exchange Act of 1934, Rule 14a-8 adopted thereunder governs stockholder proposals. In order to be eligible to submit a proposal, the stockholder must have continuously held at least U.S.$ 2,000 in market value, or at least 1%, of the corporation’s securities entitled to vote on the proposal at the meeting, for at least one year by the date the proposal is submitted. In accordance with the rule, any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to Vialog’s 2001 annual meeting of stockholders is required to submit the proposal to the clerk of Vialog on or before February 1, 2001. Any stockholder that intends to present a proposal that will not be included in the proxy statement for Vialog’s 2001 annual meeting must submit the proposal to the clerk of Vialog on or before April 17, 2001.

Genesys

          Under the French Commercial Code, shareholders representing, individually or collectively, the required portion of a company’s capital may request that a resolution they propose for adoption at a shareholder meeting be included in the agenda. The required portion of the company’s share capital is determined according to a formula set forth in the French Commercial Code and depends on the amount of the company’s share capital. Based on Genesys’ share capital as of February 7, 2001, shareholders requesting that a resolution be included on the agenda must hold a minimum of 0.9% of Genesys’ share capital. This request must be made within ten days of the publication of the announcement notice of the shareholders’ meeting in the Bulletin of Obligatory Legal Announcements and must specify the reasons for the resolution. French company law requires a company’s board of directors to respond at the meeting to any questions submitted in writing by any shareholder.

Preferential Subscription Rights

Vialog

          Under the Massachusetts Business Corporation Law and common law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into stock unless, and except to the extent that, those rights are expressly provided for in the articles of organization, or in a bylaw adopted by and subject to amendment only by the shareholders. The Vialog articles of organization and bylaws do not provide for preemptive rights.

Genesys

          Under the French Commercial Code, if a corporation issues additional shares or other securities that carry a right, directly or indirectly, to purchase equity securities issued by the corporation for cash, current shareholders have preferential rights to purchase those securities on a pro rata basis. Those rights entitle the individual or entity that holds them to subscribe for an issue of any securities that may increase the corporation’s share capital for consideration consisting of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. The rights are listed on Euronext Paris for the same period.

          A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may vote to waive preferential subscription rights with respect to any particular offering. French law requires a company’s board of directors and independent auditors to present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe for the new securities during a limited period of time. Shareholders may also waive their own preferential subscription rights with respect to any particular offering.

          A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may grant to existing shareholders a non-transferable form of preferential rights to subscribe for any new securities that may affect the corporation’s share capital.

Dissenters’ Rights

Vialog

          Stockholders of a Massachusetts corporation have rights of appraisal in connection with a statutory merger or consolidation, a sale or other disposition of all or substantially all of the corporate assets and amendments to the articles of organization that adversely affect the class or series of shares owned by the dissenter. If the proposed action is approved, dissenting stockholders may avail themselves of the appraisal remedy. To use the appraisal remedy, a dissenting stockholder must:

•	file a written objection before the vote is taken;

•	vote against the merger or abstain from voting; and

•	file a written demand for the fair value of the shares within 20 days after notice that the merger has become effective.

          A vote against, or directing a proxy to vote against, the merger will not satisfy the written objection or the written demand requirements.

          Fair value is normally determined by applying the so-called “Delaware block approach,” which takes into consideration the net asset, earnings value, and the market value of the stock. Use of the Delaware block approach is not mandatory, however, and in the event of a dispute, a court will attempt to establish what a willing buyer would realistically pay for the enterprise as a whole on the day preceding the favorable vote of the stockholders.

Genesys

          The French Commercial Code does not provide for dissenters’ or similar rights.

Duties of the Board of Directors

Vialog

          Massachusetts law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation unless the articles of organization or bylaws confer upon or reserve specific powers to the stockholders. In discharging this function, directors of Massachusetts corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Massachusetts corporations also owe fiduciary duties of care and loyalty to stockholders.

          A director of a Massachusetts corporation, in the performance of the director’s duties, is fully protected in relying, in good faith, upon the records of the corporation and upon information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within that person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

          The duty of the board of directors, committees of the board and individual directors of a Massachusetts corporation may be enforced directly by the corporation, by a stockholder acting on behalf of the corporation, or, in specific circumstances, directly by a stockholder or by any other person or group.

          Under Massachusetts law, it is presumed that the directors of a Massachusetts corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors’ decision involved a breach of fiduciary duty such as fraud, overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office. Although Massachusetts does not have an explicit “business judgment” rule, courts are typically reluctant to hold directors responsible to the corporation for honest errors of judgment in the absence of any conflicts of interest.

Genesys

          Genesys’ by-laws provide that the board of directors is vested with the fullest powers to act in any circumstance on the company’s behalf, within the scope of the company’s purpose and subject to those powers expressly attributed by the law to shareholder meetings or to the chairman of the board of directors.

          In accordance with French company law, Genesys’ by-laws provide that the chairman of the board of directors also serves as its president. Genesys’ by-laws further provide that the chairman/president is vested with the power to act in any circumstance on the company’s behalf and to represent the company with respect to third parties, within the scope of the company’s corporate purpose and subject to those powers expressly attributed by French company law to shareholders’ meetings or to the board of directors.

           Genesys’ directors owe a duty of loyalty and care to the company. Members of Genesys’ board of directors are held accountable, either individually or jointly, as applicable, to the company or to third parties for breaches of legislative or regulatory provisions applicable to public limited companies, for violations of the company’s by-laws and for mismanagement.

Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions

Vialog

          Chapter 110F of the Massachusetts General Laws provides that a corporation cannot engage in any business combination with any interested stockholder for three years after the date that a stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time the stockholder becomes an interested stockholder; or

•	the business combination is approved by both the board of directors and holders of two-thirds of the corporation’s outstanding voting stock excluding shares held by the interested stockholder.

          Under the statute, a business combination includes:

•	mergers and consolidations with the interested stockholder or caused by the interested stockholder;

•	transfers of assets to the interested stockholder that equal 10% or more of the market value of the assets of the corporation;

•	any transaction involving the corporation resulting in issuance of stock to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of stock owned by the interested stockholder; and

•	any loans, advances, and the like forwarded to the interested stockholder by the corporation.

          Under the statute, an interested stockholder is any person other than the corporation itself (or direct or indirect majority-owned subsidiary) who:

•	owns at least 5% of the outstanding voting stock of the corporation; or

•
is an affiliate of the corporation and was the owner of at least 5% of the outstanding voting stock of the corporation any time within the three years prior to the date of determination of that person’s status of being an “interested stockholder.”

          The prohibition does not apply if the original articles of organization of a corporation contain a provision expressly electing not to be governed by the statute, and subject to several limitations if an election is made by amendment to articles or bylaws. Vialog’s articles of organizations and bylaws do not have such a provision.

Genesys

          Under applicable French stock exchange regulations, when a natural person or a legal entity, acting alone or in concert, comes to hold, directly or indirectly, more than one-third of the securities or more than one-third of the voting rights of a listed company, the person or legal entity is obliged to make a tender offer for all the capital stock of the company and all other securities convertible into, or exchangeable or otherwise exercisable for, the capital stock or voting rights of the company. The offer must be on terms and conditions that are acceptable to the Financial Markets Council and must remain open for 25 trading days.

           The same provisions apply to any natural person or legal entity acting alone or in concert:

•
that holds directly or indirectly between one-third and one-half of the securities or the voting rights of a company and which, in less than twelve consecutive months, increases the number of securities or voting rights it holds by at least 2% of all the securities or voting rights of the company; or

•	where more than one-third of the capital or voting rights of a listed company is held by another company and constitutes an essential part of the other company’s assets and where:

•	a person acquires control (as defined under French company law) of the other company; or

•	a group of persons acting in concert holds more than 50% of the capital or of the voting rights of the other company, without any of those persons having control individually.

          French stock exchange regulations provide certain exemptions to the obligation to make the mandatory offer that may be allowed by the Financial Markets Council.

          Under French stock market regulations, a shareholder who comes to hold, alone or in concert, at least 95% of the voting rights of a listed company may initiate a withdrawal offer (offre publique de retrait) and, subject to the initiator having decided to do so at the time of the launch of the offer, the withdrawal offer may be followed by a mandatory “squeeze out” (retrait obligatoire) of the remaining minority shareholders. The majority shareholder may also reserve its right to initiate a squeeze out until the withdrawal offer has been completed. In the case of one majority shareholder holding 95% of the voting rights, any holder of voting equity securities that does not belong to the majority group can also apply to the Financial Markets Council to require the majority shareholder or group of shareholders to file a withdrawal offer, and thus to offer to acquire the shares of the minority.

          In that instance, the consideration to be given to the minority under the squeeze out cannot be lower than the withdrawal offer (and may be required to be higher if any event that would be of influence to the value of the company’s securities occurred after the withdrawal offer was declared receivable by the Financial Markets Council). The consideration offered must, in addition, be appraised by an independent expert.

          Genesys’ stock option plans and by-laws contain provisions that could diminish the likelihood that a potential acquiror could gain control of the company. In particular, under Genesys’ stock option plans, if any person or group acquires ownership of more than 25% of Genesys ordinary shares, the Genesys Board has the right to accelerate the vesting of the Genesys stock options granted under Genesys’ 1998, 1999 and 2000 stock option plans. As of February 7, 2001, options for up to 891,352 shares are subject to accelerated vesting under this provision.

          In addition, Genesys shareholders have specifically authorized Genesys’ board of directors, for a period ending on the date of the next general ordinary meeting of Genesys, to increase Genesys’ capital stock during the course of a public tender or exchange offer for Genesys ordinary shares or marketable securities.

Shareholder Suits

Vialog

          Under the Massachusetts Business Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of that individual and other similarly situated stockholders where the requirements for maintaining a class action under Massachusetts law have been met. A person may institute and maintain a suit only if that person was a stockholder at the time of the transaction that is the subject of the suit or his or her stock thereafter came to him or her by operation of law. If there was a “ continuing wrong,” it is sufficient if a stockholder owned stock at any time during the continuance of the wrongful act. Additionally, under Massachusetts case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also until commencement of the derivative suit. Massachusetts law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless the demand would be futile. Regardless of whether demand is required of directors, shareholders must also make a demand on other shareholders, unless the proponents of the derivative suit can show that demand on shareholders should be excused. If not excused, a vote of a majority of shareholders not to bring the action bars a derivative suit regardless of the nature of the cause of action.

Genesys

          The French Commercial Code provides for two types of proceedings:

•	an individual action that may be initiated against one or more shareholders by a single shareholder or by a group of shareholders who have suffered prejudice; and

•
a corporation action (action sociale) that may be initiated by the corporation’s legal representatives against one or more directors. The purpose of such an action is to repair the prejudice suffered by the corporation. The action sociale may be initiated by a single shareholder, irrespective of the percentage of share capital it owns, or by a group of shareholders owning a specified percentage of the share capital of the corporation.

Inspection of Books and Records

Vialog

          Stockholders in Massachusetts corporations possess both statutory and common law rights to inspect corporate books and records. The articles of organization, bylaws, records of stockholder meetings, and a stockholder list including the name, address and amount of stock of each stockholder, as well as stock transfer records, must be kept in the Commonwealth by every corporation for inspection by stockholders. The only basis on which the corporation can refuse to exhibit these records for inspection is if the corporation can prove that the actual purpose of the inspection would be to secure a stockholder list to sell to outsiders or otherwise to use the list for a purpose other than as a stockholder. Under common law, a stockholder has considerably broader rights to inspect other corporate records (such as financial records, minutes of directors’ meetings, memoranda, etc.) if the stockholder can sustain the burden of proving good faith and a proper purpose.

Genesys

          Under the French Commercial Code, shareholders or their proxies may examine a number of corporate records relating to the previous three fiscal years, including:

•	inventory lists;

•	consolidated financial statements, if any;

•	reports of the board of directors and the statutory auditors;

•	proposed resolutions;

•	information relating to directorial candidates;

•	the total overall compensation paid to the corporation’s ten highest-paid employees;

•	the total amount of charitable deductions made by the corporation;

•	minutes of shareholders’ meetings;

•	the list of attendees at shareholders’ meetings; and

•	the corporation’s bylaws, and a list of the corporation’s directors, and statutory auditors.

           Shareholders may consult the documents listed above at any time at the company’s registered office. Shareholders also have the right to make one copy of the documents that are available for consultation.

          Shareholders have additional inspection rights prior to a shareholders’ meeting. Along with their proxy cards, shareholders receive a form that they can fill out and return to the registered office to request documents. Prior to a shareholders’ meeting, shareholders have the right to receive information including:

•	the agenda for the meeting;

•	a table showing results of operations for the previous five years;

•	the report of the board of directors that will be presented at the meeting;

•	a summary of the company’s financial situation over the previous fiscal year;

•	the statutory auditors’ reports;

•	the proposed resolutions to be presented at the meeting;

•	the names of the directors and officers;

•	a proxy card and a form for voting by mail; and

•	a form for requesting documents for later meetings.

          After publication of the notice of the meeting but before the meeting occurs, shareholders or their proxies may inspect, at the company’s registered office, any of the documents described above. During this period, shareholders may always consult the list of the corporation’s shareholders, which must be finalized by the company 16 days before the meeting.

Transactions with Interested Directors and Officers

Vialog

          The Massachusetts Business Corporation Law generally permits transactions involving a Massachusetts corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and holders of a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

          Under the Massachusetts Business Corporation Law, a majority of directors or shareholders entitled to vote for directors may approve or ratify a loan to a director or officer provided:

•	they are not direct or indirect recipients of the loan; and

•	the loan is one which, in their judgment, may reasonably be expected to benefit the corporation.

Genesys

          Under the French Commercial Code, any transaction directly or indirectly between a company and a member of its board of directors and/or its managing directors, if any, that cannot be reasonably considered to be in the ordinary course of business of the company and is not at arm’s-length, is subject to the board of directors’ prior consent. Any transaction concluded without the prior consent of the board of directors can be nullified if it caused prejudice to the company. The interested member of the board of directors or managing director can be held liable on this basis. The statutory auditor must be informed of the transaction within one month following its conclusion and must prepare a report to be submitted to the shareholders for approval at their next meeting. If the transaction is not ratified by the shareholders at a shareholders’ meeting, it will remain enforceable by third parties as against the company, but the company may in turn hold the interested member of the board of directors, and possibly the other members of the board of directors, liable for any damages it may suffer as a result. In addition, in this case, the transaction may be canceled if it is fraudulent. Moreover, some transactions between a corporation and a member of its board of directors who is a natural person and/or its managing directors, if any, are prohibited under French company law.

Director Liability and Indemnification

Vialog

          The Vialog articles of organization currently eliminate a director’s personal liability for monetary damages to the fullest extent permitted by Massachusetts law. As a result, a Vialog director presently has no monetary liability except for liability for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	declaration of an improper dividend or improper redemption of stock; or

•	any transaction from which the director derived an improper personal benefit.

          The Vialog bylaws require indemnification of its directors and officers to the fullest extent permitted under Massachusetts law. Indemnification of directors, officers, employees and agents for expenses incurred by reason of their position with the corporation is allowed under Massachusetts law, if the person to be indemnified has acted in good faith, with a reasonable belief that his or her conduct was in the best interest of the corporation.

          The Vialog bylaws contain provisions that permit Vialog to compromise and settle any claims and liabilities and pay expenses, if such appears to be in the best interest of the corporation. No compromise or settlement will occur until the board of directors has determined that the director or officer has not been guilty of willful malfeasance, bad faith, gross negligence or reckless disregard of his duties. The merger agreement requires Genesys to cause the surviving corporation to have its charter documents provide substantially similar protections.

          Under the Massachusetts Business Corporation Law, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Massachusetts law does not expressly permit contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action. Massachusetts case law has not made clear whether and to what extent Massachusetts courts will enforce such a broad right of indemnification, which is included in Vialog’s articles of organization.

Genesys

          The French Commercial Code provides that any clause of a corporation’s by-laws that conditions legal proceedings against the members of its board of directors on the prior approval or on the authorization of the general shareholders’ meeting or which provides in advance for the waiver of such proceedings is void. The French Commercial Code also provides that a resolution adopted at a general shareholders’ meeting cannot cause the extinction of an action brought against the members of the board of directors for damages due to breach of duty in their official capacity.

MATERIAL TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

General

          The following discussion sets forth the material U.S. federal income tax consequences of the merger and of holding Genesys ADSs or Genesys ordinary shares under the Internal Revenue Code of 1986, which will generally apply to U.S. holders of Genesys ADSs or Genesys ordinary shares who were beneficial owners of Vialog common stock before the merger and constitutes the opinion of Cadwalader, Wickersham & Taft, counsel to Vialog. Cadwalader, Wickersham & Taft’s opinion is based upon:

•	certain factual representations made by Vialog and Genesys; and

•	the assumption that the transactions described herein will be consummated in accordance with the terms of the merger agreement and related agreements.

          If the representations or assumptions are inaccurate or incomplete in any material respect, the consequences described below could be incorrect. The parties will not request, and the merger is not conditioned on, a ruling from the Internal Revenue Service (“IRS”) as to any of the U.S. federal income tax consequences of the merger. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein. In these discussions, references to the completion of the merger mean the effective time of the merger, which occurs when a certificate of merger is filed and the merger becomes effective.

          For purposes of this discussion, a U.S. holder means a citizen or resident of the United States; a corporation created or organized in the United States or under the laws of the United States or any state or the District of Columbia; or a partnership, trust or estate that is treated as a United States person for federal income tax purposes.

          For purposes of this discussion, a non-U.S. holder is a person who is not a U.S. holder.

          This discussion is limited to U.S. holders who hold their Vialog common shares as capital assets and does not address all aspects of U.S. tax law that may be relevant to a U.S. holder in light of his particular circumstances or who is subject to special provisions of law. For example, this discussion does not address all aspects of U.S. tax law that may be relevant to U.S. holders:

•	who are liable for alternative minimum tax;

•	who hold their Vialog common stock as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment composed of one or more other investments;

•	whose “functional currency” is not the U.S. dollar;

•	who are financial institutions, insurance companies, tax-exempt organizations, traders in securities that elect mark-to-market accounting treatment, or broker-dealers; or

•	who own, directly or constructively, at least 10% of the voting power or value of Genesys.

          This discussion is based upon provisions of the Internal Revenue Code of 1986, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the conclusions set forth below, possibly retroactively.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Share Exchange in the Merger

          U.S. holders of Vialog common stock who exchange all of their Vialog common stock for Genesys ADSs pursuant to the merger (except with respect to cash received in lieu of a fractional share interests in Genesys ADSs) will not recognize gain or loss for U.S. federal income tax purposes. As described below, different rules apply to any U.S. holder of Vialog who, immediately after the merger, will be a “five-percent transferee shareholder,” as defined in Treasury regulations promulgated under section 367(a) of the Internal Revenue Code of 1986, with respect to Genesys.

Tax Basis

          The aggregate tax basis of the Genesys ADSs received in the merger will equal the aggregate tax basis of the shares of Vialog common stock exchanged therefor, decreased by the basis of any Vialog common stock allocated to a fractional interest in a Genesys ADS exchanged for cash.

Fractional Shares

          Cash that a U.S. holder receives in lieu of a fractional share interest in Genesys ADSs will be treated as received in redemption of the fractional share interest, and thus a U.S. holder should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Vialog common stock allocable to the fractional share interest. This capital gain or loss will be a long-term capital gain or loss if the U.S. holder’s holding period for the share or shares of Vialog common stock is greater than 12 months at the effective time.

Dissenting Shareholders

          A U.S. holder who exercises his right to dissent from the merger will recognize gain or loss on the exchange of his or her Vialog common shares for cash in an amount equal to the difference between the cash received and his or her tax basis in his Vialog common shares. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss with respect to Vialog common stock held for more than 12 months at the effective time. In some instances, cash received by a dissenting Vialog stockholder could be taxed as ordinary dividend income if the shareholder actually or constructively owns Genesys ADSs or Genesys ordinary shares under the tests set forth in section 302 of the Internal Revenue Code of 1986 after the merger.

Holding Period

          A U.S. holder’s holding period with respect to a Genesys ADS received in the share exchange (including a fractional share interest deemed received and redeemed as described above) will include the U.S. holder’s holding period in the Vialog common stock surrendered in exchange for the Genesys ADSs.

Five Percent Transferee Shareholder

          A U.S. holder who is a “five-percent transferee shareholder” as defined in Treasury regulations, with respect to Genesys after the merger will qualify for non-recognition treatment only if the shareholder timely files a “gain recognition agreement,” as defined in Treasury regulations promulgated under section 367(a) of the Internal Revenue Code of 1986, with the IRS.

          Any U.S. holder of Vialog common shares who may be a five-percent transferee shareholder with respect to Genesys after the merger is urged to consult his tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

Information Reporting and Backup Withholding

          U.S. holders may be subject to backup withholding tax at the rate of 31% with respect to the cash and Genesys ADSs received in the merger, unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or provides a correct taxpayer identification number (which for an individual stockholder generally is the stockholder’s U.S. Social Security number), certifies as to exemption from U.S. federal backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent U.S. federal backup withholding tax on payments made to a U.S. holder pursuant to the merger, U.S. holders must provide the paying agent with their correct taxpayer identification number by completing a Form W-9 or substitute Form W-9. If a U.S. holder does not provide his or her correct taxpayer identification number, he or she may be subject to penalties imposed by the IRS, as well as backup withholding tax. However, any amount withheld under these rules will be creditable against the taxpayer’s U.S. federal income tax liability.

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

Share Exchange in the Merger

          Non-U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon their receipt of Genesys ADSs in exchange for Vialog common stock pursuant to the merger. In addition, a non-U.S. holder will not be subject to U.S. federal income tax on gain or loss recognized by a non-U.S. holder for U.S. federal income tax purposes on the receipt of cash in lieu of a fractional Genesys ADS pursuant to the merger, unless:

•
the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

          A non-U.S. holder will not be subject to IRS reporting requirements and U.S. backup withholding with respect to the cash and Genesys ADSs received in the merger if it provides, or has provided, IRS Form W-8 or Form W-8BEN to the relevant withholding agent, paying agent or broker, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a United States person, or otherwise establishes an exemption.

U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Genesys ADSs or Ordinary Shares

General

          For U.S. federal income tax purposes, a U.S. holder’s ownership of Genesys ADSs will be treated as ownership of the underlying Genesys ordinary shares.

Distributions

          Distributions paid on Genesys ADSs or Genesys ordinary shares out of current or accumulated earnings and profits, as determined for U.S. federal tax purposes, including any avoir fiscal, precompte or French withholding taxes (in each case, see discussion under “French Tax Considerations — Taxation of Dividends”), will be taxable to you as foreign source dividend income and will not be eligible for the dividends-received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your basis in the Genesys ADSs or shares and then as capital gain.

Foreign Currency Dividends

          U.S. holders will be required to include dividends paid in French francs or euros as ordinary income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividends are actually or constructively received, regardless of whether the French francs or euros are converted into U.S. dollars. Gain or loss realized on a sale or other disposition of the French francs or euros will be ordinary income or loss and will be U.S. source income. If dividends received in French francs or euros are not converted into U.S. dollars on the day they are received, U.S. holders will generally be required to recognize ordinary income or loss in the amount of any foreign currency gain or loss realized in respect of the later conversion to U.S. dollars.

Effect of French Withholding Taxes

          As described in the discussion of French tax consequences below, payments of dividends on the Genesys ADSs or Genesys ordinary shares to U.S. holders are generally subject to French withholding taxes. For U.S. federal income tax purposes, U.S. holders will be treated as having received the gross amount of any dividend paid, including French taxes withheld, and then as having paid over the withheld taxes to the French taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by U.S. holders in connection with a payment of dividends will be greater than the amount of cash actually received or receivable.

          Subject to certain generally applicable limitations and restrictions, U.S. holders will be entitled to a credit against their U.S. federal income tax liability, or a deduction in computing their U.S. federal taxable income, for French withholding taxes (including any tax withheld from a refund of avoir fiscal). The limitation on foreign taxes eligible for credit is calculated separately for specific classes of income. For this purpose, depending on the U.S. holder’s particular circumstances, dividends paid by Genesys will generally constitute “passive income” or “financial services income,” as the case may be. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions or arrangements in which a U.S. holder’s expected economic profit net of non-U.S. taxes is insubstantial. U.S. holders should consult their own tax advisor with respect to the operation of the U.S. foreign tax credit rules.

Sale or Exchange of Genesys ADSs or Ordinary Shares

          Upon a sale or exchange of Genesys ADSs or Genesys ordinary shares, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the adjusted tax basis in the Genesys ADSs or Genesys ordinary shares. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Genesys ADSs or Genesys ordinary shares exceeds 12 months. Any gain or loss will generally be U.S. source gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company

          Genesys believes that Genesys ADSs or Genesys ordinary shares will not be treated as stock of a “passive foreign investment company” for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Genesys will be a passive foreign investment company with respect to a U.S. holder if, for any taxable year in which the U.S. holder held Genesys ADSs or Genesys ordinary shares, either at least 75% of the gross income of Genesys for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of Genesys’ assets is attributable to assets that produce or are held for the production of passive income. If Genesys were to be treated as a passive foreign investment company in any taxable year, certain adverse consequences could apply to you. U.S. holders should consult their own tax advisor about the application of the passive foreign investment company rules.

Foreign Personal Holding Company

          Genesys does not believe that it is a foreign personal holding company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Genesys will be a foreign personal holding company with respect to a U.S. holder if more than 50% of its stock (by vote or value) is owned (directly, indirectly, or by attribution) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a foreign personal holding company) of its gross income consists of “foreign personal holding company income.” Foreign personal holding company income includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities, from whatever geographic source derived. If Genesys were to be treated as a foreign personal holding company in any taxable year, certain adverse consequences could apply to you. U.S. holders should consult their own tax advisor about the operation of the foreign personal holding company rules.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Genesys ADSs or Genesys Ordinary Shares

Distributions

          Dividends paid to a non-U.S. holder in respect of Genesys ADSs will not be subject to U.S. federal income tax unless such dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (or are attributable to a permanent establishment that the U.S. holder maintains in the United States). In such cases a non-U.S. holder will be taxed generally in the same manner as a U.S. holder. For corporate non-U.S. holders, effectively connected dividends may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if such holders are eligible for the benefits of an income tax treaty that provides for a lower rate. Non-U.S. holders should consult their own tax advisor about the tax consequences to them of receiving distributions on the Genesys ADSs.

Sale or Exchange of Genesys ADSs or Ordinary Shares

          Non-U.S. holders will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other taxable disposition of Genesys ADSs unless:

•
such gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (or the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States); or

•
the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are met. For a corporate non-U.S. holder, effectively connected gains recognized may also, under certain circumstances, be subject to an additional branch profits tax at a 30% or lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Non-U.S. holders should consult their own tax advisor about the tax consequences to them of dispositions of Genesys ADSs or Genesys ordinary shares.

Information Reporting and Backup Withholding in connection with Distributions on and Dispositions of Genesys ADSs

          A U.S. holder may be subject to backup withholding tax at the rate of 31% with respect to payments made on or with respect to Genesys ADSs, unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or provides a correct taxpayer identification number (which for an individual stockholder generally is the stockholder’s U.S. social security number), certifies as to exemption from U.S. federal backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A non-U.S. holder will not be subject to IRS reporting requirements and U.S. backup withholding with respect to payments made on or with respect to Genesys ADSs if it provides, or has provided, IRS Form W-8 or Form W-8BEN to the relevant withholding agent, paying agent or broker, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a United States person, or otherwise establishes an exemption.

          Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of information returns and withholding information also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Tax Opinion — Condition to Closing

          The obligation of Vialog to complete the merger is conditioned on the receipt of an opinion from Cadwalader, Wickersham & Taft, counsel to Vialog, dated the day of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986 and that Genesys and Vialog will constitute “parties to the reorganization” within the meaning of section 368(b) of the Internal Revenue Code of 1986. The tax opinion will be based on assumptions noted in the opinion and on factual representations of Vialog and Genesys contained in certificates signed by officers of Vialog and Genesys. Vialog does not intend to waive the receipt of the tax opinion as a condition to its obligation to complete the merger, although it has the right to do so. In the event that the condition is waived, the proxy statement will be recirculated and the shareholders resolicited. The tax opinion will not be binding on the IRS or any court.

          The foregoing discussion is for general information only. You are strongly urged to consult with your own tax advisors to determine the impact of your personal tax situation on the anticipated tax consequences of the merger and your resulting ownership and ultimate disposition of Genesys ADSs, including the tax consequences under U.S. federal, state, local, foreign or other tax laws of the merger and the ownership and disposition of Genesys ADSs.

French Tax Consequences

          The following discussion describes, subject to the limitations stated herein, the principal French tax consequences of the purchase, ownership and disposition of shares. The statements relating to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes, possibly with retroactive effect, in applicable French tax laws or in any applicable double taxation conventions or treaties with France occurring after such date.

          This discussion is intended only as a descriptive summary and does not purport to be a complete analysis of all potential tax effects of the ownership and disposition of the shares or ADSs, or to be a comprehensive description of all of the tax considerations that may be relevant to a decision to vote for the merger. Holders of the shares and ADSs are urged to consult their own tax advisors concerning the consequences of holding and disposing of the shares and ADSs in light of their particular circumstances and the laws to which they are subject, including the availability and terms of any applicable tax treaty.

          This discussion is based on the tax laws of France, as currently in effect, as well as on the Convention between the United States of America and France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains. These laws are subject to change, possibly on a retroactive basis.

          The following summary does not discuss the treatment of shares that are held by a resident of France for the purpose of French taxation or in connection with a permanent establishment or fixed base through which a holder carries on a business or performs personal services in France.

Taxation on Sale or Disposition of shares

          Subject to more favorable provisions of any relevant double tax treaty, an investor who is not a resident of France for the purposes of French taxation (including, under certain conditions, foreign states, international organisations and certain foreign public bodies) and who, together with his or her spouse, their ascendants or descendants, in the case of an individual, has held not more than 25 percent of Genesys’s dividend rights (droits aux bénéfices sociaux), directly or indirectly, at any time during the preceding five years, is generally not subject to any French income tax or capital gains tax on any sale or disposition of shares.

          If a holder is a resident of the United States for purposes of the U.S.-France tax treaty, the holder will not be subject to French tax on any capital gain if the holder sells or exchanges shares or ADSs, unless the holder has a permanent establishment or fixed base in France and the shares or ADSs sold or exchanged were part of the business property of that permanent establishment or fixed base.

          If a share transfer is evidenced by a written agreement, such share transfer agreement is, in principle, subject to registration formalities and therefore to a one percent registration duty assessed on the higher of the purchase price or the fair market value of the shares (subject to a maximum assessment of FRF 20,000 per transfer). Generally, no such duty is due if the written share transfer agreement is executed outside France, and no stock exchange stamp tax is payable on sales or disposition of shares to non-French residents.

Taxation of Dividends

Withholding Tax and Avoir Fiscal

          In France, dividends are paid out of after-tax income. French residents are entitled to a tax credit, known as the avoir fiscal. For dividends distributed as of January 1, 2001, the rate of the avoir fiscal depends on its user and is currently equal to 25 per cent. of the dividend paid (increased by 50 per cent. of any precompte effectively paid by the distributing company, as described in the paragraph below relative to the precompte, for avoir fiscal used or refunded in 2001), unless such avoir fiscal is being used by or refunded to an individual shareholder, in which case it is equal to 50 per cent. of the dividend paid.

          Dividends paid to non-residents holders are generally subject to a 25 percent French withholding tax and, under French domestic law, non-residents holders are not eligible for the benefit of the avoir fiscal. However, non-French resident holders that are entitled to, and comply with the procedures for claiming, benefits under an applicable tax treaty may, under certain conditions, be subject to a reduced rate of taxation, and may be entitled to receive a refund of the avoir fiscal, as described below.

          France has entered into income tax treaties with the following countries, Territories and Territoires d’ Outre-Mer (overseas territories) under which qualifying residents are entitled to obtain from the French tax authorities a reduction (generally to a rate of 15 percent) of all or part of such withholding tax and a refund of the avoir fiscal (net of applicable withholding tax) or, in the case of German tax residents, to obtain from the German tax authorities a tax credit in an amount equal to the amount of the applicable avoir fiscal. The list below contains only treaties that are effective as of the date of this proxy statement / prospectus, and does not contain treaties, amendments, protocol, or exchange of letters that are not yet effective. Treaties with some of the countries or territories listed below contain specific limitations applicable to corporate entities’ eligibility to benefit from the avoir fiscal, or limit the rights to such a refund strictly to individual residents (as opposed to corporate entities).

Countries

Australia Austria Belgium Bolivia Brazil Burkina Faso Cameroon Canada	Finland Gabon Germany Ghana Iceland India Israel	Italy Ivory Coast Japan Luxembourg Malaysia Mali Malta	Mauritius Mexico Namibia Netherlands New Zealand Niger Norway Pakistan	Senegal Singapore South Korea Spain Sweden Switzerland Togo	Turkey Ukraine United Kingdom United States of America Venezuela

French Overseas Territories and Other

Mayotte
New Caledonia
Saint-Pierre et Miquelon

          Except for the United States, none of the countries or territories listed above has a treaty granting benefits to holders of ADSs, as opposed to shares. Accordingly, this discussion of treaty benefits does not apply to ADS holders who are not residents of the United States under the U.S.-France tax treaty.

          Dividends paid to non residents of France benefiting from the avoir fiscal in accordance with a tax treaty (other than German residents) will be subject at the time of payment to the withholding tax at the reduced rate provided for by such treaty (subject to certain filing formalities) rather than to the French withholding tax at the rate of 25 percent to be later reduced to the treaty rate, provided that they establish before the date of payment of the dividends that they are non-residents of France and are entitled to tax benefits under that tax treaty. The withholding tax at the reduced rate will be assessed on the gross dividends (i.e., the dividends plus the avoir fiscal). Potential investors in shares should consult their own advisors to determine whether they are entitled to tax treaty benefits and to the reduced rate provided for by such treaty, and, if so, what procedures must be followed in order to claim those benefits.

          Under the U.S.-France tax treaty, this withholding tax is reduced to 15% if a holder’s ownership of the shares or ADSs described in this offering is not effectively connected with a permanent establishment or a fixed base in France.

          Additional provisions apply if a holder is considered an eligible U.S. holder of shares or ADSs. A holder is eligible if its ownership of the shares or ADSs is not effectively connected with a permanent establishment or a fixed base in France and any one of the following four points applies:

•	The holder is an individual or other non-corporate holder that is a resident of the United States for purposes of the U.S.-France tax treaty; or

•	The holder is a U.S. corporation, other than a regulated investment company; or

•
The holder is a U.S. corporation which is a regulated investment company, provided that less than 20% of its shares are beneficially owned by persons who are neither citizens nor residents of the United States; or

•
The holder is a partnership or trust that is a resident of the United States for purposes of the U.S.-France tax treaty, but only to the extent that its partners, beneficiaries or grantors would qualify as eligible under the first or second point above.

          If a holder is an eligible U.S. holder, French withholding tax on dividends will be reduced to 15%, provided that the U.S. holder has previously established that it is a resident of the United States under the U.S.-France tax treaty in accordance with the following procedures:

•
The holder must complete French Treasury Form RF1 A EU-No. 5052 and send it to the French tax authorities before the date of payment of the dividend. Holders who are not individuals, must also send the French tax authorities an affidavit attesting that it is the beneficial owner of all the rights attached to the full ownership of the shares or ADSs, including, among other things, the dividend rights.

•
If a holder cannot complete Form RF1 A EU No. 5052 before the date of payment of the dividend, such holder may complete a simplified certificate and send it to the French tax authorities. This certificate must state all of the following five points:

•	The holder is a resident of the United States for purposes of the U.S.-France tax treaty;

•	The holder’s ownership of Genesys shares or ADSs is not effectively connected with a permanent establishment or a fixed base in France;

•	The holder owns all the rights attached to the full ownership of the shares or ADSs, including, among other things, the dividend rights;

•	The holder fulfills all the requirements under the U.S.-France tax treaty to be entitled to the reduced rate of withholding tax and to be entitled to receive the avoir fiscal; and

•	The holder claims the reduced rate of withholding tax and payment of the avoir fiscal.

          If a holder is not an eligible U.S. holder, or if a holder does not complete Form RF1 A EU-No. 5052 or the five-point certificate before the dividend payment date, French withholding tax will apply to dividends at the rate of 25%. In that case, a holder may subsequently claim a refund of the excess withholding tax.

          If a holder is an eligible U.S. holder, such holder may also claim the avoir fiscal, by completing Form RF1 A EU-No. 5052 and sending it to the French tax authorities before December 31 of the year following the year during which the dividend is paid. An eligible U.S. holder will be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax on the avoir fiscal. As noted below, a holder will not receive this payment until after the close of the calendar year in which the dividend was paid. To receive the payment, an eligible U.S. holder must submit a claim to the French tax authorities and attest that it is subject to U.S. federal income tax on the payment of the avoir fiscal and the related dividend. For a partnership or trust, the partners, beneficiaries or grantors must make the attestation.

          Specific rules apply to the following:

•
Tax-exempt U.S. pension funds, which include the exempt pension funds established and managed in order to pay retirement benefits subject to the provisions of Section 401(a) of the Internal Revenue Code (qualified retirement plans), Section 403(b) of the Internal Revenue Code (tax deferred annuity contacts) or Section 457 of the Internal Revenue Code (deferred compensation plans); and

•
Various other tax-exempt entities, including certain state-owned institutions, not-for-profit organizations and individuals with respect to dividends which they beneficially own and which are derived from an investment retirement account.

          Entities in these two categories are eligible for the reduced withholding tax rate of 15% on dividends, subject to the same withholding tax filling requirements as eligible U.S. holders, except that they may have to supply additional documentation evidencing their entitlement to these benefits. These entities are not entitled to the full avoir fiscal.

          They may claim a partial avoir fiscal and any French withholding to 30/85 of the gross avoir fiscal , provided that they own, directly or indirectly, less than 10% of Genesys’s capital and they satisfy the filling formalities specified in U.S. Internal Revenue Service regulations.

           The avoir fiscal or partial avoir fiscal and any French withholding tax refund are generally expected to be paid within 12 month after the holder of shares or ADSs files Form RF A EU-No. 5052. However, they will not be paid before January 15 following the end of the calendar year in which the dividend is paid.

The Précompte

          Amounts distributed as dividends by French companies out of profits which have not been taxed at the ordinary corporate income tax rate, or which have been earned and taxed more than five (5) years before the distribution and which give rise, in principle, to the avoir fiscal, before withholding tax, are subject to a payment of the précompte (equalization tax) by such companies generally equal to one-half of the net amount distributed. French corporate entities, which receive French dividends that are entitled to 25 per cent. avoir fiscal are since 1 January, 2001 entitled to an additional tax credit equal to 50 per cent. of the précompte effectively paid by the distributing company, for avoir fiscal used or refunded in 2001.

          In cases where the relevant tax treaty in force does not provide for a refund of the avoir fiscal or when the non-resident investor is not entitled to such refund but otherwise entitled to the benefits of a tax treaty, such investor may generally obtain from the French tax authorities a refund of such précompte effectively paid by the distributing company, if any (net of applicable withholding tax, if any).

          If a holder is not entitled to the full avoir fiscal, such holder may generally obtain a refund from the French tax authorities of any précompte paid by Genesys with respect to dividends distributed.

          Under the Treaty, the amount of the précompte refunded to U.S. residents is reduced by the 15% withholding tax applicable to dividends and by the partial avoir fiscal, if any. Holders are entitled to a refund of any précompte which Genesys actually pays in cash, but not to any précompte which Genesys pays by of-setting French and/or foreign tax credits. To apply for a refund of the précompte, a holder should file French Treasury Form RF1 B EU-No. 5053 before the end of the year following the year in which the dividend was paid. The form and its instructions are available from the Internal Revenue Service in the United States or from the French Centre des Impôts des Non-Résidents whose address is 9, rue d’Uzès, 75094 Paris Cedex 2, France.

Estate and Gift Tax

          France may impose estate and gift tax on securities issued by a French company acquired by inheritance or gift from a resident or non-resident of France. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty countries may be exempted from such tax or obtain a tax credit. Prospective investors in shares should consult their own advisors concerning the applicability of French estate and gift tax to their shareholding in Genesys and the availability of, and the conditions for claiming exemption, under such a treaty.

Wealth Tax

          In the absence of a more favorable tax treaty, the impôt de solidarité sur la fortune (French wealth tax) does not apply to non-French resident individual investors owning directly or indirectly less than 10 percent of Genesys’s share capital (titres de participation), unless the shares form part of the business property of a business carried out in France.

GENESYS S.A.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

          The following pages set forth unaudited pro forma condensed consolidated financial information for Genesys S.A. which has been prepared to reflect the merger with Vialog, certain other acquisitions made by Genesys since January 1, 1999 and the probable acquisition of Astound.

          The consolidated pro forma information has been prepared in accordance with generally accepted accounting principles in the United States.

          The unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 has been prepared as if the acquisitions of Vialog, Astound, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh (the “Acquisitions”) had occurred on June 30, 2000. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 gives effect to the Acquisitions and to the acquisitions of Aloha Conferencing Inc., Williams Conferencing (“Conferencing Acquisition Corporation” or “CAC”) and VideoWeb Ltd. and the related financings as if they had occurred on January 1, 1999. The unaudited pro forma condensed consolidated statement of operations for the six month period ended June 30, 2000 gives effect to the Acquisitions as if they had occurred on January 1, 1999.

          The pro forma financial statements are based on the historical financial statements of these acquired companies and reflect the use by Genesys of the purchase method of accounting for all of the acquisitions. The detailed assumptions used to prepare the unaudited consolidated pro forma financial information are contained in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

          The unaudited pro forma condensed consolidated financial information does not purport to represent the results of operations or the financial position of Genesys that actually would have resulted had the acquisitions occurred as of the dates indicated, nor should it be taken as indicative of the future results of the operations or future financial position of Genesys. The unaudited pro forma condensed consolidated financial information and accompanying notes should be read in conjunction with the audited consolidated financial statements and the notes thereto, the unaudited interim consolidated financial statements of certain of the acquired companies and other financial information, including Management’s Discussion and Analysis of Financial Condition and Results of Operations all of which are included elsewhere in this proxy statement / prospectus.

GENESYS S.A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
June 30, 2000
(Amounts in thousands)

          The following unaudited pro forma condensed consolidated balance sheet at June 30, 2000 gives pro forma effect to the Acquisitions as if they had been consummated on June 30, 2000. The historical financial information for Genesys, Vialog, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh is based on their historical unaudited interim balance sheets at June 30, 2000, included elsewhere in this proxy statement / prospectus. The historical financial information for Astound is based on its unaudited interim balance sheet at June 30, 2000.

		Pro forma adjustments
	Genesys Historical	Eureka and Telechoice Acquisitions(a)		Astound Acquisition(d)		Genesys Pro forma	Vialog Historical(g)	Vialog Acquisition Adjustments		Pro forma Combined	Pro Forma Combined(j)
ASSETS
Cash and cash equivalents	€ 65,885	€ (1,328	)(b)	€ (20,904	)(e)	€ 43,653	€ 503	€ (5,598	)(h)	€ 38,558	$ 36,198
Accounts receivable, net	21,343	582		953		22,878	18,353	—		41,231	38,708
Inventory	117	105		28		250	—	—		250	235
Prepaid expenses and other current assets	2,042	18		136		2,196	1,003	—		3,199	3,003

Total current assets	89,387	(623)		(19,787)		68,977	19,859	(5,598)		83,238	78,144
Property and equipment, net	18,150	244		505		18,899	20,460	—		39,359	36,950
Goodwill and other intangibles, net	79,722	6,485	(c)	69,767	(f)	155,974	64,943	158,947	(h)	379,864	356,616
Investments in affiliated company	117	—		—		117	—	—		117	110
Deferred tax assets	263	—		—		263	—	—		263	247
Deferred financing costs and other assets	1,023	14		127		1,164	4,530	(2,705	)(i)	2,989	2,806

Total assets	€ 188,662	€ 6,120		€ 50,612		€ 245,394	€ 109,792	€ 150,644		€ 505,830	$474,873

See accompanying notes

GENESYS S.A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)
June 30, 2000
(Amounts in thousands)

		Pro forma adjustments
	Genesys Historical	Eureka and Telechoice Acquisitions(a)		Astound Acquisition(d)		Genesys Pro forma	Vialog Historical(g)	Vialog Acquisition Adjustments		Pro forma Combined	Pro Forma Combined(j)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank overdrafts	€ 2,050	€ 8		€ —		€ 2,058	€ —	€ —		€ 2,058	$ 1,932
Revolving line of credit	—	—		106		106	6,713	—		6,819	6,402
Accounts payable	4,123	228		1,507		5,858	11,128	—		16,986	15,946
Accrued liabilities and accrued compensation	6,902	85		—		6,987	3,746	—		10,733	10,076
Tax payable	3,846	—		—		3,846	—	—		3,846	3,611
Deferred revenue	1,241	—		483		1,724	—	—		1,724	1,618
Current portion of long-term debt	9,964	—		—		9,964	3,412	—		13,376	12,557
Other current liabilities	1,748	124		—		1,872	—	—		1,872	1,757

Total current liabilities	29,874	445		2,096		32,415	24,999	—		57,414	53,899
Long-term debt	57,717	—		—		57,717	80,362	5,487	(i)	143,566	134,781
Other long-term liabilities	—	—		—		—	1,468	—		1,468	1,378

Total liabilities	87,591	445		2,096		90,132	106,829	5,487		202,448	190,058
								(8,192)	(i)
								(2,963)	(h)
Total shareholders’ equity	101,071	5,675	(b)	48,516	(f)	155,262	2,963	156,312	(h)	303,382	284,815

Total liabilities and shareholders’ equity	€ 188,662	€ 6,120		€ 50,612		€ 245,394	€ 109,792	€ 150,644		€ 505,830	$474,873

See accompanying notes

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
Represents the historical amounts included in Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh’s balance sheets at June 30, 2000, except as indicated in (b) and (c), converted from Deutsche marks to euros at the fixed exchange rate in effect on June 30, 2000 of 1.956 Deutsche marks per euro.

(b)	The total purchase price for the acquisitions of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh was approximately € 7,055 calculated below:

Issuance of 124,597 ordinary shares of Genesys using the average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris at the time of the purchase agreement (€ 45.55)	€ 5,675
Amount paid in cash	1,380

€ 7,055

This amount was allocated as follows:

Elimination of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh’s historical shareholders’ equity	€ (690)
Purchase price	7,055

Allocation of purchase price to record the amount in excess of the fair value of net assets acquired	€ 6,365

The consideration paid in excess of the fair value of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh’s net tangible assets, amounting to € 6,365, was allocated to goodwill and other intangibles and is being amortized over periods from 5 to 20 years.

          The table below details the valuation amount and the useful life for each intangible asset:

Intangible asset	Amount allocated (in thousands of euros)	Useful life (amortization method)

Customers relationships	923	10 years (straight line)

Workforce in place	231	5 years (straight line)

Goodwill	5,211	20 years (straight line)

(c)	Represents the increase in goodwill and other intangibles as a result of the acquisitions of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh:

Consolidation of historical Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh other intangible assets	€ 120
Goodwill and other intangibles due to the Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh acquisitions	6,365

€ 6,485

(d)
Represents the historical amounts included in Astound’s balance sheet at June 30, 2000, except as indicated in (e) and (f), converted from U.S. dollars to euros using the rate of exchange in effect on June 30, 2000 at a fixed exchange rate of U.S.$ 0.9556 per euro.

(e)	Represents the decrease in cash and cash equivalents as a result of the acquisition of Astound:

Consolidation of historical Astound cash and cash equivalents	€ 919
Amount paid in cash by Genesys for the acquisition of Astound (see (f) below)	(21,823)

€ (20,904)

(f)	The total purchase price for the acquisition of Astound is expected to be approximately € 70,339 as calculated below:

Genesys has assumed that the value of the Genesys ordinary shares to be issued will be U.S.$ 43.22 or €  46.04 per share, which corresponds to the weighted average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris for 10 trading day period ended February 8, 2001.

The Plan of Arrangement with Astound provides that as of closing date each Astound employee is expected to receive 0.04843 Genesys options in exchange for each Astound option.

	Number of Astound stock options	Equivalent Number of outstanding Genesys stock options	Weighted-average exercise price of Genesys stock options
Vested(1)	1,309,280	63,403	€ 21.95
Unvested(1)	1,065,181	51,583	€ 24.19
Total	2,374,461	114,986	€ 22.95

(1)	as of the probable date of consummation of the acquisition

Genesys has assumed that the total fair value of Astound options to be converted to Genesys options is €  3,347. This value was determined using a Black-Scholes pricing model and is based on the following weighted-average assumptions: risk free interest rate of 4.90%; volatility of 72%, expected term of 2 years; and expected dividend yield of 0%.

Genesys has further assumed that on the consummation date, intrinsic value of the unvested “replacement” options convertible into Genesys shares is € 20.66 per share. This amount is calculated by subtracting the weighted average exercise price of € 29.16 per share from the assumed fair market value of Genesys ordinary shares on the date of exchange of U.S.$ 43.22 or €  46.04 per share. Thus, the aggregate intrinsic value of all of the unvested “replacement” options is € 871 as of the date of the exchange. The weighted-average remaining service period on the unvested options is 2.6 years.

Accordingly, Genesys has recorded the difference of €  2,476 between the fair value of all outstanding stock options as of the consummation date and the amount classified as deferred compensation as additional purchase price.

Issuance of 1,000,000 ordinary shares of Genesys using the weighted average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext
     Paris for the 10 trading day period ended February 8, 2001 (U.S.$ 43.22 or
€ 46.04)	€ 46,040
Fair value of vested stock options	1,843
Fair value of unvested stock options	633

48,516
Amounts paid in cash:
Convertible debt acquired in September and November 2000	5,872
Cash payment (equivalent to U.S.$7,000)	7,456
Acquisition costs	1,793
Amount paid to Astound shareholders, which represents the exercise price of outstanding Astound warrants and options	6,702

21,823

€ 70,339

This amount was allocated as follows:

Elimination of Astound’s historical shareholders’ equity	€ (572)
Purchase price	70,339

Allocation of purchase price to record the amount in excess of the fair value of net assets acquired	€ 69,767

The consideration paid in excess of the fair value of Astound’s net tangible assets, amounting to € 69,767, was allocated to goodwill and other intangibles amortized over periods from 3 to 5 years.

The table below details the valuation amount and the useful life for each intangible asset:

Intangible asset	Amount allocated (in thousands of euros)	Useful life (Amorization method)

Completed technology	28,973	4 years (straight line	)

Workforce in place	2,237	3 years (straight line	)

Goodwill	38,557	5 years (straight line	)

The above allocation of purchase price as it relates to the acquisition of Astound has been prepared on a preliminary basis based on a formal study currently being performed for Genesys by a valuation consultant. Genesys expects that, when final, the only significant difference in this allocation and the final allocation would be the total purchase price and the amount of goodwill, which will not be determinable prior to closing. The estimated effects of this on the pro forma financial statements are presented below and in the accompanying notes to the pro forma consolidated statements of operations.

The values of the Genesys shares to be issued, cash paid, purchase price and goodwill that actually will be recorded will be based on the weighted average market price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris during a specified period of 10 trading days prior to the acquisition. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued and the amount paid in cash if the acquisition had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris immediately prior to that date is as indicated below.

10-day weighted average closing price of Genesys shares ending on the second trading day prior to closing	Value of Genesys ordinary shares to be issued	Purchase price	Goodwill and other intangibles
Actual at February 8, 2001 (€ 46.04)	€ 46,040	€ 70,339	€ 69,767
Bottom of collar minus 10% (€ 35.10)	35,100	63,299	62,727
Top of collar plus 10% (€ 88.00)	80,000	104,299	103,727

(g)
Represents the historical amounts included in Vialog’s balance sheet at June 30, 2000, converted from U.S. dollars to euros using the rate of exchange in effect on June 30, 2000 at a fixed exchange rate of U.S.$ 0.9556 per euro.

(h)
Genesys estimated the value of the total purchase consideration to be issued by the Company to consummate the acquisition of Vialog would be approximately U.S.$ 152.0 million (equivalent to € 161.9 million). This amount was determined as follows:

Genesys assumed that 0.5216 Genesys ADSs, representing 0.2608 ordinary share of Genesys will be issued for each ordinary share of Vialog based on the exchange ratio under the merger agreement. Assuming this exchange ratio and assuming 11,402,774 shares of Vialog common stock outstanding on the date of consummation of the combination, Genesys would be required to issue 2,973,843 ordinary shares to consummate the combination.

Genesys has assumed that the fair value of the Genesys ordinary shares to be issued will be U.S.$ 43.22 or €  46.04 per share, which corresponds to the weighted average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris for 10 trading day period ended February 8, 2001.

The merger agreement provides that the Vialog stock options will remain outstanding after the merger. These options will remain outstanding on the same terms and conditions, except that, upon exercise the holder receives a right to receive Genesys ADSs for Vialog common stock based on the same exchange ratio used in connection with the merger. For accounting purposes, the Vialog stock options are being treated as if they were exchanged for options to acquire Genesys ADSs at the date of the merger. (See page 55 section “Stock Options, Warrants and Employee Benefit Matters” in this proxy statement/ prospectus.)

	Number of Vialog stock options	Equivalent Number of outstanding Genesys ADSs stock options	Weighted-average exercise price of Genesys ADSs stock options
Vested(1)	1,867,589	957,326	€ 9.75
Unvested(1)	599,300	307,201	€ 19.42
Total	2,466,889	1,264,527	€ 12.10

(1)	as of the date of the consummation of the combination

Genesys has assumed that the fair value of all outstanding options is € 20.5 million. This value was determined using a Black-Scholes pricing model and is based on the following weighted-average assumptions: risk free interest rate of 4.65%; volatility of 72%, expected term of 2 years; and expected dividend yield of 0%.

          Genesys has further assumed that:

On the consummation date, intrinsic value of the unvested “replacement” options convertible into Genesys ADSs is € 10.98 per share. This amount is calculated by subtracting the weighted average exercise price of € 38.84 per share from the assumed fair market value of Genesys ordinary shares on the date of exchange of U.S.$ 43.22 or € 46.04 per share. Thus, the aggregate intrinsic value of all of the unvested “replacement” options is € 1.1 million as of the date of the exchange. The weighted-average remaining service period on the unvested options is 2.7 years.

Accordingly, Genesys has recorded the difference of € 19.4 million between the fair value of all outstanding stock options as of the consummation date and the amount classified as deferred compensation as additional purchase price.

Genesys has assumed transaction costs of € 5,598.

The following is a summary purchase price, as described above, as well as the allocation of this purchase price to the fair value of net assets acquired:

Issuance of 2,973,843 ordinary shares of Genesys (or 5,947,687 ADSs) using the exchange ratio computed based on the weighted average closing price of
     Genesys ordinary shares on the Nouveau Marché of Euronext Paris for 10
trading day period ended February 8, 2001 (U.S.$ 43.22 or € 46.04)	€ 136,908
Fair value of outstanding vested stock options of Vialog	16,656
Fair value of outstanding unvested stock options of Vialog	2,748
Transaction costs and other	5,598

Total purchase price	€ 161,910

This amount was allocated as follows:

Elimination of Vialog’s historical stockholders’ equity	€ (2,963)
Purchase price	161,910

Allocation of purchase price to record the amount in excess of the fair value of net assets acquired (excluding historical amount recorded by Vialog of € 64.9 million)	€ 158,947

The consideration paid in excess of the fair value of Vialog’s net tangible assets was allocated to goodwill and other intangibles and is being amortized over periods from 4 to 20 years. The table below details the assumptions used for the valuation amount and the useful life for each intangible asset:

Intangible asset	Amount allocated (in thousands of euros)	Useful life (Amortization method)

Retail customers relationships	69,450	10 years (straight line	)

Wholesale customers relationships	3,835	5 years (straight line	)

Workforce in place	4,580	4 years (straight line	)

Goodwill	146,025	20 years (straight line	)

The above allocation of purchase price as it relates to the acquisition of Vialog has been prepared on a preliminary basis based on a formal study currently being performed for Genesys by a valuation consultant. Genesys expects that, when final, the only significant difference in this allocation and the final allocation would be the total purchase price and the amount of goodwill, which will not be determinable prior to closing. The estimated effects of this on the pro forma financial statements are presented below and in the accompanying notes to the pro forma consolidated statements of operations.

The values of the Genesys shares to be issued, purchase price and goodwill that actually will be recorded will be based on the weighted average market price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris during a specified period of 10 trading days prior to the merger. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued if the merger had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris immediately prior to that date is as indicated below. The calculation of the merger consideration is more fully described in the proxy statement / prospectus in the section “The Merger and the Merger Agreement—Merger Consideration”.

10-day weighted average closing price of Genesys shares ending on the second trading day prior to closing	Value of Genesys ordinary shares to be issued	Purchase price	Goodwill and other intangibles
Actual at February 8, 2001 ($43.22)	€ 136,908	€ 161,910	€ 223,890
Bottom of collar minus 10% ($30.27)	123,249	148,251	210,231
Top of collar plus 10% ($76.84)	203,753	228,755	290,735

For information regarding the number of Genesys shares to be issued in the merger based on varying Genesys share prices and exchange rates, see “The Merger and the Merger Agreement—Merger Consideration.”

(i)
Represents the effect of Genesys arranging for financing to enable Vialog to repay its debt which constitutes a condition to the transaction. Existing Vialog debt is composed of $75 million in Senior Notes bearing interest at 12 3 /4 per cent and a maximum $15 million credit facility bearing interest at between Prime rate plus 1 1 /2 to 2 per cent. The redemption amount of the $75 million in Senior Notes upon the consummation of the transaction is 105 per cent of the face amount of the Notes, or $78.75 million, as specified in the indenture. On behalf of Vialog, Genesys has received proposed refinancing term sheets from various banks in order to meet the refinancing needs. Based on the most recent term sheet, such refinancing is expected to bear interest rates ranging from U.S.$ Libor 1 month plus 2 1 /4 per cent to U.S.$ Libor 1 month plus 2  3 /4 per cent. The table below details the impact of the refinancing, based on outstanding balances at June 30, 2000:

Assumed debt to be refinanced:
Revolving line of credit	€ 6,713
Current and long-term portions of $15 million credit facility and Senior Notes	83,443

90,156
Assumed new borrowings	95,643

Incremental new borrowings	€ 5,487

The pro forma Balance sheet also includes an adjustment to write-off capitalized debt issuance costs of € 2,705 thousand.

(j)
The financial information expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros at the rate of U.S.$ 0.9388 for each euro, the Noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

GENESYS S.A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Year Ended December 31, 1999
(Amounts in thousands)

          The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 gives pro forma effect to the Acquisitions, the acquisitions of Aloha Conferencing Inc., Williams Conferencing (“Conferencing Acquisition Corporation” or “CAC”) and VideoWeb Ltd. and their related financings, as if they had been consummated on January 1, 1999. The historical financial information for Genesys, Vialog, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh is based on their historical audited statements of operations for the year ended December 31, 1999 included or incorporated in this proxy statement / prospectus by reference. The historical financial information for Astound for the year ended December 31, 1999 is extracted from unaudited quarterly financial information and the latest audited financial statements for the fiscal year ended March 31, 2000 are included in this proxy statement / prospectus. Because Aloha Conferencing Inc. was acquired by Genesys on April 1, 1999 and consolidated since that date, the pro forma adjustments included historical information for Aloha Conferencing Inc. that is derived from its audited statement of operations for the year ended March 31, 1999. Because VideoWeb was acquired by Genesys in April 1999 and consolidated since that date, the pro forma adjustment related to VideoWeb was derived from VideoWeb Ltd.’s historical unaudited statement of operations for the three months ended March 31, 1999. Because CAC was acquired by Genesys on July 31, 1999 and consolidated since that date, the pro forma adjustment related to CAC was derived from CAC’s unaudited statements of operations for the seven months ended July 31, 1999.

GENESYS S.A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)
Year ended December 31, 1999 (Amounts in thousands)

	Genesys historical	Pro forma adjustments							Genesys Pro forma	Vialog Historical(n)	Vialog Acquisition Adjustments		Pro Forma Combined	Pro Forma Combined(u)
		Aloha Conferencing Acquisition(a)	Williams Conferencing Acquisition(c)		VideoWeb Acquisition(f)	Eureka and Telechoice Acquisitions(h)	Astound Acquisition(j)
Net revenues	€ 47,995	€ 2,389	€ 15,264		€ 836	€ 1,496	€ 1,393		€ 69,373	€ 64,393	€ —		€ 133,766	€ 125,580
Cost of revenues	21,202	681	6,660		428	464	278		29,713	30,388	1,968	(o)(p)	62,069	58,270

Gross profit	26,793	1,708	8,604		408	1,032	1,115		39,660	34,005	(1,968)		71,697	67,310
Research and development expense	1,629	—	—		—	—	547		2,176	—	1,450	(o)	3,626	3,404
Selling, general and administrative expense	22,435	1,007	15,603		443	2,225	2,601	(k)	44,314	21,995	514	(p)	67,238	63,123
											415	(q)
Amortization of goodwill and intangibles	3,216	145 (b)	976	(d)	150 (g)	398 (i)	15,700	(l)	20,585	3,809	12,911	(r)	37,305	35,022
Non recurring charge	—	—	—		—	—	—		—	2,798	—		2,798	2,627
Depreciation expense	—	—	—		—	—	—		—	3,931	(3,931	)(p)	—	—

Total operating expenses	27,280	1,152	16,579		593	2,623	18,848		67,075	32,533	11,359		110,967	104,176
Operating income (loss)	(487)	556	(7,975)		(185)	(1,591)	(17,733)		(27,415)	1,472	(13,326)		(39,270)	(36,866)
Financial income (expense), net	(2,083)	23	(1,329	)(e)	(37)	(31)	(1,696	)(m)	(5,153)	(12,689)	6,038	(s)	(11,804)	(11,082)
Equity in loss of affiliated company	(15)	—	—		—	—	—		(15)	—	—		(15)	(14)
Income (loss) before taxes	(2,585)	579	(9,304)		(222)	(1,622)	(19,429)		(32,583)	(11,217)	(7,288)		(51,089)	(47,962)
Income tax expense	(1,253)	(299)	—		—	—	(10)		(1,562)	(154)	—		(1,716)	(1,611)

Net income (loss)	€ (3,838)	€ 280	€ (9,304)		€ (222)	€ (1,622)	€ (19,439)		€ (34,145)	€ (11,371)	€ (7,288)		€ (52,805)	€ (49,573)

Basic and diluted net loss per ordinary share	(0.60)												(5.04)	(4.73)

Weighted-average number of ordinary shares outstanding	6,374,278												10,472,718 (t)	10,472,718

See accompanying notes

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999

(a)
Represents the consolidation of the historical results of operations for Aloha Conferencing Inc. for the three month-period ended March 31, 1999, except as indicated in (b), converted from U.S. dollars to euros using the average exchange rate for the three months ended March 31, 1999 of U.S.$ 1.1043 per euro.

(b)	Represents amortization of goodwill and other intangibles as a result of the Aloha Conferencing Inc. acquisition:

Elimination of pre-acquisition goodwill amortization expense	€ (52)
Amortization of the goodwill and other intangibles recorded under purchase accounting for the three months ended March 31, 1999, using amortization lives ranging from 5 to 20 years depending the nature of the intangible assets	197

Total	€ 145

(c)
Represents the consolidation of the historical results of operations for CAC for the seven month-period ended July 31, 1999, except as indicated in (d) and (e), converted from U.S. dollars to euros using the average exchange rate for the seven months ended July 31, 1999 of U.S.$ 1.0738 per euro.

(d)	Represents amortization of goodwill and other intangibles as a result of the CAC acquisition:

Amortization of the step-up in basis recorded under purchase accounting for the seven months ended July 31, 1999, using amortization lives ranging from 5 to 20
years depending the nature of the intangible assets	€ 976

(e)	Represents financial expense as a result of the CAC acquisition:

Consolidation of historical financial expense of CAC for the seven months ended July 31, 1999	€ 323
Additional interest expense as a result of the July 1999 term-loan entered into in order to finance the CAC acquisition, at an initial weighted annual average interest rate of 6.09%	€ 1,006

€ 1,329

(f)
Represents the consolidation of the historical results of operations for VideoWeb Ltd. for the three months ended March 31, 1999, except as indicated in (g), converted from British pounds to euros using the average exchange rate for the three months ended March 31, 1999 of 0.6819 of a British pound per euro.

(g)	Represents amortization of goodwill and other intangibles as a result of the VideoWeb Ltd. acquisition:

Amortization of the step-up in basis recorded under purchase accounting for the three months ended March 31, 1999, using amortization lives ranging from 5 to
20 years depending the nature of the intangible assets	€ 150

(h)
Represents the consolidation of the audited historical results of operations for Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh for the year ended December 31, 1999, except as indicated in (i), using the fixed exchange rate of 1.956 Deutsche marks per euro.

(i)	Represents amortization of goodwill and other intangibles as a result of the acquisition of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh:

Amortization of the step-up in basis recorded under purchase accounting for the year ended December 31, 1999, using amortization lives ranging from 5 to 20
years depending the nature of the intangible assets	€ 398

(j)
Represents the consolidation of the historical results of operations for Astound for the year ended December 31, 1999, derived from quarterly financial information issued by Astound (as Astound’s fiscal year end is March 31) and converted from U.S. dollars to euros using the 1999 average exchange rate of U.S.$ 1.0657 per euro. Genesys has agreed to attempt to sell the Call Center division of Astound’s business as soon as practical after the closing. Revenues generated by this Call Center division were not material to Genesys and therefore were not excluded from Astound’s historical results of operations.

(k)	Represents selling, marketing and administrative expense as a result of the acquisition of Astound:

Consolidation of historical selling, marketing and administrative expense of Astound for the year ended December 31, 1999	€ 2,266
Amortization of deferred compensation	335

€ 2,601

(l)	Represents amortization of goodwill and other intangibles as a result of the acquisition of Astound:

Amortization of the step-up in basis recorded under purchase accounting for the year ended December 31, 1999, using an amortization lives ranging from 3 to 5 years	€ 15,700

The amounts of amortization of goodwill and intangibles, pro forma net loss and pro forma net loss per share that actually will be recorded will depend on the weighted average market price of Genesys ordinary shares during a specified period of 10 trading days prior to the acquisition. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued and the amount of cash that would have been paid if the acquisition had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris is as indicated below.

10-day weighted average closing price of Genesys shares prior to closing	Amortization of goodwill and other intangibles (in thousands)	Pro forma net loss (in thousands)	Pro forma net loss per share (basic and diluted)
Actual at February 8, 2001 € 46.04	€ 15,700	€ (52,805)	€ (5.04)
Bottom of collar minus 10% € 35.10	14,116	(51,221)	(4.52)
Top of collar plus 10% € 88.00	23,342	(60,447)	(6.05)

(m)	Represents financial expense as a result of the acquisition of Astound:

Consolidation of historical financial income of Astound for the year ended December 31, 1999	€ (50)
Interest expense as a result of the financing of the acquisition of Astound using a weighted average interest rate of 8.00%	€ 1,746

€ 1,696

(n)
Represents the consolidation of the historical results of operations for Vialog for the year ended December 31, 1999, converted from U.S. dollars to euros using the 1999 average exchange rate of U.S.$ 1.0657 per euro.

(o)
Reclassification of Vialog’s research and development expense for the year ended December 31, 1999 to conform with Genesys’ statement of operations presentation. Research and development expense was historically recorded under cost of revenues in Vialog’s statement of operations.

(p)
Reclassification of Vialog’s depreciation expense for the year ended December 31, 1999 to conform with Genesys’ statement of operations presentation. Vialog’s historical depreciation expense was reclassified to respectively costs of revenues and selling, general and administrative expenses in the combined statement of operations.

(q)
Represents amortization of deferred compensation for the year ended December 31, 1999 arising from unvested stock options outstanding at Vialog. (See Note (k) to unaudited pro forma condensed consolidated balance sheet).

(r)	Represents amortization of goodwill and other intangibles as a result of the acquisition of Vialog:

Elimination of pre-acquisition goodwill amortization expense	€ (3,810)
Amortization of the goodwill and other intangibles recorded under purchase accounting for the year ended December 31, 1999, using amortization lives ranging from 4 to 20 years depending the nature of the intangible assets	16,721

€ 12,911

The amounts of amortization of goodwill and other intangibles, pro forma net loss and pro forma net loss per share that actually will be recorded will depend on the weighted average market price of Genesys ordinary shares during a specified period of 10 trading days prior to the merger. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued if the merger had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris immediately prior to that date is as indicated below.

10-day weighted average closing price of Genesys shares ending on the second trading day prior to closing	Amortization of goodwill and other intangibles (in thousands)	Pro forma net loss (in thousands)	Pro forma net loss per share (basic and diluted)
Actual at February 8, 2001 ($43.22)	€ 12,911	€ (52,805)	€ (5.04)
Bottom of collar minus 10% ($30.27)	11,802	(51,696)	(4.57)
Top of collar plus 10% ($76.84)	18,341	(58,235)	(5.83)

(s)
Represents the effect of Genesys arranging for financing to enable Vialog to repay its debt which constitutes a condition to the transaction. Existing Vialog debt is composed of U.S.$ 75 million senior notes bearing interest at 12 3 /4% per year and a maximum U.S.$ 15 million credit facility bearing interest at prime rate plus 1 1 /2 to 2%. Included in Vialog’s interest expense is € 2,800 for the amortization of bond issuance costs and original discount related to the $75 million in Senior Notes. On behalf of Vialog, Genesys recently received proposed refinancing term sheets from various banks in order to meet Vialog’s refinancing needs. Such refinancing bears interest rates ranging from U.S.$ Libor 1 month plus 2 1 /4% to U.S.$ Libor 1 month plus 2  3 /4%. The table below details the pro forma adjustment:

Reversal of interest expense related to the Senior Notes	€ 8,973
Reversal of amortization of bond issuance costs and original issue discount related to the Senior Notes	2,800
Reversal of interest expense related to the credit facility	633
Refinancing interest expense based on the repayment of the $75 million Senior Notes at 105 per cent as specified in the indenture and the weighted average balances of senior notes and revolving credit line for the year ended December 31, 1999 and using interest rates ranging from 7.82 per cent to 8.32 per cent based on current market rates at February 8, 2001	(6,368)

€ 6,038

The effect of a 1 /8 of 1% change in interest rate would change interest expense for the year ended December 31, 1999 by € 100.

(t)
Weighted average number of shares as adjusted for the issuance of shares in connection with the merger with Vialog and the acquisition of Astound, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh, determined as follows:

Historical weighted average number of shares of Genesys for the year ended December 31, 1999	6,374,278
Number of shares issued in connection with the acquisition of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh	124,597
Number of shares issued in connection with the acquisition of Astound	1,000,000
Number of shares to be issued in connection with the merger with Vialog, based on the weighted average closing price of Genesys ordinary shares on the Nouveau Marché of Euronext Paris for the 10 trading day period ended February 8, 2001 (U.S.$ 43.22 or € 46.04) and assuming that 11,402,774 Vialog shares will be exchanged for Genesys shares at the exchange ratio of one Vialog share for 0.2608 ordinary share of Genesys	2,973,843

10,472,718

(u)
The financial information expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros at the rate of U.S.$ 0.9388 for each euro, the Noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

GENESYS S.A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
Six months ended June 30, 2000
(Amounts in thousands)

          The following unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2000 gives pro forma effect to the Acquisitions, as if they had been consummated on January 1, 1999. The historical financial information for Vialog, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh is based on their respective historical unaudited interim statements of operations for the six months ended June 30, 2000 incorporated by reference or included elsewhere in this proxy statement / prospectus. The historical financial information for Astound was extracted from unaudited quarterly financial information.

		Pro forma adjustments
	Genesys Historical	Eureka and Telechoice Acquisitions(a)	Astound Acquisition(c)		Genesys Pro forma	Vialog Historical(g)	Vialog Acquisition Adjustments		Pro Forma Combined	Pro Forma Combined(n)
Net revenues	€ 41,755	€ 1,153	€ 1,039		€ 43,947	€ 40,254	€ —		€ 84,201	$ 79,048
Cost of revenues	19,259	530	214		20,003	17,812	1,864	(h)(i)	39,679	37,251

Gross profit	22,496	623	825		23,944	22,442	(1,864)		44,522	41,797
Research and development expense	1,320	—	419		1,739	—	461	(h)	2,200	2,065
Selling, general and administrative expense	17,796	1,370	1,922	(d)	21,088	12,252	373	(i)	33,920	31,844
							207	(j)
Amortization of goodwill and intangibles	2,484	221 (b)	7,851	(e)	10,556	2,200	6,456	(k)	19,212	18,036
Depreciation expense	—	—	—		—	2,697	(2,697	)(i)	—	—

Total operating expenses	21,600	1,591	10,192		33,383	17,149	4,800		55,332	51,945
Operating income (loss)	896	(968)	(9,367)		(9,439)	5,293	(6,664)		(10,810)	(10,148)
Financial income (expense), net	(1,990)	—	(863	)(f)	(2,853)	(7,328)	3,461	(l)	(6,720)	(6,309)
Equity in loss of affiliated company	(68)	—	—		(68)	—	—		(68)	(64)
Loss before taxes	(1,162)	(968)	(10,230)		(12,360)	(2,035)	(3,203)		(17,598)	(16,521)
Income tax expense	(1,214)	—	(3)		(1,217)	(339)	—		(1,556)	(1,461)

Net loss	€ (2,376)	€ (968)	€ (10,233)		€ (13,577)	€ (2,374)	€ (3,203)		€ (19,154)	$ (17,982)

Basic and diluted net loss per ordinary share	(0.35)								(1.76)	(1.65)

Weighted-average number of ordinary shares outstanding	6,789,214								10,887,654 (m)	10,887,654

See accompanying notes

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2000

(a)
Represents the consolidation of the historical results of operations for Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh for the six months ended June 30, 2000, except as indicated in (b), converted using the fixed exchange rate of 1.956 Deutsche marks per euro.

(b)
Amortization of the step-up in basis recorded under purchase accounting for the acquisition of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh using a 20-year life for the six months ended June 30, 2000.

Consolidation of historical amortization of goodwill and other intangibles of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh for the six months ended June 30, 2000	€ 22
Additional pro forma goodwill and other intangibles to reflect the acquisition of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh	199

€ 221

(c)
Represents the consolidation of the historical results of operations for Astound for the six months ended June 30, 2000 derived from quarterly financial information issued by Astound (as Astound’s fiscal year end is March 31) and converted from U.S. dollars to euros using the average exchange rate for the six months period ended June 30, 2000 of U.S.$ 0.9595 per euro. Genesys has agreed to attempt to sell the Call Center division of Astound’s business as soon as practical after the closing. Revenues generated by this Call Center division were not material to Genesys and therefore were not excluded from Astound’s historical results of operations.

(d)	Represents selling, marketing and administrative expense as a result of the acquisition of Astound:

Consolidation of historical selling, marketing and administrative expense of Astound for the six months ended June 30, 2000	€ 1,754
Amortization of deferred compensation	168

€ 1,922

(e)	Represents amortization of goodwill and other intangibles as a result of the acquisition of Astound:

Amortization of the step-up in basis recorded under purchase accounting for six months ended June 30, 2000, using an amortization lives ranging from 3 to 5 years	€ 7,851

The amounts of amortization of goodwill and intangibles, pro forma net loss and pro forma net loss per share that actually will be recorded will depend on the weighted average market price of Genesys ordinary shares during a specified period of 10 trading days prior to the acquisition. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued and the amount of cash that would have been paid if the acquisition had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris is as indicated below.

10-day weighted average closing price of Genesys shares prior to closing	Amortization of goodwill and other intangibles (in thousands)	Pro forma net loss (in thousands)	Pro forma net loss per share (basic and diluted)
Actual at February 8, 2001 (€ 46.04)	€ 7,851	€ (19,154)	€ (1.76)
Bottom of collar minus 10% (€ 35.10)	7,058	(18,360)	(1.58)
Top of collar plus 10% (€ 88.00)	11,671	(22,974)	(2.23)

(f)	Represents financial expense as a result of the acquisition of Astound:

Consolidation of historical financial income of Astound for six months ended June 30, 2000	€ (10)
Interest expense as a result of the financing of the acquisition of Astound using a weighted average interest rate of 8.00%	€ 873

€ 863

(g)
Represents the consolidation of the historical results of operations for Vialog for the six months ended June 30, 2000, converted from U.S. dollars to euros using the average exchange rate for the six months period ended June 30, 2000 of U.S.$ 0.9595 per euro.

(h)
Reclassification of Vialog’s research and development expense for the six months ended June 30, 2000 to conform with Genesys statement of operations presentation. Research and development expense was historically recorded under cost of revenues in Vialog’s statement of operations.

(i)
Reclassification of Vialog’s depreciation expense for the six months ended June 30, 2000 to conform with Genesys statement of operations presentation. Vialog’s historical depreciation expense was reclassified to respectively costs of revenues and selling, general and administrative expenses in the combined statement of operations.

(j)
Represents amortization of deferred compensation for the six months ended June 30, 2000, arising from unvested stock options outstanding at Vialog. (See Note (h) to unaudited pro forma condensed consolidated balance sheet).

(k)	Represents amortization of goodwill and other intangibles as a result of the acquisition of Vialog:

Elimination of pre-acquisition goodwill amortization expense	€ (2,200)
Amortization of goodwill and intangibles recorded under purchase accounting for the six months ended June 30, 2000, using amortization lives ranging from 4 to 20 years depending the nature of the intangible assets	8,656

€ 6,456

The amounts of amortization of goodwill and other intangibles, pro forma net loss and pro forma net loss per share that will actually be recorded will depend on the weighted average market price of Genesys ordinary shares during a specified period of 10 trading days prior to the merger. The following table illustrates the principle, and is based on the number of Genesys ordinary shares that would have been issued if the merger had occurred on February 8, 2001 assuming the 10-day weighted average closing sales prices of Genesys ordinary shares on the Nouveau Marché of Euronext Paris immediately prior to that date is as indicated below.

10-day weighted average closing price of Genesys shares ending on the second trading day prior to closing	Amortization of goodwill and other intangibles (in thousands)	Pro forma net loss (in thousands)	Pro forma net loss per share (basic and diluted)
Actual at February 8, 2001 ($43.22)	€ 6,456	€ (19,154)	€ (1.76)
Bottom of collar minus 10% ($30.27)	5,901	(18,599)	(1.60)
Top of collar plus 10% ($76.84)	9,170	(21,868)	(2.12)

(l)
Represents the effect of Genesys arranging for financing to enable Vialog to repay its debt which constitutes a condition to the transaction. Existing Vialog debt is composed of U.S.$ 75 million senior notes bearing interest at 12 3 /4 per cent per year and a maximum U.S.$ 15 million credit facility bearing interest at Prime rate plus 1 1 /2 to 2 per cent. Included in Vialog’s interest expense is € 1,555 for the amortization of bond issuance costs and original discount related to the $75 million in Senior Notes. On behalf of Vialog, Genesys recently received proposed refinancing term sheets from various banks in order to meet refinancing needs. Such refinancing bears interest rates ranging from U.S.$ Libor 1month plus 2 1 /4 per cent to U.S.$ Libor 1 month plus 2  3 /4 per cent and expires in 2006. The table below details the pro forma adjustment:

Reversal of interest expense related to the Senior Notes	€ 4,983
Reversal of amortization of bond issuance costs and original issue discount related to the senior notes	1,555
Reversal of interest expense related to the credit facility	652
Refinancing interest expense based on the repayment of the $75 million Senior Notes at 105 per cent as specified in the indenture and the weighted average balances of the credit facility for the six month ended June 30, 2000 and using interest rates ranging from 7.82 per cent to 8.32 per cent based on current market rates at February 8, 2001	(3,729)

€ 3,461

The effect of a 1 /8 of 1% change in interest rate would change interest expense for the six months ended June 30, 2000 by € 58.

(m)
Weighted average number of shares as adjusted for the issuance of shares in connection with the merger with Vialog and the acquisition of Astound, Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh, determined as follows:

Historical weighted average number of shares of Genesys for the six months period ended June 30, 2000	6,789,214
Number of shares issued in connection with the acquisition of Telechoice Deutschland Gmbh and Eureka Global Teleconferencing Service Gmbh	124,597
Number of shares issued in connection with the acquisition of Astound	1,000,000
Number of shares to be issued in connection with the merger with Vialog, based on the weighted average closing price of Genesys shares on the Nouveau Marché of Euronext Paris for the 10 trading day period ended February 8, 2001 ($43.22 or € 46.04) and assuming that 11,402,774 Vialog shares will be exchanged for Genesys shares at the exchange ratio of one Vialog share for 0.2608 ordinary share of Genesys	2,973,843

10,887,654

(n)
The financial information expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros at the rate of U.S.$ 0.9388 for each euro, the Noon buying rate in New York City for cable transfer in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

SELECTED CONSOLIDATED FINANCIAL DATA OF GENESYS

          The following selected financial data for each year in the three year period ended December 31, 1999 are derived from consolidated financial statements of Genesys which have been prepared in accordance with accounting principles generally accepted in the United States and have been audited by Ernst & Young Audit, independent auditors. The selected financial data for the years ended December 31, 1995 and 1996 are derived from unaudited financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The selected financial data for the six month periods ended June 30, 1999 and 2000 have been derived from the unaudited consolidated financial statements of Genesys that are included elsewhere in this proxy statement / prospectus. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements, related notes, and other financial information included in this proxy statement / prospectus. Genesys derived the amounts shown below from the consolidated financial statements, which have been translated into euros using the exchange rate fixed for French francs and euros on January 1, 1999. Note 2 to the consolidated financial statements explains how the amounts were translated. In the table below, U.S. dollar amounts have been translated for your convenience at the rate of U.S.$ 0.9388 per euro, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

	Year ended December 31,						Six months ended June 30,
	1995	1996	1997	1998	1999	1999	1999	2000	2000
	(in thousands, except share and per share data)
Consolidated statement of operations data:
Revenue:
Services	€ 3,757	€ 4,963	€ 8,205	€ 18,311	€ 47,159	$ 44,273	€ 15,548	€ 41,306	$ 38,778
Products	179	74	726	910	836	785	353	449	421

Total revenues	3,936	5,037	8,931	19,221	47,995	45,058	15,901	41,755	39,199
Cost of revenue:
Services	887	1,000	2,196	7,517	20,606	19,345	6,068	18,829	17,677
Products	120	45	471	656	596	559	273	430	404

Total cost of revenue	1,007	1,045	2,667	8,173	21,202	19,904	6,341	19,259	18,081

Gross profit	2,929	3,992	6,264	11,048	26,793	25,154	9,560	22,496	21,118
Operating expenses:
Research and development	659	894	1,043	910	1,629	1,529	734	1,320	1,239
Sales and marketing	1,255	1,596	2,903	5,747	10,344	9,711	3,641	7,646	7,178
General and administrative	981	917	2,603	4,004	12,091	11,351	3,402	10,150	9,528
Amortization of goodwill and other intangibles	—	—	300	1,396	3,216	3,019	1,018	2,484	2,332

Total operating expenses	2,895	3,407	6,849	12,057	27,280	25,610	8,795	21,600	20,277

Operating income (loss)	34	585	(585)	(1,009)	(487)	(456)	765	896	841
Interest and other income (expense), net	(43)	(58)	(251)	(335)	(2,083)	(1,956)	25	(1,990)	(1,869)

Income (loss) before income taxes and minority interest	(9)	527	(836)	(1,344)	(2,585)	(2,426)	790	(1,162)	(1,092)
Income tax expense	(13)	(399)	(349)	(293)	(1,253)	(1,177)	(686)	(1,214)	(1,139)
Minority interest	125	64	(40)	—	—	—	—	—	—

Net income (loss)	103	192	(1,225)	(1,637)	(3,838)	(3,603)	104	(2,376)	(2,231)

Basic and diluted net income (loss) per share	0.06	0.10	(0.51)	(0.39)	(0.60)	(0.57)	0.02	(0.35)	(0.33)
Weighted average number of ordinary shares outstanding	1,838,322	1,839,672	2,388,504	4,209,669	6,374,278	6,374,278	6,117,702	6,789,214	6,789,214

	December 31,						June 30,
	1995	1996	1997	1998	1999	1999	2000	2000
	(in thousands)
Consolidated balance sheet data:
Total current assets	€ 1,808	€ 2,610	€ 11,242	€ 25,408	€ 32,194	$30,223	€ 89,387	$83,918
Total assets	3,366	4,238	34,777	51,620	122,890	115,369	188,662	177,117
Total current liabilities	1,757	1,964	6,754	8,172	19,500	18,306	29,874	28,047
Total long-term liabilities	242	550	12,665	7,382	62,056	58,259	57,717	54,185
Total shareholders’ equity	1,250	1,376	15,358	36,066	41,334	38,804	101,071	94,885

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GENESYS

          The following discussion focuses on the financial condition and results of operations of Genesys prior to the proposed merger with Vialog. The expected effects of the proposed merger on the future financial condition and results of operations of the combined company are discussed beginning on page 48 of the section of this proxy statement / prospectus entitled “Genesys after the Merger.”

Overview

          Genesys was founded in Montpellier, France in 1986 to develop automated audio conferencing services. Since then, it has expanded through internal growth and acquisitions to become one of the world’s largest independent providers of interactive group communications services, based on sales.

          Genesys has significantly expanded its global presence and the scope of its service offering since the beginning of 1997. During that period, it has evolved from a regional audio conferencing provider generating all of its revenues within Europe in 1997 to become a global company that earned 52.9% of its revenues outside Europe in the first half of 2000. Genesys has also diversified the scope of its products and services. At the beginning of 1997, Genesys provided only automated unattended audio conferencing services. Since then, it has expanded its services to include full-service operator-assisted conferencing (beginning in the fall of 1997), video conferencing (beginning in 1998), data collaboration (beginning in the third quarter of 2000) and Web streaming services (beginning in the third quarter of 2000).

Impact of Acquisitions

          One of the primary drivers of Genesys’ growth since the beginning of 1997 has been its effort to expand its global presence and service offering by making strategic acquisitions. Among the most significant effects of its acquisitions since 1997 have been:

•
Increased revenues.    During the three year period ended December 31, 1999, Genesys’ revenues grew from € 8.9 million in 1997 to € 48.0 million in 1999. Companies acquired during the year accounted for € 0.9 million in revenues, or approximately 9.2 % of total annual revenue growth, in 1998 and € 19.2 million in revenues, or approximately 66.8 % of total annual revenue growth, in 1999.

•
Change in composition of revenues and margins.    Most of the companies that Genesys has acquired generate a significant proportion of their revenues from operator-assisted services. These services generate higher labor costs, and thus lower margins, than automated unattended conferencing services.

As a result, Genesys positions operator-assisted service as a complement to its core automated service, and is migrating existing customers from operator-assisted services to higher margin automated services. Genesys also expects to generate a greater proportion of its revenues in the future from data collaboration and Web streaming services.

•
Global presence.    Genesys’ acquisitions have enabled it to expand its geographic coverage from five European countries at the beginning of 1997 to 14 countries in Europe, North America, Australia and Asia at the end of June 2000. Based on its experience in marketing global conferencing services, Genesys believes its global coverage enhances its ability to win contracts from the multinational customers that are the world’s largest users of conferencing services. One of the effects of Genesys’ expansion into new markets has been to increase its exposure to exchange rate fluctuations. The impact of exchange rate fluctuations is discussed in more detail below.

•
Increased amortization and financial expenses.    Genesys has accounted for all of its acquisitions under the purchase method of accounting. Under this method of accounting, Genesys records the excess of the purchase price over the net assets of acquired companies as goodwill and identifiable tangible assets, which it amortizes on a straight line basis over a period ranging from five to 20 years. The resulting increase in amortization expense has had and will continue to have a significant impact on Genesys’ results of operations. In 1999, Genesys recorded € 3.2 million in goodwill and other intangibles amortization charges, a figure that would have been € 38.4 million if the Vialog, Aloha, Videoweb, Williams, Telechoice, Eureka and Astound acquisitions had occurred on January 1, 1999. In connection with its acquisitions, Genesys has also incurred additional indebtedness, which has increased its net financial expenses.

          Genesys intends to continue to make strategic acquisitions to further expand its global presence and to broaden the scope of its services. As it does so, the factors mentioned above may have an increasing impact on its results of operations.

          Genesys’ principal acquisitions since 1997 are summarized in the following table:

Name	Country	Date	Purchase Price (in € millions)	Principal benefits to Genesys
Darome Teleconferencing(1)	U.K.	Sept. 1997	€ 24.9	Entry into U.K. market. Expertise in operator-assisted audio conferencing.

Confertel Pty.	Australia	June 1998	€ 0.6	Entry into Australia and Asia.

Summons Conferencing(2)	U.S.	Aug. 1998	€ 1.4	Entry into the United States Web streaming expertise.

Aloha Conferencing(2)	U.S.	Apr. 1999	€ 14.1	Strengthen presence in the United States.

VideoWeb(1)	U.K.	Apr. 1999	€ 10.1	Video conferencing expertise.

Teleconferencing division of Williams Inc.(2)	U.S.	July 1999	€ 37.4	Strengthen audio and video conferencing position in the United States.

Cable & Wireless Communications’ audio and video conferencing services in Europe	U.K.	Apr. 2000	€ 5.5	Strengthen audio and video conferencing position in Europe.

Mediactiv/MedLive	France	June 2000	€ 2.7	Web event expertise.

Cote & Com	France	July 2000	€ 1.4	Web event expertise.

Langages Virtuels	France	July 2000	€ 13.2	Web streaming expertise.

Telcen	Australia	July 2000	€ 0.9	Expand video conferencing in Australia

Telechoice Deutschland/Eureka Global Teleconferencing	Germany	Sept. 2000	€ 7.1	Strengthen audio and video conferencing position in Germany.

(1)	Darome Teleconferencing Ltd. and VideoWeb Ltd. have merged to form Genesys Conferencing Ltd.
(2)	Subsequently merged with and into Genesys Conferencing, Inc.

          Genesys includes the results of acquired companies in its results of operations from their respective dates of acquisition. As a result, Genesys’ historical financial statements are not directly comparable from one period to the next.

Impact of Acquisitions Completed During 2000

          Genesys expects the acquisitions it made in 2000 to have an immediate positive impact on its revenues. However, Genesys expects the 2000 acquisitions will tend to reduce gross margins, principally as a result of the higher proportion of operator-assisted services at the acquired companies. Genesys expects that it can improve the gross margins of the acquired companies by deploying and migrating customers to automated services. Each of the companies acquired by Genesys during 2000 was generating net losses at the time of the acquisition, and Genesys recorded additional goodwill and other intangibles in connection with these acquisitions. Reflecting these net losses and increased goodwill and other intangibles amortization charges, the net effect of the acquisitions made during 2000 will be to increase Genesys net loss. Genesys’ expectations as to the impact of acquisitions on its EBITDA margin are discussed under “Revenues for the year ended December 31, 2000” beginning on page 116.

Key factors affecting revenues and operating income

Revenue

          Genesys generates its revenues primarily from fees charged to its customers for conferencing and related services. Genesys earns revenues from four principal types of interactive group communications services:

•
Audio conferencing.    Historically, Genesys has generated the large majority of its revenues from fees charged to customers for audio conferencing services, which accounted for 85.7% of its total revenues in the first half of 2000. Genesys’ basic audio conferencing services are billed on a per line, per minute basis.

•
Video conferencing.    Genesys began offering video conferencing services in 1998, in partnership with VideoWeb, and has significantly expanded those services since its acquisition of VideoWeb in April 1999. In the first half of 2000, video conferencing services accounted for approximately 13.2% percent of total revenues. Genesys’ basic video conferencing services are billed on a per line, per minute basis.

•
Data collaboration.    Genesys began offering data collaboration services in the third quarter of 2000, following the launch of its PowerShare application. Because these services were not launched until the third quarter of 2000, they are not reflected in the financial statements for the first half of 2000 or prior periods. Genesys expects to begin recording revenue for these services in the second half of 2000. Data collaboration services are billed on a per user, per minute basis.

•
Web streaming.    Genesys began offering these services in June 2000, following its acquisition of Mediactiv, and has further strengthened its position since then through the acquisition of Langages Virtuels and Cote&Com. The interim financial statements for the first half of 2000 include one month of Mediactiv’s results of operations. The resulting Web streaming revenues were not significant and are included for reporting purposes under the line item “Video Conferencing” in Genesys’ financial statements. Genesys expects these services to account for a greater proportion of its revenue in future periods as it rolls out its Web streaming services on a broader scale. Genesys charges for Web streaming services on a per event basis that takes into account the size and complexity of the services requested.

          For each of Genesys’ audio, video and data services, the key factors that determine revenues are the volume of minutes sold and the average per-line, per-minute price for the service. Genesys has experienced strong volume growth in each of these types of services since 1997, driven primarily by acquisitions, together with, in the case of audio and video conferencing, strong organic growth. Average per minute prices for audio conferencing have declined since 1997, primarily as a result of the effect of volume discounts and an emphasis on automated unattended conferencing services, which Genesys bills at lower rates (although with higher margins). The key drivers of Web streaming revenues are the number of events managed and the average per event price for the service.

          Genesys also earns other revenues from the sale of audio and video conferencing equipment. These sales accounted for 1.1% of Genesys’ total revenues in the first half of 2000. Genesys offers conferencing equipment for sale to promote use of its services and as an added benefit to those customers that seek to purchase both their conferencing equipment and their conferencing services from a single supplier.

Cost of Revenue and Gross Profit

          Genesys’ cost of revenue consists of operator and technical support salaries and office expenses for operations staff, depreciation on its teleconferencing bridges and telecommunications equipment, telecommunications costs and equipment product costs. Of these costs, the largest components are operator and technical support salaries and depreciation. Genesys’ overall gross margin declined from 70.1% of total sales in 1997 to 55.8% in 1999 and 53.9% for the six months ended June 30, 2000. This decline resulted primarily from an increase in the percentage of revenues earned from lower margin operator assisted services following the acquisitions of companies with a high percentage of such services, particularly in the United States and the United Kingdom. Genesys expects its gross margin to improve if it is successful in its strategy of migrating existing customers to higher margin automated conferencing services.

Seasonality of Revenues

          Genesys historically has experienced, and expects to continue to experience, seasonal fluctuations in revenues, including relatively low revenues in the third quarter. This seasonality results mainly from decreases in general consumption during the summer vacation periods, particularly in the months of July and August. Because of this seasonality, the rate of revenue growth is typically lower in the third quarter than in other quarters.

Operating income

          Genesys’ operating income depends on its revenue, its cost of revenue, and the level of its other operating expenses. Genesys’ principal operating expenses are:

•	Research and development costs, which consist primarily of salaries and benefits for research and development personnel, depreciation of research and development equipment and related expenses.

•	Selling and marketing expenses, which consist primarily of the costs of advertising and marketing materials and salaries and benefits paid to sales personnel.

•
General and administrative expenses, which consist primarily of personnel costs and costs for general corporate functions, including finance, accounting, facilities and administration and human resources, and fees for professional services such as consulting, legal and accounting services.

•
Amortization of goodwill and other intangibles, which consists principally of expenses related to the amortization of goodwill from acquisitions, and to a lesser extent, of the amortization of other intangibles.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

          Genesys believes that EBITDA is a meaningful measure of performance and uses it for purposes of managing its business and evaluating its financial health. Genesys defines EBITDA as operating income (loss) plus depreciation and amortization charges and amortization of goodwill and other intangibles. Genesys’ depreciation charges are divided among the line items cost of revenue, research and development, selling and marketing and general and administrative expenses based on the use of the assets being amortized. EBITDA is not a measurement of operating performance calculated in accordance with accounting principles generally accepted in the United States, and should not be considered a substitute for operating income, net income, cash flows from operating activities or other statement of operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States, or as a measure of profitability or liquidity. EBITDA may not be indicative of the historical operating results of Genesys; nor is it meant to be predictive of potential results. Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained in this proxy statement / prospectus may not be comparable to similarly entitled measures of other companies.

          From 1997 through the six months ended June 30, 2000, Genesys’ EBITDA increased as a percentage of revenues, driven principally by strong revenue growth, which offset the lower gross margins and higher operating expenses that resulted from Genesys’ acquisition of companies with a higher percentage of operator-assisted services. One of the most important drivers behind Genesys’ EBITDA margin is the level of its personnel costs, which costs are divided among the line items cost of revenue, research and development, selling and marketing and general and administrative expenses based on the function of the relevant employees. For a discussion of Genesys preliminary estimates of its EBITDA margin for 2000, see page 116 of this proxy statement/prospectus.

Recent Developments

Astound Acquisition

          As of December 18, 2000, Genesys entered into an agreement to acquire all of the outstanding stock and other securities it does not currently own of Astound Incorporated in exchange for shares exchangeable into 1.0 million Genesys ordinary shares and U.S.$ 7.0 million in cash, subject to certain adjustments. Astound, which was founded in 1996 and is based in Toronto, Canada, is a software technology company providing services in Web conferencing and data collaboration.

          In addition to the purchase price, Genesys has agreed to pay Astound shareholders U.S.$ 6,291,817 at closing, which represents U.S.$ 5,191,817 of proceeds to be received by Astound shortly before closing upon the exercise of outstanding warrants and U.S.$ 1.1 million of proceeds that would be received if outstanding employee-held options were exercised in the future.

          Under the agreement with Astound, the number of shares to be issued by Genesys will be reduced if the average trading price of its shares for a period of 10 trading days ending 3 days prior to the closing is greater than € 80, and the cash portion of the price will be increased if the weighted average trading price is between € 35 and € 39.

          Genesys also has agreed to attempt to sell the Call Center division of Astound’s business as soon as practicable after the closing, and to pay 50% of the net proceeds of any sale (after deducting the expenses of sale, any cash investment to operate the division and any applicable taxes) to the Astound shareholders if there is a binding contract of sale within 24 months after the closing date. However, Genesys can decide to close this division if it has not been sold within 12 months. The Call Center division provides software packages for monitoring and training customer service representatives.

          In addition, Genesys will be entering into employment agreements with 11 key employees of Astound and granting options to acquire a total of approximately 225,700 Genesys shares to these employees, including Kailash Ambwani, Astound’s founder.

          The acquisition of Astound is expected to be completed in the first quarter of 2001 and is subject to the approval by Astound’s shareholders of a plan of arrangement, approval by an Ontario court under Canadian law, approval by Genesys shareholders of the issuance of mandatorily convertible bonds to one of Genesys’ indirect subsidiaries which will be formed to provide for the delivery of Genesys ordinary shares upon the exercise of the exchangeable shares issued to Astound shareholders or any assumed Astound options, and other customary conditions such as regulatory approvals. Genesys has agreed with Astound to obtain its shareholder approval prior to March 31, 2001. The Astound acquisition is not conditioned upon completion of the merger with Vialog.

           Astound develops and markets software for real-time multimedia data collaboration, application sharing and personalized information delivery. Astound’s flagship product, which Genesys began marketing under the name PowerShare in June 2000 under a reseller arrangement, allows users to set up and conduct meetings on the Web. In the fall of 2000, Genesys made a convertible debt investment of approximately U.S.$ 5.0 million in Astound which gave it the right to purchase approximately 6% of Astound’s common shares.

          A total of 17 shareholders/optionees of Astound, including Kailash Ambwani, Astound’s founder, that together represent an aggregate of over 73% of Astound’s fully diluted share capital, have agreed to lock-ups ranging from 30 to 180 days on the Genesys shares they receive in the merger.

          Astound has a total of approximately 95 employees and, for the 6 months ended September 30, 2000, had sales of approximately U.S.$ 1.2 million and a net loss of U.S.$ 2.9 million.

          The acquisition of Astound, if completed, will give rise to an additional amount of goodwill and identifiable intangible assets estimated at approximately € 73.4 million. This amount will be amortized on a straight line basis for periods ranging from 3 to 5 years depending on the nature of the intangible assets, resulting in an additional annual amortization expense of approximately € 16.4 million. Taken together with the amortization charges resulting from the merger with Vialog, these charges will significantly increase Genesys’ net loss, and may further extend the time needed for Genesys to reach profitability.

Revenues For The Year Ended December 31, 2000

          On January 25, 2001, Genesys announced preliminary unaudited figures for consolidated revenues for the year ended December 31, 2000. Total revenues increased from € 48.0 million in 1999 to € 92.1 million in 2000, an increase of 91.9%. Of the € 44.1 million increase, € 2.5 million, or 5.7% of the increase, was attributable to acquisitions made during 2000. Approximately € 8.1 million, or 18.4% of the increase in revenues from 1999 to 2000 was due to the impact of currency exchange rate movements, as the euro depreciated against the dollar and other non-euro currencies in which Genesys does business. The remaining € 33.5 million increase was driven by strong revenue growth in Europe, particularly in the United Kingdom and Germany, due to growth in automated services, and the impact of including a full year of revenues from Williams, Aloha and VideoWeb in 2000, as opposed to including only five, nine and eight months, respectively, in 1999.

          The following table shows Genesys’ revenue by region for 1999 and 2000 and expressed as a percentage of total revenues.

	Year ended December 31,
	1999		2000
	€ in thousands	% of revenues	€ in thousands	% of revenues
Europe	27,861	58%	45,477	49%
United States	18,158	38%	42,182	46%
Asia Pacific	1,976	4%	4,395	5%

Total revenues	47,995	100.0%	92,054	100.0%

          The change in the geographic distribution of revenues primarily reflects the impact of including the revenues of Williams and Aloha for the full year in 2000, as opposed to only five and nine months, respectively, in 1999.

          Audited consolidated figures for 2000 EBITDA are not yet available. However, based on its unaudited management accounts, Genesys expects its EBITDA margin for the year 2000 to be approximately 13.0%. This represents a decline from the 1999 figure of 14.1%. The primary factors behind this decrease were the impact of including losses of companies acquired during 2000, increased internal expenses related to acquisitions and the opening of new offices in additional countries.

Six months ended June 30, 2000 compared with six months ended June 30, 1999

Revenue

          The following table sets forth Genesys’ revenues for the six months ended June 30, 1999 and 2000 by category and expressed as a percentage of total revenues.

	Six Months ended June 30,
	1999		2000
	€ in thousands	% of revenues	€ in thousands	% of revenues
Audio conferencing	14,801	93.1%	35,770	85.7%
Video conferencing	747	4.7%	5,536	13.2%
Other	353	2.2%	449	1.1%

Total revenues	15,901	100.0%	41,755	100.0%

          Total revenues increased from € 15.9 million during the first six months of 1999 to € 41.8 million during the first six months of 2000. Approximately 4.7% of this increase was due to the impact of currency exchange rate movements, as the euro depreciated against the dollar and other non-euro currencies in which Genesys does business. Audio conferencing revenues declined as a percentage of revenues from 93.1% of total revenues during the first six months of 1999 to 85.7% during the first six months of 2000. Video conferencing services increased as a percentage of revenues from 4.7% of total revenues during the first six months of 1999 to 13.2% of total revenues during the first six months of 2000.

          Audio conferencing.    Audio conferencing revenues increased 141.7%, from € 14.8 million during the first six months of 1999 to € 35.8 million during the first six months of 2000. Of the € 21.0 million increase in audio conferencing revenues, € 14.1 million, or 67.1% of the increase, was attributable to the acquisition of Williams in July 1999 and the impact of including the results of Aloha, which was acquired in April 1999, for the full six month period in the first half of 2000 as compared with only three months in the first half of 1999. The remaining € 6.9 million increase was driven by strong revenue growth in Europe, particularly in the United Kingdom and France, due to strong growth in automated services.

          Video conferencing.    Video conferencing revenues increased from € 0.75 million during the first six months of 1999 to € 5.5 million during the first six months of 2000. Of the € 4.8 million increase in revenues, €  2.8 million, or 58.3% of the increase, was attributable to the acquisition of Williams in July 1999. The remaining € 2.0 million increase was attributable primarily to the consolidation of VideoWeb revenues for the full six months in the first half of 2000, compared to two months in the first half of 1999, and the acquisition of Cable & Wireless’ European video conferencing activities in Europe in April 2000.

          Geographic composition of revenues.    The following table shows Genesys’ revenues by region for the first half of 1999 and the first half of 2000 and expressed as a percentage of total revenues.

	Six Months ended June 30,
	1999		2000
	€ in thousands	% of revenues	€ in thousands	% of revenues
Europe	12,050	75.8%	19,662	47.1%
United States	3,088	19.4%	20,344	48.7%
Asia-Pacific	763	4.8%	1,749	4.2%

Total revenues	15,901	100.0%	41,755	100.0%

          The change in the geographic composition of revenues resulted primarily from the acquisition of U.S.-based Williams in July 1999.

Gross profit

          Gross profit increased from € 9.6 million in the first half of 1999 to € 22.5 million in the first half of 2000. Gross profit declined as a percentage of sales from 60.1% for the first six months of 1999 to 53.9% for the first six months of 2000. This reduction in margins resulted from an increase in labor costs as a result of the acquisition of Williams, which generates most of its revenues from operator-assisted conferencing. It also reflects the higher proportion of revenue from video conferencing, which, principally because it involves higher labor costs, has lower margins than audio conferencing. The proportionate increase in video conferencing revenues resulted principally from the acquisition of the Cable and Wireless audio and video conferencing unit. While Genesys expects its video conferencing revenues to continue to grow in absolute terms, it does not anticipate any increase as a proportion of its overall revenues for the foreseeable future.

Operating Income

          Operating income increased from € 0.8 million in the first half of 1999 to € 0.9 million in the first half of 2000. As a percentage of sales, operating income decreased from 4.8% in the first half of 1999 to 2.1% in the first half of 2000.

          The following table sets forth Genesys’ operating costs and expenses that are not included in cost of revenue for the first half of 1999 and 2000 by major components and expressed as a percentage of total revenues.

	Six Months ended June 30,
	1999		2000
	€ in thousands	% of revenues	€ in thousands	% of revenues
Research and development	734	4.6%	1,320	3.2%
Selling and marketing	3,641	22.9%	7,646	18.3%
General and administrative	3,402	21.4%	10,150	24.3%
Amortization of goodwill and other intangibles	1,018	6.4%	2,484	5.9%

Total operating expenses	8,795	55.3%	21,600	51.7%

Research and Development

          Research and development expenses nearly doubled, from € 0.7 million for the first six months of 1999 to € 1.3 million for the first six months of 2000. The increase in research and development costs resulted primarily from additional employees hired in connection with Genesys’ research and development efforts in connection with data collaboration and enhancements to its TeleMeeting service and its Multi-Conference Manager browser. As a percentage of total revenues, research and development expenses declined from 4.6% for the first six months of 1999 to 3.2% for the first six months of 2000. This decrease primarily reflects the acquisition of Williams, which spent a lower percentage of its revenues on research and development than Genesys. The decrease also reflects a broader revenue base over which to spread Genesys’ research and development expenses.

          Selling and marketing expenses more than doubled, from € 3.6 million for the first half of 1999 to € 7.7 million for the first half of 2000. The increase primarily reflects the addition of sales personnel from Williams, which was acquired in July 1999, and the growth of Genesys’ global marketing team. As a percentage of total revenues, selling and marketing expenses decreased from 22.9% for the first half of 1999 to 18.3% for the first half of 2000, reflecting increased usage by Genesys’ existing customers and greater revenues per sales person.

General and Administrative

          General and administrative costs nearly tripled, from € 3.4 million for the first half of 1999 to € 10.1 million for the first half of 2000. As a percentage of total revenues, general and administrative costs increased from 21.4% for the first half of 1999 to 24.3% for the first half of 2000. The increase in general and administrative costs was primarily due to the recruitment of personnel to handle upgrades to Genesys’ management and information systems and additional accounting and support staff, and consulting and legal fees paid in connection with acquisitions investigated but not completed. The increase also reflects the acquisition of general and administrative personnel from Williams.

Amortization of Goodwill and Other Intangibles

          Amortization of goodwill and other intangibles more than doubled, from € 1.0 million for the first half of 1999 to € 2.5 million for the first half of 2000, as a result of additional goodwill recorded in connection with the acquisition of Williams and the recording of six months of goodwill amortization for Aloha and VideoWeb in the first half of 2000, as opposed to only three months during the first half of 1999.

EBITDA Margin

          Genesys EBITDA increased from € 3.0 million in the first half of 1999 to € 6.9 million in the first half of 2000. Genesys’ EBITDA margin decreased from to 19.1% for the first half of 1999 to 16.5% for the first half of 2000. The decrease in EBITDA margins reflects the impact of the acquisition of Williams, which was less profitable than Genesys’ other subsidiaries when it was acquired.

Financial Income (expense)

          Genesys generated net financial income of € 0.03 million during the first half of 1999 and incurred net financial expense of € 2.0 million during the first half of 2000. The change resulted primarily from an increase in interest expense related to indebtedness incurred to finance acquisitions.

Income Tax Expense

          Genesys recorded income tax expense of € 0.7 million during the first half of 1999, as compared with income tax expense of € 1.2 million during the first half of 2000. The change reflects primarily higher earnings in the countries where Genesys pays income tax, particularly in the United Kingdom and, to a lesser extent, Sweden.

Net Income (loss)

          For the foregoing reasons, Genesys generated net income of € 0.1 million during the first half of 1999 and recorded a net loss of € 2.4 million during the first half of 2000.

Year ended December 31, 1999 compared with year ended December 31, 1998

Revenue

          The following table sets forth Genesys’ revenues for 1998 and 1999 by category and expressed as a percentage of total revenues.

	Year ended December 31,
	1998		1999
	€ in thousands	% of revenues	€ in thousands	% of revenues
Audio conferencing	18,037	93.9%	42,788	89.2%
Video conferencing	274	1.4%	4,372	9.1%
Other	910	4.7%	835	1.7%

Total revenues	19,221	100.0%	47,995	100.0%

          Total revenues increased from € 19.2 million in 1998 to € 48.0 million in 1999, an increase of 149.7%. Approximately 1.2% of this increase was due to the impact of currency exchange rate movements. Audio conferencing revenues declined as a percentage of revenues from 93.9% of total revenues in 1998 to 89.2% in 1999. Video conferencing revenues increased as a percentage of revenues from 1.4% of total revenues in 1998 to 9.1% of total revenues in 1999.

          Audio conferencing.    Audio conferencing revenues increased 137.2%, from € 18.0 million in 1998 to € 42.8 million in 1999. Of the € 24.8 million increase in audio conferencing revenues, € 15.5 million, or 62.5% of the increase, was attributable to acquisitions made during 1999, including Aloha and Williams. The remaining € 9.3 increase was attributable primarily to organic revenue growth in Europe, principally in the United Kingdom and France. This growth was driven primarily by the roll-out of automated services.

          Video conferencing.    Video conferencing revenues increased more than fifteen-fold, from € 0.3 million in 1998 to € 4.4 million in 1999. Of the € 4.1 million increase in revenues, € 3.8 million, or 92.7% of the increase was attributable to acquisitions made during 1999, mainly including the acquisition of VideoWeb Ltd., a British video conferencing company, in April 1999.

          Geographic composition of revenues.    The following table shows Genesys’ revenues by region for each of 1998 and 1999 and expressed as a percentage of total revenues.

	Year ended December 31,
	1998		1999
	€ in thousands	% of revenues	€ in thousands	% of revenues
Europe	18,244	94.9%	27,861	58.1%
United States	447	2.3%	18,158	37.8%
Asia-Pacific	530	2.8%	1,976	4.1%

Total revenues	19,221	100.0%	47,995	100.0%

          The change in the geographic composition of revenues resulted primarily from the acquisitions of the U.S.-based companies Aloha and Williams in 1999.

Gross profit

          Gross profit increased from € 11.0 million in 1998 to €  26.8 million in 1999. Gross profit declined as a percentage of sales from 57.5% in 1998 to 55.8% in 1999. This slight reduction in gross margins resulted from an increase in labor costs as a result of the acquisitions of Aloha, Williams and VideoWeb, each of which generated most of its revenues from operator-assisted conferencing. The decrease in margins due to these acquisitions more than offset an improvement in gross margins at Genesys’ other subsidiaries.

Operating Loss

          Genesys’ net operating loss decreased from € 1.0 million in 1998 to € 0.5 million in 1999. The following table sets forth Genesys’ operating costs and expenses for 1998 and 1999 that are not included in cost of revenue by major components and expressed as a percentage of total revenues.

	Year ended December 31,
	1998		1999
	€ in thousands	% of revenues	€ in thousands	% of revenues
Research and development	910	4.7%	1,629	3.4%
Selling and marketing	5,747	29.9%	10,344	21.5%
General and administrative	4,004	20.8%	12,091	25.2%
Amortization of goodwill and other intangibles	1,396	7.3%	3,216	6.7%

Total operating expenses	12,057	62.7%	27,280	56.8%

Research and Development

          Research and development increased by 79.0%, from 0.9 million in 1998 to €  1.6 million in 1999. The increase in research and development costs resulted primarily from Genesys’ work on enhancements to its TeleMeeting and Multi Conference Manager products, and also reflects the addition of video conferencing research personnel from VideoWeb. As a percentage of total revenues, research and development expenses declined from 4.7% in 1998 to 3.4% in 1999. This decline principally reflects the acquisition of Williams and Aloha, each of which spent a much smaller percentage of its revenues on research and development than Genesys.

Selling and Marketing

          Selling and marketing expenses increased by 80.0%, from € 5.7 million in 1998 to € 10.3 million in 1999. The increase resulted primarily from the acquisition of Williams. As a percentage of total revenues, selling and marketing expenses decreased from 29.9% in 1998 to 21.5% in 1999, reflecting higher usage by Genesys’ existing customers and higher average revenue per salesperson, which together offset higher selling and marketing expenses, as a percentage of revenues, at Williams.

General and Administrative

          General and administrative costs more than tripled in absolute terms, increasing from €  4.0 million in 1998 to € 12.1 million in 1999. As a percentage of total revenues, general and administrative costs increased from 20.8% in 1998 to 25.2% in 1999. The increase in general and administrative expenses was primarily due to higher general and administrative expenses at Williams, the recruitment of personnel to handle upgrades to Genesys’ management and information systems and additional accounting and support staff, and consulting and legal fees paid in connection with acquisitions.

Amortization of Goodwill and Other Intangibles

          Amortization of goodwill and other intangibles increased from € 1.4 million in 1998 to € 3.2 million in 1999, an increase of 130.4%, as a result of additional goodwill recorded in connection with the acquisitions of Aloha, VideoWeb and Williams.

EBITDA Margin

          EBITDA increased from € 2.1 million in 1998 to €  6.8 million in 1999, and increased as a percentage of revenues from 10.7% in 1998 to 14.1% in 1999. The improvement in EBITDA margins reflects a strong improvement in profitability at Genesys’ operations in the United Kingdom due to the deployment of automated services as well as improved profitability in France and Sweden. These improvements in profitability more than offset the effect of consolidating Williams, which had lower margins, for five months in 1999.

Financial Expense

          Financial expense increased from € 0.3 million in 1998 to € 2.1 million in 1999 as a result of indebtedness incurred in connection with the acquisitions of Aloha, VideoWeb and Williams.

Income Tax Expense

          Income tax expense increased from € 0.3 million in 1998 to € 1.3 million in 1999. This increase resulted from higher earnings in the countries where Genesys pays income taxes, principally in the United Kingdom and Sweden.

Net Loss

          For the reasons outlined above, Genesys’ net loss increased from € 1.6 million in 1998 to € 3.8 million in 1999.

Year ended December 31, 1998 compared with year ended December 31, 1997

Revenue

          The following table sets forth Genesys’ revenues for 1997 and 1998 by category and expressed as a percentage of total revenues.

	Year ended December 31,
	1997		1998
	€ in thousands	% of revenues	€ in thousands	% of revenues
Audio conferencing	8,205	91.9%	18,037	93.9%
Video conferencing	—	—	274	1.4%
Other	726	8.1%	910	4.7%

Total revenues	8,931	100.0%	19,221	100.0%

          Total revenues increased from € 8.9 million in 1997 to &euro ; 19.2 million in 1998, an increase of 115.2%. Genesys’ revenues were not significantly impacted by exchange rate fluctuations during the period.

          Composition of revenues.    Audio conferencing revenues increased as a percentage of revenues from 91.9% in 1997 to 93.9% in 1998. Video conferencing services were offered for the first time in 1998, and generated € 0.3 million, or 1.4% of total revenues. Other revenue declined as a percentage of sales from 8.1% in 1997 to 4.7% in 1998.

          Audio conferencing.    Audio conferencing revenues increased 119.8%, from € 8.2 million in 1997 to € 18.0 million in 1998. Of the € 9.8 million increase in audio conferencing revenues, € 0.9 million, or 9.2% of the increase, was attributable to acquisitions made during 1998, particularly Confertel and Summons. The remaining € 8.9 increase was attributable primarily to the consolidation of Darome for a full year in 1998, as opposed to only one quarter in 1997.

          Video conferencing.    Genesys began offering video conferencing services in 1998 under an agreement with VideoWeb. In 1998, these activities generated € 0.3 million in revenues.

          Geographic composition of revenues.    The following table shows Genesys’ revenues by region for each of 1997 and 1998 and expressed as a percentage of total revenues.

	Year ended December 31,
	1997		1998
	€ in thousands	% of revenues	€ in thousands	% of revenues
Europe	8,931	100.00%	18,244	94.9%
United States	—	—	447	2.3%
Asia-Pacific	—	—	530	2.8%

Total revenues	8,931	100.0%	19,221	100.0%

          The change in the geographic composition of revenues resulted primarily from the acquisitions of Australia-based Confertel and U.S.-based Summons in 1998.

Gross Profit

          Gross profit increased from € 6.3 million in 1997 to €  11.1 million in 1998, but declined as a percentage of sales from 70.1% in 1997 to 57.5% in 1998. This reduction in margins resulted primarily from the inclusion of a full year of Darome’s operations in 1998, as opposed to only one quarter in 1997, and from the acquisitions of Confertel in June 1998 and Summons in August 1998. Each of Darome, Confertel and Summons generated most of its revenues from operator-assisted conferencing, which has higher labor costs, and thus lower margins, than automated audio conferencing.

Operating Loss

          Genesys’ net operating loss increased from € 0.6 million in 1997 to € 1.0 million in 1998, but decreased as a percentage of sales from 6.6% in 1997 to 5.2% in 1998. The following table sets forth Genesys’ operating costs and expenses for 1997 and 1998 that are not included in cost of revenue by major components and expressed as a percentage of total revenues.

	Year ended December 31,
	1997		1998
	€ in thousands	% of revenues	€ in thousands	% of revenues
Research and development	1,043	11.7%	910	4.7%
Selling and marketing	2,903	32.5%	5,747	29.9%
General and administrative	2,603	29.1%	4,004	20.8%
Amortization of goodwill and other intangibles	300	3.4%	1,396	7.3%

Total operating expenses	6,849	76.7%	12,057	62.7%

Research and development

          Research and development decreased from € 1.0 million in 1997 to € 0.9 million in 1998. As a percentage of total revenues, research and development expenses declined from 11.7% in 1997 to 4.7% in 1998. This decrease resulted primarily from the inclusion of a full year of Darome’s operations in 1998, as opposed to only one quarter in 1997, and from the acquisitions of Confertel in June 1998 and Summons in August 1998. Each of Darome, Confertel and Summons spent a much smaller percentage of its revenue on research and development than Genesys.

Selling and Marketing

          Selling and marketing expenses increased by 98.0%, from € 2.9 million in 1997 to € 5.7 million in 1998. The increase resulted primarily from the inclusion of a full year of Darome’s selling and marketing expenses in 1998, as opposed to only one quarter in 1997, and from the acquisitions of Confertel in June 1998 and Summons in August 1998. As a percentage of total revenues, selling and marketing expenses decreased from 32.5% in 1997 to 29.9% in 1998, reflecting higher usage per customer, higher revenue per sales person, and a significantly higher base of revenues over which to spread these expenses.

General and Administrative

          General and administrative costs increased by 53.8%, from € 2.6 million in 1997 to € 4.0 million in 1998. This increase primarily reflects the inclusion of general and administrative expenses from Darome for a full year in 1998, as compared with a single quarter in 1997. As a percentage of total revenues, general and administrative costs decreased from 29.1% in 1997 to 20.8% in 1998. The decrease in general and administrative costs as a percentage of revenues was primarily due to a significantly higher base of revenues over which to spread these expenses.

Amortization of Goodwill and Other Intangibles

          Amortization of goodwill and other intangibles increased from € 0.3 million in 1997 to € 1.4 million in 1998, as a result of additional goodwill recorded in connection with the acquisitions of Confertel and Summons.

EBITDA Margin

          EBITDA increased from € 0.6 million in 1997 to €  2.1 million in 1998, and increased as a percentage of revenues to 10.7% in 1998 from 6.7% in 1997. The improvement in EBITDA margins primarily reflects the effect of including a full year of Darome’s results of operations in 1998 as compared with one quarter on 1997. Acquiring Darome gave Genesys a much broader revenue base over which to spread Genesys’ operating expenses, including its start up costs in new markets such as Belgium and Germany.

Financial Expense

          Financial expense remained relatively constant, at € 0.25 million in 1997 versus € 0.34 million in 1998.

Income Tax Expense

          Income tax expense remained stable at € 0.3 million in 1998 as compared to € 0.3 million in 1997.

Net Loss

          For the reasons outlined above, Genesys’ net loss increased from € 1.2 million in 1997 to € 1.6 million in 1998.

Liquidity and Capital Resources

General

          Genesys’ capital requirements are driven primarily by the implementation of its acquisition strategy and capital expenditures on telecommunications and bridging equipment. To date, Genesys has funded its capital requirements through a combination of equity offerings, borrowings including bank financings and convertible debt issuances, and operating cash flow.

          At June 30, 2000, Genesys’ principal sources of liquidity included €  65.9 million in cash and cash equivalents and a total of € 0.3 million of unutilized short-term credit facilities. Genesys believes that its credit facilities, together with its cash and cash equivalents on hand, are sufficient to meet its current working capital needs.

Cash Flows

Six Months ended June 30, 2000

          Cash and cash equivalents increased to € 65.9 million at the end of June 2000 from € 13.8 million at the end of December 1999. Operating activities provided cash of € 1.4 million. Cash of € 10.9 million was used in investing activities, primarily in connection with the acquisition of Cable & Wireless’ audio and video conferencing activities in Europe and the acquisition of MedLive. Cash used in investing activities also reflected capital expenditures of € 4.4 million for telecommunications bridges and computer equipment. Financing activities provided € 61.6 million, primarily reflecting the closing of an equity offering in June 2000 that provided net proceeds of € 55.4 million.

Year ended December 31, 1999

          Cash and cash equivalents decreased to € 13.7 million at the end of 1999 from € 19.4 million at the end of 1998. Operating activities provided cash of € 4.0 million. Cash of € 60.6 million was used in investing activities, primarily in connection with the acquisition of the teleconferencing division of Williams and the acquisition of Aloha from Cable & Wireless. Cash used in investing activities also reflected capital expenditures of € 7.5 million. Financing activities provided € 50.5 million, and primarily reflect net proceeds received from a U.S.$ 35 million term loan incurred in July 1999 in connection with the acquisition of Williams and from an issuance of € 25 million of 3% convertible notes in August 1999. Net cash from financing activities also reflects the repayment of € 7.1 million of principal on long-term debt.

Allowance for Doubtful Accounts

          The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The allowance for uncollectibles amounted to respectively € 0.05 million, € 0.15 million and € 1.2 million as of December 31, 1997, 1998 and 1999. The significant increase in 1999 is mainly attributable to the level of doubtful accounts at Williams Conferencing and Aloha, both acquired in 1999, that required a combined allowance for doubtful accounts of € 0.8 million at December 31, 1999. Genesys does not expect a significant increase in the allowance for doubtful accounts in 2000.

Capital Expenditures

          The table below sets forth Genesys’ capital expenditures for the periods indicated.

	Year ended December 31,			Six months ended June 30,
	1997	1998	1999	1999	2000
	(€ in thousands)
Capital expenditures	1,847	3,848	7,465	1,908	4,398

          Genesys’ capital expenditures relate primarily to bridging equipment necessary to carry the conferencing traffic generated by its services. Genesys makes purchases of bridging equipment to keep pace with volume growth, and expects that its capital expenditures as a percentage of sales will decline in future periods as it earns a greater proportion of its revenues from Internet-based activities, which typically involve lower costs for servers and related equipment. Genesys’ policy is to purchase additional bridging and streaming capacity when average daily usage reaches 70% of available capacity.

Outstanding Indebtedness

          In July 1999, Genesys entered into a loan agreement with Fortis Bank S.A. in order to finance partially the acquisition of Williams. This agreement provided for a U.S.$ 35 million term loan bearing interest at LIBOR plus 1.5% to be repaid in six semi-annual installments starting in September 2001. In August 2000, Genesys refinanced this loan by entering into a new U.S.$ 35 million multicurrency credit facility arranged by Fortis Bank S.A. The new credit facility bears interest at LIBOR plus a spread of 100 to 200 basis points and is to be repaid in six semi-annual installments starting in September 2001. The credit facility is secured by shares held by Genesys in Genesys Conferencing Limited and Genesys Conferencing Inc. The credit facility contains affirmative and negative covenants, including restrictions on Genesys’ ability to pay dividends, limits on the size of acquisitions it can make in a given fiscal year, and a requirement that Genesys generate EBITDA in amounts specified in the agreement.

          On August 6, 1999, Genesys issued € 25 million principal amount of 3% convertible notes due September 1, 2004. The notes are convertible into 1,524,390 shares of common stock at a rate of one share for one note at any time prior to maturity and mature on September 1, 2004 unless converted or redeemed earlier. The notes are callable at the option of Genesys, subject to certain provisions.

          Genesys has undertaken to assist Vialog in arranging for the refinancing of its indebtedness. In accordance with the terms of the merger agreement, Genesys will arrange financing to enable Vialog to refinance on more favorable terms its U.S.$75 million 12 3 /4% Series B Senior Notes due November 15, 2001 and Vialog’s U.S.$15 million loan facility with Coast Business Credit. Genesys and Vialog are currently negotiating the terms of the refinancing facility and expect to finalize the agreement on or before the date of the Special Meeting.

          Based on the most recent term sheet received as of the date of this proxy statement / prospectus, Genesys and Vialog expect to enter into a U.S.$120 million facility to be divided into:

•
A first term loan of U.S.$52 million, to be borrowed by Vialog and guaranteed by Genesys and certain of its subsidiaries. This tranche will bear interest at a rate of LIBOR plus a margin of 2.25% per annum.

•
a second term loan of U.S.$30 million, to be borrowed by Vialog and guaranteed by Genesys and certain of its subsidiaries. This tranche will bear interest at a rate of LIBOR plus a margin of 2.75% per annum; and

•	a third term loan of U.S.$38 million, to be borrowed by Genesys and guaranteed by certain of Genesys’ subsidiaries. This tranche will bear interest at a rate of LIBOR plus a margin of 2.25% per annum.

           The above margin levels will be subject to adjustment after December 31, 2001 based on Genesys’ ratio of consolidated net debt to consolidated EBITDA. The $52 million and $38 million tranches borrowed by Vialog and Genesys, respectively, will be repaid in semi-annual installments in accordance with a schedule to be agreed with the lenders. The second tranche borrowed by Vialog will be repayable in one payment at maturity. The maturity date of each tranche will not exceed five years. The borrowed amounts will be repayable at any time in whole or in part at the option of the borrower. Mandatory prepayments will be required in certain circumstances to be agreed with the lenders. The agreement is also expected to include financial and non financial covenants customary for a transaction of this type, all in a form to be agreed with the lenders. It is expected that an arrangement fee of 3.00% of the total amount of the senior facilities will be paid to the arrangers on the date of the first drawdown.

          Genesys and Vialog expect to use the proceeds of the amounts borrowed to refinance existing indebtedness.

          These terms are indicative only and are based on information available as of the date of this proxy statement / prospectus. Any final agreement may contain materially different terms.

Quantitative and Qualitative Disclosures about Market Risk

Impact of Exchange Rate Fluctuations

          Genesys prepares its financial statements in euros. In 1999, 37.8% of Genesys’ total revenues were recorded in U.S. dollars, 33.4% in British pounds, and 3.2% in Australian dollars. Virtually all of the remaining revenues were in euros or European currencies that now have fixed exchange rates against the euro. Purchases and expenses in U.S. dollars, British pounds and Australian dollars represented approximately 39.4%, 28.1% and 2.9%, respectively, of Genesys’ cost of revenues and operating expenses in 1999. A strengthening of the euro (against which the French franc is fixed) against the U.S. dollar, the British pound, the Australian dollar and other currencies in which Genesys receives revenues could reduce Genesys’ reported revenues and its reported operating and net income. Since its introduction on January 1, 1999, the euro has declined from
U.S.$ 1.17 per euro to $0.92 per euro as of February 8, 2001. This decline has increased the euro value of the U.S. dollar revenues that Genesys has earned in its U.S. activities. The impact on Genesys’ revenues of the decline of the euro against various currencies, primarily the dollar and the British pound, is described under “Results of Operations” above. Genesys incurred a net foreign exchange loss of € 30,000 in 1997, a net foreign exchange gain of € 296,000 in 1998, a net foreign exchange loss of € 36,000 in 1999 and a net foreign exchange gain of € 102,000 for the six months ended June 30, 2000.

          The impact of currency exchange movements on Genesys’ results of operations is typically mitigated by the fact that Genesys incurs expenses in local currency, and that it borrows in local currency in the United Kingdom and the United States, although this does not eliminate the entire impact. The extent to which changes in Genesys’ revenues have historically been affected by currency exchange rate movements are described above. When deemed appropriate, Genesys enters into transactions to hedge its exposure to foreign exchange risks incurred in connection with borrowings.

Interest Rate Risk

          Genesys is exposed to interest rate risk in its financing instruments. At June 30, 2000, Genesys had variable rate debt totalling € 44.3 million and had € 30.5 million invested in short-term money market accounts bearing variable rates of interest. At December 31, 1999, Genesys had variable rate debt totalling € 38.2 million and had € 2.8 million invested in short-term money market accounts bearing variable rates of interest. In order to reduce its exposure to fluctuations in interest rates, Genesys has entered, when deemed appropriate, into transactions to hedge its exposure to interest rates, including by entering an interest rate swap with a notional amount of U.S.$ 20 million in order to hedge a portion of a U.S.$ 35 million term loan taken out in connection with its acquisition of Williams. Genesys does not use derivative financial instruments for trading or other speculative purposes.

BUSINESS OF GENESYS

Overview

          Genesys is one of the world’s leading independent specialist providers of interactive group communications services and applications, based on 1999 revenues. Founded in 1986 to develop automated audio conferencing services, Genesys today provides enhanced audio conferencing, video conferencing, data collaboration, and Web-based services and applications. Genesys believes it has the broadest global presence among all full-service independent group communications specialists, providing service to more than 10,000 businesses in 14 countries in Europe, North America, Australia and Asia. Genesys’ global presence, comprehensive product offering and commitment to innovation have allowed it to attract the business of some of the world’s largest users of group communications services. Its largest customers include major multinational companies such as Cable & Wireless, IBM, Dresdner Kleinwort Benson, The Williams Companies and Motorola. Genesys’ revenues have more than doubled each year since 1997, both from internal growth and as a result of acquisitions. Genesys generated revenues of € 41.7 million and EBITDA of € 6.9 million during the six months ended June 30, 2000, and generated revenues of € 48.0 million and EBITDA of € 6.8 million in 1999.

          Genesys’ comprehensive portfolio of group communications services allows its clients to communicate, collaborate, and exchange ideas and documents in real-time from nearly anywhere in the world, by using their telephones, personal computers or video conferencing terminals. Its services allow companies to work smarter, cut travel costs and reach their customers, colleagues, suppliers and shareholders more effectively. Genesys provides easy access to these services through automated access systems, operational centers throughout the world and its Web-based interactive communications center, www.conferencing.com. Its portfolio of interactive group communications services includes:

•
Audio conferencing.    Genesys offers a full range of audio conferencing services, from standard small group calls to complex operator-assisted “Event” calls. These services include the fully automated TeleMeeting, which Genesys introduced in 1988 as the industry’s first on-demand and reservation-less audio conferencing service. Genesys also provides enhanced audio conferencing features such as Web streaming, archiving and on demand replay of all types of audio calls.

•
Video conferencing.    Genesys’ global multipoint video conferencing service allows users to meet and conduct business via real-time video. This custom-designed, fully managed service provides all the benefits of face-to-face contact, without requiring the user to understand the details of video conferencing technology. Video conferencing customers also have access to Genesys’ proprietary Meeting and Reservations Service, a Web-based tool that makes it easier to set up video conferences and allows customers to manage their global video conferencing resources.

•
Data collaboration applications.    Genesys’ PowerShare Internet-based interactive data collaboration application helps turn ordinary audio conferences into high-impact interactive presentations that allow for graphics, animation and audience participation through a simple Internet connection. PowerShare allows conference participants to share and jointly edit or view documents in real time, or to access conference archives or learning sessions at their own pace.

•
Web-based services and applications.    Genesys offers a portfolio of innovative Web-based services for interactive communications. Genesys’ Multi-Conference Manager browser allows customers to launch and manage their audio and data meetings over the Internet and allows users to “see” who is speaking through the use of graphics. Genesys’ Web streaming services allow traditional audio and video meetings to be streamed, stored and replayed on demand. When customers’ needs are more complex, Genesys offers rich media presentation and event services that allow customers to significantly expand their reach through real-time or archived broadcasts over the Internet.

          Genesys believes its commitment to emerging interactive group communication tools, applications and technologies has been one of the cornerstones of its growth, and Genesys is moving rapidly to capitalize on the new opportunities provided by the Internet. In April 2000, Genesys launched its multi-service Web-based group communications center: www.conferencing.com. This Web communications center allows users to book and manage conference calls over the Internet and serves as a central Internet marketing platform for all of Genesys’ products. To further enhance its Internet capabilities, Genesys also recently has formed a new operating group called Genesys Open Media to focus more closely on its emerging rich media Web streaming, multimedia and Web event management capabilities. In addition, as of December 18, 2000 Genesys entered into an agreement to acquire Astound, a provider of Web-based data collaboration software that integrates application sharing with audio and video conferencing connections. This proposed acquisition, and its expected benefits for Genesys, is described in further detail beginning on page 131 of this proxy statement / prospectus.

Market Opportunity

          Interactive group communications services respond to the needs of the modern multinational and multi-site national business by helping bring decision makers together more frequently, at lower cost and with greater convenience by reducing or eliminating the need for physical face-to-face meetings. Several key trends in today’s business world, together with ongoing developments in technology, are driving growth in the market for group communications services, including:

•	greater awareness of the advantages offered by conferencing services, especially in Europe and Asia;

•	globalization of business and the resulting demand for international group collaboration;

•	the need for accelerated decision-making and the trend towards increased teamwork within companies;

•	the opening of a market for innovative, Internet-based products and services resulting from:

•	wider acceptance of the Internet as a medium for conducting business and interaction;

•	deployment of high-speed, broadband transmission capacity that improves the quality of Internet-based conferencing; and

•	reduced costs of transmission and hardware;

•	more frequent investor relations presentations, particularly as a result of the recently adopted “Fair Disclosure” rules in the United States; and

•	demand for alternatives to business travel, which can be costly, time-consuming and inconvenient, particularly for routine and often short meetings.

          Driven by these factors, the market for interactive group communications services, which includes audio and video conferencing, Web conferencing and Web streaming services and applications, is a rapidly growing niche market within the broader market for telecommunications services. In a September 2000 report, Wainhouse Research, a market research firm that follows the conferencing industry, forecasts that the worldwide market for these services and applications will grow from U.S.$ 2.3 billion in 1999 to U.S.$ 6.4 billion in 2003, a compound annual growth rate of 29.8%.

          Within the global market, Wainhouse expects the North American market to grow from U.S.$ 1.7 billion in 1999 to U.S.$ 4.4 billion in 2003, a compound annual growth rate of 26.6%. Even stronger growth is expected in the Asia-Pacific and Europe-Middle East-Africa regions. Wainhouse projects the Asia-Pacific market will grow from 9.5% of the world market, or U.S.$ 214 million in 1999, to 15.5% of the world market, or U.S.$ 992 million, by 2003, a compound annual growth rate of 46.7%. Wainhouse projects that the Europe-Middle East-Africa market will grow from 13.4% of the world market, or U.S.$ 301 million, in 1999 to 14.8% of the world market, or U.S.$ 948 million in 2003, a compound annual growth rate of 33.2%. Genesys’ strong presence in North America, which will become even stronger after the Vialog acquisition, together with its position as one of the leading independent specialists in Europe and Asia, should allow it to benefit from the expected growth in these regions.

           Wainhouse forecasts strong growth in demand for each of the services Genesys offers:

•
Audio conferencing.    Wainhouse forecasts that the worldwide market for audio conferencing services will grow from U.S.$ 1.86 billion in 1999 to U.S.$ 3.30 billion in 2003, a compound annual growth rate of 15.5%. Within this market, the strongest growth is expected in on-demand audio conferencing. Wainhouse expects the on-demand audio conferencing market to grow from 10% of the audio conferencing market, or U.S.$ 187 million, in 1999 to 26.7% of the audio conferencing market, or U.S.$ 883 million, in 2003, a compound annual growth rate of 47.4%. Growth in on-demand audio conferencing is expected to be driven by the increased convenience and lower cost to the customer associated with these services.

•
Video conferencing.    Wainhouse projects that the worldwide market for video conferencing services will grow steadily from U.S.$ 209 million in 1999 to U.S.$ 512 million in 2003, a compound annual growth rate of 25.1%. Growth in these services is expected to be driven by the emergence of higher-capacity, lower-cost broadband transmission Internet protocol networks and by the availability of new Internet protocol-based video conferencing systems for the office and the personal desktop.

•
Web Conferencing.    Web conferencing services are expected to grow significantly over the next several years. Wainhouse Research forecasts that the worldwide market for Web conferencing services, which consist of data collaboration and presentations over the Internet used in combination with audio conferencing, will grow from U.S.$ 39 million in 1999 to U.S.$ 1.2 billion in 2003, a compound annual growth rate of 133.3%. These services are expected to grow steadily as corporate customers become more aware of the benefits of the service and as the higher bandwidth transmission networks necessary for high quality voice-over-Internet services are deployed.

•
Web Streaming.    Wainhouse forecasts that the worldwide market for Web streaming services will grow from U.S.$ 77 million in 1999 to U.S.$ 1.3 billion in 2003, a compound annual growth rate of 103.3%. Demand for these services is expected to grow as they become an increasingly common method for group communications such as carrying out financial analyst briefings and satisfying regulatory fair disclosure requirements, and as distance learning services and applications become more common.

Competitive Strengths

          In addressing the growing and evolving market for interactive group communications services, Genesys benefits from several key competitive strengths:

•
Global presence.    Genesys’ ability to offer an integrated and comprehensive range of group communications services on a global scale, with local offices in 14 countries on four continents, enhances its ability to win global contracts and sets it apart from competitors with only a regional focus. As the leading independent group communications specialist in Europe and Asia, Genesys is in a strong position to benefit from the expected growth in these markets. Already strong in North America, following the merger with Vialog, the new group will be the largest specialist provider of interactive group communication services in the United States.

•
A strong customer base.    Genesys has strong relationships with major multinational users of conferencing services and many of the largest national users in each of the countries where it is present. Its customer base totals more than 10,000 businesses in Europe, the United States, Asia and Australia. Genesys’ established position as the provider of traditional conferencing services to its customers generates significant revenues, and is an attractive springboard for the roll out of its newer, more sophisticated services such as data collaboration and Web streaming.

•
A comprehensive suite of services designed to meet a full array of conferencing needs.     Genesys offers a full line of group communications services, from traditional audio and video services to the latest in data collaboration and Web streaming technology. Genesys believes that offering both traditional audio and video conferencing as well as new Internet-based services is essential to winning the business of its target multinational corporations. Providing a one-stop shop for group communications needs allows Genesys to respond to the demands of customers that seek a complete conferencing solution and to attract and establish business relationships with the traditional conferencing users that are the ideal prospects for its newer services.

•
A track record of innovation.    Genesys designed and developed the first fully-automated unattended audio conferencing service, which it began offering on a commercial basis in 1988. In the years since, Genesys’ market vision and commitment to research and development has enabled it to develop other innovative conferencing tools such as its Web-based interactive group communications center, www.conferencing.com. Other innovative product features that Genesys has developed include:

•
The Multi-Conference Manager conference management application, which has been available since 1996 for users that install specialized software, and was released in a browser-based version in October 2000. Today, the Multi-Conference Manager browser can be used to manage audio and data conferences, and Genesys is currently testing the Multi-Conference Manager software for use in both Internet protocol and traditional ISDN video conferencing.

•	Sophisticated data collaboration applications integrated into the Multi-Conference Manager browser.

•	Proprietary rich media presentation tools coupled with Web streaming technology that can be customized for customer Web sites.

•	Proprietary Internet-based reservations systems for both audio and video conferences.

•	Custom-designed versions of its Web-based interactive group communications center for corporate intranets.

•
A dedicated provider of group communications services.    Genesys’ core business activity and sole focus is providing interactive group communications services and applications. Based on its experience marketing conferencing services, Genesys believes that this dedication allows it to respond to customer needs better and quicker than its main competitors, the major telecommunications operators, for whom these services represent only a small fraction of revenues.

•
Track record of successful acquisitions.    In addition to its strong organic growth, Genesys has expanded internationally through strategic acquisitions that have rapidly developed its global presence and reinforced its technological leadership. Genesys has demonstrated an ability to improve the profitability of the companies it has acquired, migrate their operator-assisted customers to higher margin automated conferencing services and integrate acquired technologies successfully throughout its existing operations.

Business Strategy

          Genesys aims to become the world’s leading provider of interactive group communications services and applications in terms of both market share and technology. In pursuit of this goal, Genesys intends to:

•
Aggressively market Genesys’ global capabilities.    Genesys will use its experienced, knowledgeable sales force to aggressively market its global capabilities to multinational customers that it currently serves through only one or a few of its markets. In addition, Genesys will actively pursue major new international contracts offered in global requests for proposals for one or more interactive group communication services.

•
Enhance profitability and stimulate usage by migrating customers to new services.    Genesys will continue to migrate customers wherever appropriate from operator-assisted services to fully-automated conferencing services, which involve lower costs for the customer and in turn stimulate usage. In implementing this strategy, Genesys will use its internal sales teams, which are dedicated to servicing existing customers, to promote the benefits of its newer services.

•
Continue to provide a comprehensive suite of services designed to meet a full array of conferencing needs.     Genesys will continue to offer one-stop shopping for a full line of group communications services, from traditional audio and video services to the latest in data collaboration and Web streaming technology. Genesys believes that offering both traditional audio and video conferencing as well as new Internet-based services is essential to winning the business of its target multinational and multi-site national corporations, which are looking with increased frequency to rationalize and centralize their purchasing functions.

•
Deploy new and innovative services and technologies around a common interface.    Genesys will continue to invest in and acquire new services that it can add to its Multi-Conference Manager browser in order to respond to customer demands for an application that combines telecommunications-quality audio, video, data collaboration and Web presentation tools in one easy-to-use interface.

•
Broaden distribution channels for Genesys’ services.    Genesys will market customized and individually branded packages to alternative telecommunications providers, business-to-business exchanges and business-oriented Internet portals that seek to outsource the provision of group communications services.

•
Pursue further strategic acquisitions.    Genesys will continue to pursue strategic acquisitions to increase its market share, accelerate its growth, penetrate new markets and enhance its technology. As its acquisition strategy continues, Genesys will further pursue operational synergies by using its increased size and resources to negotiate favorable supply contracts, realize appropriate opportunities for cost reductions and continue to strengthen its firm-wide billing and information and retrieval systems.

Astound Acquisition

          As of December 18, 2000, Genesys entered into an agreement to purchase the remaining shares and other securities it does not already own of Astound Incorporated, in exchange for shares exchangeable into 1 million Genesys ordinary shares (worth approximately € 52.1 million on the date of the agreement) and approximately U.S.$ 7 million in cash. The purchase price is subject to potential adjustment as set forth in the agreement. The closing of the transaction, which is structured as a plan of arrangement under Canadian law, is subject to customary conditions including shareholder and regulatory approvals. Genesys had previously made an equity investment in Astound in the fall of 2000 in the amount of approximately U.S.$ 5 million.

          For more information about the structure of the Astound transaction and its immediate financial impact on Genesys, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Genesys” beginning on page 111 of this proxy statement / prospectus.

Astound

          Astound develops and markets software for real-time multimedia data collaboration, application sharing and personalized information delivery. Astound’s flagship product, which Genesys began marketing under the name PowerShare in June 2000 under a reseller arrangement, allows users to set up and conduct meetings on the Web. Using Astound’s software, users can:

•	deliver presentations over the Internet;

•	conduct Web-based virtual seminars;

•	collaborate on documents in real time using the Web; and

•	deliver information over the Web on an as-needed basis.

           Because it uses standard Internet protocols, Astound’s software allows users to deliver presentations and conduct training sessions over the Internet without platform or firewall constraints. Astound’s software is designed to be easy-to-use and to allow users to set up conferences in minutes.

Benefits of the Astound Acquisition

          Acquiring Astound will benefit Genesys in a number of ways, including the following:

•
Improved margins on data conferencing services.    Acquiring Astound will improve Genesys’ margins on data collaboration services, by enabling it to eliminate the licensing fees it formerly paid to Astound to use PowerShare.

•
Access to the Astound’s expertise in data collaboration services.    Acquiring Astound will allow Genesys to tap Astound’s considerable experience in developing, marketing and providing customer support for data collaboration services.

•	Integration of research & development efforts. Adding Astound’s software developers to Genesys’ existing research and development team should help advance Genesys’ research and development efforts.

Group Communications Services and Applications

Audio Conferencing Services

          Genesys offers a full range of audio conferencing services that is designed to cover all types of meetings. Genesys’ audio conferencing services include:

•	the fully automated reservation-less TeleMeeting;

•	the semi-automated reserved TeleDirect; and

•	the full service operator assisted TeleEvent.

TeleMeeting On-demand Automated Conferencing

          TeleMeeting.    Genesys’ TeleMeeting service offers customers fully-automated on-demand audio conferencing without a reservation 24 hours a day, seven days a week. Each TeleMeeting client is provided with one or more “virtual meeting rooms,” each with its own pre-assigned dial-in number, and a personal identification number, or PIN, that acts as a “key” to the room. To organize a call, the customer simply communicates the dial-in number to the participants, who can dial in and are automatically connected to the conference once the customer “opens” the room by entering the PIN code. The conference moderator can also dial out to participants and connect them to the call.

          Target Market.    The TeleMeeting service is well-suited to the vast majority of conference calls, which typically involve a limited number of participants and do not require the personal assistance of an operator. Because the TeleMeeting service does not require a reservation, meetings can be organized on a moment’s notice, whenever desired by the moderator.

          Value-added Features.    TeleMeeting incorporates a variety of value-added features that enable the chairperson of the call to manage the conference call more effectively, including those summarized in the following table.

Standard Value-Added TeleMeeting Features

Feature	Description
Password security	The moderator can restrict access to the call to persons giving the correct PIN code, or admit participants into the conference one by one.

Subconferencing	The moderator can create sub-conferences that are limited to selected participants.

Lecture mode	The moderator can set up the call so that only the moderator can speak.

Question and Answer Sessions	In a lecture mode call, participants can ask questions by pressing a key on their touch- tone keypad. The moderator can decide which questions to respond to and in what order.

Digital recording and replay on demand	The moderator can elect to record the call and make it available for replay.

          TeleMeeting customers can further enhance their audio conferences by using Genesys’ data collaboration applications and its multi-conference manager application. For more information about these services, see the sections below entitled “Data Collaboration” and “Web-based Services and Applications.”

          In addition to its standard TeleMeeting service, which offers unattended conferencing without a reservation, in some markets Genesys also offers customers the option of reserved unattended conferencing. These unattended services are similar to TeleMeeting calls except that the customer contacts an operator to reserve a time for the conference and to request a number for the call.

TeleDirect — Reserved, Semi-automated Conferencing

          TeleDirect.    Genesys TeleDirect is a user-managed service enabling automated and immediate access to a pre-booked conference call. Reservations can be made up to 15 minutes prior to the start of the conference call. TeleDirect calls are only accessible by PIN code, thereby adding additional security to the conference call. In addition, a customer can submit a project code, department number, or client matter number, at the point of reservation which can then be included on the invoice, by call, for efficient allocation of expenses. The chairperson maintains full control of the call at all times with the same features offered by the TeleMeeting service. All participants have the ability to request operator assistance at any point during the call.

          Target Market.    TeleDirect is offered to users of traditional fully assisted audio conferencing who wish to reserve the conference in advance for organizational purposes, but who have no or little need for operator assistance during their conference. TeleDirect also appeals to customers that desire the additional security offered by restricted PIN code access and the ability to separate individual calls based on project codes.

TeleEvent Operator-Assisted Conferencing

          Genesys’ TeleEvent full-service operator-assisted audio conferencing service is designed for large, complex and often high profile conferences that require the personal touch and call management expertise of an operator. This service complements Genesys’ automated services, which are ideal for smaller, routine calls. TeleEvent is frequently used for investor relations calls, new product launches or other announcements by top management.

          Due to the complex and highly specific nature of TeleEvents, Genesys assigns a dedicated cross-functional team to each TeleEvent client. These teams are led by an event manager and include members of the sales force, event planners, and specially trained operators. Genesys service begins with guidance in the initial planning of the event to maximize the event’s impact. During the event, specialist operators manage all aspects of the conference including branded greetings, detailed recording of participant information and the management of controlled question and answer sessions which help to control speaking time and maintain focus. This allows the presenter to focus on conveying the desired message to the audience. Genesys offers its customers two basic connection options, which can be used alone or in combination with each other:

•
Dial-in.    Under this approach, participants dial a pre-assigned number and are greeted by a Genesys operator, who asks for a conference ID and password before connecting them to the call. The dial-in number may be an ordinary or a toll-free number, at the customer’s option.

•
Dial-out.    Under this approach, the conference moderator supplies Genesys with a list of participants and their telephone numbers, and its operators dial the participants and connect them to the conference call.

          Genesys also offers its customers a wide range of enhanced services for an additional fee. These services include transcripts of calls, real-time translation services, broadcast fax transmission of documents to conference participants, recording and rebroadcast of conferences and participant polling. Genesys operators can also assist customers in integrating Genesys’ other services including data collaboration and Webcasting into their events.

Video Conferencing Services

          Genesys’ video conferencing services allow remote sites equipped with industry standard equipment to engage in multipoint sharing of video images and audio among two or more sites. Video conferencing services are ideal for meetings where it is important for participants to see each other face to face, but where time constraints or expense make in-person meetings inconvenient or impractical. Genesys generates revenues by charging for the service on a per-line, per-minute basis, with enhanced services charged on an added fee basis.

Fully-managed Service

          Genesys offers its clients fully-managed video conferencing services. Because the nature of video meetings is so diverse, Genesys’ video conferencing teams treat the planning and management of each meeting as a unique event. Genesys’ customer care consultants and technicians take care of the logistical and technical aspects of the meeting, from notifying meeting participants to selecting the best communications network to ensure the most stable connection. Screen formats are selected to suit the style and objective of the meeting, and if needed can be altered during the call to accommodate question and answer sessions or broadcasts.

Site Certification

          Prior to the first use of a video conferencing system, Genesys’ conferencing technicians certify every site for video conferencing. Site certification ensures that Genesys’ video conferencing experts have a complete record of resources at every site and that all conferencing equipment is tested and configured for optimum performance.

Reservations

          Genesys endeavors to make the reservation process for video conferencing easy and convenient. Reservations can be made up to thirty minutes before the conference is scheduled to begin by phone, fax or e-mail or over the Internet.

Meeting and Reservation Service

          Genesys’ Meeting and Reservation Service, is a flexible, integrated application that allows Genesys’ customers to schedule conferences in their internal conference facilities, see room availability and retrieve call statistics with the click of the mouse using an Internet connection. Using this system, customers can manage reservations for their video conferencing resources and track how the equipment is being used in order to optimize and enhance usage. This service promotes customer usage and customer loyalty by helping customers better manage their video conferencing resources.

Enhanced Video Conferencing Services

          Genesys also provides a variety of enhanced video conferencing services to add to its customers’ video conferencing experience. Genesys charges additional fees for each of these services, which include features such as real-time document sharing and editing, satellite transmission services, video taping and worldwide room scheduling. These optional services can make scheduling easier, expand the reach of the conference and increase interactivity. Genesys also offers clients the option of total event management, in which Genesys’ conferencing experts manage the entire process of planning and scheduling large video conferencing events, from booking suitably-equipped conference rooms to helping participants add high-impact visuals to their presentations. Genesys makes it possible for customers to outsource fully their video conferencing needs.

          On July 31, 1999, as a condition to the acquisition of the conferencing unit of Williams Communications, for an initial term of three years, Williams Communications agreed that Genesys would be its exclusive reseller (except to customers in the media industry) of events management services to any unaffiliated customer. These services include the integration of video conferencing with other services, whether interactive or not. Genesys agreed that it will exclusively use Williams Communications for its external events management services.

Data Collaboration Applications

          Genesys offers its customers data collaboration applications to enhance their audio conferences. Genesys’ data collaboration applications allow customers to share documents and conduct real-time interactive presentations over the Internet during an audio conference call. These applications are particularly useful for Web-based marketing seminars, product launches, corporate briefings, distance learning and software demonstrations. Data collaboration applications are billed out as an additional per minute, per user fee that is added to the overall cost of the audio conference.

PowerShare

          Genesys’ PowerShare application, which it began offering in the fourth quarter of 2000, enables TeleMeeting and TeleEvent customers to transform an ordinary audio conference into a real-time multimedia presentation. PowerShare conference participants access the Web presentation from Web sites including Genesys’ www.conferencing.com Internet portal. PowerShare features the following:

•	Conversion of PowerPoint presentations into Web presentations. PowerShare converts an ordinary PowerPoint presentation into a Web-enabled presentation that can be transmitted over the Internet.

•	Follow-me Web tours. PowerShare users can take conference participants on a tour of a Web site.

•	Application sharing. PowerShare allows users to share software applications and documents. This allows the moderator to give multiple participants the ability to modify a document in real time.

•
Advanced interactivity functions.    PowerShare includes a variety of advanced features that can be used to enhance the interactivity of a presentation, including public and private group chat, polling, pre- and post-conference surveys and question and answer functions.

•
E-mail invitation and reminders.    PowerShare can be used to send automatic e-mail invitations and reminders to conference participants. This feature makes meetings easier to schedule and promotes higher attendance.

•
Post-conference reports and archiving of presentations.    PowerShare can immediately generate post-conference reports including attendee lists, connection time and survey responses for each participant. PowerShare can also be used to archive presentations so that they can be used again.

MShow

          Prior to offering PowerShare, Genesys offered another data presentation application called MShow. This application, which was offered for use with Genesys’ operator-assisted TeleEvent audio conferencing service, included many of the same features as PowerShare, as well as training and other enhanced services. Genesys began offering data presentation using MShow in 1998.

Web-based Services and Applications

          Genesys offers its customers a variety of services and applications that use the Internet to enhance the group communications experience. These services and applications include:

•	the data collaboration tools discussed above under “Data Collaboration Services;”

•	Genesys’ Meeting and Reservation Service video conferencing application, which is discussed above under “Video Conferencing;”

•	Genesys’ Multi-Conference Manager browser-based end-user application; and

•	audio and video streaming services that can be used to expand the audience of an audio or video conference.

          Genesys currently does not charge an additional fee for its Multi-Conference Manager software, which it makes available to all TeleMeeting customers. Genesys charges a fixed price per event for audio and video streaming services which takes into account the capacity of the desired service.

Multi-Conference Manager

          Genesys’ Multi-Conference Manager, browser based end-user software enables Genesys’ TeleMeeting automated audio conferencing subscribers to monitor and manage their virtual office over the Internet. Genesys’ Multi-Conference Manager application can be accessed directly from the Internet via Genesys’ www.conferencing.com Internet portal using a standard Web browser — there is no software to install and no plug-ins are required. Multi-Conference Manager allows Genesys’ TeleMeeting customers to:

•	launch conference calls from a Web browser;

•	enable participants to “see” who is speaking through the use of icons on the screen;

•	disconnect or mute participants;

•	speed-dial numbers to add participants;

•	“blast” dial all members of a working group simultaneously to connect them to the conference;

•	set up and control waiting rooms and sub conferencing rooms;

•	conduct public and private dial-outs;

•	conduct question and answer or voting sessions; and

•	control audio quality of the conference.

          Genesys plans to continue to enhance the functionality of its Multi-Conference Manager browser to allow it to control additional services. Over time, Genesys hopes to enable customers to access all of its audio, video, data and Web streaming services through the Multi-Conference Manager browser interface, which will form the heart of www.conferencing.com. By making it possible to access all of its services through a central, Internet-based interface, Genesys hopes to promote increased customer usage of its services and more effectively sell data collaboration and Web streaming services to its core audio conferencing customers.

Audio and Video Streaming

          Genesys provides its customers with cost-effective audio and video streaming services that enable them to expand the reach of their conferences. Genesys’ streaming services allow participants to listen in on an audio or video broadcast via their personal computer by visiting a specific Web site page. The service may be used in conjunction with Genesys’ standard audio conferencing services or as a stand-alone service using the Internet. Genesys’ streaming services can accommodate up to 10,000 people, whether the content is live or recorded. Genesys offers a number of broadcast options:

•
Live Broadcast.    This is a cost-effective way for customers to add a large number of participants to a live event. Genesys’ optional question and answer session features allow participants to submit questions directly from the Web page.

•
Archived Broadcast.    This option allows listeners to access a previously-recorded broadcast via the Internet at their convenience by visiting a specific Web site. Allowing listeners to tune in at their convenience makes it easier for Genesys’ customers to reach a wider audience.

•
Indexing.    Genesys’ optional indexing service allows listeners to access archived broadcasts efficiently using keywords and topics that link the listener directly to the desired portion of the conference. Allowing participants to go directly to the topics that interest them saves time and encourages usage.

          The bulk of these services are marketed by Genesys Open Media under the brand names EasyStream (basic streaming), IndexStream (indexed streaming presentations) and PowerStream (indexed streaming plus data collaboration). PowerStream is also sold under the name IR Stream, a service targeted at investor relations departments.

Sales and Marketing

          Genesys seeks to attract customers through multiple distribution channels and acquisitions. Once the relationship has been established, Genesys attempts to cross sell multiple services throughout the customer’s organization worldwide.

Sales

          Genesys maintains sales, marketing and customer service teams in each of the 14 countries in which it operates, and tailors its sales organization, marketing and advertising efforts to each individual market. Genesys has a direct sales force in each market. At the end of June 2000, Genesys had a total of 132 sales personnel, including 77 based in Europe, 45 based in the United States and 10 based in Asia. Genesys compensates its sales force via a base salary plus commission. Bonuses are paid monthly to account managers and account management representatives based on achieving gross profit targets. Genesys’ commissions and bonuses are tied to gross profit and not to revenue alone, an approach that Genesys believes encourages its sales force to concentrate on higher margin sales, such as its automated conferencing services.

Direct Sales

          Large Accounts.    Historically, in each market, Genesys has focused its sales and marketing efforts primarily on large multinational companies and domestic companies with multiple sites, because these are the heaviest users of group communications services. To target these accounts, Genesys’ direct sales staff focuses on the home country, city or headquarters of these multinationals as a base for developing global business relationships. In approaching large accounts, Genesys seeks to establish strong relationships and to position itself as a long-term partner and solution provider. Genesys has made a concerted effort to win global contracts by emphasizing its global presence, and in 1999, won global contracts with companies including Deutsche Bank, Federal Express and HSBC. Each account manager deals with the customer’ s home country office or headquarters when establishing global service.

          Small Accounts.    Genesys has recently begun actively targeting small and medium size businesses using its inside sales force. Genesys’ inside sales team targets small and mid-size businesses through advertising in specialized magazines, telemarketing calls and direct mail. In addition, Genesys expects its Web-based group communication center, www.conferencing.com, to play a key role in marketing its services to small and medium size businesses. We describe this center in more detail below.

Indirect Sales and Distribution Arrangements

          To broaden demand for its services, Genesys actively pursues opportunities to respond to the needs of alternative telecommunications providers, business-oriented Web sites and business-to-business exchanges and marketplaces that seek a provider that can offer group communications services to their users. These relationships, under which Genesys typically provides its services under the brand name of the distributor, broaden Genesys’ presence in the market and are particularly helpful in targeting mid-size companies. Genesys currently serves as the exclusive outsourced provider for Cable & Wireless in the United States and Western Europe, has distribution relationships with Optus and Tele1, and is negotiating additional relationships including with Internet-based business-to-business service providers.

Marketing

General

          Genesys targets its marketing efforts on an industry by industry basis (vertical marketing) as well as on a geographic basis. It promotes its services through both online and offline media. Online, Genesys advertises on numerous sites, including Yahoo, Lycos, Doubleclick, Goto.com and the GTE Superpages, where Genesys runs banner ads, including ads that are displayed when users enter searches using the “teleconferencing” keyword. Offline, Genesys primarily advertises in specialized industry publications.

Genesys’ www.conferencing.com Internet portal

          In April 2000, Genesys launched a Web-based interactive group communications center called www.conferencing.com . This interface is designed to be the central Internet access point for all of Genesys’ services and applications. It also acts as a cost-effective marketing tool for reaching small- and mid-sized businesses. www.conferencing.com includes the following features:

•
E-conferences.    The group communications center serves as a meeting point for launching and joining audio, video and data conferences. TeleMeeting customers can manage their conferences via the site using Multi-Conference Manager. Participants in audio streaming and PowerShare data conferences can also join conferences via the site.

•
E-commerce.    The group communications center offers online purchasing of audio conferencing and video conferencing equipment from Genesys’ preferred vendors. These services do not generate significant revenues, but do help to position Genesys as a one stop shop for its client’s conferencing needs.

•
E-Services.    The group communications center currently provides information about Genesys’ services and applications, information on how to reserve conferences and tips for effective conferencing. Genesys expects to add online assistance, booking and billing for its services by the end of 2000.

•
E-news.    The group communications center offers access to articles about group communications services from the specialized press, information about industry conferences and access to Genesys press releases.

Service Quality and Customer Care

          Genesys trains employees in the principles of customer care management, which include service quality monitoring and the development of positive relationships with clients. Genesys pursues a philosophy of continuous performance improvement, meaning it consistently measures its performance and endeavors to improve it. Genesys ties the bonus of its non-sales personnel to these measurements of service quality.

           Genesys actively manages and analyzes all facets of a conference call, including reservation, call execution, billing and follow up with customer satisfaction surveys. Genesys prides itself on its commitment to quality and customer satisfaction.

          Genesys also reviews its performance with its customers on a regular basis, continually sets specific performance improvement goals, and modifies its operations accordingly. Feedback from its customers indicates that these factors contribute to its high customer retention rate.

Customers

          Genesys focuses its sales and marketing efforts primarily on the major multinational companies that are the world’s largest users of group conferencing services. Genesys has experienced strong growth in the number of customers in recent years as a result of both internal growth and acquisitions.

          No one customer accounted for more than 10% of Genesys’ revenues during the nine months ended September 30, 2000. Genesys’ top 20 customers accounted for 53% of its revenues during the nine months ended September 30, 2000. Genesys’ top 20 customers during the nine months ended September 30, 2000 were:

• Andersen Consulting • Auchan • Cable & Wireless • California Federal Bank • Citibank	• Compaq • Deutsche Bank • Dresdner Kleinwort Benson • El Camino Resources Ltd. • Gartner Group	• Hewlett Packard • IBM • ICL • Lehman Brothers • Motorola	• NorthPoint Communications • Scient • Siemens • UBS Warburg • Williams Communications

          On April 1, 1999, as a condition to Genesys’ acquisition of Aloha, Genesys and Cable & Wireless USA, Inc. agreed that Cable & Wireless USA, Inc. would purchase from Genesys, in each twelve month period ending March 31 during an initial four year term, at least 95% of all of its purchases of conferencing (audio, data and video) services (for its own use or resale to its customers), with the exception of limited affiliate provided services. The prices charged to Cable & Wireless are subject to adjustment every six months to match any more favorable rates offered by Genesys to a comparable customer in the United States.

          Genesys and Cable & Wireless agreed that for a period ending March 31, 2002 neither would solicit the customers of the other.

          On July 31, 1999, as a condition to Genesys’ acquisition of the conferencing unit of Williams Communications, Genesys and Williams Communications agreed that Genesys would be the preferred third-party provider of audio and data conferencing services and, after September 25, 2000, video conferencing services (that use ISDN as a transport protocol), to Williams Communications and its affiliates in the United States for a term of three years, with limited exceptions where Williams Communications had internal capabilities. The prices charged are on a retail most favored customer basis, which is reevaluated as of November 1 of each year during the term.

Global Presence

          Genesys offers its services and maintains offices in 14 countries in Europe, North America, Australia and Asia. The countries in which Genesys has facilities include:

Australia Belgium Denmark France Germany Hong Kong Norway	Portugal Singapore Spain Sweden The Netherlands United Kingdom United States

           Genesys’ global presence is a key competitive strength that enhances its ability to serve the needs of its multinational clients and to win global contracts.

          Genesys is organized and managed on a country by country basis, with each country reporting to a regional Executive Vice President who in turn reports to the Chief Operating Officer. Local advertising and marketing decisions are made on a country by country basis and are coordinated by regional Executive Vice Presidents. A global sales team also reporting to the Chief Operating Officer focuses on major multinational and global accounts.

          The following table sets forth information concerning revenues and employees by region for each of the three years ended December 31, 1999.

	1997		1998		1999
	Employees	% of Revenues	Employees	% of Revenues	Employees	% of Revenues
Europe	157	100%	191	94.9%	248	58%
of which France	50		56		62
of which U.K.	88		112		153
United States	—	—	6	2.3%	273	37.8%
Asia-Pacific	—	—	20	2.8%	32	4.1%

TOTAL	157	100%	217	100%	553	100%

          Over the past three years, Genesys has expanded its operations significantly, particularly in the United States, which is the world’s largest market for group communications services. In 1997, Genesys earned all of its revenues in Europe. In 1999, Genesys earned nearly 38% of its revenues in the United States. Acquiring Vialog is a key step in further expanding Genesys’ operations in the United States.

Technology

          Genesys’ conferencing services are provided using equipment known as telecommunications bridges. Conferencing capacity is measured in ports, with one port needed for each conference participant. At the end of 1999, Genesys had a total audio conferencing capacity of 10,770 ports, of which 4,650 were located in Europe, 5,700 were located in the United States and 420 were located in the Asia-Pacific Rim region. These ports can be networked in whole or in part to accommodate large calls. Genesys has procedures designed to manage server and bridge capacity in order to manage traffic during periods of heavy demand, including peak periods such as Monday mornings. Additional audio conferencing capacity can be added through the purchase and installation of additional bridges. Video conferencing capacity for Genesys was approximately 330 ports worldwide at the end of 1999, of which 130 were located in Europe, 156 were located in the United States and 54 were located in the Asia-Pacific region. Genesys provides its data collaboration and streaming services through relationships with its suppliers M-Show, Activate and LiveWare5 as well as through internally developed services. To date, operational capacity for these services has exceeded market demand as these services are still in their infancy, but Genesys estimates that the theoretical capacity is in excess of 100,000 simultaneous users. Genesys’ policy is to purchase additional bridging and streaming capacity when average daily usage reaches 70% of available capacity. In addition, pending completion of the merger, Genesys has agreed to purchase a 1,000 port telecommunications bridge from a third party supplier for approximately $665,000 and to lease this bridge to Vialog for an amount determined to be a fair market rent. The lease will terminate upon consummation of the merger or termination of the merger agreement.

          Genesys’ automated services are managed by proprietary software developed by Genesys that organizes telephone connections and automatically interacts with the telecommunications bridge to control the various teleconference functions. Each subscriber for the TeleMeeting service is assigned a permanent call number that is assigned to a particular bridge. In an operator-managed conference, call numbers are assigned by an operator according to availability.

           All of Genesys network operation centers are designed with resilience and redundancy to help limit interruptions to service. Each location is serviced by more than one primary telecommunications carrier, and many feature bi-directional fiber access and SONET rings, which increase reliability. All network operations centers have backup electrical power and significant fire and security protection. Each network operations center provides backup for other group network operations centers, so in the event of a national or regional catastrophic failure, traffic can be diverted to a geographically distant, and therefore non-affected, location.

Research and Development

          Genesys’ industry is currently experiencing a period of rapid technological change, driven in particular by the increase in Internet-based applications. Genesys considers effective research and development essential to its success. In 1999, Genesys spent € 1.6 million, or 3.4 percent of its total revenues, on research and development. Genesys considers that its ability to develop innovative applications such as its Multi-Conference Manager software has been instrumental to its growth and its ability to retain customers.

          Genesys’ research and development team included 29 engineers at the end of December 1999. Genesys’ research and development team is managed by an Executive Vice President who overseas two main groups, one focused on conferencing services and the other on management information systems. Genesys is currently focusing its research and development efforts on :

•	enhancements to the www.conferencing.com group communications center;

•	enhanced Web streaming applications;

•	enhanced data collaboration services;

•	voice over Internet applications;

•	video over Internet applications; and

•	enhancements to internal reporting and invoicing systems.

          Genesys has also made and intends to continue to make selective acquisitions and has entered and will continue to enter into licensing arrangements to accelerate its research and development efforts. To further enhance its Internet capabilities, particularly in broadcasting high-profile and complex events, Genesys recently has formed a new operating group called Genesys Open Media. This group focuses on emerging Web streaming and multimedia capabilities. Genesys Open Media includes the operations of Langages Virtuels, a specialist in rich media Web broadcasting software, Cote&Com, a specialist in live Webcasts of investor relations presentations, and Mediactiv, which specializes in virtual events in the medical and pharmaceutical industries. As of December 18, 2000, Genesys entered into an agreement to acquire Astound, a provider of Web-based data collaboration software. Genesys will continue to explore appropriate acquisition opportunities to acquire new technology.

Intellectual Property

          Genesys has developed proprietary copyrighted software for its service and quality control functions, and has also developed in-depth technical know-how with respect to the operation of telecommunications equipment and the coordination of large volume conference calls. Genesys seeks to protect its proprietary information and business practices as trade secrets. Genesys does not hold any patents. Genesys requires its key employees to execute a nondisclosure agreement for the protection of its confidential information.

          Genesys has registered the trademark “Genesys” in several countries including France, where it first filed an application to register the trademark “Genesys” in June 1988, and has filed applications to register this and other trademarks in other jurisdictions. In June 2000, following a trademark application by Genesys to register the trademark “Genesys Conferencing” in France, Alcatel filed an objection to the claim alleging a risk of confusion with a prior trademark registered in the name of a subsidiary of Alcatel, for the name “Genesys.” Alcatel has also filed claims opposing Genesys’ European Union and German applications for “Genesys Conferencing.”

Suppliers

          Genesys purchases four main types of products and services from outside suppliers:

•
Telecommunications services.    A significant portion of Genesys’ direct costs are attributable to the purchase of local and long distance telephone services. Genesys purchases telecommunications services from multiple suppliers in most of its markets and believes that multiple suppliers will continue to compete for its business. Genesys’ main suppliers are Sprint and Cable & Wireless in the United States, France Telecom in France, Telewest and Energis in the United Kingdom, Telstra in Australia and Tele2 in Sweden. Genesys increasingly deals with alternative operators such as Kertel in France, and plans to implement least-cost routing in order to benefit from the lowest data transmission prices.

•
Teleconferencing Bridges and Video Platforms.    Genesys’ primary suppliers of teleconferencing bridges include Voyant Technologies, Prescom, MultiLink, and Compunetix. Genesys’ principal video platform suppliers include VideoServer, PictureTel, and Accord.

•	Audio and Video Conferencing Equipment. Genesys’ primary providers of audio and video conferencing equipment are Polycom and PictureTel, two major suppliers of conferencing equipment.

•
Data Collaboration and Web Streaming Software.    Genesys’ primary supplier of data collaboration software is Astound, which develops Genesys’ PowerShare application. Genesys has an agreement with Activate for the provision of audio streaming services. In addition, Genesys Open Media provides audio and video streaming services.

          Since April 1, 1999, Genesys’ U.S. subsidiary has been obligated to purchase a portion of its long-distance telecommunications services from Cable & Wireless. This portion is related to the business originally conducted by Aloha (which was acquired from Cable & Wireless) but is adjusted to give effect to subsequent acquisitions and growth in Genesys’ U.S. business, pursuant to a formula which attributes a percentage of the overall growth in Genesys’ business to Aloha. Prices under the agreement are subject to adjustment every six months to match any more favorable rates offered by Cable & Wireless to a comparable customer.

          Genesys may terminate the agreement with Cable & Wireless on April 1, 2003 with six months prior notice. Genesys may also terminate the agreement from time to time as to either U.S. or international service if the prices being charged under the agreement cease to be competitive with those offered by other specified major long-distance carriers as determined under a formula provided in the agreement.

          Since July 31, 1999, Genesys has been obligated to use the video events management services of Williams Communications, an arrangement which is discussed in greater detail on page 135 of this proxy statement / prospectus.

          As of December 18, 2000, Genesys signed an agreement to acquire Astound. This proposed acquisition is described in greater detail on pages 115 and 131 of this proxy statement / prospectus.

Competition

          The market for group communications services is rapidly evolving and competitive. In almost all of the countries in which Genesys operates, the group communications market is dominated by major telecommunications operators. Each of these companies has greater financial and operating resources than Genesys and many of them are owned by the governments of the countries in which they operate or if privatized, have significant political and economic importance in their home countries. Despite their large share of the group communications services market, group communications services account for a small percentage of the revenues of most major telecommunications operators, and based on its experience marketing group communications services, Genesys believes they frequently view the activity as non-strategic. Genesys believes this provides an opportunity for specialists that focus entirely on group communications services.

           Genesys believes that the principal competitive factors affecting the market for its services are:

•	innovation;

•	brand awareness;

•	quality of customer service;

•	ease of use of services;

•	geographic scope;

•	breadth, reliability and security of service offerings;

•	compatibility with new and existing communication formats;

•	capacity; and

•	price.

          Genesys’ failure to adequately address any of the above factors could harm its business.

Genesys’ Principal Competitors

Audio Conferencing

          In the audio conferencing market, Genesys’ principal competitors are major telecommunications companies and independently owned group communications specialists. Genesys’ principal competitors in the market for audio conferencing services are as follows:

•	United States. In the United States, Genesys’ principal audio conferencing competitors include:

•	Large telecommunications providers including AT&T, WorldCom, Sprint, Premiere Conferencing and Global Crossing, who together control the majority of the market; and

•	Independent group communications specialists, including Intercall, ACT Teleconferencing and, prior to the merger, Vialog.

•
United Kingdom.    In the United Kingdom, Genesys’ principal audio conferencing competitors are British Telecom, which currently accounts for roughly half of the market, and specialists including ACT Teleconferencing, Intercall and Global Crossing.

•
France.    In France, Genesys’ principal audio conferencing competitor is France Telecom, which is the largest provider of such services. Genesys also competes with other telecommunications providers including Kaptech and Cegetel as well as specialist providers including Premiere Conferencing and ACT Teleconferencing.

•
Other Continental Europe.    In the rest of continental Europe, Genesys is one of the only specialist providers, and its primary competitors are the national telecommunications operators in the countries in which Genesys operates, including Telia in Sweden, Deutsche Telekom in Germany and Belgacom in Belgium.

•
Asia-Pacific Rim.    In Asia and the Pacific Rim, Genesys’ primary competitors are SingTel in Singapore, MCI, New T&T and HK Telecom in Hong Kong, and Telstra, Premiere Conferencing and ACT Teleconferencing in Australia.

Video Conferencing

          In the global video conferencing market, Genesys’ principal competitors are global video conferencing providers including 1414c, Concert, Worldcom and Global Crossing. Other competitors include independent providers including Intercall and ACT Teleconferencing.

Data Collaboration and Web Conferencing

          The market for data collaboration and Web conferencing applications is new, rapidly evolving and highly competitive. In this market, Genesys competes both with the suppliers of traditional audio conferencing services identified above, many of whom are expanding to include data conferencing, and with software companies that specialize in data collaboration tools or streaming services. In the data collaboration market, the principal software companies with whom Genesys competes include Evoke, Centra Software, PlaceWare, Astound (which licenses its software to Genesys) and WebEx. In the market for streaming services, Genesys’ principal competitors include iBeam Broadcasting, Akamai Technologies, Broadcast.com, a division of Yahoo!, Evoke, and Loudeye Technologies.

          As the market for Internet communications services evolves, Genesys expects that more companies will enter the market and will invest significant resources to develop Internet-based communications services, many of which may compete with its existing service offerings. As a result, Genesys expects that competition will continue to intensify and may result in price reductions, reduced revenues and margins, and loss of market share.

Billing and Management Information Systems

          Genesys’ operating centers presently perform the entire billing and collection process for their respective customer bases. The data needed to develop an invoice is captured by and stored on each telecommunications bridge and entered into the billing system automatically or by the staff. Genesys has built an automated mediation platform which coordinates and manages the information that circulates between the reservation software, the bridging hardware and the billing software. This platform facilitates the automated “pull and push” of information from one part of the system to another. This means that information collected during the reservation process, by a reservationist or via the Web based reservation system, is automatically transferred to the bridge to ensure that the correct number of ports are available as well as the relevant value added features. This extends to the billing process, where the platform automatically pushes the call detail record collected by the telecommunications bridge software from the bridge to the billing software. The call detail record includes the account number, which identifies the entity paying for the call, the moderator number, which identifies the person who organized the call and statistics about the length of the call, number of participants and value added features used. The automation of this process reduces the errors and increased costs associated with human intervention. Billing is on a one minute increment basis for the duration of each connected line. Local billing databases are maintained by each of the operating centers, and can be used to customize billing formats to respond to individual customer preferences. The frequency with which invoices are delivered to the customer for payment varies by operating center and by customer.

          Each of Genesys’ operating centers validates its invoices against its telephone bills to verify billing accuracy. In addition, each operating center generates reports and files which provide detailed customer activity including usage and rate profiles, payments, adjustments, accounts receivable aging, credit status and commission summaries. Genesys’ billing system is built to take into account local customer demands as well as the legal specifications of each market. All of these files are input into a centralized database being implemented by Genesys to provide management with the ability to monitor customer value and make informed marketing, sales, financial and operational decisions.

          The flexibility and capabilities of Genesys’ billing systems enhance its ability to serve its customers needs by allowing it to customize invoices according to a number of variables such as detail level, frequency of billing, class of service and local legal requirements. Genesys has spent several years developing and refining the proprietary software used in the billing services provided to long distance service carriers that outsource their teleconferencing function to Genesys.

          Genesys intends to further consolidate its billing function over the next three to nine months by using the most advanced of the operating center billing systems as a platform for centralization. One of the goals of this process is the introduction of Web based functionality that will allow for the creation of fully automated client-specific invoices that are tailored to the demands of its larger clients. Genesys believes that centralization of the billing system will enable Genesys to deliver additional customized pricing, billing and reporting features to satisfy both customer and internal requests. This flexibility is essential in responding to the demands of multinational clients that demand automated usage statistics.

Facilities

          Genesys’ development of local facilities serves the dual purposes of providing local language, local currency, and local time zone services to the areas served by each operations center, as well as backup and overflow capacity among other centers in the event all or part of a conference needs to be rerouted from an operations center that is at full capacity.

          Genesys currently leases office and operations space at its locations in which are listed in the table below.

Location	Country	Description	Year Established or Acquired
Melbourne	Australia	Sales office and operations center	1998
Sydney	Australia	Sales office and operations center	2000
Brussels	Belgium	Sales office and operations center	1996
Hong Kong	China	Sales office and operations center	1999
Copenhagen	Denmark	Sales office	1999
Cachan	France	Sales office and operations center	2000
Corbeil	France	Sales office and operations center	2000
Lyon	France	Sales office	1997
Montpellier	France	Headquarters and operations center	1986
Vincennes	France	Sales office and operations center	1989
Bad Homburg	Germany	Sales office	2000
Berlin	Germany	Sales office and operations center	1997
Rödermark	Germany	Sales office and operations center	2000
Amsterdam	Netherlands	Sales office	1998
Oslo	Norway	Sales office	2000
Lisbon	Portugal	Sales office	2000
Singapore	Singapore	Sales office and operations center	1997
Madrid	Spain	Sales office and operations center	1999
Göteborg	Sweden	Sales office	1999
Stockholm	Sweden	Sales office and operations center	1994
Croydon	United Kingdom	Sales office and operations center	1997
Thatcham	United Kingdom	Sales office and operations center	1999
Atlanta, GA	United States	Sales office	1998
Denver, CO	United States	Sales office and operations center	1999
Honolulu, HI	United States	Sales office and operations center	1999

          All operations are in office locations close to the city center or in nearby suburbs. These leases expire or are renegotiable within the next ten years and are adequate for Genesys’ expansion plans. Forward lease commitments are not significant in relation to total ongoing operating expenses and all lease costs are consistent with generally available market rentals. Genesys believes it could obtain comparable facilities at similar market rates if necessary.

          Genesys’ operations centers provide it with a high degree of redundancy. Genesys can reroute most of its conferences from one operations center to another if necessary. By networking its operations centers in different time zones, Genesys can use idle evening and nighttime capacity in one center to fulfill daytime demand at another center.

Employees

          Since 1997, as Genesys’ business has expanded through internal growth and acquisitions, it has experienced significant growth in its total number of employees. Genesys’ high percentage of automated audio conferencing calls enables it to deliver conferencing services with a smaller ratio of operators and reservation personnel than competitors that rely more heavily on operator-assisted conferencing.

          Genesys is party to a collective bargaining agreement with its employees in France relating to the implementation of the 35-hour maximum work week. Genesys is not a party to any other collective bargaining agreements. Genesys has experienced no work stoppages and believes that its relationship with its employees is good.

          The following table indicates the number of Genesys employees by function at the end of each of the three years ended December 31, 1999.

Employees

	1997	1998	1999
Sales	42	65	145
Research and development	15	13	29
Operators and reservationists	49	85	266
Administrative and managerial	43	45	94
Other	8	9	19

Total	157	217	553

Regulation

          In general, the telecommunications industry is subject to extensive regulation by national, state and local governments. There is little or no direct regulation of the core group communications offered by Genesys in any of the countries in which it operates. However, various government agencies, including the Federal Communications Commission in the United States and the Autorité de Regulation des Telecommunications in France, have jurisdiction over some of Genesys’ current and potential suppliers of telecommunications services. Government regulation of those services has a direct effect on the cost of Genesys’ group communications services. Government regulations in countries other than the United States vary widely and may restrict Genesys’ ability to offer its services in those countries. Genesys believes that it is currently in material compliance with all applicable communications laws and regulations.

Legal Proceedings

          Genesys is involved in legal proceedings from time to time in the ordinary course of its business. Genesys does not believe that liabilities related to any of these claims and proceedings against Genesys are likely to have, individually or in the aggregate, a material adverse effect on its consolidated financial condition or results of operations.

MANAGEMENT OF GENESYS

Board of Directors

          Genesys’ board of directors is currently composed of four members. In the merger agreement, Genesys has agreed that, after the consummation of the merger, it will nominate one person, designated by Vialog before the special meeting of Vialog shareholders, for election to the board of directors of Genesys at Genesys’ next ordinary general shareholders meeting.

          Members of the board are appointed by the shareholders to serve terms not exceeding six years and may be re-appointed for consecutive terms. They may resign at any time and board membership may be terminated at any time by the shareholders voting at a general meeting. Under French law, legal entities may be appointed as board members as long as they appoint permanent representatives to represent them on the board.

          Under French law and Genesys’ by-laws, the Chairman of the Board and Chief Executive Officer has full authority to manage Genesys’ affairs and has broad powers to act on behalf of Genesys within its corporate purpose and to represent Genesys in dealings with third parties, subject only to powers expressly reserved to the board of directors or Genesys’ shareholders by law, by Genesys’ by-laws, by decision of the board of directors or by decision of the shareholders.

          Genesys’ by-laws provide that a Genesys employee may serve as a director of Genesys, provided that his employment contract was executed at least two years prior to his election to the board and corresponds to a bona fide position. However, the number of directors who have an employment contract with Genesys may not be greater than one-third of all the directors on the board.

          The following table sets forth the name, age, principal occupation or employment of each of the current directors of Genesys, and the year in which the current term of each director expires.

Name	Position	Director Since	Current Term Expires(1)
François Legros (35)	Chairman and Chief Executive Officer	June 1996	2001
Jean-Jacques Bertrand (47)	Director	October 1998	2001
Jean-Charles Bouillet (54)	Director	June 1996	2002
Part’Com, represented by Philippe Piriou (46)	Director	April 2000	2001

(1)	Term expires following the annual shareholders meeting to approve the accounts for the year listed.

          François Legros.    Mr. Legros has been Chairman and Chief Executive Officer of Genesys since June 1997. The first employee to be hired by Genesys, Mr. Legros began as Finance Manager and later became Financial and Administrative Director. In 1994, he was appointed Managing Director of Genesys Sweden and Genesys Development Director. He became Group Managing Director in 1996.

          Jean-Jacques Bertrand.    Since 1998, Mr. Bertrand has been Chief Executive Officer of BNP Private Equity, a wholly-owned subsidiary of the French bank BNP Paribas that acts as investment advisor to private equity funds sponsored by BNP Paribas. Among the funds advised by Mr. Bertrand are ETMF II LP, a
U.S.$ 200 million fund devoted to telecommunications and media companies within the European Union. Prior to assuming his current position at BNP Private Equity, Mr. Bertrand was an Executive Vice President with Banexi, a merchant bank and wholly-owned subsidiary of Banque Nationale de Paris. Mr. Bertrand is also a member of the board of directors of several telecommunications companies including Multitel, Dolfin and Firstmark France.

          Jean-Charles Bouillet.    Mr. Bouillet has been a member of Genesys’ board of directors since June 1996. Mr. Bouillet previously served on the board of directors of Genesys as the representative of SMT Goupil from 1988 to 1990. Since 1995, Mr. Bouillet has been Director for Business Development at Unilog SA, a company specializing in information technology consulting and listed on Euronext Paris. Mr. Bouillet’s principal responsibilities at Unilog include the negotiation and closing of acquisitions and divestitures and coordinating post-acquisition integration efforts. Mr. Bouillet is also a member of the board of directors of Integrata Shanghai and the Spanish company AEIE ESCAN.

          Part’Com, represented by Philippe Piriou.    Part’Com is part of the Caisse de Dépôts et Consignations group. Part’Com has been represented by Philippe Piriou, who is an Investment Director at Part’Com, since June 2000. Prior to that time, Mr. Piriou served on Genesys’ board of directors from 1986 to June 2000 as the representative of another entity owned by the Caisse de Dépôts et Consignations group. Mr. Piriou has been with Part’Com since 1987, during which time he has held several financial positions. He is responsible for the investment and follow up of portfolio companies in the sector of telecommunications, information technology, multimedia applications and advertising in France and Europe. Acting as representative of Part’Com, Mr. Piriou is member of board of directors of several companies, in telecommunications areas, post-production and special effects, e-business applications, television set top boxes, professional audiovisual equipment and software companies.

Committees of the Board of Directors

          The board of directors has established an audit committee, a compensation committee and a strategic committee. The functions of these committees are described below.

Audit Committee

          The audit committee is responsible for reviewing the propriety and accuracy of Genesys’ consolidated financial statements. In accordance with the rules of the Nasdaq Stock Market, all of the members of the audit committee are independent directors each of whom is able to read and understand fundamental financial statements. The audit committee has adopted a charter that sets forth its responsibilities, which include:

•	making regular reports to the board of directors;

•	reviewing and reassessing the adequacy of the audit committee charter annually and recommending any proposed changes to the board of directors for approval;

•	reviewing the annual audited financial statements with management;

•
reviewing with management and the independent auditor Genesys’ annual and interim financial statements prior to the filing of such financial statements with the U.S. Securities and Exchange Commission or the Commission des Opérations de Bourse;

•	meeting periodically with management to review Genesys’ major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing major changes to Genesys’ auditing and accounting principles and practices;

•
receiving periodic reports from the independent auditor regarding the auditor’s independence, discussing such reports with the auditor, and if so determined by the audit committee, taking or recommending that the full board of directors take appropriate action to oversee the independence of the auditor;

•	reviewing the appointment and replacement of any senior internal auditing executive;

•	reviewing the significant reports to management prepared by the internal auditing department and management’s responses;

•
obtaining reports from management, Genesys’ senior internal auditing executive and the independent auditor that Genesys’ subsidiary/foreign affiliated entities are in conformity with applicable legal requirements;

•	reviewing with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and Genesys’ response to that letter;

•	advising the board of directors with respect to Genesys’ policies and procedures regarding compliance with applicable laws and regulations; and

•
reviewing with Genesys’ legal counsel legal matters that may have a material impact on the financial statements, Genesys’ compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          The members of the audit committee are Mr. Piriou, Mr. Bertrand and Mr. Bouillet.

Compensation Committee

          The compensation committee is responsible for:

•	approving the compensation of all elected officers;

•	reviewing and making recommendations with respect to compensation and benefits for executive officers and taking all related actions that are not reserved for the board;

•	administering Genesys’ stock option plan and other salary, compensation or benefit plans that it is designated to administer.

          The members of the compensation committee are Mr. Piriou and Mr. Bouillet.

Strategic Committee

          The strategic committee is in charge of defining Genesys’ overall strategy. The members of the strategic committee are Mr. Bertrand and Mr. Bouillet.

Executive Officers

          The following table sets forth the name, age and position of each of the current executive officers of Genesys.

Name	Position
François Legros (35)	Chairman and Chief Executive Officer
David Detert (62)	Executive Vice President — Development and Operations
Pierre Schwich (47)	Executive Vice President — Finance
Andrew Pearce (38)	Executive Vice President — Europe
Margie Medalle (41)	Executive Vice President — North America
Olivier Fourcade (46)	Executive Vice President — Asia Pacific
Jim Huzell (47)	Chief Operating Officer
Eric Blot (33)	President of Genesys Open Media

          David Detert.    Mr. Detert joined Genesys in October 1997. Prior to joining Genesys, Mr. Detert was President of the Daretel Group, a consulting firm specialized in U.S. and European business development in the area of teleconferencing.

          Pierre Schwich.    Prior to joining Genesys in August 1997, Mr. Schwich held positions with Hewlett Packard, Darty and 3i. While at 3i, Mr. Schwich managed its venture capital activity in south-eastern France and later became General Secretary of a 3i joint-venture (High-Co).

          Andrew Pearce.    Mr. Pearce has been Executive Vice-President —  Europe since January 2000. He joined Genesys in April 1999, as Managing Director of Darome Teleconferencing Ltd. Prior to joining Genesys, Mr. Pearce spent 10 years with British Telecom Conferencing, where he held several positions including Head of Operations, BT Conferencing and Business Manager, Conferencing Services.

          Margie Medalle.    Ms. Medalle, formerly President and Managing Director of Aloha Conferencing, joined Genesys following the acquisition of Aloha in April 1999. Subsequent to the Genesys acquisition of Aloha Conferencing and Williams Conferencing, Ms. Medalle was appointed to her current position of Executive Vice President — North America. Prior to joining Aloha, Ms. Medalle owned her own consulting company specializing in mergers and acquisitions, strategic planning, financial analysis and efficiency studies.

          Olivier Fourcade.    Mr. Fourcade joined Genesys in 1991, and since then has held several positions including Sales & Marketing Manager France, Group Marketing Manager (services & products management), Executive Chairman of VideoWeb and Business Development Manager.

          Jim Huzell.    Mr. Huzell joined Genesys as Chief Operating Officer in 2000. Before joining Genesys, Mr. Huzell spent eight years as president of a consultancy business called ScanMarket AB, working on business development projects for mobile telephone companies such as Ericsson and Nokia as well as with several technology ventures. Prior to joining ScanMarket, Mr. Huzell served for four years as Chief Executive Officer of Comviq, a European independent mobile telephone operator.

          Eric Blot.    Mr. Blot joined Genesys in July 2000 following Genesys’ acquisition of Langages Virtuels. Prior to joining Genesys, Mr. Blot was a co-founder and the Chairman and Chief Executive Officer of Langages Virtuels, a position he had held since 1994.

Compensation of Directors and Principal Executive Officers

          The aggregate compensation paid by Genesys and its subsidiaries to all members of Genesys board and the executive officers listed above during the year ended December 31, 1999, including pension benefits, was approximately € 1.8 million.

Stock Option Plans

          Genesys has adopted three separate stock option plans. The first plan, adopted in 1998, authorized the issuance of 412,890 options representing an equal number of Genesys shares. The exercise price of the options is FF 65 (€ 9.91) per share, which was the per share price for Genesys’ initial public offering on the Nouveau Marché. The options vest in the following manner: 20% on the first anniversary (“Group A”), an additional 50% the third anniversary (“Group B”), and the final 30% on the fourth anniversary (“Group C”). Shares acquired upon exercise of the Group A options must be held for three years, while shares acquired upon exercise of the Group B and Group C options must be held for two years. The options expire eight years after the date of issuance. Genesys shares underlying options which have expired, terminated or have been canceled or forfeited are available for issuance or use in connection with future option plans. As of February 7, 2001, 412,890 options have been issued under this plan to directors, officers and key employees.

          The second plan, adopted in 1999, authorized the issuance of 230,504 options representing an equal number of Genesys shares. The exercise price of each option is the average per-share market value of Genesys shares over the 20 trading sessions prior to the date of its issuance. The other terms of this plan are identical to the first plan, as described above. As of February 7, 2001, a total of 247,958 options have been issued under this plan to directors, officers and key employees.

          The third plan, adopted on September 8, 2000, authorized the issuance of 550,000 options representing an equal number of Genesys shares. The exercise price of each option is the average per-share market value of Genesys shares over the 20 trading sessions prior to the date of issuance. The other terms of this plan are identical to the first plan, as described above. As of February 7, 2001, 247,958 options have been issued under this plan to directors, officers and key employees.

          On September 8, 2000, the Board of Directors amended the change of control clause in each of the three stock option plans to provide for accelerated vesting of the options under each plan in certain circumstances. In particular, at the discretion of the Board, all of the options under each plan will vest when an individual shareholder, or a group of shareholders acting together, holds more than 25% of Genesys ordinary shares. A total of 390,528 options representing an equal number of shares held by a total of six individuals vest automatically if the 25% threshold is crossed.

           The following table sets forth information with respect to the ownership of options to purchase Genesys ordinary shares as of February 7, 2001 by:

•	Each of Genesys’ named executive officers; and

•	All executive officers as a group.

Stock Options Granted to Executive Officers of Genesys

Name	Number of shares underlying options granted	Exercise price per share (in € )	Expiration date
David Detert	40,559(1)	9.91	9/23/2006
Olivier Fourcade	52,727(1)	9.91	9/24/2006
	10,000(3)	50.42	9/8/2008
François Legros	110,320(1)	9.91	9/23/2006
	12,363(2)	15.32	9/15/2007
	50,000(3)	50.42	9/8/2008
Margie Medalle	30,000(2)	15.32	9/15/2007
	10,000(2)	53.17	3/8/2008
Andrew Pearce	22,000(2)	15.32	9/15/2007
	5,000(2)	53.17	3/8/2008
Pierre Schwich	40,559(1)	9.91	9/23/2006
	7,000(2)	15.32	9/15/2007
Jim Huzell	100,000(3)	50.42	9/8/2008
Eric Blot	2,500(3)	50.42	9/8/2008

(1)	Granted pursuant to the 1998 plan.
(2)	Granted pursuant to the 1999 plan.
(3)	Granted pursuant to the 2000 plan.

Related Party Transactions

          On October 21, 1999, Genesys entered into a joint venture agreement with several different Spanish partners to create Genesys Conferencing Iberia. The Spanish partners include Multitel, the reference shareholder for ONO, Spain’s second-largest cable operator; UN12, the third-largest Spanish telecommunications operator; BSCH, a major Spanish bank; and Almagro, the second-largest Spanish media group. Mr. Bertrand, who is a Genesys director, is also a director of Multitel.

SECURITY OWNERSHIP OF MANAGEMENT OF GENESYS

          The following table sets forth information known to Genesys with respect to the ownership of its Genesys ordinary shares as of February 7, 2001 by:

•	Each of its directors and named executive officers; and

•	All directors and executive officers as a group.

          To the knowledge of Genesys, no shareholder owns five percent or more of Genesys’ outstanding shares. The address for each stockholder below is c/o Genesys S.A., Le Régent, 4, rue Jules Ferry, BP 1145, 34008 Montpellier Cedex 01, France.

		% of Outstanding Shares
Name	Shares owned	Before Merger	After Merger(1)
Jean-Jacques Bertrand	1	*	*
Jean-Charles Bouillet	200	*	*
Eric Blot	56,680	*	*
David Detert	631	*	*
Olivier Fourcade	549	*	*
Jim Huzell	0	*	*
François Legros	29,509	*	*
Margie Medalle	0	*	*
Part’Com	283,928	2.98%	2.35
Andrew Pearce	99	*	*
Pierre Schwich	200	*	*

All directors and officers as a group (10 individuals and one legal entity)	371,797	3.90%	3.08

*	Less than one percent.
(1)	Does not reflect the impact of the proposed Astound acquisition.

          For information concerning stock options granted to the persons listed above, see the section of this proxy statement / prospectus entitled “Management of Genesys — Stock Option Plans” beginning on page 150.

DESCRIPTION OF GENESYS SHARE CAPITAL

General

          Genesys is a société anonyme, a form of limited liability company, incorporated under the laws of France.

          In this section, Genesys summarizes material information concerning its share capital, together with material provisions of applicable French law and its by-laws. For further information, you may obtain copies of Genesys’ by-laws in French from the greffe of the Registry of Commerce and Companies of Montpellier, France.

          Genesys’ corporate affairs are governed by its by-laws and by Article II of the French Commercial Code (Code de Commerce), as amended.

Share Capital

          As of February 7, 2001, Genesys’ issued and outstanding share capital amounted to €  47,682,460, divided into 9,536,492 shares outstanding with a nominal value of € 5 per share. All of the outstanding shares are fully paid. Genesys’ by-laws provide that shares may be held in registered form or in bearer form, at the option of the shareholder. The by-laws also allow Genesys to obtain from Sicovam, the French clearance system, the name, nationality, address and number of shares held by the holders of Genesys’ securities which have, or may in the future have, voting rights.

Shareholders’ Meetings and Voting Rights

General

          In accordance with the French Commercial Code, there are three types of shareholders’ meetings: ordinary general meetings, extraordinary general meetings and special meetings.

          Ordinary general meetings of shareholders are required for matters such as:

•	electing, replacing and removing directors;

•	appointing independent auditors;

•	approving the annual accounts;

•	declaring dividends or authorizing dividends to be paid in shares, provided the by-laws contain a provision to that effect; and

•	issuing non-convertible bonds.

          Extraordinary general meetings of shareholders are required for approval of matters such as amendments to Genesys’ by-laws, including any amendment required in connection with extraordinary corporate actions. Extraordinary corporate actions include:

•	changing Genesys’ name or corporate purpose;

•	increasing or decreasing Genesys’ share capital;

•	creating a new class of equity securities;

•	authorizing the issuance of investment certificates and convertible or exchangeable securities;

•	establishing any other rights to acquire equity securities;

•	selling or transferring substantially all of Genesys’ assets; and

•	the voluntary liquidation of Genesys.

          Special meetings of shareholders of a certain categories of shares (such as, for example, shares with double voting rights or preferred shares without voting rights) are required for any modification of the rights associated with such category of shares. The resolutions of the shareholders’ general meeting affecting these rights are effective only after approval by the relevant special meeting.

Calling of Meetings

          The French Commercial Code requires Genesys’ board of directors to convene an annual ordinary general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of each fiscal year. This period may be extended by an order of the President of the Commercial Court (Tribunal de Commerce) in Montpellier. The board of directors may also convene an ordinary or extraordinary meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders’ meeting, Genesys’ independent auditors may call the meeting. In case of bankruptcy, Genesys’ liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. Any of the following may request the court to appoint an agent:

•	one or several shareholders holding at least 10 percent of Genesys’ share capital;

•	any interested party in urgent cases; or

•	duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least one percent of the voting rights of Genesys.

Notice of Shareholders’ Meetings

          Genesys must announce general meetings at least 30 days in advance by means of a preliminary notice which is published in the Bulletin of Obligatory Legal Announcements (Bulletin des Annonces Légales Obligatoires). The preliminary notice must first be sent to the Commission des Opérations de Bourse, a French government regulatory authority that is responsible for securities regulation. The Commission des Opérations de Bourse also recommends that simultaneously with the publication of the preliminary notice a summary of the notice be published in a newspaper of national circulation in France. The preliminary notice must contain, among other things, the date for the meeting, the agenda, a draft of the resolutions to be submitted to the shareholders and the procedure for voting by mail.

          At least 15 days prior to the meeting date set in the first notice, and at least six days prior to the notice of resumption of any adjourned meeting, Genesys must send a final notice containing the final agenda, the date, time and place of the meeting and other information for the meeting. Such final notice must be sent by mail to all registered shareholders who have held shares in registered form for more than one month prior to the date of the preliminary notice and must be published in a newspaper authorized to publish legal announcements in the local administrative region (département) in which its company is registered as well as in the Bulletin of Obligatory Legal Announcements, with prior notice having been given to the Commission des Opérations de Bourse.

Shareholders’ Submission of Resolutions and Written Questions

          In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda. As an exception, shareholders may take action with respect to the dismissal of directors and certain other matters even though these actions have not been included on the agenda. Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors, for recommendation to the shareholders, within 10 days of the publication of the preliminary notice in the Bulletin of Obligatory Legal Announcements by:

•	one or several shareholders holding a specified percentage of shares; or

•	a duly qualified association of shareholders who have held their shares in registered form for at least two years and who together hold at least one percent of Genesys’ voting rights.

          The board of directors must submit these resolutions to a vote of the shareholders after having made a recommendation thereon.

          During the two weeks preceding a meeting of shareholders, a shareholder may submit written questions to the board of directors relating to the agenda for the meeting. The board of directors must respond to these questions during the meeting.

Attendance and Voting at Shareholders’ Meetings

          Each share confers on the shareholder the right to one vote. Shareholders may attend ordinary general meetings and extraordinary general meetings and exercise their voting rights subject to the conditions specified in the French Commercial Code and Genesys’ by-laws. There is no requirement that a shareholder have a minimum number of shares in order to attend or to be represented at an ordinary or extraordinary general meeting.

          In order to participate in any general meeting, a holder of registered shares must have its shares registered in its name in a shareholder account maintained by Genesys or on Genesys’ behalf by an agent appointed by Genesys at least five days prior to the date of the meeting. Similarly, a holder of bearer shares must obtain from the accredited financial intermediary (intermédiaire financier habilité) with whom such holder has deposited its shares a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and evidencing the holding of such shares in its account until the date of the meeting. Such certificate must be deposited at the place specified in the notice of the meeting at least five days before the meeting.

Proxies and Votes by Mail

          In general, all shareholders who have properly registered their shares may participate in general meetings. Shareholders may participate in general meetings either in person or by proxy. Shareholders may vote in person, by proxy or by mail.

          Proxies will be sent to any shareholder on request. In order to be counted, such proxies must be received at Genesys’ registered office, or at any other address indicated on the notice convening the meeting, prior to the date of the meeting. A shareholder may grant proxies only to his or her spouse or to another shareholder. A shareholder that is a corporation may also grant proxies to a legal representative. Alternatively, the shareholder may send Genesys a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote the blank proxies in favor of all resolutions proposed or approved by the board of directors and against all others.

          With respect to votes by mail, Genesys must send shareholders a voting form upon request. The completed form must be returned to it at least three days prior to the date of the shareholders’ meeting.

Quorum

          The French Commercial Code requires that shareholders together holding at least 25 percent of the shares entitled to voting rights must be present in person, or vote by mail or by proxy, in order to fulfill the quorum requirement for:

•	an ordinary general meeting;

•	an extraordinary general meeting where the only business to be conducted is an increase in Genesys’ share capital through incorporation of reserves, profits or share premium.

           For any other extraordinary general meeting, the quorum requirement is one-third of the shares entitled to voting rights.

          For a special meeting of holders of any category of share, the quorum requirement is half of the shares entitled to vote in that category, on the same basis.

          No deliberation by the shareholders may take place without a quorum. If a quorum is not present at a meeting, the meeting must be adjourned. When an adjourned meeting is resumed, there is no quorum requirement for an ordinary general meeting or for an extraordinary general meeting where the only business to be conducted is an increase in Genesys’ share capital through incorporation of reserves, profits or share premium. However, only questions which were on the agenda of the adjourned meeting may be discussed and voted upon. In the case of any other reconvened extraordinary general meeting or special meeting, shareholders having at least 25 percent of outstanding voting shares (or voting shares belonging to the relevant category for special meetings of holders of shares of such specific category) must be present in person or voting by mail or by proxy for a quorum. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months.

Majority

          A simple majority of shareholders may pass a resolution at either an ordinary general meeting or an extraordinary general meeting where the only business to be conducted is an increase in share capital by incorporation of reserves, profits or share premium. At any other extraordinary general meeting and at any special meeting of holders of a specific category of shares, a two-thirds majority of the votes cast is required for shareholders to take action. A unanimous shareholder vote is required to increase liabilities of shareholders. Abstention from voting by those present or those represented by proxy or voting by mail is counted as a vote against the resolution submitted to a shareholder vote.

          In general, each shareholder is entitled to one vote per share at any general meeting. Under the French Commercial Code, shares of a company held by entities controlled directly or indirectly by that company are not entitled to voting rights and do not count for quorum or majority purposes.

Shareholder Rights

          Shareholder rights can be amended only after approved by an extraordinary general meeting of the class of shareholders affected. Two-thirds of the shares of the affected class voting either in person or by mail or proxy must approve any proposal to amend shareholder rights. The voting and quorum requirements applicable to this type of special meeting are the same as those applicable to an extraordinary general meeting, except that the quorum requirements for a special meeting are 50 percent of the voting shares, or 25 percent upon resumption of an adjourned meeting.

          Genesys ordinary shares currently constitute Genesys’ only class of capital stock.

Financial Statements and Other Communications with Shareholders

          In connection with any shareholders’ meeting, Genesys must provide a set of documents including Genesys’ annual report and a summary of the results of the five previous fiscal years to any shareholder who so requests. In connection with the listing of Genesys ordinary shares on Euronext Paris, Genesys has agreed to file with the Commission des Opérations de Bourse each year an annual report called a document de référence relating to its company and its subsidiaries.

Dividends

          Genesys may distribute dividends only out of its “distributable profits,” plus any amounts held in its reserve which the shareholders decide to make available for distribution, other than those reserves which are specifically required by law or its by-laws. “Distributable profits” consist of its unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to law or its by-laws.

          Genesys’ by-laws allow its shareholders to decide whether to be paid dividends in cash or in Genesys ordinary shares, provided that the general meeting authorizing the dividend distribution offers such option for all or part of the distributed dividends.

Legal Reserve

          The French Commercial Code provides that French sociétés anonymes such as Genesys must allocate five percent of their unconsolidated statutory net profit for each year to their legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10 percent of the aggregate nominal value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to each of Genesys’ French subsidiaries on an unconsolidated basis. At December 31, 1999, Genesys’ legal reserve was € 31,230. The legal reserve of any company subject to this requirement may be distributed to shareholders only upon liquidation of the company.

Approval of Dividends

          According to the French Commercial Code, the board of directors may propose a dividend for approval by the shareholders at the annual general meeting of shareholders. If Genesys has earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by its auditors, the board of directors may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. The board of directors exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval.

Distribution of Dividends

          Dividends are distributed to shareholders pro rata according to their respective holdings of shares. Outstanding dividends are payable to shareholders on the date of the shareholders’ meeting at which the distribution of dividends is approved. In the case of interim dividends, distributions are made to shareholders on the date of the board of directors’ meeting at which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general meeting, or by the board of directors in the absence of such a decision by the shareholders.

Timing of Payment

          According to the French Commercial Code, Genesys must pay any existing dividends within nine months of the end of its fiscal year, unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French State.

Changes in Share Capital

Increases in Share Capital

          Under the French Commercial Code, any increase in Genesys’ share capital must be approved by shareholders at an extraordinary general meeting following the recommendation of the board of directors. Increases in Genesys’ share capital may be effected by:

•	issuing additional shares;

•	increasing the nominal value of existing shares; or

•	creating a new class of equity securities.

           Increases in share capital by issuing additional securities may be effected by one or a combination of the following:

•	in consideration for cash;

•	in consideration for assets contributed in kind;

•	by conversion of debt securities previously issued;

•	by capitalization of profits, reserves or share premiums; or

•	subject to various conditions, in satisfaction of debt incurred by Genesys.

          A decision to increase the share capital through the capitalization of reserves, profits and/or share premiums requires the approval of an extraordinary general meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. An increase effected by an increase in the nominal value of shares requires unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premiums. All other capital increases require the approval of an extraordinary general meeting acting under the quorum and majority requirements described under “ Shareholders’ Meetings and Voting Rights.”

          The shareholders may delegate the right to carry out any increase in share capital to the board of directors, provided that the increase has been previously authorized by the shareholders. The board of directors may further delegate this right to Genesys’ chairman and chief executive officer.

Decreases in Share Capital

          Under the French Commercial Code, any decrease in Genesys’ share capital must be approved by the shareholders entitled to vote at an extraordinary general meeting. Share capital may be reduced either by decreasing the nominal value of the outstanding share capital or by reducing the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Rights

          Under the French Commercial Code, if Genesys issues specific kinds of additional securities such as common stock, non-voting securities, bonds with warrants attached, convertible debt or other convertible or exchangeable securities, current shareholders will have preferential subscription rights to these securities on a pro rata basis. These preferential rights require Genesys to give priority treatment to those shareholders. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase the share capital of Genesys by means of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on Euronext Paris.

          Preferential subscription rights with respect to any particular offering may be waived by a vote of shareholders holding a two-thirds majority of the shares entitled to vote at an extraordinary general meeting. The board of directors and Genesys’ independent auditors must present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issuance of securities must be completed within the period prescribed by law. Shareholders individually also may waive their own preferential subscription rights with respect to any particular offering.

          In addition, shareholders may decide at an extraordinary general meeting to grant the existing shareholders a non-transferable priority right to subscribe to any new securities, during a limited period of time.

Form, Holding and Transfer of Shares

Form of Shares

          Genesys’ by-laws provide that shares may be held in either bearer form or registered form at the option of the holder.

Holding of Shares

          Under French law concerning dematerialization of securities, shareholders’ ownership rights are represented by book entries rather than share certificates. Genesys maintains a share account with Sicovam (a French clearing system, which holds securities for its participants) for all shares in registered form, which is administered by Natexis Banques Populaires. In addition, Genesys maintains separate accounts in the name of each shareholder either directly or, at a shareholder’s request, through the shareholder’s accredited intermediary. Each shareholder account shows the name of the holder and the number of shares held. Natexis Banques Populaires, as a matter of course, issues confirmations (attestations d’inscription en compte) to each registered shareholder as to shares registered in the shareholder’s account, but these confirmations are not documents of title.

          Genesys ordinary shares may also be issued in bearer form. Shares held in bearer form are held and registered on the shareholder’s behalf in an account maintained by an accredited financial intermediary and are credited to an account at Sicovam maintained by the intermediary. Each accredited financial intermediary maintains a record of shares held through it and issues certificates of inscription for the shares it holds. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Sicovam.

Transfer of Shares

          Genesys’ by-laws do not contain any restrictions relating to the transfer of shares.

          Registered shares must be converted into bearer form before being transferred on Euronext Paris and, accordingly, must be registered in an account maintained by an accredited intermediary. A shareholder may initiate a transfer by giving instructions to the relevant accredited intermediary. For dealings on Euronext Paris, a tax assessed on the price at which the securities were traded (impôt sur les opérations de bourse) is payable at the rate of 0.3 percent on transactions of up to FF 1,000,000 and at a rate of 0.15 percent thereafter. This tax is subject to a rebate of FF 150 per transaction and a maximum assessment of FF 4,000 per transaction. However, non-residents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. No registration duty is normally payable in France, unless a transfer instrument has been executed in France.

Liquidation Rights

          If Genesys is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of Genesys ordinary shares and any surplus will be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings.

Requirements for Shareholdings Exceeding Certain Percentages

          The French Commercial Code provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than five percent, 10 percent, 20 percent, 33 1 /3 percent, 50 percent or 66 2 /3 percent of the outstanding shares or voting rights of a listed company in France, such as Genesys, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify the company within 15 calendar days of the date it crosses the threshold of the number of shares it holds and their voting rights. The individual or entity must also notify the Financial Markets Council (Conseil des Marchés Financiers), a French stock markets regulatory agency, within five trading days of the date it crosses the threshold.

          French law and the regulations of the Commission des Opérations de Bourse impose additional reporting requirements on a person who acquires more than 10 percent or 20 percent of the outstanding shares or voting rights of a listed company. This person must file a report with the company, the Commission des Opérations de Bourse and the Financial Markets Council within fifteen days of the date it crosses the threshold. In the report, the acquiror must specify if it is acting alone or in concert with others and its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to seek nomination to the board of directors. The Financial Markets Council makes the notice public. The acquiror must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The acquiror may amend its stated intentions, provided that it does so on the basis of significant changes in its own situation or shareholders. Upon any change of intention, it must file a new report.

          Under the regulations of the Financial Markets Council, and subject to limited exemptions granted by the Financial Markets Council, any person or persons acting in concert owning more than 33 1 /3 percent of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the share capital of such company.

          In order to permit holders to give the required notice, Genesys must publish in the Bulletin of Obligatory Legal Announcements, not later than 15 calendar days after the annual ordinary general meeting of shareholders, information with respect to the total number of voting rights outstanding as of the date of such meeting. In addition, if the number of outstanding voting rights changes by five percent or more between two annual ordinary general meetings, Genesys must publish in the Bulletin of Obligatory Legal Announcements, within 15 calendar days of such change, the number of voting rights outstanding. In both cases, the company must also provide the Financial Markets Council with a written notice setting forth the number of voting rights outstanding. The Financial Markets Council publishes the total number of voting rights so notified by all listed companies in a weekly notice (avis), mentioning the date each such number was last updated.

          If any person fails to comply with the legal notification requirement, the shares or voting rights in excess of the relevant threshold will lose their voting rights for all shareholders’ meetings until the end of a two-year period following the date on which the owner complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Commercial Court at the request of Genesys’ chairman, any shareholder or the Commission des Opérations de Bourse, and may be subject to criminal fines.

Purchase by Genesys of its Own Shares

          Under French law, Genesys may not issue shares to itself. However, Genesys may, either directly or through a financial intermediary acting on its behalf, purchase its shares for one of three purposes:

•	to reduce Genesys’ share capital by canceling the shares Genesys purchases, with its shareholders’ approval at an extraordinary general meeting,

•	to provide shares to Genesys’ employees under a profit-sharing plan or stock option plan, or

•
to acquire up to 10 percent of Genesys’ share capital, provided Genesys ordinary shares are listed on a regulated market ( e.g. the Premier Marché, the Second Marché or the Nouveau Marché). To acquire up to 10 percent of its share capital, Genesys first must file an information notice (note d’information) that has received the approval (visa) of the Commission des Opérations de Bourse and obtain the Genesys’ shareholders’ approval at an ordinary general meeting.

           If Genesys repurchases its shares as stated in the third bullet above, Genesys has three options. It may:

•	keep the shares,

•	sell or transfer them, including to Genesys’ employees under a profit-sharing plan or stock option plan, or

•	cancel the shares, with Genesys’ shareholders’ approval at an extraordinary general meeting.

          Genesys may cancel no more than 10 percent of its outstanding share capital over any 24-month period. In addition, Genesys may not repurchase shares as described in the second or third bullet above in an amount that would result in its holding, directly or through a person acting on its behalf, more than 10 percent of its outstanding share capital, or if Genesys has different classes of shares at that time, 10 percent of the shares of either class.

          Genesys must hold any shares it repurchases in registered form. These shares also must be fully paid up. Shares repurchased by Genesys are deemed outstanding under French law but are not entitled to dividends or voting rights, and Genesys may not exercise any preferential subscription rights attached to them.

          The shareholders, at an extraordinary general meeting, may decide not to take these shares into account in determining the preferential subscription rights attached to other shares. However, if the shareholders decide to take them into account, Genesys must either sell the rights attached to the shares Genesys holds on the market before the end of the subscription period or distribute them to the other shareholders on a pro rata basis.

Trading by Genesys in its Own Shares

          Under Regulation No. 90-04 of the Commission des Opérations de Bourse, as amended, Genesys may not trade in its own shares for the purpose of manipulating the market. In order for trades by a company in its own shares to be considered valid:

•	they must be executed by only one intermediary in each trading session, except during the issue period of any securities if the trades are made to insure the success of the issuance,

•	block trades may not be made at a price above the current market price, and

•	each trade must be made at a price that falls between the lowest and the highest trading price of the trading session during which it is executed.

          If a company’s shares, like Genesys’ ordinary shares, are continuously quoted (cotation en continu) , then a trade must meet two additional requirements to be considered valid:

•
the trade must not influence the determination of the quoted price before the opening of trading, at the first trade of the shares, at the reopening of trading following a suspension, or, as applicable, in the last half-hour of any trading session or at the fixing of the closing price; and

•	the trade must not be carried out in order to influence the price of a derivative instrument relating to the company’s shares.

          However, there are two periods during which Genesys is not permitted to trade in its own securities: the 15-day period before the date on which Genesys make its consolidated or annual accounts public, and the period beginning on the date at which Genesys becomes aware of information that, if disclosed, would have a significant impact on the market price of its securities and ending on the date this information is made public.

          After making an initial purchase of its own shares, Genesys must file monthly reports with the Commission des Opérations de Bourse and the Financial Markets Council that contain specified information about subsequent transactions. The Financial Markets Council makes this information publicly available.

           Pursuant to a resolution approved by its shareholders at the general meeting held on June 6, 2000, Genesys is authorized to purchase and sell its shares, within the limits provided by law, during an 18-month period from such general meeting, at the maximum purchase price of € 200 (or the corresponding amount in any other currency) and at the minimum sale price of € 30 (or the corresponding amount in any other currency).

          Genesys may not purchase more than 10 percent of its total outstanding share capital. The stated purposes of this share repurchase program are (i) the implementation of share purchase programs and/or options plans in favor of employees or directors; (ii) the transfer of shares to employees through mutual funds; (iii) the stabilization of the share price with possible resale on the market, and/or (iii) the use of the shares so acquired in payment or exchange in connection with either acquisition transactions or issuance of securities giving access to Genesys’ share capital.

Exchange Controls

          French exchange control regulations currently do not limit the amount of payments that Genesys may remit to non-residents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. In France, all registered banks and most credit establishments are accredited intermediaries.

Ownership of Shares by Non-Residents of France

          The French Commercial Code currently does not limit the right of non-resident of France or non-French persons to own and vote shares. However, non-residents of France must file an administrative notice with French authorities in connection with the acquisition of a controlling interest in a French listed company. Under existing administrative rulings, ownership of 20 percent or more of a company’s share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances depending upon factors such as:

•	the acquiring party’s intentions;

•	the acquiring party’s ability to elect directors, or

•	financial reliance by the company on the acquiring party.

DESCRIPTION OF GENESYS AMERICAN DEPOSITARY SHARES

American Depositary Receipts

          The Bank of New York will execute and deliver ADRs. ADRs are American Depositary Receipts. Each ADR is a certificate evidencing a specific number of Genesys ADSs. Each Genesys ADS will represent one half of one ordinary Genesys share (or a right to receive one half of one Genesys ordinary share) deposited with one of the following:

•	Paribas, 12 Boulevard de la Madeleine, 75009 Paris, France.

•	Banque Worms, 45 Boulevard Haussman, 75009, Paris, France.

•	Société Générale, 32 Rue Champ de Tir, Nantes, France.

          Each Genesys ADS will also represent any other securities, cash or other property that may be held by The Bank of New York under the deposit agreement. The Bank of New York’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

          You may hold Genesys ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold Genesys ADSs directly, you are an ADR holder. This description assumes you hold your Genesys ADSs directly. If you hold the Genesys ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          As an ADR holder, Genesys will not treat you as one of its shareholders and you will not have shareholder rights. French law governs shareholder rights. The Bank of New York will be the holder of the shares underlying your Genesys ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among Genesys, The Bank of New York, you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of The Bank of New York, as depositary. New York law governs the deposit agreement and the ADRs.

          The following is a summary of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of these from the Securities and Exchange Commission are provided in the section entitled “Additional Information.” You may also inspect a copy of the deposit agreement at The Bank of New York’s office.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

          The Bank of New York has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Genesys ADSs you hold.

          Cash.    The Bank of New York will convert any cash dividend or other cash distribution paid on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Although the deposit agreement requires The Bank of New York to convert amounts paid into U.S. dollars as promptly as practicable, it does not fix a specific date for the determination of exchange rates for conversions into U.S. dollars. If it is not possible to convert the amounts into U.S. dollars transferable to the United States on a reasonable basis or if any approval from a government or government agency is needed and is denied or cannot be obtained, the deposit agreement allows The Bank of New York to distribute the dividends converted into U.S. dollars only to those ADR holders to whom it is possible to do so. It may distribute the dividends it cannot convert into U.S. dollars to, or hold such dividends for, the account of the ADR holders to whom it does not distribute dividends in U.S. dollars. It will not invest the funds it holds and it will not be liable for any interest.

          Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under French law. The section entitled “Taxation — Taxation of Shareholders — France” explains the relevant French tax rules. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the euros, you may lose some or all of the value of the distribution.

Shares

          The Bank of New York may, and at Genesys’ request will, distribute new ADRs representing any shares Genesys distributes as a dividend or free distribution. The Bank of New York will only distribute whole Genesys ADSs. It will sell shares which would require it to deliver a fractional Genesys ADS and distribute the net proceeds in the same way as it distributes cash. If The Bank of New York does not distribute additional ADRs, the outstanding Genesys ADSs will also represent the new shares.

Rights to Receive Additional Shares

          If Genesys offers holders of its shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. The Bank of New York must first consult with Genesys and Genesys must furnish it with satisfactory evidence that is legal to do so. If Genesys does not furnish this evidence, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it distributes cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

          If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and deliver ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

          U.S. securities laws may restrict the sale, deposit, cancellation and transfer of ADRs issued upon exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may deliver ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

Other Distributions

          The Bank of New York will send to you anything else Genesys distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what Genesys distributed and distribute the net proceeds in the same way as it distributes cash or it may choose any method to distribute the property it deems equitable and practicable.

          The Bank of New York is not responsible if it decides that it is unlawful or impractical to make distributions available to any ADR holders. For example:

•
if France were to impose restrictions on convertibility of its currency into U.S. dollars or transfers of currency out of the country, it could be unlawful or impractical for The Bank of New York to make a cash distribution to ADR holders (currently no restrictions of this type exist);

•
distribution of shares, rights or other securities to ADR holders could be unlawful if the distribution would be considered a sale under U.S. securities law and the shares, rights or other securities were not registered under the Securities Act of 1933 for offer and sale in the United States; and

•	a distribution to ADR holders could be impractical if the expenses The Bank of New York would incur in making the distribution would exceed the value of the distribution to ADR holders.

          Genesys has no obligation to register Genesys ADSs, shares, rights or other securities under the Securities Act or to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions Genesys makes on its shares or any value for them if it is illegal or impractical for The Bank of New York to make them available to you.

Deposit, Withdrawal and Cancellation

How Does the Depositary Deliver ADRs?

          The Bank of New York will deliver ADRs if you or your broker deposit shares or, in certain circumstances described below under —“pre-release of ADRs” evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of Genesys ADSs in the names you request and will deliver the ADRs at its office to the persons you request. You will not be required to pay fees to The Bank of New York in connection with the initial exchange of your Vialog common stock for Genesys ADSs.

How Do ADR Holders Cancel an ADR and Obtain Shares?

          You may turn in your ADRs at The Bank of New York’s office. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver:

•	the underlying shares to an account designated by you; and

•	any other deposited securities underlying the ADR at the office of a custodian or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

How Do You Vote?

          You may instruct The Bank of New York to vote the shares underlying your ADRs.

          Genesys will ask The Bank of New York to notify you of upcoming votes and to arrange to deliver Genesys’ voting materials to you. The materials will:

•	describe the matters to be voted on; and

•	explain how you may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

          For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to French law and the provisions of Genesys’ by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct.

          Genesys cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

          The deposit agreement allows The Bank of New York and Genesys to change the voting procedures or require additional voting procedures in addition to the ones described above if necessary or appropriate to comply with French or United States law or Genesys’ by-laws. For example, you might be required to arrange to have your Genesys ADSs deposited in a blocked account for a specified period of time prior to a shareholders’ meeting in order to be allowed to give voting instructions.

Fees and Expenses

ADR holders must pay	For:

U.S.$ 5.00 (or less) per 100 Genesys ADSs (or portion thereof)	• Each issuance of an ADR (other than the initial issuance of ADRs in connection with the merger), including an issuance resulting from a distribution of shares or other property.

• Each cancellation of an ADR, including if the deposit agreement terminates.

U.S.$ 0.02 (or less) per Genesys ADS (or portion thereof)	• Any cash payment to you.

ADR holders must pay	For:

A fee equivalent to the fee that would be payable
upon deposit of shares for issuance of Genesys
ADSs calculated as if any securities distributed by
The Bank of New York were shares and using the
rate of up to U.S.$ 5.00 per 100 Genesys ADSs
(or portion thereof) referred to above	• Distribution of securities distributed to holders of deposited securities which are distributed by The Bank of New York to ADR holders.

Registration or transfer fees	• Transfer and registration of shares on the share register to or from the name of The Bank of New York or its agent when you deposit or withdraw shares.

Expenses of The Bank of New York	• Conversion of euros to U.S. dollars.

• Cable, telex and facsimile transmission.

Taxes and other governmental charges The Bank of New York or the custodian has to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary.

Any charges payable by The Bank of New York or its agents in connection with servicing the deposited securities	• As incurred.

Payment of Taxes

          The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of Genesys ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Changes affecting deposited securities

If Genesys:	Then:

• Changes the nominal or par value of Genesys ordinary shares.	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassifies, splits up or consolidates any of the deposited securities.	The Bank of New York may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distributes securities on the deposited shares that are not distributed to you.

• Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action.

Disclosure of Interests

          The obligation of a holder or other person with an interest in Genesys ordinary shares to disclose information under French law and under Genesys’ by-laws also applies to you and any other persons with an interest in the ADRs. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest as for a holder of Genesys ordinary shares.

Amendment and Termination

How May the Deposit Agreement be Amended?

          Genesys may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices a substantial right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you will be considered, by continuing to hold your ADR, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement be Terminated?

          The Bank of New York will terminate the agreement if Genesys asks it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told Genesys that it would like to resign and Genesys has not appointed a new depositary bank within 60 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

          After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement:

•	advise you that the deposit agreement is terminated;

•	collect distributions on the deposited securities; and

•	deliver shares and other deposited securities upon cancellation of ADRs.

          One year or more after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money, which it may hold unsegregated, and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash and with respect to indemnification. After termination, Genesys’ only obligation will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

What Are the Limits on the Obligations and Liability of Genesys and the Depositary to ADR holders?

          The deposit agreement expressly limits Genesys’ obligations and the obligations of The Bank of New York and it limits Genesys’ liability and the liability of The Bank of New York. Genesys and The Bank of New York:

•	are obligated only to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;

•	are not liable if either exercises or fails to exercise discretion provided for under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for any acts or omissions in reliance upon the advice of or any information from any person reasonably believed in good faith to be competent to give such advice or information;

•	may rely upon any documents believed in good faith to be genuine and to have been signed or presented by the proper party; and

•	are not liable for any failure to carry out voting instructions or for the manner in which a vote was cast, provided they act in good faith.

           In the deposit agreement, Genesys agrees to indemnify The Bank of New York for acting as depositary, except for losses caused by The Bank of New York’s own negligence or bad faith, and The Bank of New York agrees to indemnify Genesys for losses resulting from its negligence or bad faith.

Requirements for Actions by the Depositary

          Before The Bank of New York will deliver or register transfer of an ADR, make a distribution on an ADR, or process a withdrawal of shares, The Bank of New York may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          Subject to certain limitations as described below The Bank of New York may refuse to deliver ADRs, register transfers of ADRs or permit withdrawals of shares when the transfer books of The Bank of New York or Genesys’ transfer books are closed, or at any time if The Bank of New York or Genesys thinks it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

          You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because:

•	The Bank of New York has closed its transfer books or Genesys has closed its transfer books;

•	the transfer of shares is blocked to permit voting at a shareholders’ meeting; or

•	Genesys is paying a dividend on the shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

          Unless Genesys otherwise instructs The Bank of New York, the deposit agreement permits The Bank of New York to deliver ADRs before deposit of the underlying shares. This is called a pre-release of the ADRs. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

•
before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited;

•	the pre-release must be fully collateralized with cash, U.S. government securities or other collateral that The Bank of New York considers appropriate; and

•	The Bank of New York must be able to close out the pre-release on not more than five business days’ notice.

          In addition, The Bank of New York will limit the number of Genesys ADSs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

MARKET INFORMATION

          There is currently no United States public market for Genesys ordinary shares or Genesys ADSs. Genesys ordinary shares are listed on the Nouveau Marché of Euronext Paris. Genesys has applied to list its Genesys ADSs on the Nasdaq Stock Market.

Euronext Paris

          On September 22, 2000, the Paris Stock Exchange, the Amsterdam Stock Exchange and the Brussels Stock Exchange merged to create Euronext N.V., a Dutch holding company and the first pan-European stock exchange. Subsequently, the Paris Stock Exchange changed its name to Euronext Paris. Securities quoted on any of the stock exchanges participating in Euronext will be traded through a common Euronext platform, with central clearinghouse, settlement and custody structures. However, these securities will remain listed on their respective local exchanges. Euronext Paris retains responsibility for the admission of securities to the Paris Stock Exchange’s trading markets, as well as the regulation of these markets.

          Securities approved for listing by Euronext Paris are traded in one of four regulated markets, the Premier Marché, the Second Marché, the Marché des EDR (European Depositary Receipts or EDR Market) and the Nouveau Marché. These markets are all operated and managed by Euronext Paris, a market enterprise (entreprise de marché) responsible for the admission of securities and the supervision of trading in listed securities. Euronext Paris publishes a daily official price list that includes price information on listed securities. The securities of most large public companies are listed on the Premier Marché, with the Second Marché available for small and medium-sized companies. Trading on the Nouveau Marché was introduced in March 1996 to allow small capitalisation and start-up companies to access the stock market. Since then, the Nouveau Marché has attracted more than 100 companies, most of which are in the high technology sector. In addition, securities of certain other companies are traded on a non-regulated, over-the-counter market, the Marché Libre OTC.

Nouveau Marché

          The Nouveau Marché is a regulated market managed and operated by Euronext Paris. The Nouveau Marché, however, is neither a new section of an existing market nor a stepping stone to the Second Marché.

          The Nouveau Marché is an electronic market that combines a central order book with market-making to ensure greater liquidity. Member firms of the Nouveau Marché may act in one or more capacities: Listing Advisers/Market-Makers (Introducteurs/Teneurs de Marché); brokers-dealers (Négociateurs-Courtiers); and/or clearing agents (Compensateurs). BNP Paribas Equities and Oddo Pinatton act as Teneurs de Marché with respect to Genesys ordinary shares traded on the Nouveau Marché.

          Admission to the Nouveau Marché is subject to capital adequacy and liquidity requirements determined by Paris Stock Exchange regulations. In addition, companies listed on the Nouveau Marché are required to publish comprehensive information regularly and to keep the public informed of events likely to affect the market price of their securities.

          Euronext Paris allows continuous trading for the most actively traded shares on the Nouveau Marché. Such trading takes place on each business day from 9:00 a.m. to 5:35 p.m., with a pre-opening session from 7:45 a.m. to 9:00 a.m. during which transactions are recorded but not executed. For shares that are not traded continuously, retail orders on the Nouveau Marché are matched by the central system at two daily fixings, at 9:30 a.m. and 5:30 p.m. Between such fixings, Listing Advisors/Market Makers display bid/asked spreads for a minimum number of each of the securities for which they act as market-makers, and trades with the Listing Agents/Market Makers are executed from time to time throughout the day. The shares of Genesys are traded continuously.

           Trading in the securities listed on the Nouveau Marché may be suspended by Euronext Paris if quoted prices fall outside certain price limits defined by its regulations. In particular, unless market conditions otherwise require, Euronext Paris may suspend trading of a security for up to 30 minutes if Euronext Paris believes that the bids and offers for such security would cause the next quoted price of a security to vary by more than 10% from the quoted price resulting from the last fixing or the last trading price for the shares which are traded on a continuous basis. In the latter case, further suspensions for up to 30 minutes are also possible if the price varies again by more than 5%. Euronext Paris may also suspend trading of a listed security in certain other limited circumstances, including, for example, the occurrence of unusual trading activity in such security.

          Trades of securities listed on the Nouveau Marché are settled on a cash basis on the third trading day following the trade. Market intermediaries are also permitted to offer investors a deferred settlement service (service de reglement differé) for a fee. The deferred settlement service is only available for trades in securities which either:

•	are a component of the SBF 120 Index; or

•	have both a total market capitalization of at least € 1 billion and a daily average volume of trades of at least € 1 million.

          Investors can elect on the determination date (date de liquidation), which is the fifth trading day before the end of the month, either to settle the trade by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. At the date of this proxy statement / prospectus, Genesys ordinary shares are not eligible for deferred settlement.

          Equity securities traded on a deferred settlement basis are considered to have been transferred only after they have been registered in the purchaser’s account. Under French securities regulations, any sale of a security traded on a deferred settlement basis during the month of a dividend payment date is deemed to occur after the dividend has been paid. If the sale takes place before, but during the month of, a dividend payment date, the purchaser’s account will be credited with an amount equal to the dividend paid and the seller’s account will be debited by the same amount.

          Prior to any transfer of securities held in registered form on the Nouveau Marché, such securities must be converted into bearer form and inscribed in an account maintained by an accredited intermediary with Sicovam, a registered clearing agency. Transactions in securities are initiated by the owner giving instructions (through an agent, if appropriate) to the relevant accredited intermediary. Trades of securities listed on the Nouveau Marché are cleared and settled through Sicovam, using a continuous net settlement system. A fee or commission is payable to the Listing Advisor/Market Maker or broker-dealer or other agent involved in the transaction.

Trading by Genesys in its Own Shares

          Under French law, Genesys may not issue shares to itself, but it may purchase its shares in the limited cases described in the section entitled “Description of Genesys Share Capital — Purchase by Genesys of its Own Shares” beginning on page 160 of this proxy statement / prospectus and “— Trading by Genesys in its Own Shares” beginning on page 161 of this proxy statement / prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

          Sales of substantial amounts of Genesys ordinary shares and Genesys ADSs in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market price of Genesys ordinary shares and Genesys ADSs and could impair the future ability of Genesys to raise capital through an offering of equity securities.

          Genesys will have approximately 12,074,502 shares outstanding upon completion of this offering, assuming an exchange ratio of 0.5126 ADSs per Vialog share and the exchange of a total of 9,902,496 shares of Vialog common stock. Substantially all of these shares will be freely tradeable in the United States without restriction or further registration under the Securities Act, except that any Genesys ADSs purchased by Genesys affiliates, as that term is described in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. With certain limited exceptions, all of Genesys ordinary shares, regardless of whether these shares are deemed to be “restricted securities” under the Securities Act, are freely tradeable on the Nouveau Marché.

Stock Option Plan

          As of February 7, 2001, there were a total of 1,193,394 shares reserved for issuance under outstanding Genesys stock option plans. Of this amount, 643,394 shares were reserved for issuance pursuant to options already granted.

Convertible Bonds

          On August 6, 1999, Genesys issued € 25 million of 3% convertible notes due September 1, 2004. The notes are convertible into 1,524,390 shares of common stock at a rate of one share for one note and mature on September 1, 2004 unless converted or redeemed earlier. The notes are callable at the option of Genesys, subject to certain provisions, and the holders of the notes can convert them into common stock at any time prior to maturity. As of February 7, 2001, there were 479,223 notes outstanding, corresponding to 479,223 shares reserved but not yet issued.

Warrants

          On June 26, 2000, Genesys closed an offering of 1,367,000 shares on the Nouveau Marché of Euronext Paris. Each share carries an equity warrant issued at a price of € 2.18; two warrants will allow the holder to purchase one Genesys ordinary share at an exercise price of € 54.00 at any time up until the expiration date of June 27, 2003. As of February 7, 2001, there were 683,500 shares issuable pursuant to outstanding warrants.

Rule 701

          In 2000, Genesys issued 172,050 shares to its U.S. employees in offerings exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. In general, any Genesys employee who purchased shares pursuant to Rule 701 is eligible to sell those shares 90 days after the effective date of the registration statement of which this proxy statement / prospectus forms a part, in reliance on Rule 144 and without compliance with some restrictions, including the holding period, contained in Rule 144.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF VIALOG

          The following table provides information regarding the beneficial ownership of Vialog’s outstanding common stock as of February 1, 2001 by:

•	each person or group that Vialog knows owns more than 5% of the common stock;

•	each of Vialog’s directors;

•	each of Vialog’s executive officers; and

•	all of Vialog’s directors and executive officers as a group.

Name of Beneficial Owner	Shares Issuable pursuant to Warrants and Options Exercisable within 60 days of February 1, 2001	Number of Shares Beneficially Owned (Including the Number of Shares shown in the first column)	Percentage of Shares Outstanding
John J. Hassett	0	672,763	6.79%
Kim A. Mayyasi	187,504	187,504	1.86%
David L. Lougee	41,928	105,928	1.07%
Michael E. Savage	62,509	62,884	*
Joanna M. Jacobson	41,928	41,928	*
Richard G. Hamermesh	41,262	41,262	*
Edward M. Philip	37,928	37,928	*
Robert F. Saur	25,004	25,004	*
All executive officers and directors as a group (7 persons)	438,463	502,838	5.03%

*	Less than 1%.

          Beneficial ownership is determined under rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock that Vialog may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of February 1, 2001 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. For the purpose of calculating the shares issuable pursuant to warrants and options exercisable within 60 days of February 1, 2001, it is assumed that the Genesys transaction will not close within 60 days of February 1, 2001. Except as otherwise indicated, Vialog believes the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. The address for each stockholder listed above is c/o Vialog Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. At the close of business on February 1, 2001, there were 9,902,496 shares of Vialog common stock issued and outstanding.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF VIALOG

VIALOG

          The following table presents selected consolidated financial data for Vialog as of and for each of the years in the four-year period ended December 31, 1999 and as of and for the six-month periods ended June 30, 1999 and 2000. The selected consolidated financial data for Vialog for each of the years in the three-year period ended December 31, 1999 are derived from the audited consolidated financial statements of Vialog that are incorporated by reference in this proxy statement / prospectus. The financial data for the year ended December 31, 1996 have been derived from audited consolidated financial statements of Vialog for that year that are not incorporated by reference in this proxy statement / prospectus. The selected consolidated financial data for the nine-months ended September 30, 1999 and 2000 have been derived from Vialog’s unaudited consolidated financial statements, which are incorporated by reference in this proxy statement / prospectus and reflect, in the opinion of management of Vialog, all adjustments necessary to present fairly Vialog’s financial position and results of operations. The adjustments are of a recurring nature unless otherwise disclosed. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year. This data should be read in conjunction with Vialog’s consolidated financial statements and the accompanying notes incorporated by reference in this proxy statement / prospectus.

          In November 1997, Vialog consummated agreements to acquire six private conference service bureaus, all of which became wholly-owned subsidiaries of Vialog. Prior to November 12, 1997, Vialog did not conduct any operations, and all activities conducted by it related to the acquisitions and the completion of financing transactions to fund the acquisitions.

	Year ended December 31,				Nine months ended September 30,
	1996	1997	1998	1999	1999	2000
					(unaudited)
	(in thousands of dollars, except share and per share data)
Consolidated Statement of Operations Data
Net revenues	$ —	$ 4,816	$ 46,820	$ 68,629	$ 50,915	$ 57,787
Cost of revenues, excluding depreciations	—	2,492	24,321	32,387	24,190	25,144
Selling, general and administrative expenses	1,308	7,178	15,196	23,442	17,111	20,406
Depreciation expense	0	273	2,835	4,190	3,006	3,963
Amortization of goodwill and other intangibles	0	306	2,490	4,060	2,828	3,158
Non-recurring charges	0	8,000	1,200	2,982	2,982
Operating income (loss)	(1,308)	(13,433)	788	1,568	798	5,116
Interest income (expense), net	1	(1,866)	(12,629)	(13,524)	(10,101)	(10,600)
Loss before income taxes	(1,307)	(15,299)	(11,851)	(11,956)	(9,303)	(5,484)
Income tax benefit (expenses)	522	(522)	(26)	(164)	(100)	(525)
Net loss	$ (785)	$ (15,821)	$ (11,877)	$ (12,120)	$ (9,403)	$ (6,009)

Net loss per share — basic and diluted	$ (0.38)	$ (5.48)	$ (3.27)	$ (1.53)	$ (1.23)	$ (0.64)

Weighted average shares outstanding	2,088,146	2,889,005	3,632,311	7,947,333	7,627,620	9,341,200

	December 31,				September 30,
	1996	1997	1998	1999	2000
					(unaudited)
	(in thousands of dollars)
Consolidated Balance Sheet Data
Cash and cash equivalents	$ 337	$ 9,567	$ 232	$ 547	$ 1,709
Working Capital (deficit)	(249)	7,259	(2,378)	(3,923)	(7,202)
Total Assets	1,263	75,083	69,266	99,221	105,585
Total long-term debt, including current portion(1)	—	71,936	75,654	78,159	79,838
Stockholders’ equity (deficit)	287	(4,882)	(16,592)	5,043	(384)

(1)	Net of unamortized original issue discount of U.S.$ 4.2 million, U.S.$ 3.1 million, U.S.$ 2.0 million and U.S.$ 1.2 million at December 31, 1997, 1998, and 1999, and September 30, 2000, respectively.

Access and CSI Selected Financial Data

          Vialog reports operating results commencing with its inception on January 1, 1996. For the purpose of providing five full years of selected historical financial data, as required under the Securities Act, the following historical selected financial data is presented for the two largest acquired companies, Telephone Business Meetings, Inc. (“Access”) and Conference Source International, Inc. (“CSI”). The selected data as of December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to November 12, 1997, the date of their respective acquisitions, are derived from, and should be read in conjunction with, Access’ and CSI’s respective audited financial statements and the notes thereto that appear in Vialog’s annual report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference into this proxy statement / prospectus. The data presented below is neither comparable to nor indicative of Vialog’s post-acquisition financial position or results of operations.

	Year ended December 31,		January 1, 1997 to November 12, 1997
	1995	1996
	(in thousands, except share and per share data)
Access Statement of Operations Data
Net revenues:	$ 6,508	$ 9,073	$ 10,945
Cost of revenues, excluding depreciations	3,021	3,564	4,791
Selling, general and administrative expenses	2,484	3,332	4,124
Depreciation and amortization expense	496	630	823
Operating income	507	1,547	1,207
Interest income (expense), net	152	174	132
Earnings before income taxes	355	1,373	1,075
Income tax expense (benefit)	(48)	—	—
Net income	$ 403	$ 1,373	$ 1,075

Net income per share — basic and diluted	$ 644.80	$ 2,746.00	$ 2,150.00

Weighted average shares outstanding	625	500	500

	December 31,
	1995	1996
	(in thousands)
Access Balance Sheet Data:
Cash and cash equivalents	$ 390	$ 804
Working Capital (deficit)	141	759
Total Assets	3,672	4,605
Total long-term debt, including current portion	2,416	2,052
Stockholders’ equity (deficit)	872	1,770

	Year ended December 31,		January 1, 1997 to November 12, 1997
	1995	1996
	(in thousands, except share and per share data)
CSI Statement of Operations Data
Net revenues:	$ 3,808	$ 5,868	$ 5,579
Cost of revenues, excluding depreciations	1,617	2,438	2,052
Selling, general and administrative expenses	905	998	831
Depreciation expense	292	393	356
Operating income	994	2,039	2,340
Interest expense, net	160	165	120
Net income	$ 834	$ 1,874	$ 2,220

Net income per share — basic and diluted	$ 834.00	$ 1,874.00	$ 2,220.00

Weighted average shares outstanding	1,000	1,000	1,000

	December 31,
	1995	1996
	(in thousands)
CSI Balance Sheet Data:
Cash and cash equivalents	$ 375	$ 318
Working Capital (deficit)	(322)	445
Total Assets	2,037	2,293
Total long-term debt, including current portion	1,446	1,405
Stockholders’ equity (deficit)	360	676

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

          Genesys is a French société anonyme organized under the laws of the Republic of France. All but one of Genesys’ directors and officers, as well as some of the experts named in this proxy statement / prospectus, are not residents of the United States, and a substantial portion of the assets of Genesys and of its directors and officers is located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to realize against them upon judgments of courts of the United States predicated upon any civil liability provisions of the U.S. federal securities laws. If an original action is brought in France, predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. Actions brought in France for enforcement of judgments of U.S. courts rendered against French persons referred to in the second sentence of this paragraph would require these French persons to waive their right to be sued in France only under Article 15 of the French Civil Code. Genesys believes that none of these French persons have waived their right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected by the French law of July 16, 1980, which may preclude or restrict obtaining evidence in France or from French persons in connection with those actions.

LEGAL MATTERS

          The validity of the Genesys ordinary shares, including those underlying the Genesys ADSs, to be issued to Vialog stockholders in connection with the merger, as well as certain other legal matters in connection with the merger, will be passed upon for Genesys by Marie Capela-Laborde, Genesys’ director of group legal affairs. Ms. Capela-Laborde is an employee of Genesys and holds Genesys ordinary shares and Genesys stock options that together amount to less than one percent of Genesys’ fully-diluted share capital. Legal matters in connection with the merger and the issuance of the Genesys ordinary shares will be passed upon for Genesys by Breslow & Walker, LLP, New York, New York, and by Cleary, Gottlieb, Steen & Hamilton, Paris, France.

          Legal matters in connection with the merger will be passed upon for Vialog by Cadwalader, Wickersham & Taft, special counsel to Vialog, New York, New York and Mirick, O’Connell, DeMallie & Lougee, LLP, Worcester, Massachusetts, general counsel to Vialog. David L. Lougee, one of Vialog’s directors, is the managing partner of Mirick, O’Connell, DeMallie & Lougee, LLP. Mr. Lougee holds Vialog shares and stock options that together account for less than one percent of Vialog’s fully-diluted share capital.

EXPERTS

          The consolidated financial statements of Genesys at December 31, 1997, 1998, and 1999 and for each of the three years in the period ended December 31, 1999 prepared in accordance with U.S. generally accepted accounting principles appearing in this proxy statement / prospectus and the registration statement have been audited by Ernst & Young Audit, independent auditors, as indicated in their accompanying report which has been included in this proxy statement / prospectus in reliance upon their authority as experts in accounting and auditing.

           The financial statements of Vialog as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this proxy statement/ prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is also incorporated by reference in this proxy statement / prospectus and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Telephone Business Meetings, Inc. as of December 31, 1995 and 1996, and for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997, have been incorporated by reference in this proxy statement / prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, which report is also incorporated by reference in this proxy statement / prospectus and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Conference Source International, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997, have been incorporated by reference in this proxy statement / prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, which report is also incorporated by reference in this proxy statement / prospectus and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of A Business Conference Call, Inc. as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this proxy statement / prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, which report is also incorporated by reference in this proxy statement / prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Williams Conferencing at December 31, 1997 and 1998, and for each of the two years in the period ended December 31, 1998, included in this proxy statement / prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The financial statements of Aloha Conferencing at March 31, 1999, and for the year then ended, included in this proxy statement / prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, and at March 31, 1998 and 1997 and for the two years in the period ended March 31, 1998, by KPMG LLP, independent public accountants, as set forth on their respective reports thereon appearing elsewhere in this proxy statement / prospectus and in the registration statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

          The financial statements of VideoWeb Limited at June 30, 1997 and 1998, and for each of the two years in the period ended June 30, 1998 included in this proxy statement / prospectus and the registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The combined financial statements of Eureka Global Teleconferencing Services GmbH and Telechoice Deutschland GmbH at June 30, 2000, December 31, 1999, 1998 and 1997 and for each of the periods then ended, included in this proxy statement / prospectus and the registration statement have been audited by Ernst & Young, independent auditors, as set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

           The financial statements of Astound Incorporated as of March 31, 1999 and 2000, and for each of the years in the two-year period ended March 31, 2000, have been included in this proxy statement / prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, which report is also included in this proxy statement / prospectus and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          Vialog files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549 or at one of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

          Genesys has filed a registration statement on Form F-4 to register with the SEC the Genesys ordinary shares underlying the Genesys ADSs which Vialog stockholders will receive in the merger. Genesys has filed a separate registration statement on Form F-6 relating to the Genesys ADSs. This proxy statement / prospectus is a part of the registration statement on Form F-4. This proxy statement / prospectus is a prospectus of Genesys as well as being a proxy statement of Vialog for its special meeting. This proxy statement / prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information with respect to Genesys and the Genesys ADSs and Genesys ordinary shares, you should refer to the registration statement.

          You should rely only on the information contained in this proxy statement / prospectus in making your decision about how to vote on the approval of the merger agreement and the merger. Neither Vialog nor Genesys has authorized anyone to provide you with information that is different from what is contained in this proxy statement / prospectus. You should not assume that the information in this proxy statement / prospectus is accurate as of any other date other than the date set forth on the cover and should view neither the mailing of this proxy statement / prospectus to stockholders nor the issuance of Genesys ADSs in the merger as implying otherwise.

          The SEC allows Genesys to “incorporate by reference” the information Vialog files with them, which means that Vialog can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement / prospectus, and information that Genesys files later with the SEC will automatically update and supersede this information. The documents listed below are incorporated by reference:

•	Vialog’s 1999 annual report on Form 10-K filed on March 30, 2000 and its amended 1999 annual report on Form 10-K/A filed on February 12, 2001;

•	Vialog’s quarterly report on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000; an d

•	Vialog’s current reports on Form 8-K dated March 6, 2000, May 4, 2000, May 30, 2000, June 15, 2000, June 30, 2000, August 1, 2000, September 18, 2000, October 2, 2000 and November 13, 2000.

          This document also incorporates future filings by Vialog with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 until the termination of the offering of Genesys ordinary shares and Genesys ADSs offered hereby.

          Genesys and Vialog will provide without charge to each person, including any beneficial owner, to whom this proxy statement / prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this proxy statement / prospectus, other than exhibits to those documents, unless the exhibits in those documents are specifically incorporated by reference into those documents. Requests for copies should be directed to Vialog at 32 Crosby Drive, Bedford, Massachusetts 01730.

TRADEMARKS AND SERVICE MARKS OF GENESYS

          Genesys, Genesys Conferencing, TeleMeeting and TeleEvent are trademarks of Genesys in various countries. All other trademarks, registered trademarks, service marks and registered service marks used in this proxy statement / prospectus are the property of their owners. In addition, Genesys has registered a number of domain names, including conferencing.com, that it considers to be valuable for markets in which it operates.

TRADEMARKS AND SERVICE MARKS OF VIALOG

          Vialog, Vialog Group Communications, webconferencing.com, Ready-To-Meet, Vialog Web Conferencing, Vialog Audio Conferencing, Vialog Video Conferencing, Vialog Messaging Services, Vialog IR Solutions and Vialog Training Solutions are trademarks or service marks of Vialog Corporation. All other trademarks, registered trademarks, service marks and registered service marks used in this proxy statement / prospectus are the property of their owners.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Genesys maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Genesys, Genesys has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Genesys S.A.

          We have audited the accompanying consolidated balance sheets of Genesys S.A. as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These consolidated financial statements are the responsibility of the Genesys’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genesys S.A. at December 31, 1997, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG AUDIT

Represented by
Antoine Peskine

Montpellier, France
May 22, 2000

GENESYS S.A.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(all amounts have been translated from the prior reporting currency, French franc, to euro, using the December 31, 1998 fixed rate)

	December 31,
	1997	1998	1999	1999
Assets
Current assets:
Cash and cash equivalents	€ 7,230	€ 19,413	€ 13,754	$ 12,912
Accounts receivable, less allowances of € 56 in 1997, € 152 in 1998 and € 1,235 in 1999	3,470	5,100	17,138	16,089
Inventory	95	86	63	59
Prepaid expenses and other current assets	447	809	1,239	1,163

Total current assets	11,242	25,408	32,194	30,223
Property and equipment, net	3,641	5,523	18,904	17,747
Goodwill and other intangibles, net	19,551	20,217	69,820	65,547
Investment in affiliated company	—	—	185	173
Deferred tax assets	282	406	502	472
Deferred financing costs, net	—	—	1,151	1,081
Other assets	61	66	134	126

Total assets	€ 34,777	€ 51,620	€ 122,890	$115,369

Liabilities and Shareholders’ Equity
Current liabilities:
Bank overdrafts	€ 50	€ 19	€ 499	$ 468
Accounts payable	1,696	2,187	5,285	4,962
Accrued liabilities	583	745	3,529	3,313
Accrued compensation	541	702	1,292	1,213
Tax payable	1,275	1,035	2,195	2,061
Deferred revenue	697	507	304	285
Current portion of long-term debt	1,287	2,525	2,135	2,004
Current portion of capitalized lease obligations	62	152	646	607
Other current liabilities	563	300	3,615	3,393

Total current liabilities	6,754	8,172	19,500	18,306
Long-term portion of long-term debt	12,468	7,113	61,631	57,860
Long-term portion of capitalized lease obligations	197	269	425	399
Commitments and contingencies	—	—	—	—
Shareholders’ equity:
Ordinary shares; € 4.57 nominal value; 3,643,002, 6,043,002 and 6,627,607 shares issued and outstanding at December 31, 1997, 1998 and 1999, respectively	16,661	27,637	30,311	28,456
Additional paid-in capital	28	11,375	15,146	14,219
Accumulated other comprehensive income (loss)	(12)	10	2,671	2,507
Accumulated deficit	(1,319)	(2,956)	(6,794)	(6,378)

Total shareholders’ equity	15,358	36,066	41,334	38,804

Total liabilities and shareholders’ equity	€ 34,777	€ 51,620	€ 122,890	$115,369

See notes to financial statements

GENESYS S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(all amounts have been translated from the prior reporting currency, French franc, to euro, using the December 31, 1998 fixed rate)

	Years ended December 31,
	1997	1998	1999	1999
Revenue:
Services	€ 8,205	€ 18,311	€ 47,159	$ 44,273
Products	726	910	836	785

	8,931	19,221	47,995	45,058
Cost of revenue:
Services	2,196	7,517	20,606	19,345
Products	471	656	596	559

	2,667	8,173	21,202	19,904

Gross profit	6,264	11,048	26,793	25,154
Operating expenses:
Research and development	1,043	910	1,629	1,529
Selling and marketing	2,903	5,747	10,344	9,711
General and administrative	2,603	4,004	12,091	11,351
Amortization of goodwill and other intangibles	300	1,396	3,216	3,019

Total operating expenses	6,849	12,057	27,280	25,610
Operating loss	(585)	(1,009)	(487)	(456)
Financial income (expense)
Interest income	53	292	198	186
Interest expense	(286)	(963)	(2,242)	(2,105)
Foreign exchange gain (loss)	(30)	296	(36)	(34)
Other financial income (expense), net	12	40	(3)	(3)

Financial expense, net	(251)	(335)	(2,083)	(1,956)
Equity in loss of affiliated company	—	—	(15)	(14)

Loss before taxes and minority interest	(836)	(1,344)	(2,585)	(2,426)
Income tax expense	(349)	(293)	(1,253)	(1,177)

Loss before minority interest	(1,185)	(1,637)	(3,838)	(3,603)
Minority interest	(40)	—	—	—

Net loss	€ (1,225)	€ (1,637)	€ (3,838)	$ (3,603)

Basic and diluted net loss per share	€ (0.51)	€ (0.39)	€ (0.60)	$ (0.57)

Number of shares used in computing basic and diluted net loss per share	2,388,504	4,209,669	6,374,278	6,374,278

See notes to financial statements

GENESYS S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands, except share data)
(all amounts have been translated from the prior reporting currency, French franc, to euro, using the December 31, 1998 fixed rate)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 1997	1,843,722	€ 312	€ 28	€ 1,016	€ 20	€ 1,376
Issuance of ordinary shares at FF55.60 (€ 8.48) per share, net of offering expenses	1,799,280	305	14,934	—	—	15,239
Capitalization of retained earnings and additional paid-in capital	—	16,044	(14,934)	(1,110)	—	—
Components of comprehensive loss:	—	—	—	—	—	—
Net loss	—	—	—	(1,225)	—	(1,225)
Unrealized gains on investments	—	—	—	—	16	16
Foreign currency translation	—	—	—	—	(48)	(48)

Total comprehensive loss	—	—	—	(1,225)	(32)	(1,257)

Balance December 31, 1997	3,643,002	€ 16,661	€ 28	€ (1,319)	€ (12)	€ 15,358
Issuance of ordinary shares at FF65.00 (€ 9.91) per share, net of offering expenses	2,400,000	10,976	11,347	—	—	22,323
Components of comprehensive loss:	—	—	—	—	—	—
Net loss	—	—	—	(1,637)	—	(1,637)
Unrealized gains on investments	—	—	—	—	38	38
Foreign currency translation	—	—	—	—	(16)	(16)

Total comprehensive income (loss)	—	—	—	(1,637)	22	(1,615)

Balance December 31, 1998	6,043,002	€ 27,637	€ 11,375	€ (2,956)	€ 10	€ 36,066
Issuance of ordinary shares at FF72.31 (€ 11.02) per share, net of offering expenses	584,605	2,674	3,771	—	—	6,445
Components of comprehensive loss:	—	—	—	—	—	—
Net loss	—	—	—	(3,838)	—	(3,838)
Unrealized loss on investments	—	—	—	—	(24)	(24)
Foreign currency translation	—	—	—	—	2,685	2,685

Total comprehensive income (loss)	—	—	—	(3,838)	2,661	(1,177)

Balance December 31, 1999	6,627,607	€ 30,311	€ 15,146	€ (6,794)	€ 2,671	€ 41,334

Balance December 31, 1999	6,627,607	$28,456	$ 14,219	$ 6,378	$2,507	$ 38,804

See notes to financial statements

GENESYS S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(all amounts have been translated from the prior reporting currency, French franc, to euro, using the December 31, 1998 fixed rate)

	Year ended December 31,
	1997	1998	1999	1999
Cash flows from operating activities:
Net loss	€ (1,225)	€ (1,637)	€ (3,838)	$ (3,603)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	884	1,678	4,023	3,776
Amortization of goodwill and other intangibles	300	1,396	3,216	3,019
Amortization of deferred financing costs and debt issuance discount	—	—	347	325
Allowance for bad debts	10	96	604	567
Loss on disposal of assets	218	479	154	144
Deferred taxes	288	(175)	73	69
Equity in loss of affiliated company	—	—	15	14
Minority interests	(348)	—	—	—
Changes in unrealized gains (losses) on investments	16	38	(24)	(23)
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Decrease (increase) in accounts receivable	735	(1,621)	(5,852)	(5,494)
Decrease in inventory	160	9	25	23
(Increase) in prepaid expenses	(109)	(274)	(521)	(489)
Decrease (increase) in other assets	(95)	(92)	1,650	1,549
(Increase) in intangibles	(5)	(78)	(15)	(14)
Increase in accounts payable	981	491	3,098	2,908
Increase (decrease) in accrued liabilities	(436)	143	(1,207)	(1,133)
Increase in accrued compensation	327	161	590	554
Increase (decrease) in accrued taxes	(565)	(240)	1,161	1,090
Increase (decrease) in deferred revenue	492	(190)	(203)	(191)
Increase (decrease) in other liabilities	90	(212)	649	609

Net cash provided by (used in) operating activities	1,718	(28)	3,945	3,700

Cash flows from investing activities:
Acquisition of minority interest of consolidated subsidiaries	(771)	—	—	—
Acquisitions of businesses, net of cash acquired	(20,922)	(2,091)	(53,124)	(49,873)
Acquisition of furniture and equipment	(1,847)	(3,848)	(7,465)	(7,008)
Proceeds from sales of furniture and equipment	—	7	18	17

Net cash used in investing activities	(23,540)	(5,932)	(60,571)	(56,864)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	14	(32)	480	450
Net proceeds from issuance of convertible bonds	—	—	25,000	23,470
Net proceeds from issuance of common stock	15,239	22,324	—	—
Proceeds from the issuance of long-term debt	13,116	391	33,352	31,311
Principal payments on long-term debt	(222)	(4,215)	(7,059)	(6,627)
Deferred financing costs	—	—	(1,256)	(1,179)

Net cash provided by financing activities	28,147	18,468	50,517	47,425

Effect of foreign exchange rate changes on cash and cash equivalents	122	(325)	450	426
Increase (decrease) in cash and cash equivalents	6,447	12,183	(5,659)	(5,313)
Cash and cash equivalents, beginning of period	783	7,230	19,413	18,225

Cash and cash equivalents, end of period	€ 7,230	€ 19,413	€ 1 3,754	$ 12,912

Supplemental disclosures of cash flow information:
Interest paid	€ 250	€ 255	€ 382	$ 359
Income taxes paid	747	983	809	759
Non-cash investing and financing transactions:
Fixed assets acquired under capital leases	€ 280	€ 323	€ 15	$ 14
Issuance of common stock in connection with acquisitions	—	—	6,444	6,050
Acquisition of businesses:
Assets acquired	€ 27,329	€ 2,147	€ 68,365	$ 64,181
Liabilities assumed and issued	(2,601)	(20)	(5,634)	(5,290)
Common stock issued	—	—	(6,444)	(6,050)
Cash to be paid in the following period	—	—	(1,876)	(1,762)

Cash paid	24,728	2,127	54,411	51,079
Less cash acquired	(3,035)	(36)	(1,287)	(1,206)

Net cash paid for acquisitions of businesses and minority interest of consolidated subsidiaries	€ 21,693	€ 2,091	€ 53,124	$ 49,873

See notes to financial statements

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data and when indicated)

Note 1.    Organization and business

          Genesys S.A., together with its subsidiaries (“the Company”), is a limited liability company organized under the laws of France.

          The Company is a telecommunications service provider specializing in teleconferencing services. It offers to its customers an extensive range of teleconferencing services, including telephone meetings, data-conferencing and videoconferencing.

Note 2.    Summary of significant accounting policies

Basis of presentation

          The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

          As a publicly traded company on the Nouveau Marché of Euronext Paris since October 1998, the Company publishes consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in France which differ in certain respects from generally accepted accounting principles in the United States.

          The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

          The following companies have been consolidated:

Name	Location	Interest and control
Genesys S.A.	Montpellier, France	Parent company
Genesys Sweden	Stockholm, Sweden	100%
Genesys Bénélux	Brussels, Belgium	100%
Darome Teleconferencing Ltd.	Croydon, England	100%
VideoWeb Ltd.	Thatcham, England	100%
Darome Teleconferencing GmbH	Berlin, Germany	100%
Genesys SEA Pte Ltd.	Singapore	100%
Confertel Pty Ltd.	Melbourne, Australia	100%
Genesys Hong Kong Ltd.	Hong Kong	100%
Genesys Conferencing, Inc.	Denver, USA	100%

Use of estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

Convenience translation

          The financial information expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros at the rate of € 1 for U.S.$ 0.9388, the noon buying rate in New York City for cable transfer in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Translation of financial statements of foreign subsidiaries

          Prior to January 1, 2000, the reporting and the functional currency was the French franc. The consolidated financial statements for all years have been translated from French francs into euro equivalents using the fixed rate of FF 6.55957 per euro as of December 31, 1998. Comparative financial statements reported in euros depict the same trends as would have been presented if the Company had continued to present financial statements in French francs. Financial statements for periods prior to January 1, 2000 will not be comparable to the financial statements of other companies that report in euro which previously reported in currencies other than French franc. The functional currency of each subsidiary is the local currency. In accordance with Statement of Financial Accounting Standard No. 52, assets and liabilities of the Company and its subsidiaries with functional currencies other than the French Franc are translated into French Franc equivalents at the rate of exchange in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rates for the year. Foreign Currency translation gains or losses are recorded as a separate component of shareholders’ equity.

          Due to the number of currencies involved, the constant change in currency exposures, and the substantial volatility of currency exchange rates, the effect of exchange rate fluctuations upon future operating results could be significant.

Transactions in foreign currencies

          At year end, foreign currency denominated balances are translated using closing rates of exchange. In accordance with FASB Statement No 52, unrealized gains and losses are recognized in income for the period unless the supporting transactions hedge a foreign currency commitment or a net investment in a foreign entity.

Revenue recognition

          The Company generally recognizes revenue upon completion of conferencing services or at the time of shipment of equipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is probable, unless the Company has future obligations for installation or has to obtain customer acceptance, in which case revenue is deferred until these obligations are met. Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.

Cost of services

          Cost of services consists principally of telephony costs, depreciation on teleconferencing bridges and telecommunications equipment, equipment product costs, operator and operations management salaries and office expenses for operations staff.

Cash and cash equivalents

          The Company considers all highly liquid investments with insignificant interest rate risk and purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates its determination as of each balance sheet date. Management has classified the Company’s marketable securities as available-for-sale securities within cash and cash equivalents in the accompanying consolidated financial statements. Unrealized gains and losses on such securities are recorded as a component of comprehensive income.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Inventories

          Video and audio equipment inventories are stated at the lower of cost or market, on a first-in, first-out (“ FIFO”) basis.

Goodwill

          Goodwill and identifiable intangible assets, which consisted of assembled workforce and customer relationships, result from the excess of the purchase price over the fair value of net tangible assets of businesses acquired. Goodwill and other intangible assets are being amortized on a straight-line basis over the following periods: 4 to 5 years for assembled workforce, 5 to 10 years for customer relationships and 20 years for goodwill, which represent their estimated useful lives. The Company measures impairment of goodwill and other intangible assets by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable Acquired Companies, (ii) projected future operating results of the applicable acquired companies, and (iii) any other material event or circumstance that indicates the carrying amount of the assets may not be recoverable. Recoverability of goodwill and other intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the acquired company. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Property and equipment

          Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over estimated useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Telecommunications equipment	5 to 7 years
Fixtures and fittings	5 to 10 years
Office and computer equipment	3 to 5 years
Furniture	5 to 10 years

Impairment of long-lived assets

          In accordance with the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The lowest level at which the Company assesses and measures impairment is the country level. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999, there have been no impairment losses.

Research and development

          The Company maintains engineering departments that, in part, develop features and products for group communications. The Company charges to expense when incurred that portion of the costs of these departments which relates to research and development activities. The remaining costs of these departments are charged to general and administrative expense.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Computer software costs

          In March 1998, the AICPA issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. SOP 98-1 requires that entities capitalize certain costs related to internal use software once specific criteria have been met. This Statement was early adopted by the Company for the year ended December 31, 1997.

Deferred financing costs

          Costs to obtain debt financing are capitalized and amortized over the life of the related debt using the effective interest method.

Income taxes

          In accordance with Financial Accounting Standards Board Statement No. 109, the Company provides for deferred taxes using the liability method of accounting. Under this method, deferred tax assets and liabilities are determined based on the temporary differences arising between the tax bases of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to reverse. A valuation allowance is recognized if, on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock options

          The Company accounts for stock options granted to employees in accordance with the provisions of Accounting Principles Board Statement No. 25 “Accounting for Stock issued to Employees”. Under APB 25, no compensation expense is recognized for stock options issued to employees with an exercise price equal to the deemed fair value of the underlying shares. Stock options issued with an exercise price less than the deemed fair value result in deferred compensation which is amortized to expense over the vesting period. No such deferred compensation was recorded by the Company.

          Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”, provides an alternative to APB 25 in accounting for stock-based compensation issued to employees using the fair value based method. Companies can elect to continue to apply the provisions of APB 25 but are required by SFAS 123 to disclose the pro forma effect on net income and net income per share as if the fair value basis method had been applied.

          The Company has elected to continue to apply APB 25 and presents the pro forma disclosure required by SFAS 123 in Note 11 to these notes to consolidated financial statements.

Comprehensive income (loss)

          As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards Statement No. 130, “ Reporting Comprehensive Income”. SFAS 130 establishes new rules for the reporting and display of comprehensive income (loss) and its components. The Company’s other comprehensive income (loss), as set forth in the accompanying consolidated statements of shareholders’ equity, includes net loss, unrealized gains and losses on investments and cumulative foreign currency translation adjustments.

Net earnings per share

          In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” basic and diluted earnings per share have been presented. Basic earnings per share exclude the dilutive effects of options and reflect only the actual ordinary shares outstanding. Diluted earnings per share include the dilutive effects of options as if they had been exercised. Because the potentially issuable shares from the exercise of stock options would be antidilutive, there are no differences between basic and diluted net loss per share for the Company through December 31, 1999.

          The Company executed a twenty-seven-for-one stock split in December 1997 and a two-for-one stock split in August 1998. All share data in the consolidated financial statements and accompanying notes have been adjusted to reflect these stock splits.

Segment reporting

          Management has reviewed Statement of Financial Accounting Standards No. 131 “Disclosures About Segments of an Enterprise and Related Information” and considered the way its operations are currently organized. Management has concluded that the Company operates currently in three regional segments (Europe, United States and Asia-Pacific) as management internally evaluates and reports the performance of the Company on the basis of these separate business units.

Advertising expense

          The cost of advertising is expensed as incurred. The Company’s advertising costs for the years ended December 31, 1997, 1998 and 1999 were € 265, € 563 and € 925, respectively.

Concentration of risk

          Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents and trade receivables.

          The Company has cash investment policies that limit investments to short-term low-risk instruments. The Company’s cash is held primarily in French francs and U.S. dollars and concentrated mainly in 4 banks in France, the United Kingdom, the United States and Belgium.

          As of December 31, 1999, the Company relied on two companies as suppliers of telecommunication bridges. The Company believes that alternate manufacturers can be identified if the current suppliers are unable to meet the Company’s requirements.

          The Company sells its services and products to customers in a variety of countries in Europe, United States and Asia-Pacific. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. To date, such losses have been within management’s expectations. A summary of the activity in the allowance for doubtful accounts is as follows:

	Year ended December 31,
	1997	1998	1999
Allowance balance at January 1	€ 46	€ 56	€ 152
Amounts charged to expense	42	103	798
Amounts written off	(32)	(7)	(82)
Net assets acquired	—	—	367

Allowance balance at December 31	€ 56	€ 152	€ 1,235

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           For all periods presented, no customer represented revenues in excess of 10% of the Company’s total consolidated revenues.

Recent accounting pronouncements

          In June 1998, the Financial Accounting Standard Board issued Statement No. 133, “Accounting for the Derivative Instruments and Hedging Activities”. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. This statement is effective for fiscal years beginning after June 15, 2000, and will be adopted by the Company for the year ending December 31, 2001. Because of the Company’s minimal use of derivative instruments. management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”. The bulletin summarizes some of the Commission’s views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has evaluated SAB 101 and it believes that its current revenue recognition complies with the bulletin.

          In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, “Accounting for the Costs of Developing a Web Site”. In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Although the Company intends to comply with EITF 00-2, the Company believes the adoption of EITF 00-2 will not have a significant impact on its financial position, results of operations or cash flows. EITF 00-2 will be effective for costs incurred after June 30, 2000.

          In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 “Accounting for Certain Transactions involving Stock Compensation”. FIN 44 provides guidance for certain issues arising in the application of APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The Company believes that its accounting policy for stock issued to employees will be in compliance with FIN 44.

Note 3.    Acquisitions

          All acquisitions made by the Company have been accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

          On September 30, 1997, the Company acquired all of the issued and outstanding stock of Darome Teleconferencing Ltd. (“Darome Ltd.”), a British teleconferencing company specializing in operator assisted services. The total purchase price was € 23,852 and consisted of € 23,404 (GBP 16,000) in cash and € 448 of acquisition costs. The total purchase price was allocated as follows:

Working capital	€ 2,750
Property & equipment, net	1,451
Goodwill and other intangible assets	19,720
Other assets	4
Long-term liabilities	(73)

€ 23,852

          The purchase price exceeded the fair value of net tangible assets acquired by €  19,720. The excess was allocated to goodwill for € 13,996, amortized over 20 years, assembled workforce for € 468, amortized over 5 years, and customer relationships for € 5,256, amortized over 10 years.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           On June 22, 1998, the Company acquired all of the issued and outstanding stock of Confertel Pty, an Australian teleconferencing company. The total purchase price was € 627 and consisted of € 584 (AUD 1,060) in cash and € 43 of acquisition costs. The total purchase price was allocated as follows:

Working capital	€ 125
Property & equipment, net	18
Goodwill	483
Other assets	1

€ 627

          The purchase price exceeded the fair value of net tangible assets acquired by €  483. The excess was allocated to goodwill and is being amortized over 20 years.

          On August 13, 1998, the Company acquired all of the issued and outstanding stock of US Telemanagement Group, Inc. (“UST”), doing business as Summons Conferencing, an American teleconferencing company specializing in internet services. The total purchase price was € 1,409 and consisted of € 1,386 (U.S.$ 1,550) in cash and € 23 of acquisition costs. The purchase price exceeded the fair value of the net tangible assets acquired by € 1,407. The excess was allocated to goodwill and is being amortized over 20 years.

          On April 1, 1999, Genesys Conferencing, Inc. (“GCI”), a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Aloha Conferencing Inc., an American teleconferencing company. The total purchase price was € 14,104 and consisted of € 13,683 (U.S.$ 14,925) in cash and € 421 of acquisition costs. The total purchase price was allocated as follows:

Working capital	€ 727
Property & equipment, net	584
Goodwill and other intangible assets	12,710
Other assets	83

€ 14,104

          The purchase price exceeded the fair value of the net tangible assets acquired by €  12,710. The excess was allocated to goodwill for € 10,822, amortized over 20 years, assembled workforce for € 629, amortized over 5 years, and customer relationships for € 1,259, amortized over 10 years.

          On April 13, 1999, the Company acquired all of the issued and outstanding stock of VideoWeb Ltd., a British videoconferencing company. The total purchase price was € 10,082 and consisted of € 3,425 (GBP 2,300) in cash, 584,605 shares of Genesys S.A with a fair market value of € 6,444 at the time of issuance and € 213 of acquisition costs. The total purchase price was allocated as follows:

Working capital	€ 28
Property & equipment, net	888
Goodwill and other intangible assets	10,072
Other assets	42
Long-term liabilities	(948)

€ 10,082

          The purchase price exceeded the fair value of the net tangible assets acquired by €  10,072. The excess was allocated to goodwill for € 8,622, amortized over 20 years, assembled workforce for € 233, amortized over 5 years, and customer relationships for € 1,217, amortized over 10 years.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           On July 31, 1999, the Company acquired Conferencing Acquisition Corporation (“CAC”), a subsidiary of Williams Inc., an American teleconferencing company. CAC was an entity established by Williams, Inc. for purposes of effecting the acquisition of certain assets and liabilities of Williams Conferencing by Genesys. The total purchase price was € 37,428 and consisted of € 35,964 (U.S.$ 38,452) in cash and € 1,464 of acquisition costs. The total purchase price was allocated as follows:

Working capital	€ 3,033
Property & equipment, net	5,900
Goodwill and other intangible assets	27,374
Other assets	1,197
Long-term liabilities	(76)

€ 37,428

          The purchase price exceeded the fair value of net tangible assets acquired by €  27,374. The excess was allocated to goodwill for € 23,717, amortized over 20 years, assembled workforce for € 1,219, amortized over 5 years, and customer relationships for € 2,438, amortized over 10 years.

          On November 2, 1999, UST and CAC merged into GCI.

Pro forma information (unaudited)

          The unaudited pro forma consolidated historical results for the years ended December 31, 1997, 1998 and 1999 below present the combined results of operations of the Company assuming that the acquisitions of Darome Ltd. UST and Confertel Pty, occurred at the beginning of 1997, and that the acquisitions of VideoWeb Ltd., Aloha Conferencing Inc. and CAC took place at the beginning of 1998.

	Year ended December 31,
	1997	1998	1999
Net revenues	€ 15,277	€ 51,919	€ 65,648
Net loss	(1,097)	(13,955)	(12,492)
Net loss per share	€ (0.46)	€ (2.91)	€ (2.84)

          The pro forma results include amortization of the goodwill and other intangible assets described above and interest expense on debt assumed to be issued to finance the acquisitions. The pro forma results are not necessarily indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

Note 4.    Cash equivalents

          The following is a summary of available-for-sale securities:

	At December 31,
	1997	1998	1999
Cash equivalents:
Money market funds	€2,428	€ 9,708	€2,776
Term deposits	—	7,013	—

	€2,428	€16,721	€2,776

          Unrealized holding gains on available-for-sale securities at December 31, 1997, 1998 and 1999 were € 16, € 54 and € 30, respectively.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Note 5.    Property and equipment

          Property and equipment consist of the following:

	At December 31,
	1997	1998	1999
Telecommunications equipment	€ 4,178	€ 5,856	€16,814
Office and computer equipment	1,870	2,838	8,099
Leasehold improvements	182	391	1,252
Construction in process	23	8	684

	6,253	9,093	26,849
Less accumulated depreciation	(2,612)	(3,570)	(7,945)

	€ 3,641	€ 5,523	€18,904

          The Company leases certain of its equipment under capital leases. The cost of such equipment included in property and equipment was € 631, € 895 and € 962 at December 31, 1997, 1998 and 1999, respectively. Accumulated amortization of this equipment was €  262, € 419 and € 610 at December 31, 1997, 1998 and 1999, respectively.

Note 6.    Goodwill and other intangible assets

          Goodwill and other intangible assets consist of the following:

	At December 31,
	1997	1998	1999
Goodwill	€ 14,108	€ 16,090	€ 61,600
Customer relationships	5,255	5,332	10,431
Assembled workforce	469	469	2,643
Licenses	19	22	71

	19,851	21,913	74,745
Less accumulated amortization	(300)	(1,696)	(4,925)

	€ 19,551	€ 20,217	€ 69,820

Note 7.    Short-term credit facilities

          Borrowings under short-term facilities represent overdraft positions on the Company’s bank accounts. Such borrowings bear interest at 7.7% at December 31, 1999. The weighted average interest rate for the Company was 11.3% for 1997, 9.4% for 1998, and 7.3% for 1999. The short-term facilities provide for a maximum amount of borrowings of € 2.2 million as of December 31, 1999.
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Note 8.    Long-term debt

          Long-term debt consists of the following:

	December 31,
	1997	1998	1999
Term loans, variable rate	€ 7,433	€ 6,245	€ 36,098
3% Convertible notes, net of unamortized discount of € 2,761 in 1999	—	—	25,242
British Pound (GBP) denominated loan	6,047	2,835	1,930
Interest free loan from ANVAR, payable in installments through December 2003	275	557	496
Capital lease obligations	259	421	1,071

Total long-term debt	14,014	10,059	64,837
Less current portion	(1,349)	(2,677)	(2,781)

Long-term debt, less current portion	€ 12,665	€ 7,382	€ 62,056

          On July 16, 1999, the Company entered into a new credit agreement in order to partially finance the acquisition of CAC. This agreement provides for a U.S.$ 35 million term loan (€ 34.3 million), which bears interest at Libor 1 month plus 1.5% and is to be repaid in 6 semi-annual installments starting in September 2001. The loan contains certain affirmative and negative covenants. The shares of GCI and Darome Ltd. have been pledged to secure this loan. The assets of Genesys S.A. have been secured by its banks in the amount of € 720 as collateral for the loan issued. The average interest rate for the loan was 7.2% in 1999. At December 31, 1999 the loan bears interest at 7.3%.

          The Company also entered into several other term loan agreements with various financial institutions. The average interest rate was 4.7% for 1997, 4.8% for 1998, and 4.2% for 1999. At December 31, 1999 these loans bear interest at an average interest rate of 4.9%. The loans contain certain affirmative and negative covenants.

          On August 6, 1999, the Company issued 1,524,390 3% convertible notes, each with a principal amount of € 18.37, for € 16.40 each. Each note is convertible into one share of common stock, and unless converted is due September 1, 2004. The notes are callable at the Company’s option. The original issuance discount of € 3,003 is being amortized as additional interest expense over the life of the notes.

          A GBP 4.0 million (€ 5.8 million) denominated loan was entered into in 1997 in order to partially finance the acquisition of Darome Ltd. The loan bears interest at Libor plus 0.75%. The amount outstanding is repayable in equal quarterly installments through June 30, 2001. The loan contains certain affirmative and negative covenants. The average interest rates for the GBP denominated loan were 8.0%, 8.1% and 6.3% in 1997, 1998 and 1999 respectively. At December 31, 1999 the loan bears interest at 6.8%.

          The Company was granted an interest free loan for FF 2,666 (€ 406) by ANVAR (an agency of the French government) for a research program for the development of videoconferencing services. The loan became due in 1999 as the Company stopped the program after the acquisition of VideoWeb Ltd. in Europe and CAC in the United States. The outstanding amount due at December 31, 1999 will be repaid over a period of 4 years. In connection with the initial public offering of the Company’s ordinary shares on the Nouveau Marché of Euronext Paris in 1998, ANVAR also granted Genesys a FF 990 (€ 151) interest free loan, which matured on March 31, 2000.

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           Future repayments of long-term debt, excluding capital lease obligations, are as follows:

2000	€ 2,512
2001	6,928
2002	10,669
2003	12,165
2004	31,943

Note 9.    Fair value of financial instruments

          At December 31, 1999, 1998 and 1997, the carrying values of current financial instruments such as cash, accounts receivable and payable, other receivables, accrued liabilities and the current portion of long-term debt approximated their market values, based on the short-term maturities of these instruments. At December 31, 1997, 1998 and 1999, the fair values and carrying values of long-term debt obligations were:

	1997		1998		1999
	Fair value	Carrying value	Fair value	Carrying value	Fair value	Carrying Value
Long-term debt	€ 12,606	€ 12,665	€ 7,266	€ 7,382	€ 84,248	€ 62,056
Of which Convertible notes	—	—	—	—	€ 47,256	€ 25,242

          The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues, or where quoted prices are not available, on the present value of future cash flows discounted at borrowing rates currently offered for debt with similar remaining maturities.

Note 10.    Shareholders’ equity

          In September 1997, the Company issued 1,799,280 ordinary shares in a private placement at a price of FF 55.60 ( € 8.48) per share for cash.

          On December 31, 1997, the Company increased the amount of common stock by €  16,014 by incorporation of retained earnings and additional paid-in capital.

          On October 6, 1998, the Company sold 2,400,000 ordinary shares on the Nouveau Marché of Euronext Paris at a price of FF 65.00 (€ 9.91) per share. The cash proceeds from this Initial Public Offering were partially used to finance acquisitions.

          On July 6, 1999, the Company issued 584,605 shares at a price of FF 72.31 (equivalent to €  11.02) per share in exchange for all of the outstanding shares of VideoWeb Ltd.

Preemptive subscription rights

          Shareholders have preemptive rights to subscribe on a pro rata basis for additional shares issued by the Company for cash. Shareholders may waive their preemptive subscription rights at an extraordinary general meeting of shareholders under certain circumstances. Preemptive subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offer of shares.

Dividend rights

          The Company may distribute dividends out of its “distributable profits,” plus any amounts held in its reserve which the shareholders decide to make available for distribution, other than those reserves which are specifically required by law or its by-laws. “Distributable profits” consist of its statutory net profits in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to law or its by-laws.

          The Company must allocate five percent of its statutory net profit for each year to its legal reserve account before dividends may be paid with respect to that year. Such allocation must be made until the amount in the legal reserve is equal to 10 percent of the aggregate nominal value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to each of the Company’s French subsidiaries on a statutory basis. At December 31, 1999, the Company’s legal reserve was € 31. The legal reserve may be distributed to shareholders only upon liquidation of the Company.

Note  11.    Employee stock option plans

1998 Stock Plan

          On September 23, 1998, the Board of Directors approved the 1998 Stock Plan (“the 1998 plan”) for grants of options for ordinary shares to directors, officers and key employees. A total of 412,890 shares are authorized for issuance under the 1998 plan. Stock options under the 1998 plan are granted at prices equivalent to the offering price. Under the terms of the 1998 plan, the options give the right to purchase one share per option. The options generally vest at a rate of 20% by the first year anniversary (“tranche A”), 50% by the third year anniversary (“tranche B”) and the final 30% by the fourth year anniversary (“tranche C”). Shares acquired upon the exercise of stock options must be held for 3 years for tranche A options and 2 years for tranche B options and tranche C options. The options expire eight years after the date of grant. Ordinary shares attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

1999 Stock Plan

          On September 15, 1999, the Board of Directors approved the 1999 Stock Plan (“the 1999 plan”) for grants of options for ordinary shares to directors, officers and key employees. A total of 301,483 shares are authorized for issuance under the 1999 plan. Stock options under the 1999 plan are granted at prices equivalent to the average market value of the Company’s ordinary shares calculated over the 20 trading sessions prior to the date of grant. The other terms of the 1999 plan are identical to the 1998 plan.

          Stock option activity under the 1998 and 1999 plans was as follows:

	Shares available for grant	Options outstanding	Weighted average exercise price (in FF)	Weighted average exercise price (in € )
Balance as of December 31, 1997	—	—	—	—
Authorized	412,890	—	—	—
Granted	(412,890)	412,890	65.00	9.91

Balance as of December 31, 1998	—	412,890	65.00	9.91
Authorized	230,504	—	—	—
Granted	(251,483)	251,483	100.49	15.32
Canceled	70,979	(70,979)	65.00	9.91

Balance as of December 31, 1999	50,000	593,394	80.04	12.20

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           The following table summarizes the status of stock options outstanding and exercisable at December 31, 1999:

	Options outstanding
Exercise price	Number outstanding	Weighted- average remaining contractual life (in years)	Options exercisable
			Number exercisable
FF 65.00 (€ 9.91)	341.911	6.8	68.382
FF 100.49 (€ 15.32)	251.483	7.7	—

	593.394	7.2	68.382

Stock based compensation

          Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	1998	1999
Expected dividend yield	0%	0%
Expected volatility	0.750	0.525
Risk-free interest rate	3.52%	4.68%
Weighted average expected life	5.6 years	5.6 years

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is as follows (in thousands of euros except for earnings per share information):

	Year ended December 31,
	1997	1998	1999
Pro forma net loss	€ (1,225)	€ (1,898)	€ (4,731)
Pro forma net loss per common share	(0.51)	(0.45)	(0.74)

          The weighted average fair value of options granted during 1999 and 1998 were €  8.70 and € 6.52, respectively.

Note 12.    Income taxes

          The components of the income tax (benefit) provision are as follows:

	Years ended December 31,
	1997	1998	1999
Current:	€ 95	€468	€1,180
—Domestic	4	4	4
—Foreign	91	464	1,176
Deferred:	254	(175)	73
—Domestic	144	(40)	84
—Foreign	110	(135)	(11)

Net income tax provision	€349	€293	€1,253

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           The provision for income taxes differs from the computed “expected” income tax benefit using the French statutory tax rate of, respectively, 37%, 42%, and 40% for the following reasons (in thousands):

	December 31,
	1997	1998	1999
Income tax benefit at statutory rate	€(346)	€(545)	€ (962)
Increase (reduction) in taxes resulting from
Foreign income tax rates different from the French statutory tax rate	(125)	(40)	(254)
Amortization of non-deductible goodwill and other intangibles	123	565	681
Change in valuation allowance	727	916	1,641
Offering expenses	—	(583)	—
Other	(30)	(20)	147

Reported current and deferred income tax provision	€349	€293	€1,253

          In 2000, Genesys S.A. was subject to a tax audit for the fiscal years from 1996 to 1999.

          Only the outcome for 1996 has been notified by tax authorities to date. The Company contests the tax deficiency assessment pertaining to the deductibility of certain expenses and, therefore, this assessment, amounting to approximately € 61, has not been accrued for in the accompanying financial statements.

          The consolidated net deferred tax asset consists of the following:

	December 31,
	1997	1998	1999
Total deferred tax liability	€ 239	€ 188	€ 358

Net operating loss carryforwards:
—France	745	1,037	1,007
—Sweden	53	—	—
—Belgium	229	279	274
—Germany	161	540	733
—United States	—	29	1,391
—Singapore	—	127	228
—Hong Kong	—	—	29
Other	26	242	329

Total deferred tax asset	1,214	2,254	3,991

Net deferred tax assets	975	2,066	3,633

Valuation allowance	(932)	(1,848)	(3,489)

Deferred taxes, net	€ 43	€ 218	€ 144

          The Company has recorded a valuation allowance equal to the total deferred tax assets generated in France, Germany and the United States for all periods presented herein, due to the uncertainty of realization through future operations. The valuation allowance will be reduced at such time as management believes it is more likely than not that the deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           As of December 31, 1999, the Company has French net operating loss carryforwards of approximately € 2,652, of which € 1,596 have no expiration date. The remaining net operating loss carryforwards expire in 2002 for € 833 and 2003 for €  229 if not utilized. The other net operating loss carryforwards mainly include net operating loss carryforwards in the United States for U.S.$ 3,225 (€ 3,210) which expire in 2020 and in Germany for DEM 3,330 ( € 1,703) which have no expiration date.

Note 13.    Commitments and contingencies

Lease contracts

          The Company leases its facilities under long-term operating lease agreements expiring on various dates through September 2004. The Company also leases equipment under long-term operating leases expiring between April 2000 and February 2004. Rent expense for the years ended December 31, 1997, 1998 and 1999 was € 352, € 613 and € 1,420, respectively.

          As of December 31, 1999, aggregate minimum lease payments under non cancelable operating leases and commitments were as follows:

Amount
2000	€ 3,785
2001	2,854
2002	1,142
2003	233
2004	91
Thereafter	—

Total	€ 8,105

          The Company also leases telecommunications bridges through capital lease contracts, which expire in October 2001 in France, March 2001 in Sweden and December 2000 in the United States.

          The amounts of future minimum lease payments under those contracts are as follows:

Amount
2000	€ 785
2001	303
2002	108
Thereafter	—

1,196
Amounts representing interest	(148)

1,048
Less current portion	(267)

€ 781

Other

          Genesys S.A. is guarantor for loans made to Darome Teleconferencing GmbH for a total amount of DEM 2 million ( € 1.0 million).
GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           The Company’s U.S. subsidiary (GCI) currently assesses, collects and pays federal, state and local taxes where it can determine the taxable transport or transmission service, the jurisdiction in which a tax would apply and where it has the ability to assess the tax. When GCI is unable to determine or is unable to assess federal, state and local taxes, it does not. As of December 31, 1999, GCI has established a reserve of approximately U.S.$ 195 (equivalent to € 208) for federal, state and local taxes, which it believes is sufficient to cover taxes, if any, that GCI should have assessed through December 31, 1999, but did not, in the event they become due.

          On August 31 1999, the Company entered into a U.S.$ 20 million interest rate swap agreement to hedge its exposure on a portion of its outstanding debt denominated in U.S.$. The effect of this agreement was to convert underlying variable rate debt based on Libor to fixed rate debt with an interest rate of 6.78%. At December 31, 1999, the Company does not own any other derivative instruments.

Note 14.    Employee retirement and benefit plans

          The Company contributes to pensions for personnel in France in accordance with local law, by contributing based on salaries to the relevant government agencies. There exists no actuarial liability in connection with these plans.

          In the United States, the Company sponsors a defined contribution plan which qualifies under section 401(k) of the Internal Revenue Code. All employees are eligible to enroll in the plan and can contribute up to 20% of their eligible wages into the Plan, so long as the total contributions do not exceed dollar limits established under IRS regulations. The Company matches 20% of the employee contributions. During 1999, the Company made contributions of approximately U.S.$ 43 (equivalent to € 46) to the plan.

          In England, the Company has defined contribution plans whose assets are held separately from those of the Company. Costs recognized for these plans were € 12, € 25 and € 106 in 1997, 1998 and 1999 respectively.

          French law also requires payment of a lump sum retirement indemnity to all employees based upon years of service and compensation at retirement. Benefits do not vest prior to retirement. There is no formal plan and no funding of the obligation is required. The Company’s obligation is not material to its financial condition, liquidity or results of operations as of December 31, 1997, 1998 and 1999 or for the years ended December 31, 1997, 1998 and 1999.

Note 15.    Revenues

          Revenues consist of the following:

	Year ended December 31,
	1997	1998	1999
Services
—Audioconferencing	€ 8,205	€ 18,037	€ 42,788
—Videoconferencing	—	274	4,372
Products	726	910	835

Total	€ 8,931	€ 19,221	€ 47,995

GENESYS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

Note 16.    Segment and geographic information

          The Company and its subsidiaries operate in three geographic reportable segments: Europe, United States and Asia-Pacific. The Company makes key decisions and evaluates performance of the Company based on these segments. Transfers between segments are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the consolidated financial statements. Corporate items include non-operating overhead and research and development expenditures. Corporate assets mainly include research and development telecommunications equipment.

          The following is a summary of operations by segment for the years ended December 31, 1998 and 1999:

	Europe	United States	Asia- Pacific	Corporate	Inter- segment	Total
1998
Net sales
Customers	€ 18,244	€ 447	€ 530	—	—	€ 19,221
Intercompany	116	6	—	—	€ (122)	—
Operating income (loss)	1,831	(83)	(462)	€ (2,295)	—	(1,009)
Net interest expense (income)	337	—	(2)	—	—	335
Income (loss) before tax	1,494	(83)	(460)	(2,295)	—	(1,344)
Income tax expense (benefit)	424	—	(131)	—	—	293
Total assets	47,741	2,118	1404	357	—	51,620
Depreciation and amortization	1,431	5	124	118	—	1,678
Additions to long-lived assets	2,575	440	678	155	—	3,848

1999
Net sales
Customers	€ 27,861	€18,158	€1,976	—	—	€ 47,995
Intercompany	28	—	47	—	€ (75)	—
Operating income (loss)	6,730	(975)	(347)	€ (5,895)	—	(487)
Net interest expense (income)	1,081	1,006	(3)	—	—	2,083
Income (loss) before tax	5,634	(1,981)	(343)	(5,895)	—	(2,585)
Income tax expense (benefit)	1,243	90	(80)	—	—	1,253
Equity in loss of affiliated company	(15)	—	—	—	—	(15)
Total assets	55,883	66,810	2,439	520	—	125,652
Depreciation and amortization	1,726	1,923	227	147	—	4,023
Additions to long-lived assets	3,342	3,507	392	224	—	7,465

          Geographic area information:

	France	United States	England	Sweden	Australia	Other foreign countries	Total
1998
Sales	€ 5,608	€ 447	€ 10,144	€ 1,932	€ 445	€ 645	€ 19,221
Long-lived assets	1,670	439	1,799	485	310	820	5,523

1999
Sales	€ 7,386	€ 18,158	€ 16,021	€ 3,152	€ 1,519	€ 1,759	€ 47,995
Long-lived assets	1,995	10,839	4,232	527	374	936	18,904

GENESYS S.A.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 1999	June 30, 2000
Assets
Current assets:
Cash and cash equivalents	€ 13,754	€ 65,885	$ 61,853
Accounts receivable, less allowances of € 1,235 at December 31, 1999 and € 1,349 at June 30, 2000	17,138	21,343	20,038
Inventory	63	117	110
Prepaid expenses and other current assets	1,239	2,042	1,917

Total current assets	32,194	89,387	83,918
Property and equipment, net	18,904	18,150	17,039
Goodwill and other intangibles, net	69,820	79,722	74,843
Investment in affiliated company	185	117	110
Deferred tax assets	502	263	247
Deferred financing costs, net	1,151	900	845
Other assets	134	123	115

Total assets	€ 122,890	€ 188,662	$177,117

Liabilities and Shareholders’ Equity
Current liabilities:
Bank overdrafts	€ 499	€ 2,050	$ 1,925
Accounts payable	5,285	4,123	3,872
Accrued liabilities	3,529	3,697	3,470
Accrued compensation	1,292	3,205	3,009
Tax payable	2,195	3,846	3,611
Deferred revenue	304	1,241	1,165
Current portion of long-term debt	2,135	9,513	8,931
Current portion of capitalized lease obligations	646	451	423
Other current liabilities	3,615	1,748	1,641

Total current liabilities	19,500	29,874	28,047
Long-term portion of long-term debt	61,631	57,542	54,021
Long-term portion of capitalized lease obligations	425	175	164
Commitments and contingencies	—	—	—
Shareholders’ equity:
Ordinary shares; € 4.57 nominal value; 6,627,607 and 8,233,465 shares issued and outstanding at December 31, 1999 and June 30, 2000, respectively	30,311	37,740	35,430
Additional paid-in capital	15,146	68,925	64,707
Accumulated other comprehensive income	2,671	3,576	3,357
Accumulated deficit	(6,794)	(9,170)	(8,609)

Total shareholders’ equity	41,334	101,071	94,885

Total liabilities and shareholders’ equity	€ 122,890	€ 188,662	$177,117

See notes to unaudited condensed interim financial statements

GENESYS S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Six month period ended June 30,
	1999	2000	2000
Revenue:
Services	€ 15,548	€ 41,306	$ 38,778
Products	353	449	421

	15,901	41,755	39,199
Cost of revenue:
Services	6,068	18,829	17,677
Products	273	430	404

	6,341	19,259	18,081

Gross profit	9,560	22,496	21,118
Operating expenses:
Research and development	734	1,320	1,239
Selling and marketing	3,641	7,646	7,178
General and administrative	3,402	10,150	9,528
Amortization of goodwill and other intangibles	1,018	2,484	2,332

Total operating expenses	8,795	21,600	20,277

Operating income	765	896	841
Financial income (expense)
Interest income	42	247	231
Interest expense	(343)	(2,597)	(2,438)
Foreign exchange gain	176	102	96
Other financial income, net	150	258	242

Financial income (expense), net	25	(1,990)	(1,869)
Equity in loss of affiliated company	—	(68)	(64)

Income (loss) before taxes and minority interest	790	(1,162)	(1,092)
Income tax expense	(686)	(1,214)	(1,139)

Net income (loss)	€ 104	€ (2,376)	$ (2,231)

Basic net income (loss) per share	€ 0.02	€ (0.35)	$ (0.33)

Net income (loss) per share assuming dilution	€ 0.02	€ (0.35)	$ (0.33)

Weighted average number of shares outstanding	6,117,702	6,789,214	6,789,214

Dilution effect of employee stock options	295,649	—	—
Adjusted weighted average number of shares outstanding assuming dilution	6,413,350	6,789,214	6,789,214

See notes to unaudited condensed interim financial statements

GENESYS S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)
	Ordinary shares		Additional Paid-in capital	Accumulated deficit	Accumulated Other Comprehensive Income (loss)	Shareholders’ Equity (deficit)
	Shares	Amount
Balance at January 1, 2000	6,627,607	€ 30,311	€ 15,146	€ (6,794)	€ 2,671	€ 41,334
Issuance of ordinary shares pursuant to conversion of convertible bonds	203,281	1,014	2,622	—	—	3,636
Issuance of ordinary shares at a price of € 39.82	1,367,000	6,252	48,182	—	—	54,434
Issuance of equity warrants in connection with the secondary offering at € 2.18 per warrant	—	—	990	—	—	990
Issuance of ordinary shares at € 60.37 in connection with acquisitions approved on June 6, 2000	35,577	163	1,985	—	—	2,148
Components of comprehensive loss:	—	—	—	—	—	—
Net loss	—	—	—	(2,376)	—	(2,376)
Unrealized loss on investments	—	—	—	—	(22)	(22)
Foreign currency translation	—	—	—	—	927	927

Total comprehensive income (loss)	—	—	—	(2,376)	905	(1,471)

Balance at June 30, 2000	8,233,465	€ 37,740	€ 68,925	€ (9,170)	€ 3,576	€ 101,071

Balance at June 30, 2000	8,233,465	$ 34,430	$ 64,707	$ 8,609	$ 3,357	$ 94,885

See notes to unaudited condensed interim financial statements

GENESYS S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six month period ended June 30,
	1999	2000	2000
Cash flows from operating activities:
Net income (loss)	€ 104	€ (2,376)	$(2,231)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,255	3,522	3,306
Amortization of goodwill and other intangibles	1,018	2,484	2,332
Amortization of deferred financing costs and debt issuance discount	—	903	848
Allowance for bad debts	172	114	107
Loss on disposal of assets	—	11	11
Deferred taxes	40	204	192
Equity in loss of affiliated company	—	68	64
Changes in unrealized losses on investments	(54)	(22)	(21)
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
(Increase) in accounts receivable	(2,516)	(3,588)	(3,369)
Decrease (increase) in inventory	24	(48)	(45)
(Increase) in prepaid expenses	(249)	(636)	(598)
Decrease (increase) in other assets	363	(50)	(47)
(Increase) in intangibles	(60)	(718)	(674)
Increase (decrease) in accounts payable	1,928	(1,452)	(1,363)
Increase (decrease) in accrued liabilities	(1,946)	168	157
Increase in accrued compensation	728	1,867	1,753
Increase in accrued taxes	895	1,355	1,272
Increase (decrease) in deferred revenue	80	(350)	(329)
(Decrease) in other liabilities	(569)	(51)	(48)

Net cash provided by operating activities	1,213	1,405	1,317

Cash flows from investing activities:
Acquisition of customer lists	—	(4,148)	(3,894)
Acquisitions of businesses, net of cash acquired	(16,760)	(2,484)	(2,332)
Acquisition of furniture and equipment	(1,908)	(4,398)	(4,128)
Proceeds from sales of furniture and equipment	—	161	151

Net cash used in investing activities	(18,668)	(10,869)	(10,203)

Cash flows from financing activities:
Increase in bank overdrafts	2,080	1,521	1,428
Net proceeds from issuance of common stock	—	55,423	52,032
Proceeds from the issuance of long-term debt	636	5,368	5,039
Principal payments on long-term debt	(932)	(677)	(635)

Net cash provided by financing activities	1,784	61,635	57,864

Effect of foreign exchange rate changes on cash and cash equivalents	(37)	(40)	(37)
Increase (decrease) in cash and cash equivalents	(15,708)	52,131	48,941
Cash and cash equivalents, beginning of period	19,413	13,754	12,912

Cash and cash equivalents, end of period	€ 3,705	€ 65,885	$61,853

Supplemental disclosures of cash flow information:
Interest paid	€ 257	€ 1,593	$ 1,495
Income taxes paid	—	132	124
Non-cash investing and financing transactions:
Issuance of common stock in connection with acquisitions	€ —	€ 2,148	$ 2,017
Acquisition of businesses:
Assets acquired	€ 28,447	€ 3,588	$ 3,368
Liabilities assumed and issued	(3,958)	(827)	(776)
Common stock issued	—	(2,148)	(2,017)
Common stock committed to be issued	(6,444)	—	—
Cash paid in connection with previous period acquisitions	—	1,876	1,762

Cash paid	18,045	2,489	2,337
Less cash acquired	(1,285)	(5)	(5)

Net cash paid for acquisitions of businesses	€ 16,760	€ 2,484	$ 2,332

See notes to unaudited condensed interim financial statements

GENESYS S.A.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(in thousands, except share data and when indicated)

Note 1.    Basis of Presentation

          The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere in this proxy statement/prospectus.

Concentration of risk

          For the six month periods ended June 30, 1999 and 2000, no customer represented revenues in excess of 10% of the Company’s total consolidated revenues.

Convenience translation

          The financial information expressed in U.S. dollars is presented solely for the convenience of the reader and is translated from euros at the rate of € 1 for U.S.$ 0.9388, the Noon buying rate in New York City for cable transfer in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2000.

Note 2.    Acquisitions

          In April 2000, the Company acquired the audio and video conferencing activities of Cable & Wireless Communications. The transaction amounted to approximately GBP 3.3 million (€ 5.5 million). This investment has been recorded in intangible assets as customer relationships and is being amortized over 10 years.

          On June 6, 2000, the Company acquired 3,999 of the 4,000 issued and outstanding shares of Mediactiv, a French company specializing in the organization of medical conferences on the Internet. The total purchase price was € 1,856 and consisted of 30,289 shares of Genesys S.A. with a fair market value of € 1,829 at the time of issuance and € 27 of acquisition costs. The purchase price exceeded the fair value of the net tangible assets acquired by € 1,762. The excess was allocated to goodwill and is being amortized over 5 years.

          On June 6, 2000, as part of the same business acquisition described above, the Company acquired 499 of all 500 shares of the issued and outstanding shares of MedLive, a French holding company. The total purchase price was € 905 and consisted of € 586 in cash and 5,288 shares of Genesys S.A with a fair market value of € 319 at the time of issuance. The purchase price exceeded the fair value of the net tangible assets acquired by € 901. The excess was allocated to goodwill and is being amortized over 5 years.

Note 3.    Debt

          The following table presents a summary of the Company’s debt:

	December 31, 1999	June 30, 2000
Term loans, variable rate payable though June 2005	€ 36,098	€ 42,871
3% Convertible notes, net of unamortized discount of € 2,761 in 1999 and € 2,109 in 2000	25,242	22,258
British Pound (GBP) denominated loan	1,930	1,581
Interest free loan from ANVAR, payable in installments through December 2003	496	346
Capital lease obligations	1,071	625

Total long-term debt	64,837	67,681
Less current portion	(2,781)	(9,964)

Long-term debt, less current portion	€ 62,056	€ 57,717

GENESYS S.A.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
INTERIM FINANCIAL STATEMENTS—(Continued)
(in thousands, except share data and when indicated)

           On April 12, 2000, the Company entered into a new credit agreement in order to partially finance the acquisition of the audio and video conferencing activities of Cable & Wireless Communications. This agreement provides for a GBP 3.3 million (€ 5.5 million) term loan, which bears interest at Libor plus 2% and is to be repaid monthly in 60 installments starting in May 2000. The loan contains certain affirmative and negative covenants. The assets of Darome Teleconferencing Ltd. have been pledged to the benefit of the issuer of the loan. The average interest rate for the loan was 8.3% through June 30, 2000. At June 30, 2000 the loan bears interest at 8.3%.

Note 4.    Shareholders’ equity

          On June 6, 2000, in connection with the acquisition of Mediactiv and Medlive, the Company issued 30,289 and 5,288 shares, respectively, at a price of FF 396.03 (€ 60.37) per share in exchange for shares of the acquired companies.

          On June 26, 2000, the Company closed an offering of 1,367,000 shares on the Nouveau Marché of Euronext Paris at a price of € 39.82 per share. Each share carries an equity warrant issued at a price of € 2.18; 2 warrants will allow the holder to purchase one of the Company’s ordinary shares at an exercise price of € 54.00 up to the expiration date of June 27, 2003. The net proceeds of the offering were approximately € 55.5 million.

Note 5.    Commitments and contingencies

          On June 27, 2000, the Company received a preliminary conclusion of a tax audit for Genesys S.A. for the years ended December 31, 1997, 1998 and 1999. The amounts reported in the reassessment notice received from the tax authorities amounted to approximately FF 8.0 million (€ 1.2 million) in relation to the deductibility of certain expenses incurred by the parent company such as acquisition costs for companies outside of France, and offering and debt issuance costs. The Company believes that, based on its outside legal counsel and the latest correspondence from the tax authorities, the risk of liability is remote and, accordingly, no loss contingency has been accrued at June 30, 2000. On September 26, 2000, the tax authorities revised their initial notice from FF 8.0 million to approximately FF 5.0 million (€ 760). The remaining portion will be subject to a further decision to be taken by the European Commission.

Note 6.    Subsequent events

          On July 31, 2000, the Company acquired all of the issued and outstanding stock of Cote&Com, a French company specializing in live webcast of financial presentation, for 31,044 shares of Genesys S.A. with a fair market value of € 1,426 at the time of issuance.

          On July 31, 2000, the Company acquired all of the issued and outstanding stock of EBCS (“Languages Virtuels”), a French company specializing in multimedia web-streaming and rich media on the Internet, for 155,500 ordinary shares of Genesys S.A. with a fair market value of € 6,709 at the time of issuance. On July 31, 2000, as part of the same business acquisition, the Company also acquired all of the issued and outstanding stock of Axone, a company specializing in web events, for 150,000 ordinary shares of Genesys S.A. with a fair market value of € 6,471 at the time of issuance.

          On July 31, 2000, the Company also acquired all of the issued and outstanding stock of Telcen, an Australian teleconferencing company, for AUD 1,400 (€ 894) in cash.

          On September 8, 2000, the board of directors of the Company created a new stock option plan (“the 2000 plan”) pursuant to the authorization given by the shareholders’ meeting held on June 6, 2000. A total of 550,000 shares are authorized for issuance under the 2000 plan. Stock options under the 2000 plan will be granted at prices equivalent to the average market value of the Company’s ordinary shares calculated over the 20 trading sessions prior to the date of grant. Under the terms of the 2000 plan, the options give the right to purchase one share per option. The options generally vest at a rate of 20% by the first year anniversary (“tranche A”), 50% by the third year anniversary (“ tranche B”) and the final 30% by the fourth year anniversary (“tranche C”). Shares acquired upon the exercise of stock options must be held for 3 years for tranche A options and 2 years for tranche B options and tranche C options. Options expire eight years after the date of grant. Ordinary shares attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

          On September 8, 2000, the Board of Directors amended the existing 1998, 1999 and 2000 stock option plans with respect to the change of control clause that stipulates that if an individual shareholder or a group of shareholders (acting together) owns more than 25% of the Company’s shares, accelerated vesting of options will be possible, at discretion of the Board, and for certain identified employees of the Company.

          On September 20, 2000, the Company acquired all of the issued and outstanding stock of Telechoice Deutschland Gmbh, a German company engaged in offering services and trading products in the area of telecommunications, and Eureka Global Teleconferencing Service Gmbh, a German Company specializing in audio-, video- and data conferencing, for 124,597 ordinary shares of Genesys S.A. with a fair market value of € 5,675 at the time of the purchase agreement, and DEM 2,700 (€ 1,380) in cash.

          The Company announced on October 2, 2000 an agreement to acquire Vialog Corporation (Bedford, Massachusetts), an American company listed on the American Stock Exchange. As part of the transaction, the Company intends to apply for listing on the Nasdaq stock market of American Depositary Shares (ADSs) representing its underlying ordinary shares. The acquisition agreement provides that Vialog shareholders will receive the ADS equivalent of 0.2563 of a Company’s ordinary share in exchange for each share of Vialog common stock, subject to a “collar” which provides that the Vialog shareholders could receive the ADSs equivalent of between 0.2183 of the Company’s ordinary shares and 0.3352 of the Company’s ordinary shares for each Vialog share depending on the Company’s share price at closing. The closing of the acquisition is subject to the approval of Vialog shareholders, the approval of the issuance of the new Company’s shares underlying the ADSs by the Company’s shareholders, the satisfaction of various regulatory requirements, the listing of the ADSs on the Nasdaq stock market and other customary closing conditions. Based on the Company’s recent closing prices, Vialog shareholders would own approximately 21% of the Company upon the closing of the acquisition and the acquisition price would amount to approximately U.S.$ 137.7 million (equivalent to € 146.7 million). Pursuant to the merger agreement, the Company will arrange for Vialog to refinance its existing U.S.$ 90.0 million debt (equivalent to € 95.9 million) as a condition to the closing of the transaction.

          On September 19, 2000, the Company bought a U.S.$ 2.5 million (equivalent to €  2.8 million) convertible promissory note from Astound Incorporated, a Canadian corporation providing services in Web conferencing and data collaboration. During November 2000, the Company purchased an additional U.S.$ 2.5 million (equivalent to € 2.8 million) convertible note from Astound. The notes are convertible into Astound’s ordinary shares representing approximately 6.3% of the capital of Astound Incorporated on a fully diluted basis.

          On December 18, 2000, the Company entered into an agreement to acquire all of the outstanding stock and other securities of Astound it did not own at that date. The acquisition agreement provides that Astound shareholders will receive shares exchangeable into 1.0 million Genesys ordinary shares and U.S.$ 7.0 million in cash, subject to certain adjustments. In addition to the purchase price, Genesys has agreed to pay Astound shareholders U.S.$ 6,292 (equivalent to € 6,702) at closing, which represents U.S.$ 5,192 (equivalent to € 5,530) of proceeds to be received by Astound shortly before closing upon the exercise of outstanding warrants and U.S.$ 1,100 (equivalent to € 1,172) of proceeds that would be received if outstanding employee held options are exercised in the future. Under the agreement with Astound, the number of shares to be issued by Genesys will be reduced if the average closing price of its shares for a period of 10 trading days ending 3 days prior to the closing is greater than € 80, and the cash portion of the price will be increased if the average price is between € 35 and € 39. In addition, Genesys will be entering into employment agreements with 11 key employees of Astound and granting options to acquire a total of approximately 225,700 Genesys shares to these employees and the founder of Astound. The acquisition of Astound is subject to the approval by Astound’s shareholders of a plan of arrangement, which has to be reviewed by a court in Toronto under Canadian law, approval by Genesys shareholders of the issuance of mandatorily convertible bonds to the Genesys affiliates that will issue the exchangeable shares, and other customary conditions such as regulatory approvals. The Company has agreed with Astound to obtain its shareholders’ approval prior to March 31, 2001. The Astound acquisition is not conditioned upon completion of the merger with Vialog.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Genesys, S.A.

          We have audited the accompanying statements of revenues and expenses, and cash flows of Williams Conferencing (the Company), a carve-out entity of The Williams Companies, for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Williams Conferencing, a carve-out entity of The Williams Companies, for the years ended December 31, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP

October 6, 2000

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

STATEMENTS OF REVENUES AND EXPENSES

	Year Ended December 31,
	1998	1997
Revenues:
Audio conferencing	$16,814,474	$14,293,573
Video conferencing	7,530,129	6,593,647
Other	753,315	2,316,769

Total revenues	25,097,918	23,203,989
Cost of revenues, excluding depreciation expense	8,857,607	8,155,399
Selling, marketing, and general and administrative expenses	21,008,576	20,276,835

Depreciation expense	3,617,065	3,664,709

Loss from operations	(8,385,330)	(8,892,954)
Other expense:
Interest expense	684,857	325,866

Net loss	$ (9,070,187)	$ (9,218,820)

See accompanying notes.

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	1998	1997
Operating activities
Net loss	$ (9,070,187)	$ (9,218,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,617,065	3,664,709
Allowance for doubtful accounts	(56,859)	508,922
Changes in operating assets and liabilities:
Accounts receivable	(1,568,086)	(1,677,725)
Prepaid expenses and other assets	118,346	(122,388)
Accounts payable	10,547	(1,791,956)
Accrued liabilities	(663,567)	861,489
Other liabilities	(116,146)	1,376,986

Net cash used in operating activities	(7,728,887)	(6,398,783)
Investing activities
Purchase of furniture, software and equipment	(4,941,717)	(3,785,408)
Financing activities
Payments made on capital leases	(775,761)	(583,830)
Contributions from The Williams Companies	13,926,699	10,457,721

Net cash provided by financing activities	13,150,938	9,873,891
Net increase (decrease) in cash and cash equivalents	480,334	(310,300)
Cash and cash equivalents at beginning of year	518,526	828,826

Cash and cash equivalents at end of year	$ 998,860	$ 518,526

See accompanying notes.
Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

NOTES TO FINANCIAL STATEMENTS

December 31, 1998

1.    Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization

          Williams Conferencing (aka Conferencing Acquisition Corporation) (the Company) is a carve-out entity of The Williams Companies, (the Parent), located in Tulsa, Oklahoma. The Company specializes in providing teleconferencing services.

          In July 1999, the Parent contributed certain assets and liabilities of the Company to its wholly owned subsidiary, Conferencing Acquisition Corporation (CAC), for purposes of selling stock of CAC to Genesys, S.A. (Genesys), a French corporation. On August 1, 1999, CAC was sold to Genesys for approximately U.S.$ 38 million.

Basis of Presentation

          The financial statements reflect the carved out revenues and expenses and cash flows of Williams Conferencing (aka Conferencing Acquisition Corporation), a carve-out entity of The Williams Companies, except that certain subsidiary operations of Williams Conferencing (aka Conferencing Acquisition Corporation) not included in the acquisition by Genesys described above have been excluded. Accordingly, the Company presented in these financial statements was not a separate legal entity or separate operating division of the Parent during 1998 and 1997.

Summary of Significant Accounting Policies

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

          Financial instruments that potentially subject the Company to concentration of credit risk are trade accounts receivable. The Company provides credit, in the normal course of business. The Company generally does not require collateral. In fiscal year 1998, 10 customers accounted for approximately 34% of trade accounts receivable, net of allowance for doubtful accounts. In 1997, 10 customers accounted for approximately 29% of trade accounts receivable, net of allowance for doubtful accounts. Management believes the risk of incurring material losses related to credit risk is remote.

Revenue Recognition

          The Company recognizes revenue upon completion of conferencing services.

Cash and Cash Equivalents

          Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.
Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 1998

Property and Equipment

          Property, plant and equipment consists of capitalized software, furniture, office equipment and te lecommunications equipment and is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives of 3 to 7 years.

Long-Lived Assets

          The Company evaluates the long-lived assets, including related intangibles, of identifiable business activities for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than fair value.

          For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is predetermined when related events or circumstances change.

Advertising Costs

          The Company expenses advertising costs as incurred. Advertising expenses do not have a material effect on the financial statements.

Allocation of Expenses

          In the normal course of conducting its business, the Company has various transactions with the Parent that result in allocations of expenses. Management believes that such allocations of expenses are reasonable and reflect the expenses of the Company as if operated on a stand-alone basis.

Income Taxes

          Pro forma deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Company assets and liabilities, computed on a stand-alone basis as if the Company had been a separate C corporation (and therefore liable for federal income taxes) since January 1, 1997.

2.    Lease Commitments

          As of December 31, 1998 and 1997, the Company had entered into capital lease agreements for certain communications and computer equipment.

          In addition, the Company leases its facilities and other equipment, primarily computer equipment, under long-term operating lease agreements.
Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 1998

           Future minimum payments under capital leases and noncancelable operating leases with initial terms of one year or more are as follows:

	Capital Leases	Operating Leases
1999	$123,987	$ 923,296
2000	55,846	326,179
2001	—	3,895
2002	—	3,895
2003	—	325

Total	179,833	$1,257,590

Amounts representing interest	9,376

Total	170,457
Less current portion	115,892

Long-term portion	$ 54,565

          Rent expense for 1998 and 1997 was U.S.$ 1,666,937 and U.S.$ 774,843, respectively.

          Total interest paid for 1998 and 1997 was U.S.$ 670,292 and U.S.$ 307,200, respectively.

          The Company entered into new capital leases during 1997 having a present value of U.S.$ 598,708. This was the only significant non-cash investing and financing activity of the Company for the years ended December 31, 1997 and 1998.

3.    Income Taxes — Pro Forma

	(Unaudited) Year Ended December 31,
	1998	1997
Statutory rate reconciliation
Expected federal income tax benefit at statutory rate of 34%	$(3,083,864)	$(3,134,399)
Effect of permanent items	44,037	19,833
Effect of state taxes (net of federal benefit)	(295,042)	(302,296)
Valuation allowance	3,334,869	3,416,862

Income tax expense	$ —	$ —

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 1998

           The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

	(Unaudited) Year Ended December 31,
	1998	1997
Deferred tax assets:
Bad debts	$ 319,634	$ 340,843
Accrued communications reserve	46,025	43,664
Net operating losses	7,404,781	3,371,274

	7,770,440	3,755,781
Deferred tax liabilities:
Accumulated depreciation	(1,590,959)	(911,168)
Less:
Valuation allowance	(6,179,481)	(2,844,613)

Net deferred tax assets (liabilities)	$ —	$ —

4.    Employee Benefit Plans

401(k) Plan

          Employees are eligible to participate in The Williams Companies sponsored 401(k) Plan beginning the first day of the month following the day on which the employee began their employment. Employees can contribute up to 14% of their eligible wages into the plan. The Parent matches up to 6% with The Williams Companies common stock.

          The matching contribution vests to each employee over a five-year period. All expenses of the Company related to this plan are allocated to the Company as described in Note 1 above.

Pension Plan

          The Company participates in The Williams Companies Pension Plan, a noncontributory defined benefit plan which covers 100% of all employees after they have completed 1,000 hours of service. The pension payment is based on a formula that takes into account the average monthly compensation of the employee, years of service, and Social Security covered compensation. The employee is fully vested in the plan after five years of service. All expenses of the Company related to this plan are allocated to the Company as described in Note 1 above.

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

STATEMENTS OF REVENUES AND EXPENSES

	Six Months Ended June 30,
	1999	1998
Revenues:
Audio conferencing	$ 9,593,721	$ 8,416,143
Video conferencing	4,625,175	3,755,931
Other	94,211	534,311

Total revenues	14,313,107	12,706,385
Cost of revenues, excluding depreciation expense	4,155,104	3,626,906
Selling, marketing, and general and administrative expenses	13,932,714	10,677,795
Depreciation expense	2,503,600	1,242,143

Loss from operations	(6,278,311)	(2,840,459)
Other expense:
Interest expense	297,113	281,068

Net loss	$ (6,575,424)	$ (3,121,527)

See accompanying note.

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	1999	1998
Operating activities:
Net loss	$(6,575,424)	$(3,121,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,503,600	1,242,143
Provision for doubtful accounts	1,596	(113,288)
Changes in operating assets and liabilities
Accounts receivable	644,216	65,978
Prepaid expenses and other assets	(42,638)	18,417
Accounts payable	(75,767)	(469,273)
Accrued expenses	(113,832)	(6,062)
Other liabilities	(151,144)	(142,595)

Net cash used in operating activities	(3,809,393)	(2,526,207)
Investing activities:
Purchase of furniture, software and equipment	(1,039,830)	(3,187,972)
Financing activities:
Payments made on capital leases	(66,755)	(522,526)
Contributions from The Williams Companies	3,917,118	5,718,179

Net cash provided by financing activities	3,850,363	5,195,653
Net decrease in cash and cash equivalents	(998,860)	(518,526)
Cash and cash equivalents at beginning of year	998,860	518,526

Cash and cash equivalents at end of year	$ —	$ —

See accompanying note.

Williams Conferencing
(aka Conferencing Acquisition Corporation)
A Carve-Out Entity of The Williams Companies

NOTE TO FINANCIAL STATEMENTS
June 30, 1999 and 1998

1.    Basis of Presentation

          The accompanying unaudited statements of revenues and expenses and statements of cash flows have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In opinion of management, all adjustments (all of which are of normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Aloha Conferencing, Inc.

          We have audited the accompanying balance sheet of Aloha Conferencing, Inc. (the Company) as of March 31, 1999, and the related statements of operations, changes in shareholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aloha Conferencing, Inc. at March 31, 1999, and the results of its operations and its cash flows for year then ended, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

October 10, 2000

ALOHA CONFERENCING, INC.

BALANCE SHEET

March 31, 1999

Assets
Current assets:
Cash and cash equivalents	$2,401,813
Accounts receivable, less allowance for doubtful accounts of $88,637	1,519,336
Prepaid expenses and other current assets	64,925
Deferred tax asset	35,454

Total current assets	4,021,528
Furniture, software and equipment, net of accumulated depreciation of $1,084,544	574,019
Goodwill, net of accumulated amortization of $767,943	2,714,235
Other assets	45,814
Deferred tax asset	36,930

Total assets	$7,392,526

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$ 5,625
Accrued expenses	438,033
Income taxes payable to Parent	686,968
Due to Parent	68,104

Total current liabilities	1,198,730
Other liabilities	259,065
Shareholder’s equity:
Common stock, $.05 par value, 2,500,000 shares authorized, 700,000 shares issued and outstanding	35,000
Additional paid-in capital	4,628,005
Retained earnings	1,271,726

Total shareholder’s equity	5,934,731

Total liabilities and shareholder’s equity	$7,392,526

See accompanying notes.

ALOHA CONFERENCING, INC.

STATEMENT OF OPERATIONS

Year ended March 31, 1999

Revenues:
Conferencing	$9,134,164
Other	166,035

Total revenues	9,300,199
Cost of revenues, excluding depreciation expense	2,163,724
Selling, general and administrative expense	4,323,860
Depreciation expense	352,714
Amortization of goodwill and other intangibles	210,159

Income from operations	2,249,742
Other expense (income):
Settlement of employment contract	552,916
Interest	(95,499)

Income before income taxes	1,792,325
Income taxes	802,768

Net income	$ 989,557

See accompanying notes.

ALOHA CONFERENCING, INC.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

Year ended March 31, 1999

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Shareholder’s Equity
	Shares	Amount
Balance at April 1, 1998	700,000	$35,000	$4,092,823	$ 377,630	$4,505,453
Equity adjustment arising from purchase of common stock	—	—	535,182	(95,461)	439,721
Net income	—	—	—	989,557	989,557

Balance at March 31, 1999	700,000	$35,000	$4,628,005	$1,271,726	$5,934,731

See accompanying notes.

ALOHA CONFERENCING, INC.

STATEMENT OF CASH FLOWS

Year ended March 31, 1999

Operating activities
Net income	$ 989,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	562,873
Provision for doubtful accounts	55,275
Deferred income taxes	115,800
Changes in operating assets and liabilities:
Accounts receivable	(913,414)
Prepaid expenses and other assets	(61,188)
Accounts payable	(13,018)
Accrued expenses	(112,901)
Due to Parent	231,762
Other liabilities	(60,744)

Net cash provided by operating activities	794,002

Investing activities
Purchase of furniture, software and equipment	(40,532)

Net cash used in investing activities	(40,532)
Net increase in cash and cash equivalents	753,470
Cash and cash equivalents at beginning of year	1,648,343

Cash and cash equivalents at end of year	$2,401,813

See accompanying notes.

ALOHA CONFERENCING, INC.

NOTES TO FINANCIAL STATEMENTS

Year ended March 31, 1999

1.    Business Description, Ownership and Summary of Significant Accounting Policies

Business Description

          Aloha Conferencing, Inc. (the Company), specializes in providing teleconferencing services. The Company is a wholly owned subsidiary of Cable & Wireless USA, Inc. (the Parent), a subsidiary of Cable & Wireless PLC, a United Kingdom public company.

Ownership

          On June 30, 1995, the Parent entered into an agreement to purchase 90% of the issued stock and outstanding shares of common stock of the Company. The acquisition was accounted for using the purchase method of accounting and the purchase adjustments were “pushed down” and recorded in the Company’s financial statements.

          On December 18, 1998, the Parent entered into another agreement to purchase the remaining 10% of the issued and outstanding shares of common stock of the Company for U.S.$ 947,964. The acquisition was accounted for using the purchase method of accounting and the purchase adjustments were “pushed down” and recorded in the Company’s financial statements. This method of accounting requires that the net assets be adjusted to fair value at the date of purchase to the extent of the percentage (10%) of the acquired common stock. The excess of the purchase price over the fair value of the net assets acquired of U.S.$ 439,721 has been recorded as goodwill. To record the purchase accounting, retained earnings and additional paid-in capital were adjusted to reflect the net asset value purchased.

Summary of Significant Accounting Policies

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of allowance for doubtful accounts.

Concentration of Credit Risk

          Financial instruments that potentially subject the Company to concentration of credit risk are trade accounts receivable. The Company provides credit, in the normal course of business and, accordingly, performs reviews of a customer’s credit history before extending credit. The Company generally does not require collateral. Management believes the risk of incurring material losses related to credit risk is remote.

Revenue Recognition

          The Company recognizes revenue upon completion of conferencing services.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

ALOHA CONFERENCING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Property and Equipment

          Property and equipment are recorded at cost net of depreciation. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Improvements to leased property are amortized using the straight-line method over the lesser of the life of the lease or life of the improvements.

Goodwill and Other Long-Lived Assets

          Goodwill represents the excess of the purchase price paid by the Parent over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over 15 years. The Company has implemented Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“Statement 121”). Accordingly, the carrying value of goodwill and other long-lived assets is reviewed periodically to determine if any impairment indicators are present.

Advertising Costs

          The Company expenses advertising costs as incurred. Advertising expenses do not have a material effect on the financial statements.

Income Taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2.    Furniture, Software and Equipment

          Furniture, software and equipment consists of the following:

	Useful Life in Years	March 31, 1999
Computer software	5	$ 71,827
Equipment	5	1,067,769
Leasehold improvements	5	91,062
Furniture and office equipment	5-7	427,905
Less accumulated depreciation		(1,084,544)

Furniture, software and equipment, net		$ 574,019

3.    Related Party Transactions

          The Company has total obligations payable to the Parent in the amount of U.S.$ 755,072 as of March 31, 1999. For the year ended March 31, 1999, the Company recorded revenues of U.S.$ 3,554,681 for services provided to the Parent. In addition, the Company recorded cost of revenues of U.S.$ 1,169,982 for services provided by the Parent. Such sales and purchases of services are under terms and conditions consistent with those given by the Parent to independent third parties. Likewise, the terms and conditions for sales and purchases of services given to the Parent by the Company are the same as those given to independent third parties. Amounts due to the Parent primarily include income taxes, insurance and other expenses paid by the Parent on behalf of the Company.
ALOHA CONFERENCING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    Deferred Rent

          On October 19, 1995, the Company entered into a lease agreement for its primary office facilities. Under this agreement, the Company received an eight-month rent abatement from the lessor. In addition, an allowance of U.S.$ 222,210 was paid to the Company by the lessor to “buy out” the Company’s existing lease. The abatement and allowance have been recorded as deferred rent in the accompanying balance sheet and are being amortized over the five-year fixed term of the lease.

5.    Lease Commitments

          The Company leases its facilities and equipment under noncancelable long-term operating lease agreements.

          As of March 31, 1999, future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows:

Year ending March 31:
2000	$ 682,793
2001	661,896
2002	173,328

$1,518,017

          Rent expense for the year ended March 31, 1999 was U.S.$ 384,394.

6.    Income Taxes

          The Company did not file a stand-alone income tax return for the year ended March 31, 1999, but instead was included in the consolidated tax return of the Parent.

          Income tax expense (benefit) for the year ended March 31, 1999 consists of:

Current:
Federal	$554,860
State	132,109

686,969
Deferred:
Federal	147,563
State	(31,764)

115,799

$802,768

Statutory rate reconciliation:
Expected federal income tax benefit at statutory rate of 35%	$627,314
Effect of permanent items	75,108
Effect of state taxes (net of federal benefit)	100,346

Income tax expense	$802,768

ALOHA CONFERENCING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

           The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at March 31, 1999 are presented below:

Deferred tax assets:
Bad debts	$ 35,454
Rent abatement and allowances	85,300

120,754
Deferred tax liabilities:
Accumulated depreciation	(48,370)

Net deferred tax assets (liabilities)	$ 72,384

          There was no valuation allowance for deferred tax assets as of March 31, 1999. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

7.    Pension Plan

          The Company has a 401(k) Profit Sharing Plan for substantially all employees who have completed at least six months of service. The 401(k) Profit Sharing Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants may elect to make voluntary contributions subject to prescribed limitations as well as rollover contributions from another plan. Each year the Company may contribute to the 401(k) Profit Sharing Plan discretionary amounts as determined by the Board of Directors. These discretionary amounts may be comprised of a designated percentage of a participant’s elective contribution (matching employer contribution) and a discretionary employer contribution based upon participant compensation. Company contributions to the 401(k) Profit Sharing Plan amounted to U.S.$ 22,658 for the year ended March 31, 1999.

8.    Deferred Compensation

          During the year ended March 31, 1999, the Company established a nonqualified, deferred compensation plan (the Plan) for certain key executives providing specified benefits upon retirement.

          In connection with the adoption of this Plan, the Company established an irrevocable grantor trust to accumulate benefits to be provided under the Plan. Amounts contributed to the trust and any earnings thereon may only be used to pay such benefits with certain exceptions. There were no Company contributions to the Plan for the year ended March 31, 1999. As of March 31, 1999, investments held in trust amounted to U.S.$ 45,814.

9.    Settlement of Employment Contract

          In connection with the terms of an employment contract dated June 30, 1995 and the purchase of the remaining 10% of the Company’s issued and outstanding shares of common stock, the Company paid the former stockholder U.S.$ 752,916 in salaries, bonuses, payroll taxes and interest. All amounts were paid in full as of March 31, 1999.

10.    Subsequent Event

          On April 1, 1999, Genesys Conferencing, Inc., a Delaware corporation owned by Genesys, S.A., a French corporation, purchased substantially all of the assets of the Company for U.S.$ 14,925,000.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors
Aloha Conferencing Services, Inc.:

          We have audited the accompanying balance sheets of Aloha Conferencing Services, Inc. as of March 31, 1998 and 1997, and the related statements of operations and retained earnings (accumulated deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aloha Conferencing Services, Inc. as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG LLP

May 11, 1998

ALOHA CONFERENCING SERVICES, INC.

BALANCE SHEETS

March 31, 1998 and 1997

	1998	1997
Assets
Current assets
Cash and cash equivalents	$1,648,343	574,149
Trade accounts receivable, less allowance for doubtful accounts of $37,946 in 1998 and $19,566 in 1997	661,197	678,993
Prepaid expenses	49,551	34,643
Deferred income taxes (note 4)	108,630	52,777

Total current assets	2,467,721	1,340,562

Equipment and leasehold improvements:
Equipment	1,659,682	1,665,495
Leasehold improvements	115,745	118,280

	1,775,427	1,783,775
Less accumulated depreciation and amortization	(889,226)	(529,798)

Net equipment and leasehold improvements	886,201	1,253,977

Goodwill, less accumulated amortization of $557,783 in 1998 and $354,953 in 1997	2,484,674	2,687,504
Deferred income taxes (note 4)	79,554	146,303

	$5,918,150	5,428,346

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$ 18,644	3,105
Income taxes payable to parent company (note 5)	229,358	125,356
Due to parent company (note 5)	293,952	401,448
Accrued expenses:
Salaries and wages	222,004	96,841
Bonuses	105,000	94,158
Vacation	57,193	50,101
Taxes, other than income	10,184	17,454
Other	156,553	151,157

Total current liabilities	1,092,888	939,620
Deferred rent (note 2)	319,809	426,436

Total liabilities	1,412,697	1,366,056

Stockholders’ equity:
Common stock, $.05 par value. Authorized 2,500,000 shares; issued and outstanding 700,000 shares	35,000	35,000
Additional paid-in capital	4,092,823	4,092,823
Retained earnings (accumulated deficit)	377,630	(65,533)

Total stockholders’ equity	4,505,453	4,062,290

Commitment (notes 3, 6 and 7)	$5,918,150	5,428,346

See accompanying notes to financial statements

ALOHA CONFERENCING SERVICES, INC.

STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
(Accumulated Deficit)

Years ended March 31, 1998 and 1997

	1998	1997
Teleconference and ancillary services revenues (note 5)	$6,841,961	6,116,750
Direct costs of long-distance service (note 5)	1,559,558	1,687,806

Gross profit	5,282,403	4,428,944

Selling, general, and administrative expenses:
Salaries and wages	2,415,471	2,236,022
Rent (notes 2 and 3)	384,577	411,183
Payroll taxes and fringe benefits (note 6)	378,451	340,725
Depreciation and amortization of equipment and leasehold improvements	359,428	360,025
Amortization of goodwill	202,830	202,830
State use taxes	196,665	259,434
Bonuses	123,974	109,862
Utilities	98,704	74,291
Professional fees	97,153	152,883
Office expenses	70,859	71,615
Advertising	54,320	6,154
Trade show	40,965	73,193
Bad debts	39,414	16,053
Insurance	19,649	19,402
Repairs and maintenance	16,866	17,075
Travel	8,722	18,760
Training	1,919	4,415
Miscellaneous	136,475	98,684

Total selling, general and administrative expenses	4,646,442	4,472,606

Other income (deductions):
Interest income	38,561	10,199
Miscellaneous income	65,579	34,903
Other expenses	—	(25,498)

	104,140	19,604

Income (loss) before income taxes	740,101	(24,058)
Income tax expense (benefit) (note 4)	296,938	(8,577)

Net income (loss)	443,163	(15,481)
Accumulated deficit at beginning of year	(65,533)	(50,052)

Retained earnings (accumulated deficit) at end of year	$ 377,630	(65,533)

See accompanying notes to financial statements.

ALOHA CONFERENCING SERVICES, INC.

STATEMENTS OF CASH FLOWS

Years ended March 31, 1998 and 1997

	1998	1997
Net cash provided by operating activities:
Net income (loss)	$ 443,163	(15,481)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of equipment and leasehold improvements	359,428	360,025
Loss on disposal of equipment	8,348	—
Provision for doubtful accounts	39,414	16,053
Amortization of goodwill	202,830	202,830
Deferred income taxes	10,896	7,969
Decrease (increase) in assets:
Trade accounts receivable	(21,618)	79,411
Prepaid expenses	(14,908)	(6,062)
Rental deposit	—	12,415
Increase (decrease) in liabilities:
Trade accounts payable	15,539	(38,983)
Income taxes payable to parent company	104,002	(49,546)
Due to parent company	(107,496)	188,821
Accrued expenses	141,223	(179,103)
Deferred rent	(106,627)	204,226

Net cash provided by operating activities	1,074,194	782,575
Net cash used in investing activities—purchase of equipment and leasehold improvements	—	(591,653)

Net increase in cash and cash equivalents	1,074,194	190,922
Cash and cash equivalents at beginning of year	574,149	383,227

Cash and cash equivalents at end of year	$1,648,343	574,149

See accompanying notes to financial statements.

ALOHA CONFERENCING SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 1998 and 1997

(1)    Summary of Significant Accounting Policies and Practices

Description of Business

          Aloha Conferencing, Inc. (the Company) provides international long distance conference calling and ancillary services to customers domiciled primarily in the United States.

Ownership

          Ninety percent of the Company’s outstanding common stock is owned by Cable & Wireless, Inc. (CWI or parent company), a Delaware corporation. The remaining 10% of the outstanding common stock is owned by an officer and the former sole shareholder of the Company.

Revenue Recognition

          The company recognizes revenue upon completion of conferencing services.

Equipment and Leasehold Improvements

          Depreciation of equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized ratably over the shorter of the respective lease term or estimated useful lives.

Cash Equivalents

          For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Goodwill

          On June 30, 1995, CWI entered into an agreement to purchase 90% of the issued and outstanding shares of common stock of the Company. The acquisition was accounted for using the purchase method of accounting and the purchase adjustments were “pushed down” and recorded in the Company’s financial statements.

          Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is being amortized on a straight-line basis over 15 years, which is the expected period of benefit. The Company assesses the recoverability of the intangible asset by determining whether the amortization of the goodwill over its remaining life can be recovered through undiscounted future operating cash flows.

Income Taxes

          Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company is included in the Federal consolidated tax return of its parent Company for income tax reporting purposes. The Company accrues income taxes based on the amount of the income tax liability or refund that will be paid or received, respectively, as a result of being included in the consolidated tax return. Further, the Company files a separate Hawaii state income tax return.
ALOHA CONFERENCING SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results differ significantly from those estimates.

(2)    Deferred Rent

          On October 19, 1995, the Company entered into a lease agreement for its primary office facilities (see note 3). Under this agreement, and eight-month rent abatement during fiscal 1997 was provided to the Company by the lessor. The abatement was accrued, and the accrual is being amortized as a benefit ratably over the five year term of the lease. In addition, an allowance of U.S.$ 222,210 was paid to the Company by the lessor to “buy-out” the Company’s existing lease. The abatement and allowance have been recorded as deferred rent in the accompanying balance sheets and will be amortized over the five year fixed term of the lease (see note 3).

(3)    Lease

          The Company has a noncancelable operating lease expiring in 2001 (see note 2). Rental expense for the years ended March 31, 1998 and 1997 amounted to U.S.$ 384,577 and U.S.$ 411,183, respectively.

          As of March 31, 1998, future minimum lease payments under the noncancelable operating lease are as follows:

Year ending March 31:
1999	$ 466,387
2000	466,387
2001	466,387

Total minimum lease payments	$1,399,161

          The lease provides that the Company pay real property taxes, insurance, maintenance and certain other operating expenses applicable to the leased premises. The lease includes an option to renew for two five-year periods.

(4)    Income Taxes

          Income tax expense (benefit) for the years ended March 31, 1998 and 1997 consists of:

	1998	1997
Current
Federal	$233,483	$ (3,112)
State	52,559	(13,434)

	286,042	(16,546)

Deferred
Federal	8,853	6,475
State	2,043	1,494

	10,896	7,969

	$296,938	$ (8,577)

ALOHA CONFERENCING SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

           The actual income tax expense (benefit) for the years ended March 31, 1998 and 1997 differs from the “ expected” tax expense (benefit) of U.S.$ 259,035 and U.S.$ 8,420, respectively, (computed by applying the federal corporate tax rate of 35% to income (loss) before income taxes), primarily due to state income taxes, net of the federal income tax benefit, and the meals and entertainment deduction which is limited to 50%.

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at March 31, 1998 and 1997 are presented below:

	1998	1997
Deferred tax assets:
Trade accounts receivable, due to allowance for doubtful accounts not deductible for tax purposes	$ 15,178	$ 7,827
Accrued expenses, due to amounts not deducted for tax purposes	93,452	44,950
Rent abatement, deductible when paid (see note 2)	74,622	99,496
Rent allowance, taxed when received (see note 2)	53,302	71,107

Total gross deferred tax assets	236,554	223,380
Total gross deferred tax liability—equipment and leasehold improvements, principally due to differences in depreciation and amortization	48,370	24,300

Net deferred tax asset	$188,184	$199,080

          There was no valuation allowance for deferred tax assets as of March 31, 1998, 1997 and 1996. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future consolidated taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections for future consolidated taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(5)    Related Party Transactions

          For the years ended March 31, 1998 and 1997, the Company recorded sales of U.S.$ 2,641,719 and U.S.$ 2,200,907, respectively, for services provided to CWI. In addition, for the years ended March 31, 1998 and 1997, the Company recorded cost of sales of U.S.$ 720,106 and U.S.$ 879,408, respectively, for services provided by CWI. Such sales and purchases of services are under terms and conditions consistent with those given by the parent company to independent third parties. Amounts due to parent company primarily include income taxes, insurance and other expenses paid by CWI on behalf of the Company.

(6)    Pension Plan

          The Company has a 401(k) Profit Sharing Plan for substantially all employees who have completed at least six months of service. The 401(k) Profit Sharing Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants may elect to make voluntary contributions subject to prescribed limitations as well as rollover contributions from another plan. Each year the company may contribute to the 401(k) Profit Sharing Plan discretionary amounts as determined by the Board of Directors. These discretionary amounts may be comprised of a designated percentage of a participant’s elective contribution (matching employer contribution) and a discretionary employer contribution based upon participant compensation. Company contributions to the 401(k) Profit Sharing Plan amount to U.S.$ 21,360 and U.S.$ 16,148 for the years ended March 31, 1998 and 1997, respectively.

(7)    Legal Proceedings

          The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

REPORT OF INDEPENDENT AUDITORS
to the Board of Directors of VideoWeb Limited

          We have audited the accompanying balance sheets of VideoWeb Limited as of 30 June 1998 and 1997, and the related profit and loss accounts and statements of cash flows for the years ended 30 June 1998 and 1997. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with United Kingdom auditing standards and generally accepted United States auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VideoWeb Limited at 30 June 1998 and 1997, and the results of its operations and its cash flows for the years ended 30 June 1998 and 1997, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 20 of Notes to the Financial Statements).

ERNST & YOUNG

London, England
26 September 2000

VIDEOWEB LIMITED

PROFIT AND LOSS ACCOUNT

		Year ended 30 June
		1998	1997
	Notes	£	£
TURNOVER	2	1,083,800	306,396
Cost of sales		439,786	83,411

Gross profit		644,014	222,985
Administrative expenses		420,498	220,852

OPERATING PROFIT	3	223,516	2,133
Interest payable and similar charges	4	27,708	406

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		195,808	1,727
Taxation	5	37,748	3,098

PROFIT/(LOSS) FOR THE YEAR (1)		158,060	(1,371)
Dividends	6	67,916	21,317

PROFIT/(LOSS) RETAINED FOR THE YEAR	13	90,144	(22,688)

          There are no recognised gains and losses other than those as shown above.

(1)
A summary of the adjustments to profit/(loss) for the year that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set forth in Note 20 of Notes to the Financial Statements.

See Notes to the Financial Statements

VIDEOWEB LIMITED

BALANCE SHEETS

		At 30 June
		1998	1997
	Notes	£	£
FIXED ASSETS
Tangible assets	7	469,053	59,160

CURRENT ASSETS
Stocks	8	3,450	38,665
Debtors	9	317,785	68,225
Cash at bank and in hand		45,901	12,522

		367,136	119,412
CREDITORS: amounts falling due within one year	10	493,211	161,308

NET CURRENT LIABILITIES		(126,075)	(41,896)

TOTAL ASSETS LESS CURRENT LIABILITIES		342,978	17,264
CREDITORS: amounts falling due after more than one year	11	248,120	12,550

		94,858	4,714

CAPITAL AND RESERVES (1)
Called up share capital	12	15,150	15,150
Profit and loss account	13	79,708	(10,436)

		94,858	4,714

Shareholders’ funds:
Equity interests		79,858	(10,286)
Preference shares		15,000	15,000

	14	94,858	4,714

          The financial statements have been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 of Great Britain relating to small companies.

(1)
A summary of the adjustments to capital and reserves that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set forth in Note 20 of Notes to the Financial Statements.

See Notes to the Financial Statements

VIDEOWEB LIMITED

STATEMENT OF CASH FLOWS

		Year ended 30 June
		1998	1997
	Notes	£	£
NET CASH INFLOW FROM OPERATING ACTIVITIES	15a	282,492	64,267
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE	15b	(29,006)	(1,224)
TAXATION	15c	(3,301)	(11,416)
CAPITAL EXPENDITURE	15d	(120,894)	(74,725)
EQUITY DIVIDENDS PAID		(66,618)	(20,499)
FINANCING	15e	(29,294)	50,730

		33,379	7,133

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

		Year ended 30 June
		1998	1997
	Notes	£	£
Increase in cash		33,379	7,133
Cash used to repay capital element of finance leases and hire purchase contracts		52,384	—
Cash inflow from increase in loans		(23,090)	(35,680)

Change in net debt resulting from cash flows	15f	62,673	(28,547)
New finance leases and hire purchase contracts		(377,017)	—

MOVEMENT IN NET DEBT		(314,344)	(28,547)
NET DEBT AT THE BEGINNING OF THE YEAR	15f	(23,158)	5,389

NET DEBT AT THE END OF THE YEAR	15f	(337,502)	(23,158)

(1)
A summary of the significant differences between the cash flows presented above and those required under United States generally accepted accounting is set forth in Note 20 of Notes to the Financial Statements.

See Notes to the Financial Statements

VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1.    ACCOUNTING POLICIES

Accounting convention

          The financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

Turnover

          Turnover from video conferencing services and sale of video conferencing equipment is recognised when such services are rendered or equipment is sold net of value added tax and trade discounts.

          Retainers for contracts to provide such services are recognised over the period of the contract on a straight line basis.

Fixed assets and depreciation

          Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Computer equipment	—	20% to 33.3% straight line per annum
Fixtures, fittings and equipment	—	25% straight line per annum
Motor vehicles	—	25% to 33.3% straight line per annum

          The carrying values of tangible fixed assets are reviewed for impairment in periods if events or charges in circumstances indicate the carrying value may not be recoverable.

Stocks

          Stocks are valued at the lower of cost and net realisable value.

Deferred taxation

          Deferred taxation is provided at appropriate rates on all timing differences using the liability method only to the extent that, in the opinion of the directors, there is a reasonable probability that a liability or asset will crystallise in the foreseeable future.

Leasing and hire purchase commitments

          Assets obtained under hire purchase contracts and finance leases are capitalised as tangible assets and depreciated over their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant rate of charge on the net obligation outstanding in each period. Rentals payable under operating leases are charged against income on a straight line basis over the lease term.

Pensions

          The company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.
VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

2.    TURNOVER

          In the year ended 30 June 1998, 4% (1997—2%) of the company’s turnover was to markets outside the United Kingdom.

3.    OPERATING PROFIT

          This is stated after charging:

	Year ended 30 June
	1998	1997
	£	£
Depreciation of tangible fixed assets—owned	41,456	26,140
—assets held under finance leases and hire purchase contracts	39,651	—
Operating lease rentals—plant and machinery	15,710	—
—land and buildings	21,080	—
Auditors’ remuneration	6,000	—
Directors’ emoluments	50,351	59,068

          The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 3 (1997—3).

4.    INTEREST PAYABLE AND SIMILAR CHARGES

	Year ended 30 June
	1998	1997
	£	£
Bank loans and overdrafts	7,313	406
Finance charges payable under finance leases and hire purchase contracts	20,395	—

	27,708	406

5.    TAXATION

	Year ended 30 June
	1998	1997
	£	£
Current year corporation tax	38,446	3,098
Overprovision in previous year	(698)	—

	37,748	3,098

6.    DIVIDENDS

	Year ended 30 June
	1998	1997
	£	£
Ordinary dividend paid	66,618	20,499
Preference dividend paid	1,298	818

	67,916	21,317

VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

7.    TANGIBLE FIXED ASSETS

	Computer equipment	Fixtures, fittings and equipment	Motor vehicles	Total
	£	£	£	£
Cost:
At 1 July 1996	2,110	1,062	12,370	15,542
Additions	57,410	4,320	12,995	74,725
Disposals	(622)	—	—	(622)

At 30 June 1997	58,898	5,382	25,365	89,645
Additions	301,655	12,145	195,495	509,295
Disposals	(1,731)	(1,115)	(25,365)	(28,211)

At 30 June 1998	358,822	16,412	195,495	570,729

Depreciation:
At 1 July 1996	759	287	3,350	4,396
Charge for the year	19,437	1,199	5,504	26,140
Disposals	(51)	—	—	(51)

At 30 June 1997	20,145	1,486	8,854	30,485
Charge for the year	62,645	3,854	14,608	81,107
Disposals	(571)	(491)	(8,854)	(9,916)

At 30 June 1998	82,219	4,849	14,608	101,676

Net book value:
At 30 June 1998	276,603	11,563	180,887	469,053

At 30 June 1997	38,753	3,896	16,511	59,160

At 1 July 1996	1,351	775	9,020	11,146

          Included above are assets held under finance leases and hire purchase contracts with a net book value of £ 337,366 (1997—£nil), as follows:

	At 30 June 1998	At 30 June 1997
	£	£
Computer equipment	156,479	—
Motor vehicles	180,887	—

	337,366	—

8.    STOCKS

	At 30 June 1998	At 30 June 1997
	£	£
Video conferencing equipment	3,450	38,665

VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

9.    DEBTORS

	At 30 June 1998	At 30 June 1997
	£	£
Trade debtors	303,128	59,322
Other debtors	14,657	8,903

	317,785	68,225

10.    CREDITORS: amounts falling due within one year

	At 30 June 1998	At 30 June 1997
	£	£
Bank loans and overdrafts	33,886	23,130
Net obligations under finance leases and hire purchase contracts	101,397	—
Trade creditors	180,707	62,056
Corporation tax	40,209	5,762
Other taxes	57,001	27,071
Other creditors	80,011	43,289

	493,211	161,308

11.    CREDITORS: amounts falling due after more than one year

	At 30 June 1998	At 30 June 1997
	£	£
Bank loans	24,884	12,550
Net obligations under finance leases and hire purchase contracts	223,236	—

	248,120	12,550

Analysis of loans:
Wholly repayable within five years	58,770	35,680
Included in current liabilities	(33,886)	(23,130)

	24,884	12,550

Loan maturity analysis:
Between one and two years	21,336	12,550
Between two and five years	3,548	—

          The aggregate amount of creditors for which security has been given amounted to £215,973 (1997—£ 35,680).
VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	At 30 June 1998	At 30 June 1997
	£	£
Amounts payable under finance leases and hire purchase contracts:
Within one year	106,894	—
Between two and five years	294,862	—

	401,756	—
Finance charges and interest allocated to future accounting periods	(77,123)	—

	324,633	—
Included in current liabilities	(101,397)	—

	223,236	—

12.    SHARE CAPITAL

	At 30 June 1998	At 30 June 1997
	£	£
Authorised
1,000 ordinary shares of £1 each	1,000	1,000
15,000 12% cumulative preference shares of £1 each	15,000	15,000

	16,000	16,000

	At 30 June 1998	At 30 June 1997
	£	£
Allotted, called up and fully paid
150 ordinary shares of £1 each	150	150
15,000 12% cumulative preference shares of £1 each	15,000	15,000

	15,150	15,150

          The cumulative preference shares entitle the holders to a final preferential dividend at the rate of 12% per annum and in a winding up entitle the holders to a return of capital in priority to the holders of all other shares.

13.    STATEMENT OF MOVEMENTS ON PROFIT AND LOSS ACCOUNT

Profit and loss account
£
At 1 July 1996	12,252
Retained loss for the year	(22,688)

At 30 June 1997	(10,436)
Retained profit for the year	90,144

At 30 June 1998	79,708

VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

14.    RECONCILIATION OF SHAREHOLDERS’ FUNDS

	Year ended 30 June
	1998	1997
	£	£
Profit/(loss) for the financial year	158,060	(1,371)
Dividends	(67,916)	(21,317)

	90,144	(22,688)
Proceeds from issue of shares	—	15,050

Movement in shareholders’ funds	90,144	(7,638)
Opening shareholders’ funds	4,714	12,352

Closing shareholders’ funds	94,858	4,714

15.    NOTES TO THE STATEMENTS OF CASH FLOWS

          a)  reconciliation of operating profit to net cash flow from operating activities

	Year ended 30 June
	1998	1997
	£	£
Operating profit	223,516	2,133
Depreciation	81,107	26,140
Loss on disposal of fixed assets	6,911	571
Increase in debtors	(249,560)	(63,170)
Decrease/(increase) in stocks	35,215	(38,665)
Increase in creditors	185,303	137,258

Net cash flows from operating activities	282,492	64,267

b) returns on investments and servicing of finance
Interest paid	(7,313)	(406)
Interest element of finance lease rentals payments	(20,395)	—
Preference dividend paid	(1,298)	(818)

	(29,006)	(1,224)

c) taxation
Corporation tax paid	(3,301)	(11,416)

d) capital expenditure
Payment to acquire tangible fixed assets	(132,278)	(74,725)
Receipts from sales of tangible fixed assets	11,384	—

	(120,894)	(74,725)

e) financing
Issue of ordinary shares	—	50
Issue of preference shares	—	15,000
Repayments of capital element of finance leases	(52,384)	—
Increase in loans	23,090	35,680

	(29,294)	50,730

VIDEOWEB LIMITED

NOTES TO FINANCIAL STATEMENTS—(Continued)

           f)  analysis of changes in net debt

	At 1 July 1996	Cash flow	Non-cash changes	At 30 June 1997
	£	£	£	£
Cash at bank and in hand	14,717	(2,195)	—	12,522
Debt due within one year	—	(23,130)	—	(23,130)
Debt due after one year	—	(12,550)	—	(12,550)

	14,717	(37,875)	—	(23,158)

	At 1 July 1997	Cash flow	Non-cash changes	At 30 June 1998
	£	£	£	£
Cash at bank and in hand	12,522	33,379	—	45,901
Debt due within one year	(23,130)	(10,756)	—	(33,886)
Debt due after one year	(12,550)	(12,334)	—	(24,884)
Finance leases and hire purchase contracts	—	52,384	(377,017)	(324,633)

	(23,158)	62,673	(377,017)	(337,502)

          Non-cash transactions

          During the year, the company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of £377,017 (1997—£nil).

16.    FINANCIAL COMMITMENTS

          At 30 June 1998 and 1997, the company had annual commitments under non-cancellable operating leases as follows:

	1998	Land and buildings 1997	1998	Other 1997
	£	£	£	£
Operating leases which expire:
Between two and five years	21,240	—	9,430	12,492

17.    PENSION COSTS

          The company operates a number of defined contribution pension schemes. The assets of the schemes are held separately from those of the company in independently administered funds. The pension charge represents contributions payable by the company to the funds and amounted to £21,825 (1997—£9,984). The unpaid contributions outstanding at 30 June 1998 are £nil (1997—£nil).

18.    POST BALANCE SHEET EVENT

          VideoWeb Limited was 100% acquired by Genesys SA in April 1999.

          On 22 October 1998, the authorised ordinary shares of £1 each were each sub-divided into 100 shares of 1p each and the directors designated 500 unissued shares as non-voting ordinary shares. On 22 October 1998, the authorised share capital was increased by £85,000 by the creation of 85,000 12% cumulative preference shares of £1 each. On 22 November 1998, 10,000 12% cumulative preference shares of £1 each, with an aggregate nominal value of £10,000 were issued fully paid for cash of £10,000.
VIDEOWEB LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

           On 13 April 1999, the 100,000 preference shares (which include the 15,000 in issue at 30 June 1998) of £1 were sub-divided into and redesignated as 10,000,000 ordinary shares of 1p each.

          On 3 May 1999, the 500 unissued non-voting ordinary shares of 1p each were resesignated as ordinary shares.

          On 1 January 2000 the trade of VideoWeb Limited was transferred to Darome Teleconferencing Limited, a wholly owned subsidiary of Genesys SA. The shares of the company were transferred to Darome Teleconferencing Limited later in 2000.

19.    RELATED PARTY TRANSACTIONS

          The company has taken advantage of the exemptions available in Financial Reporting Standard No. 8 and has not disclosed transactions with related party transactions.

20.    DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES

          The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from those generally accepted in the United States (“US GAAP”).

          Apart from the cash flow disclosure differences outlined below, there are no other significant differences in the treatment of items included within these financial statements between how they are treated under UK GAAP and how they would have be treated under US GAAP.

Cashflows

          The statements of cash flows under UK GAAP present substantially the same information as that required under US GAAP. These statements differ, however, with regard to classification of items within the statements.

          Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, equity dividends paid and financing. US GAAP, however, require only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and servicing of finance and return on investments shown under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP. Capital expenditure would be included within investing activities and the payment of dividends would be included as a financing activity under US GAAP.

          The categories of cash flow activities under US GAAP can be summarised as follows:

	Year ended 30 June
	1998	1997
	£	£
Cash flows from operating activities	251,485	52,445
Cash flows from investing activities	(120,896)	(74,725)
Cash flows from financing activities	(97,210)	29,413

Increase in cash and cash equivalents	33,379	7,133
Cash and cash equivalents at the beginning of the year	12,522	5,389

Cash and cash equivalent at the end of the year	45,901	12,522

VIDEOWEB LIMITED

UNAUDITED PROFIT AND LOSS ACCOUNT

		9 month period ended 31 March,
		1999	1998
		(unaudited)
	Notes	£	£
TURNOVER	2	1,384,350	640,975
Cost of sales		665,645	256,561

Gross profit		718,705	384,414
Administrative expenses		733,020	275,433

OPERATING PROFIT	3	(14,315)	108,981
Interest payable and similar charges	4	46,666	17,802

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		(60,981)	91,179
Taxation	5	—	28,000

(LOSS)/PROFIT FOR THE PERIOD(1)		(60,981)	63,179
Dividends	6	43,480	42,608

(LOSS)/PROFIT RETAINED FOR THE PERIOD		(104,461)	20,571

          There are no recognised gains and losses other than those as shown above.

(1)
A summary of the adjustments to profit/(loss) for the period that would be required if United States generally accepted accounting principles were to be applied instead of those generally accepted in the United Kingdom is set forth in Note 8 of Notes to the Financial Statements.

See Notes to the Unaudited Financial Statements
VIDEOWEB LIMITED

UNAUDITED STATEMENT OF CASH FLOWS

		9 month period ended 31 March,
		1999	1998
		(unaudited)
	Notes	£	£
NET CASH INFLOW FROM OPERATING ACTIVITIES	7a	233,485	121,799
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE	7b	(48,146)	(19,152)
TAXATION	7c	(40,209)	5,558
CAPITAL EXPENDITURE	7d	(92,285)	(92,149)
EQUITY DIVIDENDS PAID		(42,000)	(41,258)
FINANCING	7e	(122,997)	(8,334)

		(122,152)	(33,536)

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

		9 month period ended 31 March,
		1999	1998
		(unaudited)
	Notes	£	£
Decrease in cash		(122,152)	(33,536)
Cash used to repay capital element of finance leases and hire purchase contracts		132,997	8,334
Cash inflow from increase in loans			—

Change in net debt resulting from cash flows	7f	10,845	(25,202)
New finance leases and hire purchase contracts		(188,079)	(507,347)

MOVEMENT IN NET DEBT		(177,234)	(532,549)

NET DEBT AT THE BEGINNING OF THE PERIOD	7f	(337,502)	(23,158)

NET DEBT AT THE END OF THE PERIOD	7f	(514,736)	(555,707)

(1)
A summary of the significant differences between the cash flows presented above and those required under United States generally accepted accounting principles is set forth in Note 8 of Notes to the Financial Statements.

See Notes to the Unaudited Financial Statements

VIDEOWEB LIMITED

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1.	ACCOUNTING POLICIES

Accounting convention

          “The unaudited financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.”

Turnover

          Turnover from video conferencing services and sale of video conferencing equipment is recognised when such services are rendered or equipment is sold net of value added tax and trade discounts.

          Retainers for contracts to provide such services are recognised over the period of the contract on a straight line basis.

Fixed assets and depreciation

          Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Computer equipment	-	20% to 33.3% straight line per annum
Fixtures, fittings and equipment	-	25% straight line per annum
Motor vehicles	-	25% to 33.3% straight line per annum

          The carrying values of tangible fixed assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying value may not be recoverable.

Stocks

          Stocks are valued at the lower of cost and net realisable value.

Deferred taxation

          Deferred taxation is provided at appropriate rates on all timing differences using the liability method only to the extent that, in the opinion of the directors, there is a reasonable probability that a liability or asset will crystallise in the foreseeable future.

Leasing and hire purchase commitments

          Assets obtained under hire purchase contracts and finance leases are capitalised as tangible assets and depreciated over their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant rate of charge on the net obligation outstanding in each period.

          Rentals payable under operating leases are charged against income on a straight line basis over the lease term.
VIDEOWEB LIMITED

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS—(Continued)

1.	ACCOUNTING POLICIES (continued)

Pensions

          The company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

2.	TURNOVER

          In the period ended March 31, 1999, 5% (1998 5%) of the company’s turnover was to markets outside the United Kingdom.

3.	OPERATING PROFIT

This is stated after charging:

	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Depreciation of tangible fixed assets — owned	68,327	31,449
— assets held under finance leases and hire purchase contracts	62,390	17,259
Operating lease rentals — plant and machinery	11,228	11,783
— land and buildings	54,871	15,810
Auditors’ remuneration	5,000	4,500
Directors’ emoluments	152,719	31,620

          The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 3 (1998—3).

4.	INTEREST PAYABLE AND SIMILAR CHARGES

	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Bank loans and overdrafts	3,451	5,870
Finance charges payable under finance leases and hire purchase contracts	43,215	11,932

	46,666	17,802

5. TAXATION
	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Current year corporation tax	—	28,000

VIDEOWEB LIMITED

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS—(Continued)

6.	DIVIDENDS

	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Ordinary dividend paid	42,000	41,258
Preference dividend paid	1,480	1,350

	43,480	42,608

7.	NOTES TO THE STATEMENTS OF CASH FLOWS

a) reconciliation of operating profit to net cash flow from operating activities

	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Operating profit	(14,315)	108,981
Depreciation	130,717	48,708
Decrease in debtors	(246,829)	(214,172)
Decrease in stocks	3,450	38,665
Increase in creditors	350,462	139,617

Net cash flows from operating activities	223,485	121,799

b) returns on investments and servicing of finance
Interest paid	(3,451)	(5,870)
Interest element of finance lease rentals payments	(43,215)	(11,932)
Preference dividend paid	(1,480)	(1,350)

	(48,146)	(19,152)

c) taxation
Corporation tax paid/(recovered)	40,209	(5,558)

d) capital expenditure
Payment to acquire tangible fixed assets	(92,285)	(92,149)

e) financing
Issue of ordinary shares	10,000	—
Repayments of capital element of finance leases	(81,331)	(30,878)
Increase/(decrease) in loans	(51,666)	22,544

	(122,997)	(8,334)

VIDEOWEB LIMITED

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS—(Continued)

7.	NOTES TO THE STATEMENT OF CASH FLOWS (continued)

f) analysis of changes in net debt

	At June 1, 1997	Cash flow	Non-cash changes	At March 31, 1998
	£	£	£	£

	(unaudited)
Cash at bank and in hand	12,522	(12,418)	—	374
Overdraft	—	(21,388)	—	(21,388)
Finance lease obligations	—	30,878	(507,347)	(476,469)
Debt due after one year	(35,680)	(22,544)	—	(58,224)

	(23,158)	(25,202)	(507,347)	(555,707)

	At June 1, 1997	Cash flow	Non-cash changes	At March 30, 1999

	£	£	£	£

	(unaudited)
Cash at bank and in hand	45,901	(45,901)	—	—
Overdraft	—	(76,251)	—	(76,251)
Debt due within one year	(33,886)	26,782	—	(7,104)
Debt due after one year	(24,884)	(24,884)	—	—
Finance leases and hire purchase contracts	(324,633)	81,331	(188,079)	(431,381)

	(337,502)	10,845	(188,079)	(514,736)

Non-cash transactions

          During the period, the company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of £188,079 (1998—£507,347).

8.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES

          The financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom (“U.K. GAAP”), which differ in certain respects from those generally accepted in the United States (“U.S. GAAP”).

          Apart from the cash flow disclosure differences outlined below, there are no other significant differences in the treatment of items included within these financial statements between how they are treated under U.K. GAAP and how they would have be treated under U.S. GAAP.

Cashflows

          The statements of cash flows under U.K. GAAP present substantially the same information as that required under U.S. GAAP. These statements differ, however, with regard to classification of items within the statements.

          Under U.K. GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, equity dividends paid and financing. U.S. GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash
8.	DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES (continued)

flows from taxation and servicing of finance and return on investments shown under U.K. GAAP would, with the exception of dividends paid, be included as operating activities under U.S. GAAP. Capital expenditure would be included within investing activities and the payment of dividends would be included as a financing activity under U.S. GAAP.

The categories of cash flow activities under U.S. GAAP can be summarized as follows:

	9 month period ended March 31,
	1999	1998
	(unaudited)
	£	£
Cash flows from operating activities	178,345	120,137
Cash flows from investing activities	(135,500)	(104,081)
Cash flows from financing activities	(164,997)	(49,592)

Decrease in cash and cash equivalents	(122,152)	(33,536)
Cash and cash equivalents at the beginning of the period	45,901	12,522

Cash and cash equivalent at the end of the period	(76,251)	(21,014)

INDEPENDENT AUDITORS’ REPORT

          We have audited the combined financial statements of Eureka Global Teleconferencing Services GmbH and TeleChoice Deutschland GmbH as of June 30, 2000, December 31, 1999, 1998 and 1997, including the related statements of income for the periods then ended and the notes. Theses financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the individual financial statements of Eureka Global Teleconferencing Services GmbH at December 31, 1998 and 1997 not the individual financial statements of TeleChoice GmbH at December 31, 1999 and 1998. Other auditors whose report has been furnished to us audited those statements, and our opinion, insofar as it relates to the amounts included for such individual financial statements, is solely based on the report of the other auditors.

          We conducted our audit in accordance with auditing standards generally accepted in the Federal Republic of Germany. Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, based on our audits, the financial statements referred to above present fairly, in all material aspects, the financial position of the combined business of Eureka Global Teleconferencing Services GmbH and TeleChoice Deutschland GmbH as of June 30, 2000, December 31, 1999, 1998 and 1997, and the net income for the periods then ended, in conformity with accounting principles generally accepted in the Federal Republic of Germany.

          For the convenience of the reader of the financial statements only, possible US-GAAP differences and its effect on the combined net income and combined shareholder’s equity is indicated in the notes to the financial statements.

Frankfurt/Main, at October 30, 2000

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprüfungsgesellschaft

P. Fuß Wirtschaftsprüfer	N. Devin Wirtschaftsprüfer

TELECHOICE DEUTSCHLAND GMBH AND
EUREKA GLOBAL TELECONFERENCING SERVICES GMBH

COMBINED/CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
AND THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000

	Eureka/TeleChoice combined Jan.-Jun. 2000	Eureka/TeleChoice combined 1999	Eureka/TeleChoice consolidated 1998	Eureka/TeleChoice combined 1997
	DM	DM	DM	DM
1. Revenues	2,166,051	2,835,246	2,255,948	458,667
2. Own work capitalised	—	—	—	798,000
3. Other operating income	90,066	90,360	34,473	8,623

	2,256,117	2,925,606	2,290,421	1,265,290
4. Cost of materials and purchased goods	1,036,490	906,507	870,304	144,102
5. Personnel expenses	1,229,978	1,474,412	516,341	478,431
6. Amortization and depreciation of intangible and tangible fixed assets	119,113	151,258	896,492	70,056
7. Other operating expenses	1,374,389	2,727,013	816,764	594,289

	3,759,970	5,259,190	3,099,901	1,286,878
8. Other interest and similiar income	439	12,005	74	186
9. Interest and similiar expenses	2,384	73,348	33,594	31,788

	1,945	61,343	33,520	31,602

10. Results from ordinary operations	(1,505,798)	(2,394,927)	(843,000)	(53,190)
11. Income Taxes	—	—	—	—
12. Other taxes	93	520	503	561

13. Net loss for the year	(1,505,891)	(2,395,447)	(843,503)	(53,751)
14. Retained earnings beginning of the year	(2,479,448)	(84,001)	—	(36,044)
15. Release capital surplus	—	—	849,297	—

16. Retained earnings at the end of the year	(3,985,339)	(2,479,448)	5,794	(89,795)

TELECHOICE DEUTSCHLAND GMBH AND
EUREKA GLOBAL TELECONFERENCING SERVICES GMBH

COMBINED/CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999, 1998 AND 1997 AND THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000

	Eureka/TeleChoice combined Jun. 30, 2000	Eureka/TeleChoice combined Dec. 31, 1999	Eureka/TeleChoice consolidated Dec. 31, 1998	Eureka/TeleChoice combined Dec. 31, 1997
	DM	DM	DM	DM
ASSETS
A. CAPITALIZED START-UP COST	—	—	—	859,450
B. FIXED ASSETS
I. Intangible Assets	235,311	143,316	1,243,527	—
II. Tangible Assets	476,912	491,069	144,318	173,274

	712,223	634,385	1,387,845	173,274
C. CURRENT ASSETS
I. Inventories	204,786	—	—	—
II. Receivables and Other Assets
1. Trade accounts receivables	1,138,108	551,416	590,494	142,817
2. Receivables due from affiliates	13,831	55,362	—	—
3. Other assets	28,024	82,117	38,297	53,268

	1,179,963	688,895	628,791	196,085
III. Cash on hand, Bank Accounts	101,704	145,066	700,102	59

	2,198,676	1,468,346	2,716,738	1,228,868
D. PREPAID EXPENSES AND DEFERRED CHARGES	22,028	129,095	—	—

	2,220,704	1,597,441	2,716,738	1,228,868

LIABILITIES AND SHAREHOLDERS’ EQUITY
A. EQUITY
I. Subscribed Capital	151,703	151,703	50,000	100,000
II. Capital Surplus	5,183,514	3,034,174	—	—
III. Retained Earnings	(3,985,339)	(2,479,448)	5,794	(89,795)

	1,349,878	706,429	55,794	10,205
B. SPECIAL RESERVES WITH AN EQUITY PORTION	—	—	54,300	—
C. ACCRUALS
Other Accruals	160,485	227,240	38,962	5,000

D. LIABILITIES
1. Liabilities due to banks	15,780	63,292	244,300	296,249
2. Trade accounts payable	446,072	411,191	356,394	149,691
3. Liabilities due to affiliates	5,573	62,101	650,135	628,542
4. Other liabilities	242,916	127,188	1,316,853	139,181

	710,341	663,772	2,567,682	1,213,663

	2,220,704	1,597,441	2,716,738	1,228,868

TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000

          The German combined as well as the consolidated statements for TeleChoice Deutschland GmbH, Bad Homburg/Germany (in the following referred to as “TeleChoice”) and Eureka Global Teleconferencing Services, Rödermark/Germany (in the following referred to as “Eureka”) were prepared according to the regulations of the German Commercial Code.

Significant Corporate Transaction

          From December 1998 to September 1999 TeleChoice (a 100% subsidiary of Time Communication Services AG, Bad Homburg/Germany) owned 100% of the shares of Eureka, consequently, consolidated statements were prepared according to the regulations of the German Commercial Code for the Year ended December 31, 1998.

          In September 1999 Time Communication Services AG acquired all of the shares of Eureka.

          With Share Purchase and Asset Purchase and Transfer Agreement signed on the 21st July 2000, Time Communication Services AG sold all shares in TeleChoice and Eureka (100%) to Darome Teleconferencing GmbH, Berlin/Germany (purchaser). Parent of the Purchaser is Genesys S.A. Montpellier, France.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Comments

          The financial statements as of June 30, 2000, December 31, 1999, 1998 and 1997, were compiled in accordance with accounting standards generally accepted in the Federal Republic of Germany. Consistent with the previous year, the cost-type format was used for the statement of income (loss).

          For the reader’s convenience, the disclosures required for specific balance sheet and income statements positions are included in these notes to the financial statements accompanied by additional information.

          The financial statements have been prepared on a going-concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business. The Companies prepare their financial statements on the accrual basis of accounting. Under this method of accounting revenue is recognised when earned, e.g. when products are shipped and projects are completed, and expenses are recognised when incurred.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting and Valuation Methods

          Intangible Assets (Software and Licenses) are stated at cost less amortisation on a straight-line basis.
TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

           Tangible assets are valued at purchase cost, less accumulated depreciation. Depreciation is determined on a straight-line basis taking into account the expected useful life of the related asset. Low-value goods costing up to DM 800.00 are fully depreciated and treated as disposed in the year when purchased. Maintenance, repairs and minor renewals are expensed as incurred. When property is disposed of, the related cost and accumulated depreciation is removed from the respective accounts, and any gain or loss is included in income.

          Receivables are valued at nominal value less adequate write-downs

          Accrued expenses were determined on the basis of reasonable business judgement under an appropriate estimation of all prevailing risks at the balance sheet date.

          Liabilities are recorded at the amounts to be repaid.

Consolidation Policies

          Please note that consolidated financial statements were prepared for the fiscal year 1998 only. For the years ended December 31, 1997 and 1999 and for the period January 1, 2000 to June 30, 2000, combined financial statements have been prepared.

          The Financial Statements of the companies included in the consolidated financial statements for the year ended 1998 were fully consolidated. The investment in the consolidated subsidiary (Eureka) and its share capital is eliminated. The investment amount in excess of the related share capital of Eureka consolidated subsidiary is recorded as goodwill in 1998.

          The accounts due from receivables or due to liabilities between TeleChoice and Eureka are eliminated. Differences arising from that were not noted.

          The effects of significant intercompany transactions, e.g. sales, purchases and interest, have been eliminated.

          Assets and liabilities of Eureka are valued uniformly in accordance with valuation methods in the financial statements of TeleChoice.

          Assets and liabilities denominated in foreign currencies are translated into Deutsche Marks at the balance sheet date rate, whereas equity positions are translated at historical rates. Income statement positions are translated at the approximate yearly average rate.

          The same policies were applied to the combined financial statements for the years 1997, 1999 and for the period January 1, 2000 to June 30, 2000 where necessary.

EXPLANATORY COMMENTS WITH RESPECT TO THE BALANCE SHEET

Start-up cost

          In 1997 TDM 798 were capitalised as start-up cost in connection with the business activities of Eureka. Together with the balance brought forward from FY 1996 the total amount of such cost capitalised at the end of 1997 is TDM 859. Such balance has been fully depreciated during the fiscal year 1998.
TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

Fixed Assets

          Intangible assets in 1998 include exclusively the goodwill arising from the consolidation of Eureka.

          Intangible assets in 1999 and for the period January 1, 2000 to June 30, 2000 include mainly EDP-software for operating purposes. The software is amortised over the expected useful life of 4 years,

          For financial reporting purposes, depreciation on tangible assets is computed using the straight-line method. The estimated useful lives are determined based on the customary term of use in the industry:

          In the year of acquisition, depreciation is determined with a full annual depreciation if acquired in the first half of the fiscal year. One half of the annual depreciation is recorded if the asset is acquired in the second half of the business year.

Inventories

          Inventories are valued at cost and comprise of an Lease-Cost-Router (“PowerEyes”).

Receivables and Other Assets

          All accounts receivable are due within one year.

Other Assets

          Other Assets mainly comprise of VAT receivables (June 2000: TDM 28, 1999: TDM 76, 1998: TDM 31, 1997: TDM 53)

Prepaid Expenses and Deferred Charges

          The 1999 balance includes mainly prepaid cost in connection with the CEBIT 2000, a computer fair in Hannover/Germany.

Capital Surplus

1999

          To strengthen the financial basis of TeleChoice and Eureka, the sole shareholder Time Communication Services AG, Bad Homburg, waived off its loans and receivables (intercompany service charges) due from TeleChoice and Eureka amounting to DM 2,341,528 (TeleChoice) and DM 692,646 (Eureka) effective December 31, 1999. The amounts were allocated to capital surplus.

2000

          To strengthen the financial basis of TeleChoice and Eureka, the sole shareholder Time Communication Services AG, Bad Homburg, waived off its loans and receivables (intercompany service charges) due from TeleChoice and Eureka amounting to DM 1,442,916 (TeleChoice) and DM 706,439 (Eureka) effective June 30, 2000. The amounts were allocated to capital surplus.
TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

Retained Earnings

          Retained Earnings reconcile as follows:

	TeleChoice	Eureka	Total
	DM	DM	DM
Retained Earnings 12/31/1997	—	(36,044)	(36,044)
Loss 1997	—	(53,751)	(53,751)

Retained Earnings 1/1/1998	—	(89,795)	(89,795)
Consolidation entry 1998	—	89,795	89,795

R/E beginning of the year 1998 per P&L	—	—	—
Loss 1998	(2,452)	(841,051)	(843,503)
Release capital surplus	—	849,297	849,297

Retained Earnings 12/31/1998; 1/1/1999	(2,452)	8,246	5,794
De-Consolidation entry 1999	—	(89,795)	(89,795)
Retained Earnings 12/31/1999	(2,452)	(81,549)	84,001

Other Accruals

          Other accruals were primarily made for Employee bonuses, vacation claims, bonuses and outstanding supplier invoices .

Liabilities

          All liabilities are due within one year. Liabilities are posted at their repayment value.

Other Liabilities

          The 1998 balance includes an amount of TDM 1,249 in TeleChoice books, which results from the purchase of the shares of Eureka at the end of 1998.

Commitments and Contingent Liabilities

          Eureka leases parts of its hardware (mainly Ports) under short- and medium-term lease agreements. At the end of 1999 there are three rental contracts with lease terms until the year 2002.

          At December 31, 1999, 1998 and 1997, the future minimum lease payments are as follows:

	06-30-2000	12-31-1999	12-31-1998	12-31-1997
	DM	DM	DM	DM
Year ending December 31,
— 1998	—	—	—	380,748
— 1999	—	—	261,944	261,744
— 2000	172,944	345,888	345,888	345,888
— 2001	345,888	345,888	345,888	345,888
— 2002	164,832	164,832	164,832	164,832

	683,664	856,608	1,118,552	1,499,100

TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

EXPLANATORY COMMENTS WITH RESPECT TO THE STATEMENT OF INCOME (LOSS)

Revenues

          The TeleChoice business is no longer in the start-up phase consequently, the Company shows a better performance during the first half of the year 2000 which let combined sales revenue significantly increase (based on annualised figures for 2000).

Cost of Materials and Purchased Goods

          The increase during the first half of the year 2000 is in line with the development in sales revenue as described above.

Personnel Expenses

          The total average headcount increased from 20 by the end of 1999 to 30 at the end of June, 2000. The personnel expenses increased accordingly.

Other Operating Income

          Other operating income for the year ended December 31, 1999 consists primarily of the release of an accrual set up for tax purposes in 1998 (“Ansparrücklage”, § 7 g EStG, TDM 54).

Amortisation and Depreciation of Intangible and Tangible Fixed Assets

          The amount recorded for fiscal year 1998 includes mainly the depreciation of start-up cost (TDM 859) capitalised in 1997.

Other Operating Expenses

          Other operating expenses 1999 consist of rental and leasing expenses for office buildings and EDP-equipment (TDM 915), intercompany charges (TDM 786), marketing and travel expenses (TDM 390) and other, including general and administrative expenses (TDM 636).

          The intercompany charges were, besides the loans to TeleChoice and Eureka, subject to the waiver of claims as mentioned above.

ADDITIONAL INFORMATION

Management Board

          The following individuals were assigned as members of the management board during:

2000

          Mr. Jörg Brockmann, Dietzenbach
          Mr. Peter Siefert, Neu-Isenburg (dismissed at August 15, 2000, Eureka, TeleChoice)*
TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

1999

          Mrs. Nataly Hoyer, Babenhausen (dismissed at July 8, 1999)*
          Mr. Jörg Brockmann, Dietzenbach
          Mr. Peter Siefert, Neu-Isenburg (assigned at January 29, 1999, Eureka)*

1998

          Mrs. Nataly Hoyer, Babenhausen
          Mr. Jörg Brockmann, Dietzenbach (assigned at December 22, 1998, TeleChoice/ December 30, 1998, Eureka)*
          Mr. Peter Siefert, Neu-Isenburg (assigned at December 22, 1998, TeleChoice)*

1997

          Mrs. Nataly Hoyer, Babenhausen (Eureka only)

* = Date of the shareholder’s resolution

Employees

          The average number of employees working for TeleChoice and Eureka was in:

2000: 30
1999: 20
1998: 15
1997: 5

US-GAAP CONSIDERATIONS

US-GAAP Differences

          The TeleChoice/Eureka combined/consolidated financial statements comply with General Accepted Accounting Principles in the Federal Republic of Germany, which differ in certain respects from U.S. GAAP. However, possible differences that may affect the consolidated net income and stockholders equity are stated below:

Deferred Taxes

          Under German GAAP the future tax benefit from application of income tax loss carry forward is not allowed to be recorded, whereas U.S. GAAP requires such recognition. However, due to the past loss history, which does not allow reasonable estimates for future earnings, a potential valuation allowance of 100 % should be taken into account, because significant portions of the tax benefit may result from the application of tax losses in very far future years. The valuation allowance should also consider effects, which may arise from downward adjustments to future expected profits and from the expected change in tax rates and the German tax system in the future (Unternehmenssteuerreform). Therefore, for U.S. GAAP purposes, we consider the tax benefit from the application of tax loss carry forwards to future earnings to be not significant.
TELECHOICE DEUTSCHLAND GMBH, BAD HOMBURG/GERMANY
EUREKA GLOBAL TELECONFERENCING SERVICES, RÖDERMARK/GERMANY

NOTES TO THE GERMAN COMBINED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1999 AND 1997, TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE COMBINED FINANCIAL
STATEMENTS FOR THE PERIOD JANUARY 1, 2000 TO JUNE 30, 2000—(Continued)

Lease Contracts

          All of the lease contracts at Eureka fulfil at least one criteria for capitalization in the US Financial Statements of the lessee. However, it is to consider that the net effect of capitalised lease expenses and the liability due to the lessor would have a minor effect on net income and net equity for the covered periods.

Bad Homburg/Rödermark, Germany at October 30, 2000

TeleChoice Deutschland GmbH Jörg Brockmann	Eureka Global Teleconferencing Services GmbH Jörg Brockmann

AUDITORS’ REPORT

To the Board of Directors of Astound Incorporated

          We have audited the consolidated balance sheets of Astound Incorporated as at March 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          With respect to the consolidated financial statements for the year ended March 31, 2000, we conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. With respect to the consolidated financial statements for the year ended March 31, 1999, we conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

          In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

          Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting policies generally accepted in the United States would have affected the financial statements to the extent summarized in note 14 to the consolidated financial statements.

KPMG LLP

Chartered Accountants

Mississauga, Canada
May 15, 2000

COMMENTS FOR UNITED STATES READERS ON CANADA-UNITED STATES REPORTING DIFFERENCES

          In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 1(a) to the financial statements. Our report to the directors dated May 15, 2000 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

KPMG LLP

Chartered Accountants

Mississauga, Canada
May 15, 2000

ASTOUND INCORPORATED

CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2000	March 31, 2000	March 31, 1999
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 2,518,289	$ 1,661,582	$1,329,799
Accounts receivable	1,066,171	353,086	188,069
Inventories (note 2)	17,217	14,147	37,338
Prepaid expenses and deposits	80,281	16,320	51,366

	3,681,958	2,045,135	1,606,572
Employee loans receivable (note 3)	105,952	105,952	105,952
Capital assets (note 4)	535,990	172,931	189,612
Deferred financing costs	169,625	—	—

	$ 4,493,525	$ 2,324,018	$1,902,136

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan (note 5)	$ 101,351	$ 104,167	$ —
Accounts payable and accrued liabilities	2,029,796	685,481	733,021
Deferred revenue	1,154,632	45,760	4,083
Income taxes payable	3,953	4,083	6,909

	3,289,732	839,491	744,013

Long-term debt (note 6)	2,512,603	—	—
Shareholders’ equity:
Share capital (note 7)	11,546,133	11,543,716	10,585,702
Special warrants (note 7(d))	862,627	862,627	7,815
Contributed surplus (note 7(b))	7,815	7,815	—
Deficit	(13,725,385)	(10,929,631)	(9,435,394)

	(1,308,810)	1,484,527	1,158,123
Future operations (note 1(a))
Commitments (note 8)
Subsequent events (note 15)

	$ 4,493,525	$ 2,324,018	$1,902,136

See accompanying notes to consolidated financial statements.

ASTOUND INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(EXPRESSED IN U.S. DOLLARS)

	Six months ended September 30			Years ended March 31
	2000	1999	2000	1999
	(Unaudited)
Revenue	$ 1,183,783	$ 608,629	$ 1,550,922	$1,323,340
Cost of revenue	351,785	124,655	234,348	444,942

	831,998	483,974	1,316,574	878,398
Expenses:
Sales and marketing	2,404,448	683,537	1,424,881	1,915,227
General and administrative	593,539	426,039	905,372	905,377
Research and development, net of investment tax credits (September 30, 2000—nil, September 30, 1999—$189,932, March 31, 2000—$189,932, March 31, 1999— $132,627)	617,581	180,631	491,676	712,278

	3,615,568	1,290,207	2,821,929	3,532,882

Loss before the following	(2,783,570)	(806,233)	(1,505,355)	(2,654,484)
Interest income	20,915	22,923	30,099	91,095
Interest expense	(27,099)	(6,878)	(12,981)	(45,479)

Loss before income taxes	(2,789,754)	(790,188)	(1,488,237)	(2,608,868)
Income taxes (note 9)	6,000	4,000	6,000	20,000

Loss for the period	(2,795,754)	(794,188)	(1,494,237)	(2,628,868)
Deficit, beginning of period	(10,929,631)	(9,435,394)	(9,435,394)	(6,806,526)

Deficit, end of period	$(13,725,385)	$(10,229,582)	$(10,929,631)	$(9,435,394)

Loss per share (note 10)	$ (0.16)	$ (0.05)	$ (0.09)	$ (0.19)

See accompanying notes to consolidated financial statements.

ASTOUND INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN U.S. DOLLARS)

	Six months ended September 30		Years ended March 31
	2000	1999	2000	1999
	(Unaudited)
Cash provided by (used in):
Operations:
Loss for the period	$(2,795,754)	$ (794,188)	$(1,494,237)	$(2,628,868)
Items not involving cash:
Depreciation	68,544	28,986	62,020	65,652
Amortization of deferred financing costs	2,875	—	—	23,088
Interest capitalized to long-term debt	12,603	—	—	—
Accrued interest charged to equity	—	—	—	47,618
Foreign exchange loss (gain)	5,458	—	(12,307)	(3,799)
Gain on disposition of capital assets	—	—	(3,494)	—

	(2,706,274)	(765,202)	(1,448,018)	(2,496,309)
Change in non-cash operating working capital balances:
Accounts receivable	(713,085)	57,653	(165,017)	647,324
Inventories	(3,070)	1,910	23,191	43,216
Prepaid expenses and deposits	(63,961)	28,270	35,046	(19,471)
Accounts payable and accrued liabilities	1,344,315	(104,945)	(47,540)	(321,714)
Deferred revenue	1,108,872	6,417	41,677	4,083
Income taxes payable	(130)	(4,826)	(2,826)	(14,391)

	(1,033,333)	(780,723)	(1,563,487)	(2,157,262)
Financing:
Issuance of long-term debt	2,500,000	—	—	—
Deferred financing costs	(172,500)	—	—	—
Proceeds of private placement of equity (note 7)	—	—	1,818,829	3,455,474
Proceeds from exercise of employee stock options	2,417	1,812	1,812	—
Proceeds of bank loan	—	—	104,167	—

	2,329,917	1,812	1,924,808	3,455,474
Investing:
Capital asset additions	(431,603)	(18,110)	(47,474)	(82,683)
Proceeds on sale of capital assets	—	—	5,629	—

	(431,603)	(18,110)	(41,845)	(82,683)
Foreign exchange gain (loss) on cash held in a foreign currency	(8,274)	—	12,307	3,799

Increase (decrease) in cash	856,707	(797,021)	331,783	1,219,328
Cash and cash equivalents, beginning of period	1,661,582	1,329,799	1,329,799	110,471

Cash and cash equivalents, end of period	$2,518,289	$ 532,778	$1,661,582	$1,329,799

Cash and cash equivalents are comprised of:
Cash in bank in excess of outstanding cheques	$ 168,289	$ 532,778	$1,661,582	$ 207,157
Term deposits, with terms of less than three months	2,350,000	—	—	1,122,642

	$2,518,289	$ 532,778	$1,661,582	$1,329,799

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$ 6,130	$ 8,826	$ 5,302	$ 20,000
Interest	14,496	6,878	12,981	1,000
Issuance of shares on conversion of debentures, a non-cash transaction	—	—	—	1,484,655

See accompanying notes to consolidated financial statements.

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

          Astound Incorporated was incorporated under the Business Corporations Act (Ontario). The Company develops, markets, publishes, hosts and supports software for real-time multimedia communication and collaboration.

1.    Significant accounting policies:

          These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which in the case of the Company conform in all material respects with those in the United States, except as outlined in note 14. Significant accounting policies adopted by the Company are as follows:

(a)  Basis of presentation:

          These consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. Since the commencement of operations, the Company has had operating cash flow deficiencies each year which have been financed by shareholders and investors. Operating cash flow deficiencies are expected to continue in the near term until such time as the Company is generating sufficient sales volumes.

          The Company’s financial plan for the 2001 fiscal year assumes significant increases in revenue from its core products, as well as significant increases in operating costs, resulting in continued operating cash flow deficiencies for the next fiscal year. Under this plan, the Company will require additional financing during the 2001 fiscal year. The Company’s ability to continue as a going concern is dependent on obtaining additional financing sufficient to sustain operations and achieve its long-term financial plan.

          As discussed in note 15(d), subsequent to September 30, 2000, the Board of Directors of the Company entered into an agreement with Genesys S.A., a public company based in France. If the transaction completes as contemplated, the Company will become a wholly owned subsidiary of Genesys S.A., and the future operations and financing agreements will be under the control of Genesys.

(b)    Principles of consolidation:

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Astound Incorporated, a Delaware corporation. All material intercompany transactions and balances have been eliminated.

(c)    Inventories:

          Components are stated at the lower of weighted average cost and replacement cost. Finished goods are stated at the lower of weighted average cost and net realizable value.

(d)    Capital assets:

          Capital assets of the Company are stated at cost. Depreciation is provided on a declining-balance basis using the following annual rates:

Computer hardware	30%
Computer software	50%
Furniture and fixtures	20%
Promotional display booth	30%
ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

(e)    Deferred financing costs:

Deferred financing costs are amortized on a straight-line basis over the term of the financing.

(f)    Revenue recognition and deferred revenue:

          Revenue from product licensing is recognized when products are shipped, provided that no significant vendor obligations remain and collection is reasonably assured. Revenue is recorded net of discounts, rebates and provisions for returns. Revenue from software hosting, maintenance and support and where significant vendor obligations remain is recognized over the term of the related contract periods based on time or usage of the services. Deferred revenue is represented by amounts received in advance of meeting the revenue recognition criteria.

(g)    Research and development:

          Research costs are expensed as incurred. Development costs are expensed as incurred unless they meet certain stringent criteria for deferral. To date, no development costs have met these criteria and none have been deferred. Investment tax credits in connection with research and development activities are accounted for using the cost reduction method, which recognizes the credits as a reduction in the cost of the related assets or expenditures. Research and development investment tax credits are recognized in the year when it is determined there is reasonable assurance of their recovery.

(h)    Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

(i)    Stock-based compensation plans:

          The Company has a stock-based compensation plan as described in note 7(e). No compensation expense is recognized for this plan when stock or stock options are issued to employees, consultants to the Company, or members of the Board of Directors. Any consideration paid by employees, consultants to the Company or members of the Board of Directors on exercise of stock options or purchase of stock is credited to share capital. If stock or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to retained earnings or deficit.

(j)    Income taxes:

          (i) For the years ended March 31, 2000 and 1999:

For the years ended March 31, 2000 and 1999, the Company used the deferred tax allocation method whereby income taxes are provided for in the year in which the related income and expense is recorded in the financial statements. Under the tax allocation method, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Deferred tax assets relating to operating losses carried forward are recorded when there is virtual certainty of their realization in the carry forward period.

          (ii) For the six months ended September 30, 2000 and 1999 (unaudited):

Effective April 1, 2000, the Company adopted the asset and liability method of accounting for income taxes under Section 3465 of the CICA Handbook, Income Taxes (“Section 3465”). The implementation of this method of accounting, which was applied retroactively, without restatement of prior periods, did not result in a change to the amount of future tax asset or liability or deficit at April 1, 2000, and would not have impacted the reported loss in prior years if the prior periods had been restated.

Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent that it is not more likely than not that a future tax asset will be realized, a valuation allowance is provided against the excess. Under the asset and liability method, the effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)    Foreign currency translation:

          The U.S. dollar is the functional currency of the Company’s operations which are classified as integrated for foreign currency translation purposes. Monetary assets and liabilities are denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rates prevailing at year end. Non-monetary items are translated at historical exchange rates. Revenue and expense transactions are translated at exchange rates prevalent at the transaction date. Exchange gains and losses are included in the determination of net earnings in the period in which they arise.

(l)    Unaudited Financial information:

          The consolidated financial information as at September 30, 2000, and for the six month periods ended September 30, 2000 and 1999 is unaudited; however, in the opinion of management, they include all adjustments, consisting solely of normal recurring adjustments, which are necessary for a fair presentation of the financial results for the periods presented. Results of operations for the six month periods presented are not necessarily indicative of the results that may be expected for the full fiscal year.

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

2.    Inventories:

	September 30, 2000	March 31, 2000	March 31, 1999
	(Unaudited)
Components	$11,247	$ 8,106	$21,108
Finished goods	5,970	6,041	16,230

	$17,217	$14,147	$37,338

3.    Employee loans receivable:

          The amount is comprised of two notes due from an employee who is also a director. One note is for $60,000 and is non-interest bearing while the other note is for $45,952 and bears interest at 7.5% per annum. The notes are due 10 days after a public offering and listing of the Company’s common shares in Canada or the United States and not later than March 1, 2005 and March 31, 2001, respectively. The note due March 31, 2001 has been classified as long-term because the Company does not intend to demand repayment during the next year.

4.    Capital assets:

	September 30, 2000
	Cost	Accumulated depreciation	Net book value
	(Unaudited)
Computer hardware	$532,090	$250,962	$281,128
Computer software	211,156	26,395	184,761
Furniture and fixtures	76,796	12,152	64,644
Promotional display booth	20,566	15,109	5,457

	$840,608	$304,618	$535,990

	March 31, 2000
	Cost	Accumulated depreciation	Net book value
Computer hardware	$370,025	$214,655	$155,370
Furniture and fixtures	18,414	7,273	11,141
Promotional display booth	20,566	14,146	6,420

	$409,005	$236,074	$172,931

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

	March 31, 1999
	Cost	Accumulated depreciation	Net book value
Computer hardware	$327,086	$157,572	$169,514
Furniture and fixtures	16,736	5,809	10,927
Promotional display booth	20,566	11,395	9,171

	$364,388	$174,776	$189,612

5.    Bank loan:

          The Company has a demand bank loan in the amount of Cdn. $150,000 (1999—nil) which bears interest at the bank prime rate plus 2%, and is secured under a general security agreement. As of March 31, 2000, the loan is due September 30, 2000. As of September 30, 2000 (unaudited), the lender has agreed to extend the due date to December 1, 2000 (note 15(a)).

6.    Long-term debt (unaudited):

          The Company entered into a convertible promissory note purchase agreement dated as of September 8, 2000 to issue an aggregate of $4,999,000 in convertible promissory notes. The first note was issued on September 8, 2000, for gross cash proceeds of $2,500,000. This note has a five year term with no principal or interest payments until expiry of the term. The note bears interest at an annual rate of 8%, compounded and accrued quarterly. The note is convertible, subject to certain conditions, into Class B Preferred Shares at the option of the holder and is automatically converted upon a subsequent financing or equivalent transaction meeting specific criteria, at the lower of $2.91 per share and the per share equivalent pricing of that transaction. The conversion price of $2.91 per share exceeded the estimated market value of the Company’s common shares at the date of issuance. Under the terms of the convertible promissory note purchase agreement, the Company will issue the remaining $2,499,000 pursuant to a second convertible promissory note on November 30, 2000, following completion of certain events, including the amendment of the articles of incorporation to create the Class B Preferred Shares (note 15(b)).
ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

7.    Share capital:

          Authorized:

Unlimited number of preferred and common shares

          Share capital issued, outstanding, and fully paid:

	Common shares		Series A preferred shares, voting
	Number of shares	Amount	Number of shares	Amount	Total amount
Balance, March 31, 1998	9,486,000	$ 5,645,573	—	$ —	$ 5,645,573
Private placement for cash(a)	5,066,666	3,455,474	—	—	3,455,474
Conversion of debentures(a)	2,083,996	1,484,655	—	—	1,484,655

Balance, March 31, 1999	16,636,662	10,585,702	—	—	10,585,702
Private placement for cash(c)	—	—	1,260,000	956,202	956,202
Options exercised for cash	1,812	1,812	—	—	1,812

Balance, March 31, 2000	16,638,474	10,587,514	1,260,000	956,202	11,543,716
Options exercised for cash	2,417	2,417	—	—	2,417

Balance, September 30, 2000 (unaudited)	16,640,891	$10,589,931	1,260,000	$956,202	$11,546,133

          Common share purchase warrants and special warrants issued and outstanding:

	Number	Amount
Balance, March 31, 1998	781,500	$ 7,815
Private placement(a)	3,377,776	—

Balance, March 31, 1999	4,159,276	7,815
Expiry of warrants(b)	(781,500)	(7,815)
Private placement(c)	1,307,375	—
Private placement(d)	1,137,500	862,627

Balance, March 31, 2000 and September 30, 2000 (unaudited)	5,822,651	$ 862,627

          (a)  On June 19, 1998, the Company completed a private placement of 5,066,666 special units (“ Special Unit(s)”). Each Special Unit consisted of one special warrant (“Special Warrant”) and 0.15 of one non-assignable special option (“Special Option(s)”). Each Special Unit was issued at the subscription price of $0.75. Gross cash proceeds from the Special Units are $3,693,500 with 142,000 Special Units granted as partial compensation to the financing agent for services rendered. Net proceeds from this financing are $3,455,474.
ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

           Concurrent with the completion of this offering, $1,563,000 redeemable, convertible secured debentures were converted into 2,083,996 common shares at their original issued conversion price of $0.75 per share. The amount credited to share capital on June 19, 1998 was as follows:

Principal amount of debenture converted	$1,563,000
Unamortized deferred financing costs	(125,963)
Accrued interest on date of conversion	47,618

$1,484,655

          The 5,066,666 Special Warrants were exercised on September 10, 1998 to give the holders 5,066,666 common shares and 3,377,776 Warrants. Each Warrant entitles the holder to acquire one common share at a price of $0.75 common share until September 8, 1999 and at a price of $1.00 per common share from September 9, 1999 until September 8, 2001. As at March 31, 2000, and September 30, 2000 (unaudited), all of these Warrants remain outstanding.

          Also on September 10, 1998, 760,000 Special Options were exercised to give the holders 760,000 non-assignable options (an “Option”). Each Option entitles the holder thereof to acquire one Unit at the price of $0.0001 in the event that the Company has not satisfied certain covenants regarding future public offerings or alternative transactions prior to June 19, 2000. Each Unit consists of one common share and  2 /3 of one common share purchase warrant exercisable to acquire one common share at a price of $1.00 per share. As at March 31, 2000, these Options remain outstanding. As of September 30, 2000 (unaudited), the holders of these Options had notified the Company of their intent to exercise these options, however the common shares and common share purchase warrants had not been issued.

          (b)  On September 5, 1999, 781,500 common share purchase warrants issued September 5, 1997 expired without being exercised. The $7,815 carrying value of the warrants has been credited to contributed surplus.

          (c)  During the year ended March 31, 2000, the Company issued, through a private placement, a total of 1,260,000 Series A voting preferred shares and 1,307,375 Special Warrants, including 47,375 Special Warrants issued to the underwriting agent for no proceeds as compensation for services. Gross cash proceeds from the issue amounted to $1,008,000. After deducting costs of the issue, net proceeds of $956,202 were received, which has been allocated entirely to the preferred shares. The Series A preferred shares are convertible on a one-for-one basis into common shares at any time, with automatic conversion following a public offering or alternative transaction involving the Company’s securities. The preferred shares have no specific dividend rate.

          Each Special Warrant is exercisable for no consideration to acquire one common share purchase warrant on or before the earlier of the date of filing a qualifying prospectus and July 14, 2001. Each common share purchase warrant entitles the holder to acquire one common share for $1.00 per share. As at March 31, 2000, none of the special warrants had been exercised .

          (d)  On March 3, 2000, the Company issued through private placement 1,137,500 Special Warrants for gross cash proceeds of $910,000. After deducting costs of the issue, net proceeds of $862,627 were received. Each Special Warrant is convertible for no additional consideration into one common share at any time, with automatic conversion on the earlier of July 17, 2001, the date of filing a qualifying prospectus, or the date of an alternative transaction.

          (e)  Stock option plan:

          The Company has reserved for issuance 2,324,066 common shares (1999—2,325,878) pursuant to a Stock Option Plan (the “Plan”). Under the Plan, options may be granted by the Board of Directors to full-time employees, consultants to the Company and members of the Board of Directors. Options granted generally have a ten year term and, subject to acceleration in the event of a change of control, these options generally vest over four years, 25% after one year and the remainder prorated monthly over the remaining three years.

	Six months ended September 30 2000		Years ended March 31
			2000		1999
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
	(Unaudited)
Outstanding, beginning of period	1,218,447	$ 0.987	853,000	$ 0.985	1,167,000	$ 0.989
Granted	1,049,133	1.000	1,460,280	1.000	257,000	1.000
Exercised	(2,417)	1.000	(1,812)	1.000	—	—
Forfeited/cancelled	(46,150)	1.000	(1,093,021)	1.000	(571,000)	1.000

Outstanding, end of period	2,219,013	0.993	1,218,447	0.987	853,000	0.985

Weighted average remaining contract term		8.4 years		7.9 years		8.0 years

Options exercisable, end of period	776,222	$ 0.980	644,494	$ 0.978	408,953	$ 0.980

8.     Commitments:

          As at March 31, 2000, the Company is committed to operating leases for premises and office and computer equipment. Net minimum lease payments in future fiscal years are as follows:

2001	$ 198,000
2002	295,000
2003	245,000
2004	229,000
2005	229,000
Thereafter	114,000

$1,310,000

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

           (Unaudited)

          During the six months ended September 30, 2000, the Company committed to operating leases for facilities, computer equipment and related maintenance and support, with aggregate minimum payments of $47,200 per month with minimum terms of 12 to 24 months.

9.    Income taxes:

          As at March 31, 2000, the Company has non-capital losses for Canadian income tax purposes of approximately $11,000,000 available to reduce future years’ taxable income. The tax benefit of these losses has not been recognized in these financial statements. Losses of $3,800,000 arose from tax depreciation and research and development expenditure claims and can be carried forward indefinitely. If not utilized, the losses, net of the amount arising from tax depreciation and research and development expenditure claims, expire as follows:

2004	$ 500,000
2005	1,800,000
2006	2,000,000
2007	2,200,000
2008	700,000

$7,200,000

          Income tax expense differs from the amount that would be computed by applying the expected income tax rate to loss before income taxes. The reasons for the differences are as follows:

	Years ended March 31
	2000	1999
Tax recovery based on statutory rates	$(658,000)	$(1,105,000)
Increase resulting from:
Manufacturing and processing tax credit	75,000	125,000
Benefit of non-capital losses not recognized	577,000	990,000
Other	12,000	10,000

	$ 6,000	$ 20,000

10.    Loss per share:

          Loss per share has been calculated using the weighted average number of common and preferred shares outstanding during the six month period ended September 30, 2000 (unaudited) of 17,899,041 (1999—15,659,428) and during the year ended March 31, 2000 of 16,638,172 (1999—13,917,248). The preferred shares have been included as they have voting and dividend rights comparable to the common shares and are exchangeable to common shares for no additional consideration. The potential effect of the issuance of shares under stock option plans and to share purchase warrant holders is not dilutive to loss per share.
ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

11.    Related party transactions:

          Until January 15, 1999, the Company leased on a month-to-month basis certain premises beneficially owned by two of its directors. Rental payments made in the periods ended September 30, 2000 and 1999 (unaudited), pursuant to this arrangement amounted to nil (March 31, 2000—nil; 1999—$40,300) and are recorded at the exchange amounts.

          During the period ended September 30, 2000 (unaudited), the Company was charged fees of nil (September 30, 1999—$16,200, March 31, 2000—$16,200; 1999—$72,000) by a shareholder pursuant to a strategic assistance agreement which expired in June 1999.

12.    Segmented information:

          Management has determined that the Company operates in one segment which is the development and licensing of computer software.

          Summarized rounded revenue by geographic region as determined by the location of the customers is as follows:

	Six months ended September 30		Years ended March 31
	2000	1999	2000	1999
	(Unaudited)
United States	$ 992,000	$558,000	$1,403,000	$1,050,000
Canada	163,000	24,000	47,000	91,000
Europe	21,000	24,000	55,000	140,000
Other	8,000	3,000	46,000	42,000

	$1,184,000	$609,000	$1,551,000	$1,323,000

          Substantially all of the net identifiable assets are located in Canada.

          During the year ended March 31, 2000, a single customer represented approximately 16% of recorded revenue. As of March 31, 2000, three customers represented 83% of accounts receivable. During the year ended March 31, 1999, no single customer represented more than 10% of recorded revenue. As of March 31, 1999, one customer represented 24% of accounts receivable.

13.    Fair values of financial instruments:

          As at March 31, 2000 and 1999, with the exception of employee loans receivable for which fair value is not easily determinable, given their nature, the fair values of financial assets and liabilities approximate their carrying values due to the short-term nature of these instruments.

14.    Reconciliation to accounting principles generally accepted in the United States:

          These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). In certain respects, accounting principles generally accepted in the United States (“U.S. GAAP”) differs from Canadian GAAP. The following is a summary of the effect of significant differences in GAAP on the consolidated financial statements.

(a) Income taxes:

          (i)  For the years ended March 31, 2000 and 1999:

For the years ended March 31, 2000 and 1999, Canadian GAAP allowed the use of the deferred tax allocation method as described in note 1(j)(i).

        Under the U.S. GAAP, Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, “Accounting For Income Taxes” (SFAS 109), companies must adopt an asset and liability approach to account for income taxes. Under the asset and liability method deferred tax assets and liabilities are recognized and currently enacted rates for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets relating to operating loss carryforwards are recorded their realization in the carryforward period is more likely than not.

        Application of SFAS 109 for the financial statements for the years ended March 31, 2000 and 1999, would have resulted in no material changes to recorded assets and liabilities or results of operations and cash flows.

          (ii)  For the six months ended September 30, 2000 and 1999 (unaudited):

        Effective April 1, 2000, the Company adopted the asset and liability method of accounting for income taxes under Section 3465 of the CICA Handbook, Income Taxes (“Section 3465”) as described in note1(j)(ii).

        U.S. GAAP under SFAS 109 does not recognize the concept of substantively enacted tax laws and rates and only allows recognition of the impact of tax rate change on future income tax assets and liabilities once it is passed into law.

        Application of SFAS 109 for the financial statements for the six months ended September 30, 2000 and 1999, would have resulted in no material changes to recorded assets and liabilities or results of operations and cash flows.

(b)  Investment tax credits for research and development:

          Canadian GAAP requires investment tax credits received for research and development to be netted against research and development expense or capitalized cost, if applicable.

          For U.S. GAAP purposes, the Company has used the tax reduction method where investment tax credits have been netted against the income tax provision.

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

(c)  Stock compensation:

          As described in note 1(i), under the Canadian GAAP accounting policy adopted by the Company it is not required to record a compensation element relating to stock option plans provided to employees, consultants to the Company and members of the Board of Directors. Any consideration received on exercise of the stock options is credited to share capital.

          U.S. GAAP encourages but does not require companies to record compensation cost for stock option plans at fair value. The Company accounts for stock options issued to employees and members of the Board of Directors in their capacity as directors using the intrinsic value method as permitted under Accounting Principles Board No. 25.

          The fair value of stock options issued to consultants to the Company and to members of the Board of Directors acting other than as directors, are recorded as an expense in the period they are granted, as required under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“SFAS 123”). The fair value of each such option granted is estimated on the date of grant using the Black-Scholes option-pricing model.

          Options granted to consultants and members of the Board of Directors acting other than as directors, in prior years had a fair value of $57,600 when granted which, under SFAS 123, would result in an increase contributed surplus and an increase in deficit for all periods in these statements. There were no such options granted during the six months ended September 30, 2000 and 1999 (unaudited) or the two years ended March 31, 2000.

          (Unaudited)

          As indicated in note 7(a), on September 10, 1998 the Company issued 760,000 Options to the purchasers of the Special Units which were contingently exercisable based on future events. On June 19, 2000 the specified events had not occurred and the Options became exercisable. The fair value of the securities underlying these Options at June 19, 2000 was $2,280,000. For U.S. GAAP purposes this amount has been recognized in the six month period ended September 30, 2000, by increasing contributed surplus and a charge against deficit.

(d)  Net loss in accordance with U.S. GAAP:

	Six months ended September 30		Years ended March 31
	2000	1999	2000	1999
	(Unaudited)
Net loss in accordance with Canadian GAAP	$(2,795,754)	$(794,188)	$(1,494,237)	$(2,628,868)
Impact on net loss of U.S. GAAP adjustments:
Stock options	(104,385)	—	—	—
Net loss and comprehensive loss in U.S. GAAP	$(2,900,139)	$(794,188)	$(1,494,237)	$(2,628,868)

Basic and diluted loss per share	$ (0.16)	$ (0.05)	$ (0.09)	$ (0.19)

ASTOUND INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Expressed in U.S. dollars)

SIX MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND YEARS ENDED MARCH 31, 2000 AND 1999
(INFORMATION AS AT SEPTEMBER 30, 2000 AND 1999 AND FOR
THE SIX MONTH PERIODS THEN ENDED IS UNAUDITED)

           The application of U.S. GAAP would result in the following presentation of these captions on the consolidated balance sheets:

	September 30, 2000	March 31, 2000	March 31, 1999
	(Unaudited)
Shareholders’ equity:
Contributed surplus	$ 3,178,206	$ 65,415	$ 57,600
Deferred compensation	(728,406)	—	—
Deficit	(16,167,370)	(10,987,231)	(9,492,994)

          The application of U.S. GAAP would result in the following presentation of these captions on the consolidated statements of operations and deficit:

	Six months ended September 30		Years ended March 31
	2000	1999	2000	1999
	(Unaudited)
General and administrative	$ 697,924	$ 426,039	$ 905,372	$ 905,377
Research and development	617,581	370,563	681,608	844,905
Income taxes (recovery)	6,000	(185,932)	(183,932)	(112,627)
Fair value assigned to options exercisable from Special Unit offering (note 7(a))	2,280,000	—	—	—

(e)  New Accounting Pronouncements:

          In June 1998, the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133 on “Derivative Instruments and Hedging Activities” was amended by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 137 which requires that the Company report all derivative financial instruments on the consolidated financial statements at fair value. To date the Company has not entered into derivative instruments. Management does not believe that the standard will have a material impact on the consolidated financial statements.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition in Financial Statements”. The Company is required to adopt this accounting guidance, as amended by SAB 101A and SAB 101B, no later than the fourth quarter of fiscal year 2001. The Company believes its existing revenue recognition policies are in compliance with SAB 101, and therefore, does not anticipate its adoption will have a material impact on the Company’s financial condition, results of operations or cash flows.

          In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”: an Interpretation of APB Opinion No. 25. This Interpretation clarifies the application of APB No. 25 for certain issues, including: the definition of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions apply to events occurring after December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of this Interpretation did not have a material impact on the Company’s financial position, results of operations or cash flows.

15.    Subsequent events (unaudited):

          (a)  Subsequent to September 30, 2000, the due date for the bank loan, which had been extended to December 1, 2000, was further extended to February 1, 2001.

          (b)  On November 30, 2000, the company issued a convertible note payable for gross cash proceeds of $2,499,000 pursuant to the note purchase agreement described in note 6. The note payable has a five year term, bears interest at an annual rate of 8%, compounded and accrued quarterly, with no principal or interest payments until expiry of the term. The note is convertible, subject to certain conditions, into Class B Preferred Shares at the option of the holder and is automatically converted upon a subsequent financing or equivalent transaction meeting specific criteria, at the lower of $2.91 per share and the per share equivalent pricing of that transaction. As a condition of the note purchase agreement, the articles of incorporation of the Company were amended to create and authorize an unlimited number of Class B Preferred Shares.

          (c)  On December 6, 2000, 760,000 Options (note 7(a)) were exercised for total gross cash proceeds of $76, and the Company issued 760,000 common shares and 506,666 common share purchase warrants exercisable for $1.00 per share.

          (d)  On December 18, 2000, the Company entered into a merger agreement which sets forth the terms and conditions of a proposed business combination of the Company and Genesys S.A., whereby, pursuant to a Plan of Arrangement, Genesys would acquire all of the capital stock and outstanding securities of the Company in exchange for capital stock and securities of Genesys and cash. The Transaction is subject to the approval of the Plan of Arrangement by Astound shareholders and the approval by Genesys shareholders of the issuance of the necessary Genesys shares to implement the Plan of Arrangement. If the transaction completes as contemplated, the Company will become a wholly owned subsidiary of Genesys S.A.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

VIALOG CORPORATION,

GENESYS SA

AND

ABCD MERGER CORP.

Dated as of October 1, 2000

EXHIBITS

                     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 1, 2000 (this “Agreement”), by and among Vialog Corporation, a Massachusetts corporation (the “Company”), Genesys SA, a corporation (societé anonym) organized under the laws of France (“Parent”), and ABCD Merger Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”).

WITNESSETH

                    WHEREAS, Parent, Merger Sub and the Company and the respective Boards of Directors thereof deem it advisable and in the best interests of their respective corporations and the stockholders thereof to merge Merger Sub with and into the Company pursuant to the provisions of the Business Corporation Law of the Commonwealth of Massachusetts (the “Massachusetts BCL”);

                    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent as sole shareholder of Merger Sub, have each approved this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and in accordance with the Massachusetts BCL, whereby each issued and outstanding share of common stock, par value $ .01 per share, of the Company (the “Common Stock”) (other than shares of Common Stock owned, directly or indirectly, by the Company or by Merger Sub immediately prior to the Effective Time (as defined in Section 1.1(b) hereof)), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into a fraction of a Parent American Depositary Share (collectively, the “ADSs”), each of which ADS represents one-half of a share, nominal value 30 French francs per share, of Parent (the “Parent Shares”) in accordance with the provisions of Article I of this Agreement;

                    WHEREAS, as a condition and inducement to Parent’ s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with certain shareholders of the Company, dated the date hereof (the “Voting Agreement”), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions contained therein, to vote all shares of Common Stock then owned by such shareholders to approve and adopt this Agreement and the transactions contemplated hereby, and have granted to Parent a proxy coupled with an interest to vote their shares of Common Stock upon the terms and subject to the conditions set forth therein; and

                    WHEREAS, for U.S. federal income tax purposes, the Merger (as defined in Section 1.1(a) hereof) is intended to qualify as a “reorganization” under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

                    NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE  I

THE MERGER

           SECTION  1.1    THE MERGER.

                    (a)  Upon the terms and subject to the conditions of this Agreement, and in accordance with the Massachusetts BCL, at the Effective Time (as defined in Section 1.1(b) hereof), Merger Sub shall be merged (the “Merger”) with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Massachusetts and shall continue under the name “Patriot Corporation.”

                     (b)  Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Parent and Merger Sub shall cause the Merger to be consummated by filing, as soon as practicable after the Closing, this Agreement or articles of merger (the “Articles of Merger”) with the State Secretary of the Commonwealth of Massachusetts (the “Secretary of State”) in accordance with the relevant provisions of the Massachusetts BCL. The Merger shall become effective on the date and time at which this Agreement or the Articles of Merger have been duly filed with the Secretary of State or at such other date and time as is agreed in writing between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

                    (c)  The Merger shall have the effects set forth in the applicable provisions of the Massachusetts BCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, liabilities, debts and duties of the Company and Merger Sub.

           SECTION  1.2    EFFECT ON COMMON STOCK.

                    (a)  CANCELLATION OF SHARES OF COMMON STOCK.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into ADSs pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the ADSs representing Parent Shares into which such shares of Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.3(c) hereof and (iii) any cash, without interest, to be paid in lieu of any fraction of an ADS in accordance with Section 1.3(d) hereof.

                    (b)  CAPITAL STOCK OF MERGER SUB.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 140,000 shares of common stock, par value $ .01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                    (c)  CONVERSION OF SHARES OF COMMON STOCK.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.2(d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.5126 ADSs (the “Exchange Ratio”)(which, together with any cash in lieu of a fractional ADS paid pursuant to Section 1.3(d) hereof, shall be the “Merger Consideration”). Notwithstanding the foregoing, (i) if the “Effective Time Parent Share Price” (as hereafter defined) shall be greater than $ 59.5092, the Exchange Ratio shall be 1.15 multiplied by one over the fraction representing the number of Parent Shares per ADS, multiplied by the amount determined by dividing $  13.2616 by the Effective Time Parent Share Price, and (ii) if the Effective Time Parent Share Price shall be less than $ 43.9851, the Exchange Ratio shall be 0.85 multiplied by one over the fraction representing the number of Parent Shares per ADS, multiplied by the amount determined by dividing $ 13.2616 by the Effective Time Parent Share Price; provided that (x) if the Effective Time Parent Share Price is less than $ 33.6356, the Exchange Ratio shall be 0.6703; and (y) if the Effective Time Parent Share Price is greater than $ 69.8587, the Exchange Ratio shall be 0.4366. In any case, the Exchange Ratio shall be rounded to the nearest 1/10,000 of a share.

                     For purposes of this Agreement, the “ Signing Date Parent Share Price Equivalent” shall be the U.S. dollar equivalent (based on the spot exchange rate between the U.S. dollar and the euro for each relevant date, as published in the Wall Street Journal) of the volume-weighted average (as mutually determined by Parent and the Company) of the closing share prices (expressed in euros) of the Parent Shares on the Nouveau Marché of the Paris Bourse SBF S.A. (the “Nouveau Marché”) based on the closing share prices and trading volumes reported by Reuters (or, if not so reported, as reported by any other authoritative source mutually agreed upon by Parent and the Company) on the ten (10) consecutive trading days ending on the second trading day immediately prior to the earlier of (i) the execution of this Agreement and (ii) the first public announcement of the Merger by any of the parties to this Agreement. For purposes of this Agreement, the “Effective Time Parent Share Price” shall be the U.S. dollar equivalent (based on the spot exchange rate between the dollar and the euro for each relevant date as published in the Wall Street Journal) of the volume-weighted average (as mutually determined by Parent and the Company) of the closing prices of the Parent Shares on the Nouveau Marché for the ten (10) consecutive trading days ending on the second trading day prior to the date of the Special Meeting (so long as the Closing Date occurs within five business days of the Special Meeting or, if the Closing Date is more than five business days after the Special Meeting, the Closing Date), based on the closing share prices and trading volumes reported by Reuters (or, if not so reported, as reported by any other authoritative source mutually agreed upon by Parent and the Company). All ADSs issued as part of the Merger Consideration shall be validly issued, fully paid and non-assessable.

                    (d)  DISSENTING SHARES.     (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the Massachusetts BCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive ADSs pursuant to Section 1.2(c), but the holder thereof shall only be entitled to such rights as are granted by the Massachusetts BCL, and any such payments for such Dissenting Shares shall be made by the Company with its own funds.

                    (ii)  Notwithstanding the provisions of subsection (i) above, if any holder of shares of Common Stock who demands purchase of such shares under the Massachusetts BCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive ADSs and cash in lieu of any fractional ADSs as provided herein, without interest thereon, upon surrender of the certificate formerly representing such shares.

                    (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for purchase of any shares of Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the Massachusetts BCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Common Stock under the Massachusetts BCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable laws (in which case Company shall provide prior notice to Parent), voluntarily make any payment with respect to any demands for the purchase of Common Stock or offer to settle or settle any such demands.

           SECTION  1.3    EXCHANGE OF CERTIFICATES.

                    (a)  Prior to the mailing of the Proxy Statement (as defined in Section 5.3(c) hereof) Bank of New York or such other bank, trust company, Person or Persons as shall be designated by Parent and be reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the ADSs in exchange for shares of Common Stock (the “Exchange Agent”) in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the receipts (“ADRs”), representing ADSs, for the benefit of the holders of shares of Common Stock which are converted into ADSs pursuant to Section 1.2(c) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.3(c) hereof and (ii) make payments in lieu of fractional ADSs, pursuant to Section 1.3(d) hereof (collectively, such cash is hereinafter referred to as the “Exchange Fund”)). To the extent required, the Exchange Agent will requisition from the depositary for the ADSs (the “ Depositary”), from time to time, such number of ADSs as are issuable in exchange for shares of Common Stock properly delivered to the Exchange Agent. For purposes of this Agreement, “Person” means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

                    (b)  As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand delivery) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to the Exchange Agent in the form and with such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for a certificate or certificates representing ADRs evidencing that number of whole ADSs, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and ADRs evidencing the ADSs in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Certificates shall be entitled to receive, in exchange therefor, ADRs evidencing the number of whole ADSs for each share of Common Stock formerly represented by such Certificate or Certificates, and such ADRs shall be mailed (or made available for collection by hand delivery if so elected by the surrendering holder) within fifteen business days of receipt of the Certificate or Certificates (but in no case prior to the Effective Time), and the Certificate or Certificates so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificate or Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued, for the benefit of holders of the Certificates, on the cash payable pursuant to subsections (c) and (d) below upon the surrender of the Certificates.

                    (c)  Until such Certificate is surrendered in accordance with this Article I, no dividends or other distributions that are payable to holders of Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ADSs represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(c) hereof and no cash payment in lieu of fractional ADSs shall be paid to any such holder pursuant to Section 1.3(d) hereof. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the person in whose name the ADSs representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional ADSs to which such holder is entitled pursuant to Section 1.3(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to ADSs, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such ADSs.

                    (d)  Notwithstanding any other provision of this Agreement, no fraction of an ADS will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional ADS, and any such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the ADSs. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of an ADS will be entitled to receive in accordance with the provisions of this Section 1.3 from the Exchange Agent a cash payment equal to the product obtained by multiplying such fraction of an ADS by the Effective Time Parent Share Price and the fraction representing the number of Parent Shares per ADS; provided, however, that all fractional share amounts held by a holder of Common Stock shall be aggregated and cash payments made hereunder for fractional shares shall only be made for the fractional share amount remaining after such aggregation.

                    (e)  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificate or Certificates for one year after the Effective Time shall be delivered, upon demand, to a depositary or another agent in the United States designated by Parent and reasonably acceptable to the Company and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, only to such depositary or agent for their claim for ADSs, any cash (without interest) to be paid in lieu of any fractional ADSs, and any dividends or other distributions with respect to ADSs to which such holders may be entitled.

                    (f)  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any ADSs held in the Exchange Fund (and any cash, dividends or other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any ADSs, (ii) any cash in lieu of fractional ADSs or (iii) any dividends or distributions with respect to ADSs in respect of such Certificate or Certificates would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof), any such ADSs, cash, dividends or distributions in respect of such Certificate or Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

           SECTION  1.4    TRANSFER TAXES; WITHHOLDING.    If any certificate for an ADS is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined in Section 3.11(b) hereof) required by reason of the issuance of the ADSs (or cash in lieu of fractional ADSs) to a Person other than the registered holder of the Certificate or Certificates so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the ADSs (or cash in lieu of fractional ADSs) otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.

           SECTION  1.5    STOCK OPTIONS; WARRANTS.

                    (a)  Each option granted to a Company employee, consultant or director of the Company or any Subsidiary of the Company to acquire shares of Common Stock, which is outstanding immediately prior to the Effective Time (“Option”) shall remain outstanding and continue to be effective in accordance with its terms. Upon exercise of any such Option, the Person entitled to receive shares of Common Stock shall be deemed to automatically offer to exchange such Common Stock for a number of ADSs, determined by multiplying (i) the number of shares of Common Stock to be received upon such exercise by (ii) the Exchange Ratio (rounded down to the nearest whole ADS), provided, however, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to conform with Section 424(a) of the Code. The aggregate exercise price payable by any Person who holds an Option immediately prior to the Effective Time shall be reduced by an amount equal to the product of (w) the fractional number of ADSs not delivered as a result of the rounding-down required by clause (ii) of the preceding sentence, (x) the Exchange Ratio and (y) the average of the closing prices of the Parent Shares on the Nouveau Marché during the period of ten trading days ending two trading days prior to the Closing Date and (z) the fraction of a Parent Share represented by an ADS.

                     (b)  Each of the warrants of the Company expiring November 15, 2001 to purchase 10.0886 shares of Common Stock at an exercise price of $ .01 per share (the “Warrants”), which is outstanding immediately prior to the Effective Time, shall remain outstanding and continue to be effective in accordance with its terms and the terms of the supplemental warrant agreement that is required to be entered into with respect to the Warrants prior to the Effective Time pursuant to Section 5.01 of the Warrant Agreement dated as of November 12, 1997 (the “Company Warrant Agreement”) between the Company and State Street Bank and Trust Company, as Warrant Agent. Following the Effective Time, each Warrant shall represent the right to acquire Parent ADSs in accordance with the Company Warrant Agreement and the supplemental warrant agreement.

                    (c)  Parent shall take such corporate action as may be necessary or appropriate to, as soon as practicable, but in no event more than five business days following the Effective Time, file a registration statement on Form F-1 (or any successor or other appropriate form) with respect to the ADSs deliverable upon the exchange of Common Stock received upon exercise of an Option or Warrant to the extent such registration is required under applicable law in order for such ADSs to be sold without restriction in the United States, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Option or Warrant remains outstanding.

           SECTION  1.6    LOST CERTIFICATES.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the ADSs to which the holder thereof is entitled pursuant to this Article I.

           SECTION  1.7    MERGER CLOSING.    Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Breslow & Walker, LLP, 767 Third Avenue, New York, N.Y. 10017, unless another time, date or place is agreed to by the parties hereto (such date, the “Closing Date”).

           SECTION  1.8    STOCK TRANSFER BOOKS.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company, except upon the exercise of Options in accordance with the terms of this Agreement. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Common Stock, except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash or certificates representing ADSs, in accordance with the procedures set forth herein.

           SECTION  1.9    RESTRICTED STOCK.    Any unvested shares of restricted stock existing at the Effective Time shall be converted into ADSs pursuant to Section 1.2(c) hereof and shall continue to vest upon the same terms and conditions as under the applicable Plan and/or restricted stock agreement.

           SECTION  1.10    ANTIDILUTION PROTECTION FOR EXCHANGE RATIO.    If, between the date of this Agreement and the Effective Time, the outstanding Parent Shares or shares of Common Stock of the Company shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares or if a stock dividend or dividend payable in any other securities of the Company or Parent shall be declared with a record date within such period, or if any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Common Stock Company the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE  II

THE SURVIVING CORPORATION

           SECTION  2.1    ARTICLES OF ORGANIZATION.    At the Effective Time and without any further action on the part of the Company or Merger Sub, the Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time in the manner set forth in Exhibit A and, as so amended, such articles of organization shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and by such Articles of Organization of the Surviving Corporation.

           SECTION  2.2    BY-LAWS.    At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company as in effect at the Effective Time shall be amended as of the Effective Time in the manner set forth in Exhibit B and, as so amended and restated, such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Articles of Organization of such entity and the by-laws of such entity.

           SECTION  2.3    OFFICERS AND DIRECTORS.

                    (a)  From and after the Effective Time, the persons named below shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Name	Office
Kim Mayyasi	Chief Executive Officer
Margie Medalle	President
Kevin Fletcher	Clerk

                    (b)  The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub as follows:

           SECTION  3.1    CORPORATE EXISTENCE AND POWER.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, “Licenses”) required to conduct its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in those jurisdictions specified in Schedule 3.1 to this Agreement, which are the only jurisdictions where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that results from (x) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (y) changes affecting the audio, video and internet teleconferencing industries generally and which do not disproportionately materially affect the Company or (z) changes affecting the United States economy generally, constitute a Company Material Adverse Effect. The Company has heretofore furnished to Parent true and complete copies of the Articles of Organization and the by-laws of the Company as in effect on the date hereof. The Company’s Articles of Organization and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company’s Articles of Organization or its bylaws.

           SECTION  3.2    CORPORATE AUTHORIZATION.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company’s shareholders, as set forth in Section 3.19 hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no approvals, authorizations or other corporate proceedings, on the part of the Company, other than the approval of the Company’s shareholders, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, upon the execution and delivery of this Agreement by Parent and Merger Sub, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally .

           SECTION  3.3    CONSENTS AND APPROVALS; NO VIOLATIONS.

                    (a)  Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Articles of Organization or the by-laws of the Company; (ii) except as set forth in Schedule 3.3(a) to this Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets may be bound (except that the Company will be required to repay its outstanding $ 75,000,000 12 3 /4% Series B Senior Notes due November 15, 2001 (the “High Yield Notes”) upon consummation of the Merger if the Company does not satisfy the debt incurrence test contained in Section 4.04(b) of the Indenture under which the High-Yield Notes were issued (the “Company Indenture”) or, if the Company does satisfy such test, will be required to offer to purchase the High-Yield Notes not later than 60 days following the Effective Time) or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to clause (x) of the definition of Company Material Adverse Effect) and would not reasonably be expected to have a material adverse effect on, or materially delay, the ability of the Company to perform its obligations hereunder.

                    (b)  No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the Massachusetts BCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the EC Merger Regulations (as defined below) or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made (A) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) would not have a material adverse effect on, or materially delay, the ability of the Company to perform its obligations hereunder. For purposes of this Agreement, “EC Merger Regulations” mean Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1, as amended, and the regulations and decisions of the Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

           SECTION  3.4    CAPITALIZATION.    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $ .01 per share, of the Company (the “Preferred Stock”). As of September 29, 2000, there were (i) 9,532,676 shares of Common Stock issued and 9,522,045 shares of Common Stock outstanding, (ii) 10,631 shares of Common Stock held in treasury, (iii) an aggregate of 4,027,022 shares of Common Stock reserved for issuance upon exercise of options or warrants, (iv) 36,877 issued and outstanding Warrants and (v) no shares of Preferred Stock issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 29, 2000, there were outstanding Options to purchase 2,411,136 shares of Common Stock. The Company has provided to Parent schedules detailing each outstanding Option, the name of the holder of such Option, the number of shares of Common Stock subject to such Option, the exercise price of such Option and the vesting schedule of such Option, including the extent vested to date and whether the exercisability of such Option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except as set forth in this Section 3.4 and except for changes since September 29, 2000 resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in the preceding clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). At the date of this Agreement, the number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding on a “fully-diluted” basis, after giving effect to the assumed issuance of shares of Common Stock upon the exercise of Options and Warrants (taking such Options and Warrants into account on the “treasury method” using the price per share of Common Stock utilized in calculating the Exchange Ratio) is 11,402,774 shares of Common Stock. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as described in the final prospectus dated February 5, 1999 for the initial public offering of 4,867,826 shares of Common Stock, the Company has not agreed to register any Company Securities under the Securities Act or under any state securities law or granted registration rights to any person or entity (which rights are currently exercisable). The Company does not know of any person who beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Common Stock, except for John Hassett.

           SECTION  3.5    SUBSIDIARIES.

                    (a)  Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an “Active Company Subsidiary”) (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to conduct its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in those jurisdictions specified in Schedule 3.5(a) to this Agreement which are the only jurisdictions where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where any failures to be so qualified would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of incorporation and the percentage of each such Subsidiary’s outstanding capital stock or equity interest owned by the Company are accurately identified in Schedule 3.5 to this Agreement. The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Active Company Subsidiaries.

                    (b)  Except as set forth in Schedule 3.5(b) to this Agreement, (i) all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights; (ii) there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries; and (iii) there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           SECTION  3.6    SEC DOCUMENTS.    The Company has timely filed with the Securities and Exchange Commission (the “SEC”) all required reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since February 5, 1999 (the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments thereto, the Company SEC Documents (including any financial statements and schedules included therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, each as in effect on the date so filed, and none of the Company SEC Documents, when filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No forms, reports and documents filed after the date of this Agreement and prior to the Effective Time by the Company will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is required to file any form, report or other document with the SEC, the American Stock Exchange, Inc. (the “AmEx”) or any other stock exchange or Governmental Entity.

           SECTION  3.7    FINANCIAL STATEMENTS.    The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”), applied on a consistent basis (subject to normal and recurring year-end audit adjustments in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) during the periods involved (except in the case of audited financial statements, as set forth in the notes thereto) and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, for the absence of footnotes and to normal and recurring year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

           SECTION  3.8    ABSENCE OF UNDISCLOSED LIABILITIES.    Except as and to the extent disclosed or reserved against on the balance sheet of the Company as of December 31, 1999 included in the Company SEC Documents filed prior to the date hereof, and except for liabilities and obligations incurred since December 31, 1999 in the ordinary course of business consistent with prior practice, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, individually or in the aggregate, have had or could have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company’s reserves for restructuring charges at June 30, 2000 are adequate to provide for the payment of all remaining costs and expenses incurred or anticipated to be incurred by the Company or any of its Subsidiaries in connection with (i) the consolidation of its Atlanta, Georgia and Montgomery, Alabama, Operating Centers in 1998 and (ii) the consolidation of its Oradell, New Jersey, Danbury, Connecticut, Palm Springs, California and Houston, Texas Operating Centers in 1999.

           SECTION  3.9    PROXY STATEMENT; FORM F-4.

                    (a)  None of the information contained or incorporated by reference in the Proxy Statement (defined in Section 5.3(c)) (and any amendments thereof or supplements thereto) will, at the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Special Meeting (defined in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent or Merger Sub based on information supplied by Parent in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent or Merger Sub based on information supplied by Parent in writing for inclusion in the Proxy Statement.

                    (b)  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the registration statement on Form F-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of ADSs and the underlying Parent Shares by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the “Form F-4”) will, with respect to information relating to the Company, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to the statements made or omitted in the Form F-4 based on information supplied by Parent or Merger Sub in writing for inclusion therein.

                    (c)  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Parent Listing Prospectus (as defined in Section 4.3 hereof) will, with respect to information relating to the Company, at the time the visa on the Parent Listing Prospectus is granted by the COB, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to the statements made or omitted in the Parent Listing Prospectus based on information supplied by Parent or Merger Sub in writing for inclusion therein.

           SECTION  3.10    ABSENCE OF MATERIAL ADVERSE CHANGES, ETC.    Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and except as set forth in the Company SEC Documents filed prior to the date hereof, since December 31, 1999, there has not been a Company Material Adverse Effect and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed by the Company prior to the date hereof or as contemplated by this Agreement, since December 31, 1999 there has not been:

                    (a)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

                    (b)  any amendment of any provision of the Articles of Incorporation or by-laws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

                    (c)  any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than (i) indebtedness for borrowed money reflected on the Company’s balance sheet at June 30, 2000 included in its report on Form 10-Q for the six months ended on such date as filed with the SEC and (ii) borrowings under the Loan and Security Agreement dated as of September 30, 1998 (the “Coast Business Credit Agreement”) among the Company, certain of its Subsidiaries and Coast Business Credit (and, for purposes of the forbearance required of the Company by the penultimate sentence of Section 5.1, from the date of this Agreement to and including the Effective Time, the Company and its Subsidiaries shall be permitted to make additional borrowings under the Coast Business Credit Agreement provided that the aggregate principal amount of borrowings outstanding at any time shall not exceed $ 15,000,000);

                    (d)  any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in U.S. GAAP;

                    (e)  except as set forth in Schedule 3.10(e) of this Agreement, any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any employee benefit plan or any severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practices or (v) any accrual of bonuses for officers or employees of the Company in excess of the amounts, if any, specified in their respective employment agreements;

                    (f)  except as set forth in Schedule 3.10(f) to this Agreement, any issuance of Company Securities other than pursuant to the exercise of Options or Warrants outstanding as of December 31, 1999 or Options issued pursuant to any stock option plan of the Company in effect on such date and the issuance of Company Securities pursuant thereto;

                    (g)  except as set forth in Schedule 3.10(g) to this Agreement, any acquisition, disposition or exclusive license of assets material to the Company and its Subsidiaries or any contract or agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or any contract or agreement which involves or purports to involve exclusivity arrangements or exclusive dealings to which the Company or any of its Subsidiaries is a party, except for sales in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company or any Subsidiary;

                    (h)  except as set forth in Schedule 3.10(h) to this Agreement, any entry into any consulting, financial advisory or similar agreement including a commitment on behalf of the Company in excess of $ 15,000;

                    (i)  any entry into any other contract or agreement involving a commitment on behalf of the Company of up to an aggregate of $ 100,000 other than in the ordinary course of business;

                    (j)  any capital expenditure, other than capital expenditures which are not, in the aggregate, in excess of $ 2,300,000 for the Company and its Subsidiaries taken as a whole during the period from and including July 1, 2000 to and including the date of this Agreement (and, for purposes of the forbearance required of the Company and its Subsidiaries pursuant to the penultimate sentence of Section 5.1, during the period from the date of this Agreement to and including March 29, 2001, the Company and its Subsidiaries shall be permitted to make capital expenditures in an aggregate amount not exceeding  $6,000,000);

                    (k)  any settlement, compromise or other disposition of any claim, action or proceeding seeking monetary damages in excess of $ 100,000 or otherwise material to the Company;

                    (l)  any entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

                    (m)  any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

           SECTION  3.11    TAXES.

                    (a)  Except as set forth in Schedule 3.11(a) to this Agreement, (1) all federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company and each of its Subsidiaries have been timely filed, and all Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect; (2) all Taxes (as defined below) due and owing by the Company or any Subsidiary of the Company have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Company Material Adverse Effect; (3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy which, individually or in the aggregate, would have a Company Material Adverse Effect with respect to any Taxes due and owing by the Company or any Subsidiary of the Company nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which, individually or in the aggregate, would have a Company Material Adverse Effect; (4) all assessments for Taxes due and owing by the Company or any Subsidiary of the Company with respect to completed and settled examinations or concluded litigation have been paid; (5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

                    (b)  For purposes of this Agreement, (i) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes and (ii) “Tax Return” means any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

           SECTION  3.12    EMPLOYEE BENEFIT PLANS.

                    (a)  Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) to this Agreement contains a true and complete list of: (1) each deferred compensation, incentive compensation and equity compensation plan; (2) each “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (3) each “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); (4) each employment, termination or severance agreement; and (5) each other employee benefit plan, fund, program, agreement, policy or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company (the “Plans”). Schedule 3.12(a) to this Agreement contains an accurate and complete list of the Plans.

                    (b)  With respect to each Plan, the Company has heretofore delivered or made available to Parent (i) a true and complete copy of the Plan and any amendments thereto, (ii) all written communications regarding any Plan and relating to any amendments to any Plan which both would result in any material liability to the Company and are not already reflected in the applicable Plan document (or if the Plan is not a written Plan, a description thereof), (iii) any related trust or other funding vehicle, (iv) the most recent reports or summaries thereof required under ERISA or the Code, (v) the most recent determination letter received from the Internal Revenue Service and any material correspondence with the Internal Revenue Service or the Department of Labor with respect to each Plan intended to qualify under section 401 of the Code, (vi) the most recent annual actuarial valuations, if any, prepared for each Plan; (vii) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (viii) the most recent summary Plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Plan; and (ix) all communications material to any employee or employees relating to any Plan and any proposed Plan and not reflected in the applicable Plan document, in each case, relating to any increases in benefits, acceleration of payments or vesting schedules or other increases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

                    (c)  Neither the Company nor any of its ERISA Affiliates has, for the past six (6) years, maintained, established, sponsored, participated in, or contributed to, any employee benefit plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                    (d)  No Plan is a “multi-employer plan,” as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

                    (e)  All contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements included in the Company SEC Documents. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

                     (f)  Except as set forth in Schedule 3.12(f) to this Agreement, (i) each Plan has been established, operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code; (ii) the Company has performed in all material respects all obligations required to be performed by it under each Plan; (iii) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened or anticipated by or on behalf of, or against, any Plan or against the assets of any Plan, or otherwise involving any such Plan (other than routine claims for benefits); (iv) each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent or any of their Subsidiaries (other than ordinary administration expenses typically incurred in connection with a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliate, threatened by the Internal Revenue Service or the Department of Labor with respect to any Plan; and (vi) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                    (g)  Each Plan intended to be “ qualified” within the meaning of section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service or, in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired and such a letter will be timely applied for. To the knowledge of the Company, there are no circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan.

                    (h)  With respect to each Plan, if any, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the Pension Benefit Guaranty Corporation (“PBGC’’) have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

                    (i)  Except as set forth in Schedule 3.12(i) to this Agreement, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependent or other covered person. The Company has never represented or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                    (j)  Except as set forth in Schedule 3.12(j) to this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, forgiveness of indebtedness, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases mandated by applicable law.

                    (k)  No payment or benefit which may be made under the Plans will be characterized as an “excess parachute payment” within the meaning of section 280G of the Code.

                     (l)  The Company, in all material respects, (i) is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

           SECTION  3.13    LITIGATION; COMPLIANCE WITH LAWS.

                    (a)  Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit or proceeding pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity which (i) could reasonably be expected to have a Company Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, Governmental Entity or arbitrator that could have a Company Material Adverse Effect. Schedule 3.13(a) to this Agreement lists all actions, suits or proceedings pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any Governmental Entity. Schedule 3.13(a) also lists any orders of, consent decrees, settlement agreements or other similar written agreements with, or, to the knowledge of the Company, continuing investigations by, any Government Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, Governmental Entity or arbitrator to which the Company or any of its Subsidiaries or any of its property or assets are subject.

                    (b)  The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, “Permits”) required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           SECTION  3.14    LABOR MATTERS.    As of the date of this Agreement (i) there are no collective bargaining agreements with any union covering employees of the Company or any Subsidiary; (ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary; (iii) to the knowledge of the Company, no union organizing campaign with respect to the Company’s employees is underway; (iv) there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened before the National Labor Relations Board or any similar state or foreign agency; (v) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; and (vi) except as set forth in Schedule 3.14 to this Agreement, to the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

           SECTION  3.15    CONTRACTS AND ARRANGEMENTS.    All written or oral contracts, agreements, guarantees, leases and executory commitments to which the Company or any of its Subsidiaries is a party or by which any of them or their assets is bound which are material to the Company (each, a “Company Contract”) is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

           SECTION  3.16    ENVIRONMENTAL MATTERS.

                    (a)  As used in this Section 3.16:

                    (i)  “Cleanup” means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                    (ii)  “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging liability (including, without limitation, liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

                    (iii)  “Environmental Laws” means all federal, state, local and foreign laws and regulations (and enforceable judicial or administrative interpretations thereof) relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                    (iv)  “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                    (v)  “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                    (b)  (i)  The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 1997 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens’ group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect.

                    (ii)  There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would be expected to have a Company Material Adverse Effect.

                    (iii)  To the knowledge of the Company, there are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that in either case, individually or in the aggregate, would be expected to have a Company Material Adverse Effect.

                    (iv)  The Company agrees to use all reasonable efforts to attempt to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

                    (v)  None of the real property owned or leased by the Company or any Subsidiary of the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar list of sites in the United States or any other jurisdiction requiring investigation or Cleanup, where such listing would reasonably be expected to result in a liability to the Company that would have a Company Material Adverse Effect.

           SECTION  3.17    INTELLECTUAL PROPERTY.

                    (a)  Schedule 3.17(a) to this Agreement sets forth a list of all United States, international and foreign (i) patents and patent applications, (ii) registered trademarks and trademark applications, and (iii) registered copyrights and copyright applications, in each case owned by the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries (“Company Registered Intellectual Property”). All registrations relating to the Company Registered Intellectual Property are subsisting, unexpired and free of Liens.

                    (b)  The Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) material to the conduct of their businesses as currently conducted and as currently anticipated to be conducted until Closing.

                    (c)  (i)  To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted and currently anticipated to be conducted until Closing does not infringe upon the Intellectual Property of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; (ii) no claim of infringement is pending or, to the knowledge of the Company, threatened; (iii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity or arbitral body that would restrict the Company’s or its Subsidiaries’ rights to use any Intellectual Property owned by the Company or its Subsidiaries; (iv) neither the Company nor its Subsidiaries have received notice of any pending suit, action, arbitration or administrative proceeding that seeks to invalidate any Intellectual Property owned by the Company or its Subsidiaries; and (v) the consummation of the transactions contemplated by this Agreement will not result in the termination of any of the Company or Subsidiary owned or licensed Intellectual Property.

                    (d)  To the knowledge of the Company, no person is engaging in any activity that infringes upon any Intellectual Property owned by the Company and its Subsidiaries.

                    (e)  The Company and its Subsidiaries have made available to Parent copies of all material agreements relating to Licensed Intellectual Property (as defined in Section 3.17(h)(ii) below). With respect to each such material agreement:

                    (i)  Such agreement will not cease to be in full force and effect on its terms as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement permit acceleration of or constitute a breach or default under such agreement or otherwise give rise to a right to terminate such agreement, except where such termination, acceleration, breach, default or right of termination would not have a Company Material Adverse Effect;

                    (ii)  Neither the Company nor its Subsidiaries have (A) received any notice of acceleration, termination or cancellation under such agreement, nor (B) received any notice of breach or default under such agreement, which breach or default has not been cured;

                    (iii)  To the knowledge of the Company and its Subsidiaries, neither the Company, its Subsidiaries, nor any other party to such agreement is in breach or default thereof in any material respect, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such agreement; and

                    (iv)  To the Company’s knowledge, such agreement is valid and binding and in full force and effect.

                    (f)  The Company and its Subsidiaries have taken reasonable steps in accordance with industry practice to maintain the confidentiality of their trade secrets and other confidential information of the Company and its Subsidiaries. To the knowledge of the Company and its Subsidiaries: (i) no person has misappropriated any material trade secrets or other material confidential information owned by the Company and its Subsidiaries; (ii) no employee, independent contractor or agent of the Company and its Subsidiaries has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company and its Subsidiaries is in breach of any material term of any employment agreement, non-disclosure agreement or assignment of invention agreement relating to the protection or ownership of Intellectual Property material to the business of the Company and its Subsidiaries.

                    (g)  Schedule 3.17(g) to this Agreement lists all computer software (i) material to the operation of the business of the Company and its Subsidiaries or (ii) distributed or licensed by the Company or its Subsidiaries (collectively, “Software”), except for licensed shrink-wrapped, off-the-shelf software, and sets forth which of the Software is owned and which is licensed. The Company has (whether by ownership, lease or license) either good, valid and marketable ownership rights in and to, or valid licenses to use, to all such Software (including any and all modifications, additions and alterations to such Software) such that, immediately after the Effective Time, the Surviving Corporation will be able to use and operate the Software substantially in the manner now being used in connection with the business of the Company and its Subsidiaries. To the knowledge of the Company and its Subsidiaries, the Software is free of all viruses, worms or trojan horses that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems.

                    (h)  For purposes of this Agreement:

                    (i)  “Intellectual Property ” shall mean all rights provided under United States, state and foreign law relating to intellectual property, including without limitation all: (A) (1) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) rights to domain names and the “webconferencing.com” portal; and (5) trade secrets and other confidential information; and (B) all registrations, applications and recordings for any of the foregoing; and

                    (ii)  “Licensed Intellectual Property ” shall mean (A) Intellectual Property licensed to the Company and its Subsidiaries by any third party, and (B) Intellectual Property licensed by the Company and its Subsidiaries to any third party.

           SECTION  3.18    OPINION OF FINANCIAL ADVISOR.    The Company has received the opinion of Lehman Brothers (the “Company Financial Advisor”) dated the date of this Agreement to the effect that, as of such date, the consideration to be received by the holders of Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company has previously provided copies of such opinion to Parent and such opinion has not been withdrawn or revoked or modified in any material respect.

           SECTION  3.19    BOARD RECOMMENDATION; VOTE REQUIRED.    The Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of the Company; and (ii) resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger. Under applicable law and the Articles of Organization the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on the record date, as such date is established by the Board of Directors of the Company in accordance with the by-laws of the Company and applicable law, is the only vote required to approve the Merger and adopt this Agreement, and no other vote of stockholders is required under the rules of the AmEx.

           SECTION  3.20    STATE TAKEOVER LAWS.    Prior to the execution of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to any state takeover law or state law (including chapter 110D of the Massachusetts General Laws) and any restrictive charter or similar provision that purports to limit or restrict business combinations or the ability to acquire or vote shares with respect to: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

           SECTION  3.21    TAX TREATMENT.    Neither the Company nor any of its affiliates has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could (i) prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, or (ii) prevent the exchange of shares of Common Stock from meeting the requirements of Treasury Regulation Section 1.367(a)-3(c)(1).

           SECTION  3.22    BROKERS OR FINDERS.    Except for the Company Financial Advisor, whose fees will be paid by the Company, and except as identified on Schedule 3.22 to this Agreement, there is no investment banker, broker, finder or other intermediary that will be entitled to any fee or commission from the Company, any Subsidiary of the Company, or any of the Company’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

           SECTION  3.23    AFFILIATE TRANSACTIONS.    Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) to the knowledge of the Company, any affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

           SECTION  3.24    INSURANCE.    The Company has provided or made available to Parent true, correct and complete copies of all material policies of insurance currently in effect that insure the business, operations, employees or directors of the Company and to which the Company or any of its Subsidiaries are a party or are a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers, each rated at least A by Moody’s Investor Services, Inc. or A.M. Best Company, as to claims paying ability, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

           SECTION  3.25    CUSTOMERS.    Prior to the date hereof, the Company has provided to Parent true and correct list containing the top thirty (30) retail customers of the Company for the fiscal year ended 1999 and the six months ended June 30, 2000, and the total dollar amounts of services billed to such customers during such periods. Except as set forth in Schedule 3.25 to this Agreement, none of the top 30 retail customers included in the list provided to Parent as set forth in the previous sentence has given written or oral notification to the Company of its intent to cancel, terminate, significantly reduce or otherwise suspend such relationship.

           SECTION  3.26    BRIDGE CAPACITY AND LOCATIONS.    Schedule 3.26 to this Agreement sets forth the port capacity and location of bridges operated by the Company and any of its Subsidiaries and indicates which are owned and which are leased. None of such bridges will require relocation after the Effective Time if the business of the Company and its Subsidiaries continues to be operated as currently conducted. All such bridges are Year 2000 compliant and, to the knowledge of the Company, are capable of reliably handling the business of the Company and its Subsidiaries up to their respective capacity.

           SECTION  3.27    ACCOUNTS RECEIVABLE.    Prior to the date hereof, the Company has provided to Parent an accurate summary of the accounts receivable of the Company as at December 31, 1999 and June 30, 2000, grouped by those which are (i) current (outstanding 30 days or less from the date invoicing), (ii) outstanding 31-60 days, (iii) outstanding 61-90 days and (iv) outstanding 91 days or more, and also showing (A) the number of days sales outstanding at each such date and (B) the allowance for doubtful accounts as a percentage of the total of accounts receivable and of each such group of accounts. The allowance for doubtful accounts at June 30, 2000 has been established in accordance with generally accepted accounting principles and in a manner consistent with past practice. All the accounts receivable reflected on such summary are valid accounts and arose in the ordinary course of the business of the Company and its Subsidiaries. To the knowledge of the Company, except as reflected on such summary, there are no valid offsets or defenses to such accounts receivable and there is no reason to believe that such accounts receivable will not be collected in the ordinary course of business.

           SECTION  3.28    ACCOUNTS PAYABLE.    Prior to the date hereof, the Company has provided to Parent an accurate summary of the accounts payable of the Company as at December 31, 1999 and June 30, 2000, grouped by those which are, as of such dates, (i) currently due and payable without penalty, (ii) past due from 1-30 days, (iii) past due 31-60 days, (iv) past due 61-90 days and (v) past due more than 90 days, and the percentage of all accounts payable represented by each such category. Annex 1 to this summary is an accurate list of the individual payees and amounts due that are summarized therein.

           SECTION  3.29    NOTES EXCHANGE OFFER.    On May 4, 2000, the Company commenced an offer to exchange cash and newly-issued shares of a new class of convertible preferred stock for all of its outstanding High Yield Notes on the terms set forth in the Company’s Offering Memorandum dated May 3, 2000, as supplemented by a Supplement Offering Memorandum and Solicitation Document dated May 24, 2000 (collectively, the “Exchange Offer”). As currently in effect, the Exchange Offer will expire on October 31, 2000. The only fees payable by the Company to investment bankers, financial advisors, brokers or finders in connection with the Exchange Offer and the transactions contemplated thereby are the fees payable to Houlihan Lokey pursuant to the Letter Agreement, dated December 1, 1999, between the Company and Houlihan Lokey (as heretofore amended, modified or supplemented, the “Houlihan Lokey Agreement”). The Company has provided Merger Sub and Parent with a true and correct copy of the Houlihan Lokey Agreement as in effect as of the date of this Agreement.

           SECTION  3.30    OWNERSHIP OF CAPITAL STOCK.    To the knowledge of the Company, neither the Company nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of Parent or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

           SECTION  4.1    CORPORATE EXISTENCE AND POWER.    Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to conduct its business as now conducted, except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified to do business and is in good standing in those jurisdictions specified in Schedule 4.1 to this Agreement, which are the only jurisdictions where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any effect that results from (x) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (y) changes affecting the audio, video or internet teleconferencing industries generally and which do not disproportionately materially affect Parent or (z) changes affecting the economies in which such entity operates generally, constitute a Parent Material Adverse Effect. Parent has heretofore furnished or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as in effect on the date hereof, of each of Parent and Merger Sub. The Parent and Merger Sub are not in violation of any provisions of such organizational documents.

           SECTION  4.2    AUTHORIZATION.    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of Parent’s shareholders as set forth in Section 5.14 hereof, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the performance of their respective obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, this Agreement has been approved by the Board of Directors of Merger Sub, and no approvals, authorizations or other proceedings on the part of Parent, Merger Sub or their respective shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except that the approval of Parent’s shareholders is required to authorize an increase in the authorized number of ordinary shares of Parent in order to permit the issuance of the Parent Shares contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, upon the execution and delivery of this Agreement by the Company, will constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

           SECTION  4.3    CONSENTS AND APPROVALS; NO VIOLATIONS.

                    (a)  Neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or other governing or organizational documents) of Parent or Merger Sub, as the case may be, or (ii) except as set forth in Schedule 4.3 to this Agreement, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of Parent or any of its Subsidiaries is a party or by which any of them or any of their respective assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Parent or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (without giving effect to clause (x) of the definition of Parent Material Adverse Effect) and would not reasonably be expected to have a material adverse effect on, or materially delay, the ability of either Parent or Merger Sub to perform its obligations hereunder or (B) that become applicable as a result of the business activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, the Company.

                    (b)  No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the performance by any of them of their respective obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the Massachusetts BCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulations or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; (v) the filing of a listing prospectus (the “Parent Listing Prospectus”) relating to the new Parent Shares to be issued in connection with the issuance of the ADSs with the French Commission des Operations de Bourse (the “COB”); (vi) the approval (visa) of the Parent Listing Prospectus by the COB; (vii) the admission of such new Parent Shares for listing by Paris Bourse SBF SA; (viii) the admission of the ADSs for trading on the Nasdaq National Market; and (ix) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of either Parent or Merger Sub to perform their respective obligations hereunder.

           SECTION  4.4    CAPITALIZATION.    As of September 29, 2000 there were: (i) 12,568,609 Parent Shares authorized; (ii) 3,516,948 Parent Shares authorized but unissued (including shares reserved under clause in (iv) below); (iii) 9,051,661 Parent Shares issued and outstanding; (iv) 964,054 Parent Shares reserved for issuance upon the conversion of convertible bonds issued by Parent, 683,500 Parent Shares reserved for issuance upon the exercise of outstanding warrants to acquire Parent Shares (“Parent Warrants”) and 919,894 Parent Shares reserved for issuance upon the exercise of options to purchase Parent Shares (“Parent Options”); and (v) issued and outstanding options to purchase a total of 643,394 Parent Shares (“Issued Parent Options”). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value  $.01 per share, of which 100 shares are outstanding, all of which are owned by Parent. All outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued and are fully paid and non-assessable. All ADSs to be issued at the Effective Time shall be, when issued, duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights with respect thereto. Except as set forth in this Section 4.4 or in Schedule 4.4 to this Agreement and except for changes since September 29, 2000 resulting from the exercise of Parent Options, Parent Warrants or other convertible securities outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Parent or Merger Sub, (ii) no securities of Parent or any Subsidiary of Parent or Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Parent or Merger Sub and (iii) no options or other rights to acquire from Parent or Merger Sub, and no obligation of Parent or Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or Merger Sub (the items in the preceding clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). As of the date of this Agreement, the number of Parent Shares issued and outstanding or deemed issued and outstanding on a “fully-diluted” basis, after giving effect to the assumed issuance of Parent Shares upon the conversion of convertible bonds and the exercise of Parent Warrants and Parent Options (taking such Parent Warrants and Parent Options into account on the “treasury method” using the Signing Date Share Price Equivalent) is 10,614,241 Parent Shares.

           SECTION  4.5    SUBSIDIARIES.

                    (a)  Each Subsidiary of Parent that is actively engaged in any business or owns any material assets (each, an “Active Parent Subsidiary”) (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to conduct its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in those jurisdictions specified in Schedule 4.5(a) to this Agreement which are the only jurisdictions where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where any failures to be so qualified would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Active Parent Subsidiaries and their respective jurisdictions of incorporation and the percentage of each such Subsidiary’s outstanding capital stock or equity interest owned by the Company are accurately identified in Schedule 4.5 to this Agreement. Except as set forth in Schedule 4.5(a) to this Agreement, Parent does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Active Parent Subsidiaries.

                    (b)  Except as set forth in Schedule 4.5(b) to this Agreement, (i) all of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by Parent or by a Subsidiary of Parent free and clear of any Liens or limitations on voting rights; (ii) there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries; and (iii) there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of Parent.

           SECTION  4.6    PUBLIC DOCUMENTS.    Parent has filed all required periodic reports with the COB since January 1, 1999 (the “Parent Public Documents”). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent Public Documents complied in all material respects with the requirements of French law and the applicable rules and regulations, if any, of the COB promulgated thereunder and (b) none of the reports contained in the Parent Public Documents when filed (or, if amended or superseded by a filing prior the date hereof, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No forms, reports and documents filed after the date of this Agreement and prior to the Effective Time by the Parent will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither Parent nor any Subsidiary of the Parent has, prior to the date of this Agreement, been required to file any form, report or other document with the SEC or any national securities exchange in the United States.

           SECTION  4.7    FINANCIAL STATEMENTS.    (a) The consolidated financial statements of Parent (including, in each case, any notes and schedules thereto), including Parent’s unconsolidated accounts (comptes sociaux) and Parent’s consolidated accounts (comptes consolidés), included in the Parent Public Documents (a) were prepared from the books and records of Parent and its Subsidiaries and are in conformity with generally accepted accounting principles in France (“French GAAP”) applied on a consistent basis (subject to normal year-end audit adjustments in the case of unaudited statements) during the periods involved (except in the case of audited financial statements as set forth in the notes thereto) and (b) present fairly, in all material respects, the consolidated financial position and results of operations of Parent and its Subsidiaries as of the respective dates thereof for the respective periods covered thereby except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments, which were not, and are not expected to be, individually or in the aggregate, material in amount.

                    (b)  The consolidated financial statements of Parent and its Subsidiaries (including, in each case, any notes and schedules thereto) that are prepared in accordance with U.S. GAAP covering the periods included in the Parent Public Documents that have been provided to the Company prior to execution of this Agreement (including but not limited to the consolidated statement of operations for the year ended December 31, 1999, the consolidated statements of financial position as of December 31, 1999, and the consolidated statement of cash flows for the year ended December 31, 1999 (a) were prepared from the books and records of Parent and its Subsidiaries and are in conformity with U.S. GAAP applied on a consistent basis (subject to normal year-end audit adjustments in the case of unaudited statements) during the periods involved (except in the case of audited financial statements as set forth in the notes thereto) and (b) present fairly, in all material respects, the consolidated financial position and results of operations of Parent and its Subsidiaries as of the respective dates thereof for the respective periods covered thereby except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments, which were not, and are not expected to be, individually or in the aggregate, material in amount.

           SECTION  4.8    ABSENCE OF UNDISCLOSED LIABILITIES.    Since the date of the last financial statements of Parent (comptes sociaux and comptes consolidés) included in the Parent Public Documents, and except for (i) liabilities and obligations incurred since such date in the ordinary course of business consistent with past practice, (ii) liabilities and obligations which have been satisfied or repaid and (iii) as set forth in Schedule 4.8 to this Agreement, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, individually or in the aggregate, have had or could have a Parent Material Adverse Effect.

           SECTION  4.9    ABSENCE OF MATERIAL ADVERSE CHANGES, ETC.    Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto or prior to the Closing Date and except as set forth in Schedule 4.9 to this Agreement, since December 31, 1999 there has not been a Parent Material Adverse Effect and Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. Without limiting the foregoing, except as disclosed in the Parent Public Documents filed by the Parent prior to the date hereof or in Schedule 4.9 to this Agreement, or as contemplated by this Agreement, since December 31, 1999 there has not been:

                    (a)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or of any Parent Securities;

                    (b)  any amendment of any provision of the organizational documents or by-laws (statuts) of, or of any material term of any outstanding security issued by, Parent or any Subsidiary (other than any wholly-owned Subsidiary) of Parent that has had or would have a Parent Material Adverse Effect or would impair in any material respect Parent’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                    (c)  any incurrence, assumption or guaranty by Parent or any Subsidiary of Parent of any indebtedness for borrowed money other than (i) indebtedness for borrowed money reflected on the Parent’s balance sheet at June 30, 2000 prepared in accordance with French GAAP previously delivered by Parent to the Company and (ii) borrowings not exceeding $ 5,000,000 (or the equivalent in euros at the date of incurrence) in the aggregate (and, with respect to the forbearance required of Parent pursuant to the last sentence of Section 5.2, Parent shall be permitted to incur, assume or guaranty, from the date of this Agreement to and including the Effective Time, indebtedness for borrowed money not exceeding the sum of (i) the amount referred to in item 9 of Schedule 4.9 to this Agreement and (ii) $ 10,000,000 (or the equivalent in euros at the date of incurrence) in the aggregate);

                     (d)  any change in any method of accounting or accounting practice by the Parent or any Subsidiary of the Parent, except for any such change required by reason of a change in French GAAP or a change in U.S. GAAP;

                    (e)  any acquisition, disposition or exclusive license of assets material to Parent and its Subsidiaries or any contract or agreement that limits or purports to limit the ability of the Parent or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or any contract or agreement which involves or purports to involve exclusivity arrangements or exclusive dealings to which the Parent or any of its Subsidiaries is a party, except for sales in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Parent or any Subsidiary, material to the Parent and its Subsidiaries, taken as a whole (provided that, with respect to the forbearance required of Parent pursuant to the last sentence of Section 5.2, from the date of this Agreement to the Effective Time, Parent and its Subsidiaries shall be permitted to enter into the transaction described in item 1 of Schedule 4.4 to this Agreement and other mergers or consolidations involving, individually or in the aggregate, the issuance of up to 1,500,000 Parent Shares) (or convertible or exchangeable securities providing for the issuance of Parent Shares) in connection therewith); or

                    (f)  any issuance of Parent Securities other than (i) pursuant to the exercise of Parent Options or Parent Warrants or the conversion of convertible debentures outstanding on or before June 30, 2000 and (ii) options issued pursuant to any stock option plan of Parent in effect on such date and up to 585,000 stock options under the stock option plan approved by the Board of Directors of Parent on September 8, 2000 (provided that for purposes of the forbearance required of Parent pursuant to the second sentence of Section 5.2, from the date of this Agreement to the Effective Time, Parent shall be permitted to issue (1) up to an aggregate of 1,200,000 Parent Shares for the purpose described in item 1 of Schedule 4.4 to this Agreement and (2) up to an aggregate of 1,500,000 additional Parent Shares (or convertible or exchangeable securities providing for the issuance of Parent Shares) less the number of Parent Shares, if any, issued in connection with acquisitions as provided in paragraph (e) above;

                    (g)  entry by Parent into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

                    (h)  any authorization of, or commitment or agreement to take, any of, the foregoing actions, except as otherwise permitted by this Agreement, or for the dissolution or liquidation of Parent.

           SECTION  4.10    COMPANY PROXY STATEMENT; FORM F-4.

                    (a)  None of the information supplied or to be supplied by Parent or Merger Sub, as the case may be, in writing for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, with respect to information relating to such entities, at the time of the mailing the Proxy Statement to the shareholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)  None of the information supplied or to be supplied by Parent or Merger Sub, as the case may be, for inclusion or incorporation by reference in the Form F-4 will, with respect to information relating to such entities, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (c)  None of the information included or incorporated by reference in the Parent Listing Prospectus will, at the time the visa on the Parent Listing Prospectus is granted by the COB, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to statements made or to be made or omitted or to be omitted from the Parent Listing Prospectus relating to the Company or its Subsidiaries based on information supplied by the Company in writing for inclusion in the Parent Listing Prospectus, or with respect to any Company SEC Documents included or incorporated by reference therein.

                     SECTION  4.11    TAXES. Except as set forth in Schedule 4.11(a) to this Agreement, (1) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries have been timely filed, and all Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Parent Material Adverse Effect; (2) all Taxes due and owing by Parent or any Subsidiary of Parent have been paid, or adequately reserved for in accordance with French GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Parent Material Adverse Effect; (3) there is no presently pending and, to the knowledge of Parent, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy which, individually or in the aggregate, would have a Parent Material Adverse Effect with respect to any Taxes due and owing by Parent or any Subsidiary of Parent nor has Parent or any Subsidiary of Parent filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which, individually or in the aggregate, would have a Parent Material Adverse Effect; (4) all assessments for Taxes due and owing by Parent or any Subsidiary of Parent with respect to completed and settled examinations or concluded litigation have been paid; (5) neither Parent nor any Subsidiary of Parent is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which Parent or any Subsidiary of Parent could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (6) Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

           SECTION  4.12    LITIGATION; COMPLIANCE WITH LAWS.

                    (a)  Except as set forth in either the Parent Public Documents or otherwise fully covered by insurance, there is no action, suit or proceeding pending against or, to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which (i) could reasonably be expected to have a Parent Material Adverse Effect or (ii) could reasonably be expected to result in the issuance of any orders restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement. Neither the Parent nor any of its Subsidiaries nor any property or asset of the Parent or any of its Subsidiaries is subject to any order that could reasonably be expected to have a Parent Material Adverse Effect.

                    (b)  Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

           SECTION  4.13    LABOR MATTERS.    As the date of this Agreement (i) except as set forth on Schedule 4.13 to this Agreement, there is no collective bargaining agreement applicable to Parent and to any of its Subsidiaries, (ii) if applicable, employee representatives or workers’ committees (collectively, “Workers’ Representatives”) have been validly set up in compliance in all material respects with applicable regulations for Parent and each of its Subsidiaries, (iii) to the knowledge of Parent, no attempt to organize for collective bargaining purposes with respect to Parent and any of its Subsidiaries is underway, except for any national collective bargaining agreement which would become applicable by law, and (iv) there is no labor strike, dispute, slowdown, stoppage or lockout currently pending.

           SECTION  4.14    CONTRACTS AND ARRANGEMENTS.    All written or oral contracts, agreements, guarantees, leases and executory commitments to which Parent or any of its Subsidiaries is a party or by which any of them or their assets is bound which are material to Parent (each, a “Parent Material Contract”) are in full force and effect, and neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any other party thereto, is in breach of, or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

           SECTION  4.15    EMPLOYEE BENEFIT PLANS.    Except for an employee savings plan under Section 401(k) of the Code, medical and health plans, group life insurance, dependent care, disability, employee assistance, incentive bonus and a “cafeteria” plan (collectively, the “Parent Benefit Plans”), the Subsidiaries of Parent doing business in the United States do not maintain or contribute to, and employees of such Subsidiaries are not covered by, any benefit plan, fund, program, agreement, policy or arrangement, including but not limited to any “employee benefit plan”, within the meaning of Section 3(3) of ERISA. There is no liability arising under any of the Parent Benefit Plans, other than such liabilities as arise in the ordinary course of the operation of such Parent Benefit Plans in accordance with their terms, such as liability for contributions, premiums, and administrative expenses.

           SECTION  4.16    ENVIRONMENTAL MATTERS.

                    (a)  Parent and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 1997 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written communication from a Governmental Entity alleging that Parent or any of its Subsidiaries is not in such compliance, except where failures to be in compliance, individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect.

                    (b)  To the knowledge of Parent, there is no Environmental Claim pending or threatened against Parent or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, that would be expected to have a Parent Material Adverse Effect.

                    (c)  To the knowledge of Parent, there are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, that in either case, individually or in the aggregate, would be expected to have a Parent Material Adverse Effect.

                    (d)  None of the real property owned or leased by Parent or any Subsidiary of Parent is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar list of sites in the United States or any other jurisdiction requiring investigation or Cleanup, where such listing would reasonably be expected to result in a liability to Parent that would have a Parent Material Adverse Effect.

           SECTION  4.17    INTELLECTUAL PROPERTY.

                    (a)  Parent and its Subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for Parent and its Subsidiaries to conduct their business as it is currently conducted.

                     (b)  To the knowledge of Parent, neither Parent nor any of its Subsidiaries infringes upon the intellectual property rights of any Person in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and no such claim is pending or, to the knowledge of Parent, threatened. No judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or Parent’s or its Subsidiaries’ rights in and to, any Intellectual Property owned by Parent in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Parent’s or its Subsidiaries’ rights in and to, any Intellectual Property owned or licensed by Parent or any of its Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           SECTION  4.18    MERGER SUB’S OPERATIONS.    Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, and has acquired no assets of any kind, except those incurred or acquired in connection with its incorporation or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has been formed solely to facilitate the transactions contemplated in this Agreement and has not engaged, directly or indirectly, in any business or activity of any type of kind, or entered into any Agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

           SECTION  4.19    TAX TREATMENT.    Neither Parent nor any of its affiliates has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could (i) prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code or (ii) prevent the exchange of shares of Common Stock from meeting the requirements of Treasury Regulation Section 1.367(a)-3(c)(1).

           SECTION  4.20    BROKERS OR FINDERS.    Except for CIBC World Markets Corp. and Mille Capital, whose fees will be paid by Parent, neither Parent nor Merger Sub has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions or similar fees in connection with or upon consummation of the transactions contemplated by this Agreement.

           SECTION  4.21    AFFILIATE TRANSACTIONS.    Except as set forth in Parent Public Documents filed prior to the date hereof or in Schedule 4.21 to this Agreement, to the knowledge of Parent, there are no material contracts, commitments, agreements, arrangements or other transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or any of its Subsidiaries or (ii) any affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer or director, on the other hand.

           SECTION  4.22    CUSTOMERS.    Prior to the date hereof, Parent has provided the Company a true and correct list of the top thirty (30) customers (as defined by Parent) of Parent and its Subsidiaries for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000 and the total dollar amount of services billed to such customers during such periods. Except as set forth in Schedule 4.21 to this Agreement, no customer included on the list provided as set forth in the previous sentence has given written or oral notification to Parent or any of its Subsidiaries of its intent to cancel, terminate, significantly reduce or otherwise suspend such relationship.

           SECTION  4.23    INVESTMENT COMPANY.    Neither Parent nor any of its subsidiaries is an “investment company” as defined under the Investment Company Act of 1940 and neither Parent nor any of its Subsidiaries sponsors any person that is such an investment company.

           SECTION  4.24    STOCK EXCHANGE LISTING.    Based solely on the published listing rules and standards of the Nasdaq Stock Market and the Nouveau Marché, respectively, as of the date of this Agreement Parent does not know of any reason why the ADSs to be issued in the Merger would not be approved for listing on the Nasdaq Stock Market or why the underlying Parent Shares would not be listed on the Nouveau Marché.

           SECTION  4.25    FORM F-4.    The Parent is a “foreign private issuer” as that term is defined in Rule 3b-4 under the Securities Exchange Act of 1934 and is qualified to use Form F-4 to register the offering of securities contemplated hereunder. Based solely on the Securities Act and the published rules and regulations of the SEC as of the date of this Agreement, and with reference solely to the information required to be included or incorporated by reference in the Form F-4 with regard to Parent and Merger Sub, Parent, after consulting with its professional and financial advisors, has no reason to believe that Parent cannot file the Form F-4 in conformity with the Securities Act or that the Form F-4 could not be declared effective within six months of the date of execution of this Agreement.

           SECTION  4.26    OWNERSHIP OF CAPITAL STOCK.    To the knowledge of Parent, neither Parent nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding or the purpose of acquiring, holding, voting or disposing or any capital stock of the Company.

ARTICLE V

COVENANTS OF THE PARTIES

           SECTION  5.1    CONDUCT OF THE BUSINESS OF THE COMPANY.    From the date hereof until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not (and will not permit any of its Subsidiaries to) take any action or omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied or (ii) make the representation and warranty set forth in Section 3.10 false.

          Furthermore, for the avoidance of doubt, from the date of this Agreement until the Effective Time, the Company will not take any of the actions specified in Section 3.10 (as modified by the schedules to this Agreement that are applicable to the Company) without the prior consent of Parent. Unless it has already done so prior to the date hereof, as soon as practicable after the execution of this Agreement the Company shall terminate its exchange offer for its outstanding High Yield Notes.

           SECTION  5.2    CONDUCT OF THE BUSINESS OF PARENT.    From the date hereof until the Closing Date, Parent and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Parent will not (and will not permit any of its Subsidiaries to) take any action or omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied. Furthermore, for the avoidance of doubt, from the date of this Agreement until the Effective Time, Parent will not take any of the actions specified in Section 4.09 (as modified by the schedules to this Agreement that are applicable to Parent) without the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

           SECTION  5.3    SHAREHOLDERS’ MEETING; PROXY MATERIAL.

                    (a)  Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Articles of Organization and the by-laws of the Company, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the effective date of the Form F-4 for the purpose of considering and taking action upon this Agreement and the Merger. The Company’s Special meeting shall be scheduled and, if necessary, adjourned as appropriate so that the vote of the Company’s stockholders necessary to approve this Agreement and the Merger occurs as nearly as may be practicable concurrently with the vote by Parent’s shareholders referred to in Section 5.14(a) hereof. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders; provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if prior to approval of the Merger by the stockholders of the Company (i) the Board of Directors believes in good faith that a Superior Proposal (as defined in Section 5.5 hereof) has been made that was not solicited or encouraged in violation of this Agreement, (ii) it has determined in good faith, after consultation with its outside counsel (who may be its regularly engaged outside counsel), that the failure to withdraw, modify or change such recommendation is likely to constitute a breach of its fiduciary duties under applicable law and (iii) the Company gives Parent three business days’ prior written notice of its intention to do so. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of stockholders required by the Massachusetts BCL to obtain such approval, except to the extent that the Board of Directors of the Company has changed its recommendation to the stockholders of the Company with respect to the Merger and this Agreement in accordance with this Section 5.3(a).

                    (b)  The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval of the Merger and this Agreement; provided, however, that the Board of Directors of the Company may, prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board of Directors of the Company has changed its recommendation to the shareholders of the Company with respect to the Merger and this Agreement in accordance with Section 5.3(a).

                    (c)  Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the adoption of this Agreement and the approval of the Merger by the Company’s stockholders (the “Proxy Statement”). Parent shall also file the Parent Listing Prospectus with the COB with a view to having the Parent Shares underlying the ADSs to be issued in the Merger listed as promptly as practicable following the Closing Date. Parent and the Company shall cooperate (and shall cause their respective Subsidiaries to cooperate) with each other in connection with the preparation of the foregoing documents and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of such documents. Parent and the Company shall file the Proxy Statement, in preliminary form on a confidential basis, if possible, with the SEC as promptly as reasonably practicable and Parent shall file the Form F-4 with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. If permitted by the rules and regulations of the SEC, and if the Company shares issuable upon exercise of the Warrants are currently registered or required to be registered, the Form F-4 will register the Parent ADSs to be issued upon exercise of any Warrants after the Effective Time or, if such rules and regulations do not so permit, Parent shall, concurrently with filing the Form F-4 or as soon thereafter as is practicable, file a separate registration statement with the SEC on Form F-1 or such other form as may be available for this purpose to register such underlying Parent ADSs. In the event that Parent is required to file such separate registration statement, all the provisions of this Agreement that apply to the Form F-4 (including this Section 5.3(c)) shall also apply to the separate registration statement to the greatest extent possible. Each of Parent and the Company shall use all reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall use all reasonable efforts to obtain the visa of the COB on the Parent Listing Prospectus as soon as practicable.

                    (d)  Each of Parent and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form F-4, (ii) the filing of any amendment or supplement thereto, (iii) the receipt of any comments from the SEC relating to the Form F-4 or the Proxy Statement, (iv) any request by the SEC or the COB for any amendment to the Form F-4 or for additional information, (v) the issuance of any “stop order” or (vi) any suspension of the qualification of the ADSs. All filings by Parent and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form F-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent, and no filing of, or amendment or supplement to, the Form F-4 or the Company Proxy Statement shall be made by Parent or Merger Sub without providing the Company with the opportunity to review and comment thereon.

                    (e)  Each of Parent and the Company agree that if it should become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement or the Form F-4 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Form F-4.

           SECTION  5.4    ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT.    (a)  Upon reasonable advance notice, between the date hereof and the Closing Date, the Company shall (i) give Parent, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, “Parent’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent’s Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided that any information and documents received by Parent or Parent’s Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated May 5, 2000 between Parent and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof, until the Effective Time.

                    (b)  Upon reasonable advance notice, between the date hereof and the Closing Date, Parent shall (i) give Company, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, “Company’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, (ii) furnish to Company’s Representatives such financial and operating data and other information relating to Parent, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct Parent’s employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries; provided that any information and documents received by the Company or the Company’s Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof, until the Effective Time.

           SECTION  5.5    NO SOLICITATION.    From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall not authorize or permit any of its respective officers, directors, advisors, representatives or other agents of the Company to, directly or indirectly, (a) solicit, initiate, encourage or facilitate any inquiry, offer or proposal that constitutes an Acquisition Proposal (as defined below) or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal (or inquires with respect thereto) or has advised the Company that it is interested in making an Acquisition Proposal or (c) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, the foregoing shall not prohibit the Company, prior to the approval of the Merger by the Company’s stockholders, (a) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (b) from providing information in response to an Acquisition Proposal from any Person that did not arise or result from a breach of this Section 5.5 by the Company and conducting negotiations regarding such Acquisition Proposal, if and only if (i) the Company’s Board of Directors determines in good faith that such Acquisition Proposal is a Superior Proposal (as defined hereafter) and (ii) the Company’s Board of Directors determines in good faith that the failure to engage in such negotiations or provide such information is likely to result in a breach of its fiduciary duties under applicable law, provided further that the Company will not disclose any information to such Person without (i) first entering into a confidentiality agreement on terms no less favorable to the Company than the one entered into by Company and Parent on May 5, 2000, and (ii) giving Parent twenty-four (24) hours prior notice of the Company’s intention to provide such information. The Company shall promptly (but in any event within one calendar day) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof. The Company shall inform Parent as promptly as practicable, and in any event within one calendar day, regarding any change in the terms of any Acquisition Proposal with a third party or any other material development regarding any Acquisition Proposal with a third party. For purposes of this Agreement, (A) “Acquisition Proposal” means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of 25% or more of any class of equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of the Company, or 25% or more of the assets of, the Company and its Subsidiaries taken as a whole, whether as a result of a single transaction or a series of related transactions, or any solicitation in opposition to approval by the Company’s shareholders of this Agreement, other than the transactions contemplated by this Agreement; and (B) “Superior Proposal” shall mean an Acquisition Proposal which in the reasonable judgment of the Company’s Board of Directors, based on such matters as it deems relevant including the advice of the Company Financial Advisor, (i) is reasonably likely to result in a transaction that is more favorable to the Company’s stockholders than those provided pursuant to this Agreement (including any adjustment to the terms and conditions proposed by Parent and Merger Sub in response to such Acquisition Proposal), and (ii) is reasonably capable of being financed by the Person making such Proposal on a timely basis. Nothing contained in this Section 5.5 shall prohibit the Company or the Company’s Board of Directors from making any disclosure required by applicable law. The Company immediately shall cease and cause to be ceased all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company and its Subsidiaries provided to such party prior to the date hereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party unless such third party has made a Superior Proposal.

           SECTION  5.6    DIRECTOR AND OFFICER LIABILITY.

                    (a)  Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided under the Massachusetts BCL, in the Articles of Organization and by-laws of the Company and in any agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

                    (b)  For three years after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the “Indemnitees”) to the same extent as set forth in subsection (a) above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such three-year period (whether or not service of process has been made on an Indemnitee within such three year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

                    (c)  For three years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such three-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

                    (d)  The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

           SECTION  5.7    COMMERCIALLY REASONABLE EFFORTS.    Upon the terms and subject to the conditions of this Agreement, each party hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

           SECTION  5.8    CERTAIN FILINGS.

                    (a)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Form F-4 Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Form F-4 Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and each party will use all reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use all reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

                    (b)  The Company and Parent shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

                     (c)  Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

                    (d)  “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

           SECTION  5.9    PUBLIC ANNOUNCEMENTS.    Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party, except that public disclosure may be made as may be required by law or by any listing agreement with, or the policies of, a national securities exchange following prior consultation with the other party. The Company shall consult with Parent prior to making publicly available its financial results for any period ending after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement. Parent shall consult with Company prior to making publicly available its financial results for any period ending after the date of this Agreement and prior to filing any Parent Public Documents after the date of this Agreement.

           SECTION  5.10    CERTAIN CONSENTS.    The Company shall obtain the consent of any third party whose consent is required in connection with the Merger in order to avoid the termination, cancellation or acceleration of any contract, license, lease, agreement or similar instrument or obligation, except where the failure to obtain such consent would not have a Company Material Adverse Effect.

           SECTION  5.11    EMPLOYEE MATTERS.

                    (a)  For a period of one year immediately following the date of the Closing, Parent agrees to cause the Surviving Corporation to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time (“Continuing Employees”) coverage by benefit plans or arrangements that are, in the aggregate, substantially equivalent to (including, with respect to eligibility requirements, exclusions and the employee portion of the cost of such benefit plans or arrangements) those generally provided to the employees of the U.S. Subsidiaries of Parent immediately prior to the date of the Closing. Parent shall take (or shall cause the Surviving Corporation to take) all steps necessary to ensure (to the extent permitted by law and by the terms of such plans and arrangements) that Continuing Employees shall receive credit, for all purposes under all such plans and arrangements, for their service with the Company and, in the case of health and dental benefit plans, for claims and expenses incurred by them prior to the Closing Date that are properly taken into account under similar existing Company plans.

                    (b)  Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.12(a) to this Agreement, except as such agreements, contracts, arrangements, commitments and understandings may be amended or waived with the consent of the applicable employee.

                    (c)  The holders of Options have been or will be given by the Company, or shall have properly waived, any required notice prior to the Merger and all such rights to notice will be terminated at or prior to the Effective Time. From the date hereof until the Closing Date, the Company shall not (except pursuant to binding agreements entered into in good faith prior to July 27, 2000) accelerate the vesting of any unvested options.

           SECTION  5.12    TAX-FREE REORGANIZATION TREATMENT.    Each of Parent and the Company shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code, the Parent and the Company each to be a party to the reorganization within the meaning of Section 368(b) of the Code, and the exchange of shares of Common Stock pursuant to the Merger to meet the requirements of Treasury Regulation Section 1.367(a)-3(c)(1) and to obtain the opinion of counsel referred to in Section 6.2(d) hereof, and neither party will take any action inconsistent therewith. For the purposes of the tax opinion described in Section 6.2(d) hereof, Parent and the Company shall provide representation letters substantially in the form of Exhibits C and D, respectively, each dated and executed on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of the Company and dated and executed on the Closing Date. Each of Parent and the Company and each of their respective affiliates shall not take any action, shall not fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           SECTION  5.13    SUPPLEMENTAL WARRANT AGREEMENT.    On or before the Closing Date, Parent and Merger Sub shall (as provided in Section 5.1(b) of the Warrant Agreement) enter into an agreement supplemental to the Warrant Agreement, complying with the requirements of Section 5.01(b) of the Warrant Agreement in connection with the Merger.

           SECTION  5.14    PARENT SHAREHOLDERS’ MEETING.

                    (a)  Subject to the last sentence of this Section 5.14(a), Parent shall, in accordance with applicable law and the bylaws (statuts) of Parent, duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders (the “EGM”) for the purpose of approving the issuance of the shares of Parent Common Stock to be issued in connection with the Merger as promptly as practicable after the effective date of the Form F-4. The Board of Directors of Parent shall recommend approval of such issuance by the Parent’s shareholders; provided, however, that the Board of Directors of Parent may withdraw, modify or change such recommendation if but only if the Parent’s Board of Directors believes in good faith, based on such matters as it deems relevant, that it is more likely than not that the Company will fail to satisfy one of the conditions to the Parent’s obligations set forth in Section 6.1 or 6.3 of this Agreement. Parent shall use all reasonable efforts to obtain the vote or consent of its shareholders in favor of the approval of such issuance and to take all other action necessary or advisable to secure the vote or consent of shareholders required under French law and its constituent instruments to obtain such approval, except to the extent that the Board of Directors of Parent has changed its recommendation to the shareholders of Parent in accordance with this Section 5.14(a).

                    (b)  Promptly following the date of this Agreement, Parent shall prepare a report of its Board of Directors to be submitted to the EGM. Parent and the Company shall cooperate with each other in connection with the preparation of such report and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation thereof. Parent shall use all reasonable efforts to cause such report to be made available to its shareholders within the periods required by the French Commercial Code.

           SECTION  5.15    LISTING.    Parent shall use all reasonable efforts to (i) obtain approval for listing and trading of Parent’s ADSs on the Nasdaq Stock Market (subject to approval of issuance of the underlying Parent Shares by the shareholders of Parent as provided in Section 5.14 hereof and subject to notice of official issuance thereof) simultaneously with the Form F-4 being declared effective by the SEC, (ii) cause the ADSs to be issued in the Merger to be listed on the Nasdaq Stock Market, subject to notice of official issuance thereof, prior to the Closing Date, and (iii) cause the underlying Parent Shares to be listed on the Nouveau Marché as soon as practicable after the Closing Date. In connection with the establishment of its ADS program and the issuance of Parent’s ADRs as provided herein, Parent shall enter into a depositary agreement providing for a “Level III” depositary program (not involving a concurrent offering of equity securities for cash consideration) with an ADR depositary who shall be reasonably acceptable to the Company, it being understood that any of Bank of New York, Morgan Guaranty Trust Company of New York and Citibank, N.A. are acceptable to the Company for this purpose.

           SECTION  5.16    STATE TAKEOVER LAWS.    If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the Company and Parent shall each use all reasonable efforts to permit the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

           SECTION  5.17    CERTAIN NOTIFICATIONS.    Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

           SECTION  5.18    POOLING.    From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective Subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a “pooling of interests” for either French or U.S. accounting purposes. Between the date of this Agreement and the Effective Time, Parent and the Company each shall use their reasonable efforts to cause the characterization of the Merger as a “pooling of interests” for both French and U.S. accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time; provided, however, that in connection therewith, neither Parent nor the Company shall be obligated to pay any consideration to, or assume any liability of, any third party as to whom such efforts may be addressed.

           SECTION  5.19    AFFILIATE AGREEMENTS.    At least 45 days prior to the date of the Special Meeting, (i) the Company shall deliver to Parent a list setting forth the names and addresses of each Person who, in the Company’s reasonable judgment, is or is reasonably likely to be deemed, at the time of the Special Meeting, to be an “affiliate” of the Company (each, a “Company Affiliate”), as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135; and (ii) Parent shall deliver to the Company a list setting forth the names and addresses of each Person who, in Parent’s reasonable judgment, is or is reasonably likely to be deemed, at the time of the Special Meeting, to be an “affiliate” of Parent (each, a “Parent Affiliate”), as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. The Company and Parent each shall furnish such information and documents as the other may reasonable request for the purpose of reviewing such list. Each of the Company and Parent shall use its respective reasonable best efforts to cause each person who is identified as a Company Affiliate or a Parent Affiliate, as the case may be, on each of their respective lists to execute and deliver to the Company and Parent a written agreement in form and substance reasonably satisfactory to the Company and Parent (collectively, the “Affiliate Agreements”) on or before the date of mailing of the Proxy Statement.

           SECTION  5.20    LETTERS OF ACCOUNTANTS.

                    (a) Parent shall use all reasonable efforts to cause to be delivered to the Company “comfort” letters of Ernst & Young Audit (“E&Y”), Parent’s independent public accountants, dated and delivered the date on which the Form F-4 shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                    (b)  The Company shall use all reasonable efforts to cause to be delivered to Parent “comfort” letters of KPMG LLP (“KPMG”), the Company’s independent public accountants, dated and delivered the date on which the Form F-4 shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

           SECTION  5.21    VOTING AGREEMENTS.    Promptly following the date of this Agreement, the Company, at the request of Parent and to the extent it may lawfully do so, will solicit each director and executive officer of the Company and each of its Material Stockholders (as defined hereafter) who is not concurrently entering into a Voting Agreement to execute and deliver to the Parent a Voting Agreement in the form of Exhibit E hereto with respect to all shares of Common Stock which such person currently owns or has the right or power to vote; provided, however, that the Company shall not be required to undertake any such solicitation, if such solicitation would require the making of any filings with the SEC prior to the date that the Form F-4 which is filed with the SEC with respect to the Merger is declared effective by the SEC. For purposes of this Agreement, “Material Stockholder” means (a) John Hassett and each other Person or “group” of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) who owns beneficially (as defined in Rule 13d-3 under the Exchange Act) five percent (5%) or more of the outstanding Common Stock of the Company and who has filed a report on Schedule 13D or Schedule 13G with the SEC with respect thereto.

           SECTION  5.22    SUPPLEMENTAL INFORMATION.    Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Entity (including the SEC, COB and Nasdaq Stock Market) in connection with this Agreement or the transactions contemplated hereby.

           SECTION  5.23    PARENT BOARD OF DIRECTORS.    As soon as practicable after the Effective Time, Parent shall propose for election, by its ordinary general shareholders meeting, as a director of Parent one individual designated by the Company who shall be reasonably acceptable to Parent, provided, however, that the individual so designated shall not be an officer or other member of management of the Company. The Company shall designate the individual referred to in the preceding sentence by notice to Parent not later than five business days prior to the Special Meeting.

           SECTION  5.24    POST-CLOSING FINANCIAL STATEMENTS.    Within 45 days after the end of the first full fiscal quarter of Parent following the Effective Time, Parent shall file or publicly disclose the results of at least 30 days of combined operations of Parent and the Surviving Corporation in form and substance sufficient to enable Patriot Affiliates to sell Parent ADSs within the requirements of Accounting Series Releases 130 and 135 and Staff Accounting Bulletin 65.

           SECTION  5.25    FURTHER ASSURANCES.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

ARTICLE  VI

CONDITIONS TO THE MERGER

           SECTION  6.1    CONDITIONS TO EACH PARTY’S OBLIGATIONS.    The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

                    (a)  This Agreement shall have been adopted, and the Merger approved, by the shareholders of the Company in accordance with applicable law;

                    (b)  Any applicable waiting periods under the HSR Act and the EC Merger Regulation relating to the Merger shall have expired or been terminated;

                     (c)  No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement;

                    (d)  The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky,” other state, federal and foreign securities laws applicable to the registration and qualification of the ADSs and the Parent Shares shall have been complied with (including visas of the COB);

                    (e)  The accountants’ “cold comfort” letters referred to in Section 5.20 shall have been received by the respective addressees thereof;

                    (f)  The EGM of Parent shall have approved the issuance of the Parent Shares to be issued in the Merger in accordance with applicable law and the by-laws (statuts) of Parent; and

                    (g)  The ADSs issuable in accordance with the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

           SECTION  6.2    CONDITIONS TO THE COMPANY’S OBLIGATION TO CONSUMMATE THE MERGER.    The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

                    (a)  Each of Parent and Merger Sub shall have performed in all material aspects its respective agreements and covenants contained in or contemplated by his Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

                    (b)  The representations and warranties of Parent and Merger Sub contained in Article IV hereof (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect;

                    (c)  The Company shall have received a certificate signed by the president or any senior executive vice president of Parent, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

                    (d)  The Company shall have received an opinion dated the Closing Date of Cadwalader, Wickersham & Taft, tax counsel to the Company, or such other counsel as may be reasonably satisfactory to the Company, in form and substance reasonably satisfactory to it, to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code and (ii) Parent and the Company will each be parties to a reorganization, and such opinion shall not have been withdrawn prior to the Effective Time; it being understood that, in rendering such opinion, such tax counsel shall be entitled to rely upon representations provided by the parties in accordance with Section 5.12;

                    (e)  (i) Parent shall have arranged for financing to the Company to enable the Company to repay or defease the High-Yield Notes concurrently with the closing of the Merger, in accordance with the requirements of the Company Indenture, at a price of 105% of their principal amount, plus accrued interest, so that there will be no violation of Section 5.01(a) of the Company Indenture due to the Merger; or (ii) if the Closing of the Merger would not cause a violation of such Section 5.01(a) because the Company is able to incur $ 1.00 of additional Indebtedness (as defined in the Company Indenture) at such time, in lieu of the financing referenced in the preceding clause (i), Parent shall have delivered to the Company at or prior to the Effective Time a written commitment of one or more banks or other financial institutions sufficient to enable the Company to purchase the High-Yield Notes from the holders thereof pursuant to the change-of-control covenant in the Company Indenture not more than 60 days following the Effective Time;

                    (f)  Parent shall have arranged financing to enable the Company to repay and terminate its obligations under the Coast Business Credit Agreement concurrently with the Closing of Merger in accordance with the requirements of the Coast Business Credit Agreement, or Coast Business Credit shall have consented to the Company’s entering into this Agreement, the Merger and the other transactions contemplated hereby and such consent shall not be conditioned upon any fact, matter, payment or forbearance which shall be unacceptable to Parent in its sole discretion (it being understood that Parent shall have no obligation to seek or obtain such consent); and

                    (g)  The Company shall have received the opinion of (i) Marie Capela Laborde, Group Legal Counsel of Parent, dated the Closing Date and substantially in the form of Exhibit F-1 hereto, and (ii) Cleary, Gottlieb, Steen and Hamilton, dated the Closing Date and substantially in the form of Exhibit F-2 to this Agreement.

           SECTION  6.3    CONDITIONS TO PARENT’S AND MERGER SUB’S OBLIGATIONS TO CONSUMMATE THE MERGER.    The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

                    (a)  The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

                    (b)  The representations and warranties of the Company contained in Article III hereof (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

                    (c)  Parent shall have received a certificate signed by the president and chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

                    (d)  All foreign laws regulating competition, antitrust, investment or exchange control shall have been complied with, and all approvals required under such foreign laws shall have been received;

                    (e)  Concurrently with the execution and delivery of this Agreement, each of the individuals listed on Schedule 6.3(e) hereof shall have executed an employment agreement with the Company in the form previously furnished to Parent and such employment agreement shall be in full force and effect at the Effective Time; and

                    (f)  The Parent shall have received the opinion of Cadwalader, Wickersham & Taft, dated the Closing Date and substantially in the form of Exhibit F-3 hereto.

ARTICLE VII

TERMINATION

           SECTION  7.1    TERMINATION.    Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company has obtained shareholder approval:

                    (a)  by the mutual written consent of the Company and Parent;

                     (b)  by either the Company or Parent, if the Merger has not been consummated on or before May 15, 2001 (the “Termination Date”) provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                    (c)  by either the Company or Parent, if (i) there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any judgment, injunction, ruling, order or decree permanently restraining, enjoining or otherwise prohibiting Parent, Merger Sub or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, ruling, order or decree shall have become final and nonappealable;

                    (d)  by Parent, if (i) the Board of Directors of the Company shall have withheld, withdrawn or modified or amended in any respect adverse to Parent or Merger Sub its approval or recommendation of the Merger or shall have resolved to do so, (ii) the Board of Directors of the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal, shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its shareholders or (B) within (1) ten (10) business days of such commencement or (2) in any event, at least three (3) business days prior to the shareholder meeting, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders), (iv) the Company shall have failed to include in the Proxy Statement the recommendation of the Company’s Board of Directors in favor of the approval of the Merger or this Agreement, (v) if requested in writing by Parent to reaffirm such recommendation, the Company’s Board of Directors shall have failed to reaffirm its recommendation in favor of the approval of the Merger and this Agreement within ten business days after the announcement of an Acquisition Proposal (unless such announcement shall have occurred less than ten business days prior to the Special Meeting, in which case such reaffirmation shall occur as soon as practicable, and if so practicable, in advance of the Special Meeting), or (vi) the Company shall have breached its obligations under Section 5.5 in any respect;

                    (e)  by either the Company or Parent, if (i) the approval of the stockholders of the Company of the Merger and the adoption of this Agreement shall not have been obtained at a duly held meeting of stockholders of the Company or any adjournment thereof or (ii) the shareholders of Parent shall have refused to approve the issuance of the Parent Shares to be issued in the Merger at the EGM or at any adjournment thereof;

                    (f)  by Parent, if the Company breaches any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts by the Closing Date, or with respect to any breach that is reasonably capable of being remedied within 30 days and as long as the Company continues to exercise such reasonable efforts during the 30-day period, Parent may not terminate this Agreement under this Section 7.1(f); and provided, further, that the preceding proviso shall not in any event be deemed to extend the Termination Date as set forth in paragraph (b) of this Section 7.1;

                    (g)  by the Company, if Parent or Merger Sub breaches any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts by the Closing Date, or with respect to any breach that is reasonably capable of being remedied within 30 days and as long as Parent continues to exercise such reasonable efforts during the 30-day period, the Company may not terminate this Agreement under this Section 7.1(g); and provided, further, that the preceding proviso shall not in any event be deemed to extend the Termination Date set forth in paragraph (b) of this Section 7.1;

                    (h)  by the Company, (i) if the Form F-4 is not filed with, or submitted in preliminary form on a confidential basis, to the staff of the SEC on or before November 30, 2000 for any reason other than the failure of the Company to comply with any of its agreements or obligations contained in this Agreement, or (ii) if the Form F-4 is not declared effective by the SEC on or prior to April 1, 2001;

                    (i)  by the Company, prior to receipt of approval of the Company’s stockholders of the Merger, if the Company’s Board of Directors approves a Superior Proposal; provided, however, that (i) the Company shall have complied with Section 5.5 and (ii) the Board of Directors of the Company shall have concluded in good faith, on the basis of the advice of its outside legal counsel and financial advisors, that such proposal is a Superior Proposal; provided, however, that this Agreement may not be terminated pursuant to this Section 7.1(i) unless (A) concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the Termination Fee (as defined in Section 7.3), (B) concurrently with such termination the Company enters into a definitive agreement with respect to, or consummates, such Superior Proposal, (C) the Company shall have given Parent three business days’ prior written notice of the terms and identity of the party proposing such Superior Proposal and of such proposed termination, and (D) during such three business day period, the Company shall have negotiated in good faith with Parent to permit Parent to make an equivalent proposal; or

                    (j)  by the Company, by notice to Parent not later than 12:00 noon, New York City time, on the second trading day prior to the date of the Special Meeting, specifically referring to this Section 7.1(j), if the Effective Time Parent Share Price shall be less than $ 33.6356, in which event this Agreement shall be terminated effective at 10:00 a.m., New York City time, on the trading day following Parent’s receipt of such notice unless Parent, prior to such time, shall deliver a notice to the Company to the effect that the Exchange Ratio shall be an amount determined by dividing $ 11.2723 by the Effective Time Parent Share Price multiplied by one over the fraction representing the number of Parent Shares per ADS, in which event this Agreement shall be deemed amended by such notice and shall not terminate.

          The party desiring to terminate this Agreement pursuant to any of paragraphs (a) to (j), inclusive, shall give written notice of such termination to the other party.

           SECTION  7.2    EFFECT OF TERMINATION.    Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination, the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and in the provisos to Sections 5.4(a) and 5.4(b) hereof shall survive the termination hereof.

           SECTION  7.3    FEES.

                    (a)  The Company agrees to pay Parent in immediately available funds by wire transfer to a bank account designated by Parent an amount equal to $ 5.25 million (the “Termination Fee”) if:

                    (i)  (A) Parent shall terminate this Agreement pursuant to Section 7.1(d) hereof and at the time of such termination pursuant to Section 7.1(d) there shall exist an Acquisition Proposal with respect to the Company that has not been publicly and irrevocably withdrawn (a “Pending Acquisition Proposal”) and the Company’s Board of Directors shall have withdrawn, modified or amended its approval or recommendation of the Merger, or shall have resolved to do so or (B) the Company terminates this Agreement to enter into an agreement with respect to an Acquisition Proposal; or

                     (ii)  (A) Either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) hereof (other than a termination by the Company pursuant to Section 7.1(b) either (1) after the occurrence of a Parent Material Adverse Effect or (2) in the event a Terminating Parent Breach has occurred and has not been cured in accordance with the terms of Section 7.1(g) by the Termination Date or (3) pursuant to Section 7.1(e)(ii)) or pursuant to Section 7.1(e)(i) hereof, (B) at the time of such termination pursuant to Section 7.1(b) or Section 7.1(e)(i), as the case may be, there shall exist a Pending Acquisition Proposal and (C) within twelve (12) months after any such termination, the Company shall enter into a definitive agreement with respect to any sale of substantially all of its assets or any merger, consolidation, recapitalization, liquidation, tender offer, exchange offer or other business combination involving the acquisition, purchase or change of control of 50% or more of any class of equity securities of the Company (a “Competing Company Transaction”) or any Competing Company Transaction shall be consummated.

                    (b)  The Company shall pay the Termination Fee required to be paid pursuant to Section 7.3(a) hereof (if all conditions thereto have been satisfied) (i) not later than one (1) business day after the termination of this Agreement by Parent pursuant to Section 7.3(a)(i), if the Company has not then entered into a definitive agreement with respect to a Competing Company Transaction, or (ii) in any other case provided for in Section 7.3(a), at the earlier of (A) twelve (12) months from the occurrence of the earliest event giving rise to a party’s right to terminate this Agreement and (B) the date of consummation of a Competing Company Transaction described in Section 7.3(a)(ii)(C) or termination of the definitive agreement relating to such Competing Company Transaction.

                    (c)  Notwithstanding the requirement of Section 7.3(a) that any Termination Fee be paid in immediately available funds, unless a Competing Company Transaction has been consummated by the Company, the Company at its election may satisfy its obligation to pay a Termination Fee in whole or in part by delivering to Parent shares of Common Stock having a Deemed Value (as hereafter defined) equal to the portion of such Termination Fee not being paid in immediately available funds, provided that in connection therewith it complies with all its obligations under this Section 7.3(c). If the Company wishes to elect to satisfy its obligation to pay a Termination Fee in whole or in part by delivering shares of Common Stock, it shall give notice of such election (the “Company Notice”) as soon as may be practicable, but in no event later than the business day prior to the date that payment in full in cash otherwise would be required pursuant to Section 7.3(b). The Company Notice shall also refer to the provisions of this Agreement permitting such election and specify (i) the portion of the Transaction Fee to be paid in immediately available funds and the portion to be paid by delivery of shares, (ii) the period or periods relevant to the calculation of the Deemed Value of the shares of Common Stock to be delivered and (iii) the date on which the required shares shall be delivered to Parent (the “Delivery Date”), which shall be the fifth business day in New York City following the last day of the Relevant Period as defined below. For purposes of this Agreement, (i) the “Deemed Value” of a share of Common Stock shall be equal to the average of the Current Market Value (as hereafter defined) of such shares for the ten trading days for the Common Stock (the “Relevant Period”) commencing as follows:

        (A)  except as set forth in paragraph (B) below, if Parent has terminated the Agreement in one of the circumstances described in Section 7.3(a)(i), on the third trading day after the payment obligation arises;

        (B)  if Parent has terminated the Agreement pursuant to Section 7.3(a)(i) after the Company enters into a definitive agreement with respect to a Competing Company Transaction and such definitive agreement is thereafter terminated, on the third trading day following the date of such termination; and

        (C)  if the Agreement has been terminated in one of the circumstances described in Section 7.3(a)(ii), on the third trading day following the expiration of twelve (12) months after the date of the Special Meeting or the date specified in Section 7.1(b), as the case may be; and

(ii) the “Current Market Value” of a share of Common Stock shall mean (A) if the Common Stock is then traded on the AmEx, the closing price, regular way, of such shares at the close of regular trading on such exchange on the relevant date; (B) if the Common Stock is not then traded on the AmEx but has been traded on another national securities exchange in the United States or on the Nasdaq National Market for at least ten business days, the closing price, regular way, of such shares at the close of regular trading on the principal exchange on which such shares are then trading; (C) if the Common Stock is not so listed or traded but has been quoted on a national over-the-counter market for at least ten business days, the closing bid price of the Common Stock in such market; or (D) otherwise, the value of the Common Stock as most recently determined as of a date within the six months preceding the date of determination by the Board of Directors of the Company, acting in good faith.

                    On the date specified in the Company Notice as the Delivery Date, the Company shall (i) deliver to Parent, free and clear of all Liens, a certificate or certificates, registered in the name of Parent (or such other name or names as Parent may theretofore have specified by notice to the Company), representing in the aggregate the number of shares of Common Stock having a Deemed Value equal to the amount of the Termination Fee that the Company has elected to pay by delivery of shares and (ii) enter into and deliver to Parent a registration rights agreement with respect to such shares in customary form undertaking to register such shares for public sale under the Securities Act at the earliest practicable date. The Company shall make such delivery at a location in New York City specified by Parent or, if none is specified, at the offices of Parent’s counsel specified in Section 8.1.

                    Notwithstanding the foregoing, if the Company elects to satisfy its obligation to pay a Termination Fee in part but not in whole by delivery of shares of Common Stock, it shall pay the portion of the Termination Fee payable in immediately available funds on the date required by Section 7.3(b).

                    (d)  Except as provided otherwise in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

           SECTION  8.1    NOTICES.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) five (5) days after mailing in the United States or France by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

                    If to the Company, to:

Vialog Corporation
32 Crosby Drive
Bedford, MA 01730
Fax: (781) 761-6300
Attention: President

                    with a copy to:

Mirick, O’Connell, DeMallie and Lougee
100 Front Street
Worcester, Massachusetts 06108-1477
Fax: (508) 791-8502
Attention: David Lougee, Esq.

and

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038
Fax: (212) 504-6666
Attention: Lawrence A. Larose, Esq.

                    If to Parent or Merger Sub, to:

Genesys SA
Le Regent-4 rue Jules Ferry
BP 1145
34008 Montpellier Cedex 1
FRANCE
Fax: 33(0)4-67062750
Attention: Francois Legros

                    with a copy to:

Breslow & Walker, LLP
767 Third Avenue
New York, NY 10017
UNITED STATES
Fax: (212) 888-4955
Attention: Joel M. Walker, Esq.

           SECTION  8.2    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

           SECTION  8.3    INTERPRETATION.    References herein to the “knowledge of the Company” or the “knowledge of Parent” shall mean the actual knowledge of any of the executive officers of the Company or Parent, as the case may be. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “ made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule to this Agreement shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          Disclosure of a fact in a schedule to this Agreement referred to in Article III shall provide an exception to, or otherwise qualify, the representations or warranties of the Company, and disclosure of a fact in a schedule to this Agreement referred to in Article IV shall provide an exception to, or otherwise qualify, the representations or warranties of Parent or Merger Sub, as the case may be, in either case specifically referred to in such disclosure and such other representations and warranties to the extent that such disclosure shall reasonably appear to be applicable to such representations and warranties.

           SECTION  8.4    AMENDMENTS, MODIFICATION AND WAIVER.

                    (a)  Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provide d, that after the adoption of this Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

                    (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION  8.5    SUCCESSORS AND ASSIGNS.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

           SECTION  8.6    SPECIFIC PERFORMANCE.    The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

           SECTION  8.7    GOVERNING LAW; SUBMISSION TO JURISDICTION.    (a)  Except for the approval, validity and effect of the Articles of Merger and the Merger provided for herein, which shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of the State of New York) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                    (b)  Each of the parties hereto irrevocably agrees that any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts of each such court), and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any proceeding relating to this Agreement (a) any claim that is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to lawfully serve process subject to this Section 8.7, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any suit, action or proceeding may be served within or without the jurisdiction of any of the aforesaid courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 8.1 shall be deemed effective service of process.

           SECTION  8.8    SEVERABILITY.    If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

           SECTION  8.9    THIRD PARTY BENEFICIARIES.    This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

           SECTION  8.10    ENTIRE AGREEMENT.    This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

           SECTION  8.11    COUNTERPARTS; EFFECTIVENESS.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GENESYS SA

/s/ FRANCOIS LEGROS
By:
Name: Francois Legros
Title: Chief Executive Officer and Chairman of the Board

ABCD MERGER CORP .

/s/ FRANCOIS LEGROS
By:
Name: Francois Legros
Title: President and Chief Executive Officer

VIALOG CORPORATION

/s/ KIM MAYYASI
By:
Name: Kim Mayyasi
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger and Reorganization]

Schedule 6.3(e)

Employees Requested to Sign Employment Agreements

Kim A. Mayyasi

Robert F. Saur

John Dion

Michael E. Savage

Shelly Robertson

EXHIBIT A

Amendments to Articles of Organization of the Surviving Corporation

The Articles of Organization shall be amended to delete or “opt out” of staggered terms for members of the Board of Directors; and to designate Corporate Service Company as the agent of the Surviving Corporation in Massachusetts.

EXHIBIT B

Amendments to By-Laws of the Surviving Corporation

The By-laws shall be amended to delete or opt out of staggered terms for members of the Board of Directors.

EXHIBIT C

Genesys S.A. Tax Representation Letter

[Genesys SA Letterhead]

October     , 2000

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038

Re:	The Merger of ABCD Merger Corp. With and into Vialog Corporation

Ladies and Gentlemen:

          In connection with the opinion to be delivered pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October     , 2000, by and among Genesys SA, a corporation (societé anonym) organized under the laws of France (“Parent”), ABCD Merger Corp., a Massachusetts corporation and wholly-owned merger subsidiary of Parent (“Merger Sub”), and Vialog Corporation, a Massachusetts corporation (the “Company”), the undersigned certifies and represents on behalf of Parent and Merger Sub and as to Parent and Merger Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

1.
Facts relating to the contemplated merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, and the documents described in the Merger Agreement are, insofar as such facts pertain to the Parent and Merger Sub, true, correct and complete in all material respects. The Merger will be consummated strictly in accordance with the Merger Agreement, and as described in the Proxy Statement and F-4 Registration Statement and none of the material terms and conditions therein related to the Merger has been or will be waived or modified. The Merger is being effected for bona fide business reasons.

2.
The fair market value of the ADSs of Parent (“Parent Common Stock”) and cash in lieu of a fractional share of Parent Common Stock received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the common stock of the Company (“Company Common Stock”) surrendered by such stockholder in the Merger. The fair market value of Parent Common Stock to be received by each Warrant holder upon exercise of a Warrant will be approximately equal to the fair market value of the Company Common Stock which each Warrant holder would have received under the Company Warrant Agreement prior to the amendment thereof by the supplemental warrant agreement pursuant to the Merger Agreement. The Merger Consideration to be received in the Merger by holders of Company Common Stock was determined by arm’s length negotiations between the managements of Parent and the Company.

3.
In connection with the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent or Merger Sub other than Parent Common Stock and cash in lieu of a fractional share thereof and upon exercise of the Warrants no Warrant holder will receive, directly or indirectly, any consideration from Parent, Merger Sub or the Company other than Parent Common Stock.

4.
Neither Parent nor any corporation related to Parent will, in connection with the Merger, (i) be under any obligation or will have entered into any agreement or understanding to redeem or repurchase any of the Parent Common Stock issued to stockholders of the Company in the Merger or to make any extraordinary distributions in respect of such Parent Common Stock or (ii) have any plan or intention to reacquire any of the Parent Common Stock issued in the Merger. After the Merger, no dividends or distributions will be made to the former Company stockholders by Parent other than regular, normal dividends or distributions made to all holders of common stock of Parent.

Neither Parent nor any corporation related to Parent, including Merger Sub and Company, will (x) be under any obligation or will have entered into any agreement or understanding to redeem or repurchase any of the Warrants or the Parent Common Stock issued upon exercise of the Warrants or to make any extraordinary distributions in respect of such Parent Common Stock or (y) have any plan or intention to acquire the Warrants or to reacquire any of the Parent Common Stock issued upon exercise of the Warrants. After exercise of the Warrants, no dividends or distributions will be made to the former Warrant holders other than regular, normal dividend distributions or distributions made to all holders of common stock of Parent.

For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to the Merger or any time after the Merger and before November 16, 2001, (a) the corporations are members of the same affiliated group (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), but determined without regard to the exclusions of section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of section 318 of the Code as modified pursuant to section 304(c)(3)(B) of the Code).

5.
Parent has no present plan or intention, and will have no plan or intention on or before November 16, 2001, to (i) liquidate the Company, (ii) merge the Company with or into another corporation, (iii) sell or otherwise dispose of the stock of the Company, except for transfers after November 16, 2001 (including successive transfers) of such stock to corporations controlled by the transferor, or (iv) cause the Company to sell or otherwise dispose of any of its assets, or any assets that it acquired from Merger Sub, except for (x) dispositions in the ordinary course of its business, (y) transfers (including successive transfers) of assets to one or more corporations controlled in each transfer by the transferor, or (z) arm’s length dispositions to persons not related to Parent other than dispositions which would result in Parent ceasing to use a significant portion of the Company’s historic business assets in a business.

6.
Parent has no plan or intention, and will have no plan or intention on November 16, 2001, to cause the Company to issue any additional shares of stock following the Merger, or take any other action, that could result in Parent losing control of the Company following the Merger and November 16, 2001. For purposes of this paragraph, “control” with respect to a corporation shall mean ownership of at least (i) 80% of the total combined voting power of all classes of stock entitled to vote and (ii) 80% of the total number of shares of each other class of stock of the corporation.

7.
Following the Merger and November 16, 2001, the Company, Parent or another member of Parent’s “qualified group” will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business. For purposes of this representation, Parent’s “qualified group” means one or more chains of corporations connected through stock ownership with the Parent, but only if the Parent owns directly stock meeting the requirements of section 368(c) of the Code in at least one other corporation, and stock meeting the requirements of section 368(c) of the Code in each of the corporations (except the Parent) is owned directly by one of the other corporations. In addition, Parent will be treated as owning its proportionate share of the Company’s business assets used in a business or any partnership in which members of Parent’s qualified group either own a significant interest or have active and substantial management functions as a partner with respect to that partnership business.

8.
Prior to the Merger, Parent will own all of the outstanding stock of Merger Sub. Parent has no plan or intention to cause Merger Sub to, and Merger Sub has no plan or intention to, issue additional shares of its stock that would result in Parent owning less than all of the capital stock of Merger Sub in the Merger. Merger Sub is being formed solely to effect the Merger and it will not conduct any business or other activities other than the issuance of its stock to Parent prior to the Merger or activities necessary to effectuate the Merger. Merger Sub will have no liabilities that will be assumed by the Company and it will not transfer any assets to the Company in the Merger that are subject to any liabilities.

9.
Pursuant to the Merger and as contemplated by the Merger Agreement, and the exercise of the Warrants or expiration thereof, at least (i) 80% of the total combined voting power of all classes of Company stock entitled to vote and (ii) 80% of each other class of stock of the Company will be exchanged solely for voting Parent Common Stock. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent or Merger Sub will be treated as outstanding Company Common Stock at the Effective Time.

10.
All Expenses incurred in connection with the Merger Agreement, the Warrants, the exercise of the Warrants and the transactions contemplated thereby shall be paid by the party incurring such Expenses. No liability for transfer taxes incurred by a holder of Company Common Stock and/or Warrants will be paid by Parent. As used in this representation, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and F-4 Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated in the Merger Agreement, including the amendment of the Company Warrant Agreement through the supplemental warrant agreement.

11.
Neither Parent nor Merger Sub has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock or the Warrants in connection with or as part of the Merger, the exercise of the Warrants or any related transaction. To the extent that any transfer tax or other expense is a liability of a holder of Company Common Stock or a Warrant, such liability will be paid by the Company or such holder of the Company Common Stock but in no event by Parent. In addition, at the time of the Merger and the exercise of any Warrant, none of the Company Common Stock acquired by Parent in the Merger or any Warrant will be subject to liabilities of the current holders thereof. Furthermore, there is no plan or intention for Parent to assume any liabilities of the Company.

12.
The Parent Common Stock into which the Company Common Stock will be converted in the Merger and issued upon the exercise of any Warrant will be newly issued or treasury shares of “voting stock” within the meaning of section 368 of the Code and will be issued by Parent to record holders of Company Common Stock pursuant to the Merger or the holder of a Warrant upon exercise.

13.
Except for the Purchased and Sold Company Shares (as defined below), neither Parent nor any corporation related to Parent own, or have owned during the past five years, any shares of Company Common Stock or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities issued by the Company.

1.
For purposes of this representation, the term “Purchased and Sold Company Shares” means approximately 300,000 shares of Company Common Stock purchased by the Parent on the open market from unrelated persons on or about April     , 2000 and unconditionally sold by the Parent on the open market to unrelated persons on or about April      , 2000 and prior to the most recent negotiations which commenced in July 2000 with respect to the Merger with the Company or the Company’s shareholders.

14.
Neither Parent nor Merger Sub nor a person related to Parent will supply or contribute, directly or indirectly, any funds to the Company to make payments to dissenters; neither Parent nor Merger Sub nor a person related to Parent will reimburse the Company, directly or indirectly, for any payments to dissenters.

15.
Neither Parent nor a related person will provide funds to the Company to fund the Company’s redemption of the High Yield Notes in connection with the Merger. If the Company must borrow to fund the redemption of the High Yield Notes, (i) the Company will not borrow from the Parent or a related person, (ii) the Company will be the sole and primary obligor on such indebtedness, (iii) to the best of our knowledge, the Company would have been able to borrow for this purpose, albeit on non-identical terms, support the debt service with respect thereto and repay the borrowing according to its terms, irrespective of the Merger and any credit support or guarantee provided by the Parent or a related person and (iv) any guarantee or credit support provided by the Parent or a related person will be provided solely to improve the terms of the borrowing and to act solely as security therefor.

16.
The payment of cash in lieu of fractional shares of Parent as described in section      of the Merger Agreement is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Parent Common Stock is not expected to exceed one percent of the total consideration that will be issued in the transaction to the Company stockholders in exchange for their shares of Company Common Stock .

17.
Less than 50% of the total voting power and the total value of the outstanding stock of Parent will be received directly, indirectly or constructively (after applying the attribution and constructive ownership rules set forth in Treasury regulations section 1.367(a)-3(c)) in the Merger and upon exercise of the Warrants, in the aggregate, by stockholders and Warrant holders of the Company who are “United States persons” within the meaning of section 7701(a)(30) of the Code. For purposes of this representation, persons who exchange shares of their Company Common Stock for Parent Common Stock pursuant to the Merger or receive Parent Common Stock upon exercise of the Warrants will be presumed to be United States persons unless the Company (i) obtains ownership statements from such persons certifying that they are not United States Persons and (ii) the Company attaches to its timely filed consolidated United States federal income tax return for the taxable year ending on the Closing Date, a statement titled “Section 367(a)—Compilation of Ownership Statements under Treasury regulations section 1.367(a)-3(c)”, signed, under penalties of perjury by an officer of the Company, that sets forth all of the information required to be disclosed under Treasury regulations section 1.367(a)-3(c)(7).

18.
Immediately after the Merger and immediately after November 16, 2001, based on agreements with officers, directors and 5% shareholders of the Company, less than 50% of the total voting power and the total value of all of the outstanding stock of Parent will be owned directly, indirectly or constructively (after applying the attribution and constructive ownership rules set forth in Treasury regulations section 1.367(a)-3(c)), by United States persons who are either officers or directors of the Company, or who own, immediately prior to the Effective Time, 5% or more of the total voting power or the total value of the outstanding stock of the Company (a “5% shareholder of the Company”). For purposes of this representation, all officers, directors and 5% shareholders of the Company will be presumed to be United States persons unless the Company obtains ownership statements from such persons and timely files the statement described immediately above.

19.
Parent will cause the Company to attach to its timely filed U.S. federal income tax return a statement titled “Section 367(a)-Reporting of Cross Border Transfer under Reg. § 1.367(a)-3(c)(6)” that will set forth all of the information required to be disclosed under such Treasury Regulation.

20.
Parent (or any qualified subsidiary as defined in Treasury regulations section 1.367(a)-3(c)(5)(vii) or any qualified partnership as defined in Treasury regulations section 1.367(a)-3(c)(5)(viii)) is engaged and has been engaged in the active conduct of a trade or business outside the United States, within the meaning of Treasury regulations section 1.367(a)-2T(b)(2) and (3), for the entire 36-month period prior to the Merger. Neither the holders of Company Common Stock nor Parent (and, if applicable, the qualified subsidiary or qualified partnership engaged in the active trade or business) have the intention to dispose of or discontinue such trade or business and will have no such intention at any time through November 16, 2001.

21.	Parent will satisfy the substantiality test described in Treasury regulations section 1.367(a)-3(c)(3)(iii) at the Effective Time and at all times through November 16, 2001.

22.
At the Effective Time and at all times through November 16, 2001, Parent or Merger Sub will not be under the jurisdiction of a court in a “Title 11 or similar case.” For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

23.
None of Parent, Merger Sub or the Company will (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment or (ii) be an “investment company” as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

24.
None of the compensation to be received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of the Company Common Stock; none of the Parent Common Stock to be received by any stockholder-employees of the Company in connection with the Merger or the exercise of the Warrants will be separate consideration for, or allocable to, any employment, consulting or similar agreement, although some stockholder/employees will exchange Company Common Stock they received upon exercise of Company options for Parent Common Stock; and the compensation paid to any s tockholder-employees of the Company will be for services actually rendered (or to be rendered).

25.
To the knowledge of Parent, at the Effective Time and on November 16, 2001, the fair market value of the assets of the Company will exceed the sum of its liabilities, if any, to which the assets are subject.

26.
None of Parent, Merger Sub or, after the Merger, the Company, will take any position on any federal, state, or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger and the exercise of the Warrants as a reorganization within the meaning of section 368(a) of the Code or with any of the foregoing representations, unless otherwise required by a final judgment, decree or other order which addresses the Merger and the exercise of the Warrants by a court of competent jurisdiction, or by applicable state or local income or franchise tax law (and then only to the extent required by such applicable law).

27.	The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Merger Sub.

          We understand that Cadwalader, Wickersham & Taft will rely, without further inquiry, on this representation letter in rendering its opinion as to certain United States federal income tax consequences of the Merger and the exercise of the Warrants. We acknowledge that your opinion (i) will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, including the Company Warrant Agreement and supplemental warrant agreement and (ii) will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. The certifications and representations contained herein shall survive the Effective Time (as defined in the Merger Agreement) and shall remain in effect, notwithstanding anything to the contrary contained in the Merger Agreement. We will promptly and timely inform you if, after signing this representation letter, we have reason to believe that any of the facts described herein or any of the representations made in this representation letter are or have become untrue, incorrect or incomplete in any respect.

          We acknowledge that your opinion will not address any tax consequences of the Merger or the exercise of the Warrants or any action taken in connection therewith except as expressly set forth in such opinion.

Very truly yours,

Genesys SA

By:

Title:

EXHIBIT D

Vialog Corporation Tax Representation Letter

[Vialog Corporation Letterhead]

October     , 2000

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038

Re:	The Merger of ABCD Merger Corp.
With and into Vialog Corporation

Ladies and Gentlemen:

                    In connection with the opinion to be delivered pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October     , 2000, by and among Genesys SA, a corporation (societé anonym) organized under the laws of France (“Parent”), ABCD Merger Corp., a Massachusetts corporation and wholly-owned merger subsidiary of Parent (“Merger Sub”), and Vialog Corporation, a Massachusetts corporation (the “Company”), the undersigned certifies and represents on behalf of Company and as to the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

1.
The facts relating to the contemplated merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, and the documents described in the Merger Agreement are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Merger will be consummated strictly in accordance with the Merger Agreement, and as described in the Proxy Statement and the Form F-4 Registration Statement and none of the material terms and conditions therein has been or will be waived or modified. The Merger is being effected for bona fide business reasons.

2.
The fair market value of the ADSs of Parent voting stock (“Parent Common Stock”) and cash in lieu of a fractional share of Parent Common Stock received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the common stock of the Company (“Company Common Stock”) surrendered by such stockholder in the Merger. The fair market value of Parent Common Stock to be received by each Warrant holder upon exercise of a Warrant will be approximately equal to the fair market value of the Company Common Stock which each Warrant holder would have received under the Company Warrant Agreement prior to the amendment thereof by the supplemental warrant agreement pursuant to the Merger Agreement. The Merger Consideration to be received in the Merger by holders of Company Common Stock was determined by arm’s length negotiations between the managements of Parent and the Company.

3.
In connection with the Merger, no holder of Company Common Stock will receive in exchange for Company Common Stock, directly or indirectly, any consideration from Parent or Merger Sub other than Parent Common Stock and cash in lieu of a fractional share thereof and upon exercise of the Warrants no Warrant holder will receive, directly or indirectly, any consideration from Parent, Merger Sub or the Company other than Parent Common Stock.

4.
The Company, prior to and in connection with the Merger, has not (i) redeemed any of its stock, (ii) made any distributions with respect to its stock, or (iii) disposed of any of its assets in contemplation or as part of the Merger, except for (x) regular, normal dividends and (y) Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, or other programs or arrangements in existence on the date hereof. Additionally, prior to and in connection with the Merger, no entity related to the Company has acquired the Company’s stock with consideration other than stock of either the Company or Parent.

For purposes of this representation letter, two corporations shall be treated as “related” to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), but determined without regard to the exclusions of section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of section 318 of the Code as modified pursuant to section 304(c)(3)(B) of the Code).

5.
Pursuant to the Merger and as contemplated by the Merger Agreement, and the exercise of the Warrants or expiration thereof, at least (i) 80% of the total combined voting power of all classes of Company stock entitled to vote and (ii) 80% of each other class of stock of the Company will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent or Merger Sub will be treated as outstanding Company Common Stock at the Effective Time.

6.
To the knowledge of the Company, the Parent Common Stock into which the Company Common Stock will be converted in the Merger and issued upon exercise of the Warrants will be newly issued or treasury shares of “voting stock” within the meaning of section 368 of the Code and will be issued by Parent to record holders of Company Common Stock pursuant to the Merger or the holder of a Warrant upon exercise.

7.
To the knowledge of the Company, the payment of cash in lieu of fractional shares of Parent as described in section               of the Merger Agreement is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration issued in the transaction to the Company stockholders in exchange for their shares of Company Common Stock.

8.
The Company will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Parent or any person related to Parent, nor will Parent or any person related to Parent reimburse the Company for any payments to dissenters.

9.
Neither Parent nor a related person will provide funds to the Company to fund the Company’s redemption of the High Yield Notes in connection with the Merger. If the Company must borrow to fund the redemption of the High Yield Notes, (i) the Company will not borrow from the Parent or a related person, (ii) the Company will be the sole and primary obligor on such indebtedness, (iii) the Company would have been able to borrow for this purpose, albeit on non-identical terms, support the debt service with respect thereto and repay the borrowing according to its terms, irrespective of the Merger and any credit support or guarantee provided by the Parent or a related person and (iv) any guarantee or credit support provided by the Parent or a related person will be provided solely to improve the terms of the borrowing and to act solely as security therefor.

10.
At the Effective Time and at all times through November 16, 2001, the Company will not have any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire any stock of the Company which, if exercised or converted, would affect Parent’s ability to acquire or retain “control” of the Company. For purposes of this representation letter, “control” with respect to a corporation shall mean ownership of at least (i) 80% of the total combined voting power of all classes of stock entitled to vote and (ii) 80% of the total number of shares of each other class of stock of the corporation.

11.
To the knowledge of the Company, except for the Purchased and Sold Company Shares (as defined below), neither Parent nor any corporation related to Parent own, or have owned during the past five years, any shares of Company Common Stock or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities issued by the Company.

For purposes of this representation, the term “Purchased and Sold Company Shares” means approximately [300,000] shares of Company Common Stock purchased by the Parent on the open market from unrelated persons on or about April     , 2000 and unconditionally sold by the Parent on the open market to unrelated persons on or about April     , 2000 and prior to the most recent negotiations which commenced in July 2000 with respect to the Merger with the Company or the Company’s shareholders.

12.
The Company has no plan or intention to issue any additional shares of stock that would cause Parent to own less than (i) 80% of the total combined voting power of all classes of Company stock entitled to vote or (ii) 80% of each other class of stock of the Company.

13.
To the knowledge of the Company, there is no plan or intention on the part of holders of the Company Common Stock to sell, exchange or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Parent, the Company or any person related to Parent or the Company, directly or indirectly (including through partnerships or through third parties in connection with a plan to so transfer ownership), of any shares of Parent Common Stock (other than fractional Shares of Parent Common Stock for which holders of Company Common Stock receive cash in the Merger).

14.
To the knowledge of the Company, Parent has no present plan or intention, and will have no plan or intention on or before November 16, 2001, to (i) liquidate the Company, (ii) merge the Company with or into another corporation, (iii) sell or otherwise dispose of the stock of the Company, except for transfers after November 16, 2001 (including successive transfers) of such stock to corporations controlled by the transferor, or (iv) cause the Company to sell or otherwise dispose of any of its assets, except for (x) dispositions in the ordinary course of its business, (y) transfers (including successive transfers) of assets to one or more corporations controlled in each transfer by the transferor, or (z) arm’s length dispositions to persons not related to Parent other than dispositions which would result in Parent ceasing to use a significant portion of the Company’s historic business assets in a business.

15.
Except as specified below, Parent, Merger Sub, the Company and the stockholders of the Company will pay their respective expenses, if any, incurred in connection with or as part of the Merger, and in connection with Warrants and the exercise of Warrants, or any related transactions. However, to the extent any expenses related to the Merger or the Warrants will be funded directly or indirectly by a party other than the incurring party, such expenses will be solely and directly related to the Merger or the Warrants, and will not include (i) expenses incurred for investment or estate planning advice to stockholders or Warrant holders or (ii) expenses incurred by an individual stockholder or Warrant holder or group of stockholders or Warrant holders for legal, accounting or investment advice or counsel relating to the Merger, the Warrants or the exercise of Warrants. The Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock or Warrants in connection with or as part of the Merger, the exercise of Warrants or any related transactions; provided that all liability for transfer taxes incurred by a holder of Company Common Stock or Warrants will be paid by the Company or stockholders or Warrant holders of the Company and in no event by Parent or a related person, directly or indirectly.

16.
To the knowledge of the Company, Parent will neither (i) assume any liabilities of the stockholders of the Company in the Merger or of any Warrant holder nor (ii) take subject to any liabilities any 1 Company Common Stock acquired in the Merger or on the exercise of any Warrant. Furthermore, to the knowledge of the Company, there is no plan or intention for Parent to assume any liabilities of the Company.

17.
As of the date hereof, the only capital stock of the Company issued and outstanding is Company Common Stock and the only rights to acquire Company Common Stock are provided for in the Options and the Warrants. Since the date of the Merger Agreement the Company has not issued any additional shares of Company Common Stock or rights to acquire Company Common Stock.

18.
At the Effective Time and at all times through November 16, 2001, the Company will be conducting the Company’s historic business or using a significant portion of the Company’s historic business assets in a business.

19.
Less than 50% of the total voting power and the total value of the outstanding stock of Parent will be received directly, indirectly or constructively (after applying the attribution and constructive ownership rules set forth in Treasury regulations section 1.367(a)-3(c)) in the Merger and upon exercise of the Warrants, in the aggregate, by stockholders and Warrant holders of the Company who are “United States persons” within the meaning of section 7701(a)(30) of the Code. For purposes of this representation, persons who exchange shares of their Company Common Stock for Parent Common Stock pursuant to the Merger or receive Parent Common Stock upon exercise of the Warrants will be presumed to be United States persons unless the Company (i) obtains ownership statements from such persons certifying that they are not United States persons and (ii) the Company attaches to its timely filed consolidated U.S. federal income tax return for the taxable year ending on the Closing Date, a statement titled “Section 367(a)—Compilation of Ownership Statements under Treasury regulations section 1. 367(a)-3(c)”, signed, under penalties of perjury by an officer of the Company, that sets forth all of the information required to be disclosed under Treasury regulations section 1.367(a)-3(c)(7).

20.
Immediately after the Merger and immediately after November 16, 2001, based on agreements with officers, directors and 5% shareholders of the Company, less than 50% of the total voting power and the total value of all of the outstanding stock of Parent will be owned directly, indirectly or constructively (after applying the attribution and constructive ownership rules set forth in Treasury regulations section 1.367(a)-3(c)), by United States persons who are either officers or directors of the Company, or who own, immediately prior to the Effective Time, 5% or more of the total voting power or the total value of the outstanding stock of the Company (a “5% shareholder of the Company”). For purposes of this representation, all officers, directors and 5% shareholders of the Company will be presumed to be United States Persons unless the Company obtains ownership statements from such persons and timely files the statement described immediately above.

21.
To the best knowledge of the Company, (A) Parent (or any qualified subsidiary as defined in Treasury regulations section 1.367(a)-3(c)(5)(vii) or any qualified partnership as defined in Treasury regulations section 1.367(a)-3(c)(5)(viii) is, or has been, engaged in the active conduct of a trade or business outside the United States, within the meaning of Treasury regulations section 1.367(a)-2T(b)(2) and (3), for the entire 36-month period before the Merger. Neither the holders of Company Common Stock nor Parent (and, if applicable, the qualified subsidiary or qualified partnership engaged in the active trade or business) have the intention to dispose of or discontinue such trade or business and (B) Parent will satisfy the “substantiality test” described in Treasury regulations section 1.367(a)-3(c)(3)(iii) at the Effective Time.

22.
The Company will not (i) elect, or have in effect an election, to be treated as a “regulated investment company” or as a “real estate investment trust” or file any tax return consistent with such treatment or (ii) be an “investment company” as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

23.
At the Effective Time and at all times through November 16, 2001, the Company will not be under the jurisdiction of a court in a “Title 11 or similar case.” For purposes of the foregoing, a “Title 11 or similar case” means a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

24.	As of the Effective Time and at all times through November 16, 2001, the fair market value of the assets of the Company will exceed its liabilities.

25.
None of the compensation to be received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of the Company Common Stock; none of the Parent Common Stock to be received by any stockholder-employees of the Company in connection with the Merger and/or exercise of the Warrants will be separate consideration for, or allocable to, any employment, consulting or similar agreement, although some stockholder/employees will exchange Company Common Stock they received upon exercise of Company options for Parent ADSs or Parent Shares; and the compensation paid to any stockholder-employees of the Company will be for services actually rendered (or to be rendered).

26.
The Company is not currently, and during the five years preceding the Effective Time and November 16, 2001 will not have been, a “United States real property holding corporation.” For purposes of the foregoing, a United States real property holding corporation means a corporation in which the fair market value of its United States real property interests equals or exceeds fifty percent of the fair market value of (i) its United States real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets which are used or held for use in a trade or business.

27.
The Merger Agreement, the documents described in the Merger Agreement, including the Company Warrant Agreement and the supplemental warrant agreement, the Proxy Statement, and the Form F-4 Registration Statement represent the entire understanding between or among (i) Parent and its subsidiaries and (ii) the Company and its subsidiaries and, to the knowledge of the Company, between or among such entities and the affiliates and stockholders of Parent and the Company with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement, the Proxy Statement and the Form F-4 Registration Statement.

28.	The Company has not distributed the stock of a “controlled corporation” as defined in section 355(a) of the Code in a transaction subject to section 355 of the Code within the past two years.

29.
The Company will not take any position on any federal, state, or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger and the exercise of the Warrants as a reorganization within the meaning of section 368(a) of the Code or with any of the foregoing representations, unless otherwise required by a final judgment, decree or other order which addresses the Merger and the exercise of the Warrants by a court of competent jurisdiction, or by applicable state or local income or franchise tax law (and then only to the extent required by such applicable law) .

30.	The undersigned is authorized to make all the representations set forth herein on behalf of Company.

          We understand that Cadwalader, Wickersham & Taft will rely, without further inquiry, on this representation letter in rendering its opinion as to certain United States federal income tax consequences of the Merger and the exercise of the Warrants. We acknowledge that your opinion (i) will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, including the Company Warrant Agreement and supplemental warrant agreement, and (ii) will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects. The certifications and representations contained herein shall survive the Effective Time (as defined in the Merger Agreement) and shall remain in effect, notwithstanding anything to the contrary contained in the Merger Agreement. We will promptly and timely inform you if, after signing this representation letter, we have reason to believe that any of the facts described herein or any of the representations made in this representation letter are or have become untrue, incorrect or incomplete in any respect.

           We acknowledge that your opinion will not address any tax consequences of the Merger and the exercise of the Warrants or any action taken in connection therewith except as expressly set forth in such opinion.

Very truly yours,

Vialog Corporation

By:
Title:

EXHIBIT E

VOTING AGREEMENT

[See Annex C to this Proxy Statement / Prospectus]
ANNEX B

LEHMAN BROTHERS

October 1, 2000
Board of Directors
Vialog Corporation
32 Crosby Drive
Bedford, Massachusetts 01730

Members of the Board:

          We understand that Vialog Corporation, a U.S. corporation (“Vialog or the Company”), intends to enter into an agreement with Genesys SA, a French corporation, (“Genesys”) pursuant to which the Company will be merged with a wholly-owned subsidiary of Genesys and each issued and outstanding share of common stock of the Company will be converted into 0.5126 American Depository Shares of Genesys (the “Exchange Ratio”), which in the aggregate will represent 21.6% of the equity of the combined company on a fully diluted basis (the “Proposed Transaction”). The Exchange Ratio is subject to a two-step collar structure (“Collar Structure”), such that the Exchange Ratio is fixed to the extent that the Genesys share price at closing of the Proposed Transaction, as expressed in U.S. dollars, neither appreciates nor depreciates more than 15% from the Genesys share price at signing. If Genesys’ share price does move more than 15% up or down, then from that point through the next 20% movement in Genesys’ share price, the Exchange Ratio will become floating to fix the dollar value to be received by Vialog stockholders. If Genesys’ share price prior to closing of the Proposed Transaction is more than 35% lower than the Genesys share price at signing, Vialog will have the right to terminate the Proposed Transaction, subject to Genesys’ right to top up the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated October 1, 2000 (“Agreement”) by and among the Company, Genesys, and ABCD Merger Corp.

          We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

          In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, including without limitation the Collar Structure, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including projections prepared by management of the Company for the period through December 31, 2005, (4) a trading history of the Company’s common stock from its initial public offering to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) publicly available information concerning Genesys that we believe to be relevant to our analysis, (7) financial and operating information with respect to the business, operations and prospects of Genesys furnished to us by Genesys, including projections prepared by management of Genesys for the period through December 31, 2004, (8) a trading history of Genesys’ common stock from its initial public offering to the present and a comparison of that trading history with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of Genesys with those of other companies that we deemed relevant, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (11) the potential pro forma effect of the Proposed Transaction on the future financial performance of Genesys, including the cost savings, operating synergies and strategic benefits which management of the Company, has estimated will result from a combination of the businesses of the Company and Genesys (the “Expected Synergies”), (12) the relative contribution of the Company and Genesys to the future financial performance of the combined company on a pro forma basis, and (13) the current and projected financing needs of the Company to fund its operating and capital requirements (both to meet short-term liquidity requirements and in connection with the long-term execution of its business plan) and the Company’s current cash flow forecast and limited cash position and the potential alternatives available to the Company to fund its operating and capital requirements. In addition, we have had discussions with the managements of the Company and Genesys concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

          In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such projections in performing our analysis. In addition, for purposes of our analysis, based on the historical performance of the Company and the competitive environment of the industry, we also have considered more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. With respect to the financial projections of Genesys, upon advice of Genesys we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Genesys as to the future financial performance of Genesys and that Genesys will perform substantially in accordance with such projections. In addition, based on the competitive environment of the industry in the United States, we also have considered more conservative assumptions and estimates which resulted in certain adjustments to the projections of Genesys used by us in performing our analysis. With respect to the Expected Synergies, upon the advice of the Company, we have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business or an equity investment in the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

          Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

          We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

          This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/S / LEHMAN BROTHERS

ANNEX C

FORM OF VOTING AGREEMENT

          VOTING AGREEMENT, dated as of October 1, 2000 (this “Agreement”), between GENESYS SA, a corporation ( societé anonym) organized under the laws of France (“Parent”), and certain shareholders of Patriot Corporation, a Massachusetts corporation (the “Company”), as set forth on Annex A hereto (collectively, the “Individual Shareholders”).

WITNESSETH:

          WHEREAS, Parent, ABCD Merger Sub, a Massachusetts corporation and a wholly owned subsidiary of Parent (“ Merger Sub”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for, among other things, the merger of Merger Sub with and into the Company (the “Merger”);

          WHEREAS, certain shareholders of the Company own such number of shares of common stock, $ .01 par value, of the Company (“Common Stock”) as is set forth on Annex A hereto; and

          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Individual Shareholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Individual Shareholder has agreed, to enter into this Agreement with respect to all shares of Common Stock now owned and which may hereafter be acquired by the Individual Shareholders (the “Shares”);

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I
VOTING OF SHARES

          SECTION  1.01.    Vote in Favor of Merger; Grant of Proxy.

          (a)  During the period commencing on the date hereof and terminating at the Effective Time, each Individual Shareholder, solely in his or her capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all shares of Common Stock currently beneficially owned by such Individual Shareholder (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 thereunder), and all shares of Common Stock of which such Individual Shareholder acquires such beneficial ownership in the future, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval, consent, ratification and adoption of the Merger Agreement and the Merger, and (ii) against any action that would materially impede, interfere with, or discourage the Merger, and, other than the Merger and the transactions contemplated by the Merger Agreement, against any merger, consolidation or other business combination involving the Company, against any recapitalization, reorganization, dissolution or liquidation of the Company and against any extraordinary corporate transaction involving a disposition of 50% or more of the assets of the Company, and against any action that would result in any material breach of representation, warranty, covenant or agreement of the Company under the Merger Agreement; provided, however, that no Individual Shareholder shall have any obligation hereunder if the Board of Directors of the Company has withdrawn, modified or changed its recommendation for approval and adoption of the Merger Agreement and the Merger in accordance with the proviso in Section 5.3(a) of the Merger Agreement.

           (b)  Each Individual Shareholder, solely in his or her capacity as a shareholder of the Company, also hereby constitutes Parent, or any nominee of Parent, with full power of substitution, as such Individual Shareholder’s irrevocable proxy and attorney-in-fact to vote and otherwise act (by written consent or otherwise) with respect to such Individual Shareholder’s shares of Common Stock as indicated in Section 1.01(a) in the event that such Individual Shareholder fails to comply with its obligations under such section. Each Individual Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. To the extent inconsistent with the foregoing provisions of this Section 1.01, each Individual Shareholder hereby revokes any and all previous proxies with respect to any shares of Common Stock that such Individual Shareholder owns or has the right to vote.

          (c)  Notwithstanding anything in this Agreement to the contrary, no Individual Shareholder shall be required to exercise any option or convert any Company security into Common Stock.

          SECTION  1.02.    Action in Shareholder Capacity Only.     Each Individual Shareholder enters into this Agreement solely in his capacity as a beneficial owner of shares of Common Stock and, if he is an officer or director of the Company, nothing herein shall limit or affect any actions taken in his capacity as such officer or director of the Company.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF INDIVIDUAL SHAREHOLDERS

          SECTION  2.01.    Representations, Warranties and Covenants of the Individual Shareholders.    Each of the Individual Shareholders (referred to in this Section 2.01 as “he”) hereby represents and warrants, severally and not jointly, to Parent and Merger Sub solely with respect to himself that:

          (a)  Holdings.    As of the date hereof, he is the lawful beneficial owner (as such term is defined in the Exchange Act and Rule 13d-3 thereunder) of the number of shares of Common Stock set forth after his name on Annex A of this Agreement, free and clear of all encumbrances, and, except as contemplated by this Agreement, he is not a party to any voting trust, shareholder agreement, proxy or other agreement or understanding in effect with respect to the voting of any such shares in connection with the Merger or the transfer of any such shares of Common Stock.

          (b)  Capacity; No Conflict.    He has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Individual Shareholder, and, upon the due authorization, execution and delivery by Parent, this Agreement will constitute a legal, valid and binding obligation of such Individual Shareholder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which such Individual Shareholder or such Individual Shareholder’s properties or assets is a party or is bound, except for such conflict, violation or default which, individually or in the aggregate, would not have a material adverse effect on such Individual Shareholder’s ability to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental body, agency, official or authority is required by or with respect to such Individual Shareholder in connection with the execution and delivery of this Agreement by such Individual Shareholder or the consummation by such Individual Shareholder of the transactions contemplated hereby, except for (i) any filings as may be required under applicable U.S. or state securities laws and the securities laws of any foreign country and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

           (c)  Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Individual Shareholder or any of his affiliates, threatened against such Individual Shareholder or any of his affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on his ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Individual Shareholder or any of his affiliates or, to the knowledge of such Individual Shareholder or any of his affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on such Individual Shareholder’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

          Parent hereby represents and warrants to the Individual Shareholders as follows:

          SECTION  3.01.    Authority Relative to This Agreement.     Parent is a corporation duly incorporated and validly existing under the laws of France. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Parent and, upon the due authorization, execution and delivery by the Individual Shareholders, will constitute a valid and binding agreement of Parent enforceable against Parent in accordance with its terms.

          SECTION  3.02.    No Conflict; Required Filings and Consents.

          (a)  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and the performance of its obligations hereunder require no action by or in respect of, or filing with, any governmental body, agency, official or authority, whether federal, state, multinational (including, but not limited to the European Community), provincial, municipal, domestic or foreign, (insofar as such action or filing relates to Parent) other than (i) compliance with any applicable requirements of the HSR Act, the EC Merger Regulations, any foreign laws regulating competition or antitrust, or the Exchange Act, (ii) approvals and authorizations of self-regulatory and governmental organizations in the securities and commodities fields, and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby and the performance of its obligations hereunder.

          (b)  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of Parent, (ii) assuming receipt of or compliance with all matters referred to in Section 3.02(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any license, franchise, permit or other similar authorization held by Parent, other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the performance of its obligations hereunder.

ARTICLE IV
MISCELLANEOUS

          SECTION  4.01.    Amendment; No Waiver.

          (a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Individual Shareholder and Parent or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION  4.02.    Fees and Expenses.    Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          SECTION  4.03.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, facsimile, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses as specified in Annex B hereto.

          SECTION  4.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION  4.05.    Assignment; Binding Effect; Benefit.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto.

          SECTION  4.06.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the parties hereto would not have an adequate remedy at law for money damages in such event and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION  4.07.    Governing Law; Submission to Jurisdiction.

          (a)  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts as applied to contracts executed and to be performed entirely in such state.

          (b)  Each of the parties hereto irrevocably agrees that any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts of each such court), and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any proceeding relating to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to lawfully serve process subject to this Section 4.07(b), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any suit, action or proceeding may be served on any party within or without the jurisdiction of any of the aforesaid courts. Without limiting the foregoing, each party agrees that the service of process on it by notice as provided in Section 4.03 shall be deemed effective service of process.

          SECTION  4.08.    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement pursuant to the terms thereof.

          SECTION  4.09.  Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION  4.10.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION  4.11.    Entire Agreement.    This Agreement and, to the extent referred to herein, the Merger Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect thereto; provided, however, that any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by themselves, as individuals, or by their respective officers thereunto duly authorized.

GENESYS SA

By:

Name: Francois Legros
Title: Chairman of the Board and Chief Executive Officer

By:

Name:
Title:

By:

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